EXHIBIT 10.1

CREDIT AGREEMENT

Dated as of December 8, 2016,

among

MEDPACE ACQUISITION, INC.,
as Parent,

MEDPACE INTERMEDIATECO, INC.,
as Borrower,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent and L/C Issuer,

PNC BANK, NATIONAL ASSOCIATION,

as Lender, Swingline Lender and L/C Issuer,

The other Lenders party hereto,

PNC BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

and

BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A.,

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC,
PNC CAPITAL MARKETS LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED, and
JPMORGAN CHASE BANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

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Page

ARTICLE I	Definitions and Accounting Terms1
Section 1.01	Defined Terms1
Section 1.02	Other Interpretive Provisions55
Section 1.03	Accounting Terms56
Section 1.04	Rounding56
Section 1.05	References to Agreements and Laws56
Section 1.06	Times of Day57
Section 1.07	Timing of Payment or Performance57
Section 1.08	Currency Equivalents Generally57
Section 1.09	Change in Currency57
Section 1.10	Letter of Credit Amounts58
Section 1.11	Pro Forma Calculations58
Section 1.12	Calculation of Baskets58
Section 1.13	No Personal Liability59
ARTICLE II	THE COMMITMENTS AND CREDIT EXTENSIONS59
Section 2.01	The Loans59
Section 2.02	Borrowings, Conversions and Continuations of Loans60
Section 2.03	Letters of Credit62
Section 2.04	Swingline Loans71
Section 2.05	Prepayments73
Section 2.06	Termination or Reduction of Commitments78
Section 2.07	Repayment of Loans79
Section 2.08	Interest80
Section 2.09	Fees81
Section 2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate82
Section 2.11	Evidence of Indebtedness82
Section 2.12	Payments Generally; Administrative Agent’s Clawback83
Section 2.13	Sharing of Payments85
Section 2.14	Incremental Facilities85
Section 2.15	New Incremental Notes90
Section 2.16	Cash Collateral91
Section 2.17	Defaulting Lenders92
Section 2.18	Specified Refinancing Debt94
Section 2.19	Extensions of Term Loans and Revolving Credit Commitments96
ARTICLE III	TAXES, CURRENCY EQUIVALENTS, INCREASED COSTS PROTECTION AND ILLEGALITY99
Section 3.01	Taxes99
Section 3.02	Currency Equivalents103
Section 3.03	Illegality103
Section 3.04	Inability to Determine Rates104
Section 3.05	Increased Cost and Reduced Return; Capital Adequacy105
Section 3.06	Funding Losses106
Section 3.07	Matters Applicable to All Requests for Compensation107
Section 3.08	Replacement of Lenders under Certain Circumstances108

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ARTICLE IV	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS110
Section 4.01	Conditions to the Initial Credit Extension on the Closing Date110
Section 4.02	Conditions to All Credit Extensions112
ARTICLE V	REPRESENTATIONS AND WARRANTIES113
Section 5.01	Existence, Qualification and Power; Compliance with Laws113
Section 5.02	Authorization; No Contravention113
Section 5.03	Governmental Authorization; Other Consents113
Section 5.04	Binding Effect114
Section 5.05	Financial Statements; No Material Adverse Effect114
Section 5.06	Litigation114
Section 5.07	Use of Proceeds114
Section 5.08	Ownership of Property; Liens115
Section 5.09	Environmental Compliance115
Section 5.10	Taxes115
Section 5.11	Employee Benefits Plans; Labor Matters116
Section 5.12	Subsidiaries; Equity Interests117
Section 5.13	Margin Regulations; Investment Company Act117
Section 5.14	Disclosure117
Section 5.15	Compliance with Laws117
Section 5.16	Intellectual Property; Licenses, etc118
Section 5.17	Solvency118
Section 5.18	Perfection, etc118
Section 5.19	Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions118
Section 5.20	EEA Financial Institutions119
ARTICLE VI	AFFIRMATIVE COVENANTS119
Section 6.01	Financial Statements119
Section 6.02	Certificates; Other Information120
Section 6.03	Notices122
Section 6.04	Payment of Taxes123
Section 6.05	Preservation of Existence, etc123
Section 6.06	Maintenance of Properties123
Section 6.07	Maintenance of Insurance123
Section 6.08	Compliance with Laws124
Section 6.09	Books and Records124
Section 6.10	Inspection Rights124
Section 6.11	Use of Proceeds124
Section 6.12	Covenant to Guarantee Obligations and Give Security124
Section 6.13	Compliance with Environmental Laws126
Section 6.14	Further Assurances126
Section 6.15	Post-Closing Undertakings126
ARTICLE VII	NEGATIVE COVENANTS126
Section 7.01	Liens127
Section 7.02	Investments131
Section 7.03	Indebtedness135

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Section 7.04	Fundamental Changes137
Section 7.05	Dispositions138
Section 7.06	Restricted Payments140
Section 7.07	Change in Nature of Business143
Section 7.08	Transactions with Affiliates143
Section 7.09	Burdensome Agreements145
Section 7.10	Financial Covenants147
Section 7.11	Accounting Changes147
Section 7.12	Prepayments, etc147
Section 7.13	Use of Proceeds148
Section 7.14	Holding Company148
ARTICLE VIII	EVENTS OF DEFAULT AND REMEDIES150
Section 8.01	Events of Default150
Section 8.02	Remedies Upon Event of Default152
Section 8.03	Application of Funds152
ARTICLE IX	ADMINISTRATIVE AGENT AND OTHER AGENTS154
Section 9.01	Appointment and Authorization of Agents154
Section 9.02	Delegation of Duties155
Section 9.03	Liability of Agents156
Section 9.04	Reliance by Agents157
Section 9.05	Notice of Default157
Section 9.06	Credit Decision; Disclosure of Information by Agents158
Section 9.07	Indemnification of Agents158
Section 9.08	Agents in their Individual Capacities159
Section 9.09	Successor Agents159
Section 9.10	Administrative Agent May File Proofs of Claim160
Section 9.11	Collateral and Guaranty Matters161
Section 9.12	Other Agents; Arranger and Managers162
Section 9.13	Secured Cash Management Agreements and Secured Hedge Agreements162
Section 9.14	Appointment of Supplemental Agents162
Section 9.15	Intercreditor Agreement163
Section 9.16	Withholding Tax163
ARTICLE X	MISCELLANEOUS164
Section 10.01	Amendments, etc164
Section 10.02	Notices; Electronic Communications166
Section 10.03	No Waiver; Cumulative Remedies; Enforcement168
Section 10.04	Expenses and Taxes169
Section 10.05	Indemnification by the Borrower169
Section 10.06	Payments Set Aside171
Section 10.07	Successors and Assigns171
Section 10.08	Confidentiality177
Section 10.09	Setoff178
Section 10.10	Interest Rate Limitation179
Section 10.11	Counterparts179

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Section 10.12	Integration; Effectiveness179
Section 10.13	Survival of Representations and Warranties180
Section 10.14	Severability180
Section 10.15	Governing Law; Jurisdiction; etc180
Section 10.16	SERVICE OF PROCESS181
Section 10.17	WAIVER OF RIGHT TO TRIAL BY JURY181
Section 10.18	Binding Effect181
Section 10.19	No Advisory or Fiduciary Responsibility182
Section 10.20	Affiliate Activities182
Section 10.21	Electronic Execution of Assignments and Certain Other Documents183
Section 10.22	USA PATRIOT ACT183
Section 10.23	Judgment Currency183
Section 10.24	Acknowledgement and Consent to Bail-In of EEA Financial Institutions183

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SCHEDULES

1--Subsidiary Guarantors

1.01(e)--Contracts Prohibiting Subsidiary Guarantees

2.01--Commitments and Pro Rata Shares

2.03--Existing Letters of Credit

4.01(a)(ii)--Closing Security Documents

5.12--Subsidiaries and Other Equity Investments

5.16--Intellectual Property Matters

6.15--Post-Closing Undertakings

7.01--Existing Liens

7.02--Existing Investments

7.03--Existing Indebtedness

7.08--Transactions with Affiliates

7.09--Burdensome Agreements

10.02--Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A-1--Committed Loan Notice

A-2--Request for L/C Credit Extension

A-3--Swingline Loan Notice

B-1--Term Note

B-2--Revolving Credit Note

B-3--Swingline Note

C--Compliance Certificate

D--Assignment and Assumption

E--Guaranty

F-1--Security Agreement

F-2--Pledge Agreement

G--Intercompany Subordination Agreement

H--Solvency Certificate

I-1--U.S. Tax Compliance Certificate

I-2--U.S. Tax Compliance Certificate

I-3--U.S. Tax Compliance Certificate

I-4--U.S. Tax Compliance Certificate

J--Optional Prepayment of Loans

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This CREDIT AGREEMENT (this “Agreement”) is entered into as of December 8, 2016, among Medpace IntermediateCo, Inc., a Delaware corporation (the “Borrower”), Medpace Acquisition, Inc., a Delaware corporation (“Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), PNC Bank, National Association, as Swingline Lender and L/C Issuer and Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer.

PRELIMINARY STATEMENTS

WHEREAS, to fund the repayment of certain outstanding Indebtedness of the Borrower and its Subsidiaries and certain other permitted uses, the Borrower has requested that the Lenders enter into this Agreement to extend credit in the form of Term Loans on the Closing Date, in an aggregate principal amount not in excess of $165,000,000.

WHEREAS, to fund the working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries, the Borrower has requested that the Lenders extend Revolving Credit Loans at any time and from time to time prior to the Original Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $150,000,000.

WHEREAS, the Borrower has requested that the Swingline Lender make Swingline Loans, at any time and from time to time after the Closing Date and prior to the Original Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of the Swingline Sublimit.

WHEREAS, the Borrower has requested that the L/C Issuers issue letters of credit, in an aggregate face amount at any time outstanding not in excess of the Letter of Credit Sublimit, to support certain payment obligations incurred by the Borrower and its Restricted Subsidiaries.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

Section 1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Rate Borrowing for any Interest Period, an interest rate per annum equal to (a) with respect to any Eurocurrency Rate Borrowing denominated in Dollars, the Eurocurrency Rate based on clause (a) of the definition of “Eurocurrency Rate” with respect to Dollars for such Interest Period, multiplied by the Statutory Reserve Rate, (b) with respect to any Eurocurrency Rate Borrowing denominated in Euros, the Eurocurrency Rate based on clause (b) of the definition of “Eurocurrency Rate” with respect to Euros for such Interest Period, and (c) with respect to any Eurocurrency Rate Borrowing denominated in any Alternative Currency other than Euros, the Eurocurrency Rate based on clause (c) of the definition of “Eurocurrency Rate” with respect to such other Alternative Currency for such Interest Period.  The Adjusted Eurocurrency Rate for any Eurocurrency Rate Borrowing that includes the Statutory Reserve Rate as a component of the calculation will be adjusted automatically with respect to all such Eurocurrency Rate Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” means Wells Fargo Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent permitted by the terms hereof.

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“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agents” means, collectively, the Administrative Agent, the Arrangers, the Co-Documentation Agents, the Syndication Agent and the Supplemental Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.23.

“Alternative Currency” means Euros, Pounds Sterling and any other currency agreed to by the Administrative Agent and the Borrower and (a) in the case of any Revolving Credit Loan denominated in an Alternative Currency, each Revolving Credit Lender and (b) in the case of any Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer and each Revolving Credit Lender; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted, able to be converted into Dollars and available in the London interbank deposit market.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Revolving Credit Commitments and $50,000,000.  The Alternative Currency Sublimit is a part of, and not in addition to, the Revolving Credit Commitments.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption (including the United States Foreign Corrupt Practices Act of 1977).

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower and its Subsidiaries from time to time related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Commitment Fee” means a percentage per annum equal to (a) from the Closing Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(b) in respect of the first full fiscal quarter ending after the Closing Date, 0.375% per annum, and (b) thereafter, for any day, the applicable percentage per annum set forth below, as determined by reference to the Total Net Leverage Ratio, as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) prior to such day (or if such day is not a Business Day, prior to the Business Day immediately preceding such day):

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Pricing Level	Total Net Leverage	Applicable Commitment Fee rate per annum
1	< 3.00:1.00	0.375%
2	≥ 3.00:1.00	0.500%

Any increase or decrease in the Applicable Commitment Fee resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that “Pricing Level 2” shall apply without regard to the Total Net Leverage Ratio at any time after the date on which any annual or quarterly financial statement was required to have been delivered pursuant to Section 6.01(a) or Section 6.01(b) but was not delivered (or the Compliance Certificate related to such financial statement was required to have been delivered pursuant to Section 6.02(b) but was not delivered), commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date on which such financial statement (or, if later, the Compliance Certificate related to such financial statement) is delivered and indicates that “Pricing Level 1” shall apply.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Commitment Fee for any period shall be subject to the provisions of Section 2.10.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Total Net Leverage Ratio set forth in any Compliance Certificate delivered for any period is inaccurate for any reason and the result thereof is that the respective Lenders received payments for any period based on an Applicable Commitment Fee that is less than that which would have been applicable had the Total Net Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Commitment Fee” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Net Leverage Ratio for such period, and any shortfall in the payments theretofore paid by the Borrower for the relevant period as a result of the miscalculation of the Total Net Leverage Ratio shall be due and payable within three Business Days after the Borrower obtains knowledge (including by way of notification thereof from the Administrative Agent or the Required Lenders) that the Total Net Leverage Ratio was inaccurately computed; provided, however, if an Event of Default under Section 8.01(f) or (g) then exists, such payments shall be deemed to have been due and payable under the relevant provisions at the time the payments for such period were required to have been paid pursuant to said provisions on the same basis as if the Total Net Leverage Ratio had been accurately set forth in such Compliance Certificate (together with all amounts owing as default interest). Upon the payment in full of any accrued additional payments pursuant to this paragraph, any Default or Event of Default that may have arisen solely as a result of the Compliance Certificate miscalculating the Total Net Leverage Ratio for purposes of calculating the Applicable Commitment Fee (but not for purposes of calculating the Total Net Leverage Ratio under Section 7.10 or any other Section of this Agreement or as a result of any other inaccuracy or misrepresentation set forth in such Compliance Certificate) shall be deemed cured.

“Applicable Rate” means a percentage per annum equal to, with respect to the Initial Term Loans and Revolving Credit Loans (a) from the Closing Date until the first Business Day that immediately follows the date on which a Compliance Certificate is delivered pursuant to Section 6.02(b) in respect of the first full fiscal quarter ending after the Closing Date, 1.50% per annum for Eurocurrency Rate Loans and Letter of Credit fees, and 0.50% per annum for Base Rate Loans, and (b) thereafter, for any day, the applicable percentage per annum set forth below, as determined by reference to the Total Net Leverage Ratio, as set forth in the then most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) prior to such day (or if such day is not a Business Day, prior to the Business Day immediately preceding such day):

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Applicable Rate
Pricing Level	Total Net Leverage Ratio	Eurocurrency Rate Loans / Letter of Credit fees	Base Rate Loans
1	< 1.50:1.00	1.25%	0.25%
2	≥ 1.50:1.00 but < 2.25:1.00	1.50%	0.50%
3	≥ 2.25:1.00 but < 3.00:1.00	1.75%	0.75%
4	≥ 3.00:1.00 but < 3.75:1.00	2.00%	1.00%
5	≥ 3.75:1.00	2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that “Pricing Level 5” shall apply without regard to the Total Net Leverage Ratio at any time after the date on which any annual or quarterly financial statement was required to have been delivered pursuant to Section 6.01(a) or Section 6.01(b) but was not delivered (or the Compliance Certificate related to such financial statement was required to have been delivered pursuant to Section 6.02(b) but was not delivered), commencing with the first Business Day immediately following such date and continuing until the first Business Day immediately following the date on which such financial statement (or, if later, the Compliance Certificate related to such financial statement) is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Total Net Leverage Ratio set forth in any Compliance Certificate delivered for any period is inaccurate for any reason and the result thereof is that the respective Lenders received interest or Letter of Credit fees for any period based on an Applicable Rate that is less than that which would have been applicable had the Total Net Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Rate” for any day occurring within the period covered by such Compliance Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total Net Leverage Ratio for such period, and any shortfall in the interest or Letter of Credit fees theretofore paid by the Borrower for the relevant period as a result of the miscalculation of the Total Net Leverage Ratio shall be due and payable within three Business Days after the Borrower obtains knowledge (including by way of notification thereof from the Administrative Agent or the Required Lenders) that the Total Net Leverage Ratio was inaccurately computed; provided, however, if an Event of Default under Section 8.01(f) or (g) then exists, such interest and Letter of Credit fees shall be deemed to have been due and payable under the relevant provisions at the time the interest or Letter of Credit fees for such period was required to have been paid pursuant to said provisions on the same basis as if the Total Net Leverage Ratio had been accurately set forth in such Compliance Certificate (together with all amounts owing as default interest).  Upon the payment in full of any accrued additional interest and Letter of Credit fees pursuant to this paragraph, any Default or Event of Default that may have arisen solely as a result of the Compliance Certificate miscalculating the Total Net Leverage Ratio for purposes of calculating the Applicable Rates (but not for purposes of calculating the Total Net Leverage Ratio under Section 7.10 or any other Section of this Agreement or as a result of any other inaccuracy or misrepresentation set forth in such Compliance Certificate) shall be deemed cured.

“Appropriate Lender” means, at any time, (a) with respect to any Term Facility or Revolving Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan with respect to such Term Facility or a Revolving Credit Loan with respect to such Revolving Facility, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if

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any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders, and (c) with respect to the Swingline Facility, (i) the Swingline Lender and (ii) if any Swingline Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Bank” has the meaning specified in clause (d) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means each of Wells Fargo Securities, LLC, PNC Capital Markets LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and JPMorgan Chase Bank, N.A.

“Assignee Group” means two or more Lenders or Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed or advised by the same investment advisor or manager or by an Affiliate of such investment advisor or manager.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D, or otherwise in form and substance reasonably acceptable to the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Available Revolving Credit Commitment” means, in respect of any Revolving Facility, a Lender’s Revolving Credit Commitment in respect of such Revolving Facility minus the Dollar Amount of its participation in any Revolving Credit Outstandings under such Facility.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate on such day plus 1/2 of 1%, (b) the Prime Lending Rate on such day and (c) the Adjusted Eurocurrency Rate for Loans denominated in Dollars published on such day (or if such day is not a Business Day the next previous Business Day) for an Interest Period of one month plus 1%.  Any change in the Base Rate due to a change in the Federal Funds Rate, the Prime Lending Rate or the Adjusted Eurocurrency Rate shall be effective as of the opening of business on the effective day of such change in the Federal Funds Rate, Prime Lending Rate or the Adjusted Eurocurrency Rate, as the case may be.

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“Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swingline Borrowing or a Term Borrowing, as the context may require.

“Business Day” means: (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Loans denominated in Dollars is located; and (b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan or Letter of Credit denominated in:

(i)Dollars, any fundings, settlements, payments and disbursements in Dollars in respect of any such Eurocurrency Rate Loan or Letter of Credit, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan or Letter of Credit, means any such day described in clause (a) above that is also a London Banking Day;

(ii)an Alternative Currency other than Euros, any fundings, settlements, payments and disbursements in such Alternative Currency, or any other dealings in such Alternative Currency to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan or Letter of Credit, means any such day described in clause (a) above which is also a day on which dealings in deposits in such Alternative Currency are conducted by and between banks in the London interbank market and (other than any date that relates to any interest rate setting in respect of such Alternative Currency) any such day on which banks are open for foreign exchange business in the principal financial center of the country of such Alternative Currency; and

(iii)Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Eurocurrency Rate Loan or Letter of Credit, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan or Letter of Credit, means any such day described in clause (a) above that is also a TARGET Day.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date that are recharacterized as Capitalized Leases due to a change in GAAP after the Closing Date shall not be treated as Capitalized Leases for any purpose under this Agreement, but instead shall be accounted for as if they were operating leases for all purposes under this Agreement as determined under GAAP as in effect on the Closing Date.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, in respect of L/C Obligations or Obligations in respect of Swingline Loans, for the benefit of the Administrative Agent, the Swingline Lender or the applicable L/C Issuer (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances (in the case of L/C Obligations, in the respective currency or currencies in which the applicable L/C Obligations are denominated), if the Administrative Agent, the applicable L/C Issuer or the Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case

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pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer or the Swingline Lender, as applicable (which documents are hereby consented to by the Lenders).  “Cash Collateral” and “Cash Collateralized” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by any member of the Restricted Group:

(a)Euros;

(b)Dollars or Sterling;

(c)readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(d)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any domestic or foreign commercial bank that (i) issues (or the parent of which issues) commercial paper rated at least P-2 (or the then equivalent grade) by Moody’s or at least A-2 (or the then equivalent grade) by S&P and (ii) has combined capital and surplus of at least $250,000,000 (or the equivalent in any other currency as of the date of determination in the case of any non-U.S. banks) (any such bank being an “Approved Bank”), in each case with maturities of not more than 360 days from the date of acquisition thereof;

(e)commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable rate note issued by, or guaranteed by a domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than 270 days from the date of acquisition thereof;

(f)marketable short-term money market and similar funds (including such funds investing a portion of their assets in municipal securities) having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(g)repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $250,000,000 (or the equivalent in any other currency as of the date of determination in the case of any non-U.S. banks) for direct obligations issued by or fully guaranteed or insured by the United States government or any agency or instrumentality of the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(h)Investments, classified in accordance with GAAP as Current Assets of any member of the Restricted Group, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions having capital of at least $250,000,000 (or the equivalent in any other currency as of the date of determination in the case of any non-U.S. banks), and the portfolios of which are limited such that at least 95% of

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such investments are of the character, quality and maturity described in clauses (c) through (g) above;

(i)investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) described in clauses (c) through (h) above; and

(j)solely with respect to any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in clauses (c) through (i) above customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer, cash pooling and other cash management arrangements to any Loan Party.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender or an Agent or an Affiliate of a Lender or an Agent, (b) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Cash Management Agreement or (c) within 30 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender or an Affiliate of a Lender or an Agent, in each case, in its capacity as a party to such Cash Management Agreement.

“Casualty Event” means any event that gives rise to the receipt by any member of the Restricted Group of any casualty insurance proceeds or condemnation awards or that gives rise to a taking by a Governmental Authority in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means:  (a) for any reason whatsoever Parent shall cease to own, directly, 100% of the Equity Interests of the Borrower; (b) for any reason whatsoever Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower, (c) for any reason whatsoever, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date) other than the Permitted Holders shall beneficially own a percentage of the then outstanding Voting Equity Interests of Holdings that is more than the greater of (i) 35% of the outstanding Voting Equity Interests of Parent and (ii) the percentage of such Voting Equity Interests owned, directly or indirectly, beneficially by the Permitted Holders; or (d) any “Change of Control” (or any comparable term) in any document pertaining to any Refinancing Notes, any New Incremental Notes, any Permitted Additional Debt, or any Permitted Refinancing of any of the foregoing (or successive Permitted Refinancings thereof), in each case with an aggregate outstanding principal amount at the time of determination in excess of $30,000,000.

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“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with such Section 4.01, and on which the Initial Term Loans are advanced, which date shall be December 8, 2016.

“Closing Security Documents” means each of the documents listed on Schedule 4.01(a)(ii).

“Co-Documentation Agents” means each of Bank of America, N.A. and JPMorgan Chase Bank, N.A.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral”, “Pledged Collateral”, “Pledged Assets” or any similar terms referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of (a) the Administrative Agent for the benefit of the Secured Parties and/or (b) the Secured Parties in their capacities as such (or any of them) to the extent required by applicable Law.

“Collateral Documents” means, collectively, the Security Agreements, the other Closing Security Documents, collateral assignments, Security Agreement Supplements, Intellectual Property Security Agreements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 4.01, 6.12, 6.14 or 6.15, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of (a) the Administrative Agent for the benefit of the Secured Parties and/or (b) the Secured Parties in their capacities as such (or any of them) to the extent required by applicable Law.

“Commitment” means a Term Commitment and/or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A‑1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Competitor” means any Person whose primary business is substantially similar or in competition to that carried out by the Restricted Group, which is the business of a contract research organization primarily focused on Phase I-IV clinical development and related activities.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or such other form as may be agreed between the Borrower and the Administrative Agent.

“Consolidated EBITDA” means, as of any date for the applicable period ending on such date with respect to any Person and its Subsidiaries which are the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of:

(a)Consolidated Net Income; plus

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(b)an amount which, in the determination of Consolidated Net Income for such period, has been deducted (and not added back) (or, in the case of amounts pursuant to clause (vii) below, not already included in Consolidated Net Income) for, without duplication,

(i)Consolidated Interest Expense,

(ii)provision for taxes based on income, gross receipts, profits or capital of any member of the Restricted Group, including federal, state, local, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period including (A) penalties and interest related to such taxes or arising from any tax examinations and (B) in respect of repatriated funds (whether imposed on payor or payee and including any dividend distribution taxes),

(iii)depreciation and amortization expense and impairment charges (including amortization of intangible assets (including goodwill) and deferred financing fees or costs, including any deferred financing fees, original issue discount and/or upfront fees paid in connection with the Existing Credit Agreement Refinancing),

(iv)unusual or non-recurring charges, expenses or losses (including accruals and payments for amounts payable (A) under executive employment agreements, severance costs, relocation costs, signing, retention and completion bonuses and (B) losses realized on disposition of property outside of the ordinary course of business),

(v)other non-cash charges, expenses or losses (excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period, or write-off or write-down of reserves with respect to current assets but including (A) any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization and variances), (B) charges recognized in relation to post-retirement benefits as a result of the application of FASB ASC 715 or other charges necessary to adjust the defined benefit pension expense to reflect service cost only, (C) non-cash losses on minority interests owned by any member of the Restricted Group, (D) the non-cash impact of accounting changes or restatements, (E) non-cash fair value adjustments in Investments, and (F) any other non-cash losses and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations) all as determined on a consolidated basis,

(vi)restructuring charges, accruals or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with Permitted Acquisitions after the Closing Date, project start-up costs, costs related to the closure, relocation, reconfiguration and/or consolidation of facilities and costs to relocate employees, integration and transaction costs, retention charges, severance, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges and consulting fees, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits and costs consisting of professional consulting or other fees relating to any of the foregoing,

(vii)the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by the Borrower in good faith

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to be realized (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken by the Borrower or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that (A) in the case of any net cost savings, operating expense reductions, other operating improvements and acquisition synergies, a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02(b), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized within the timeframe set forth in clause (y) below and factually supportable and as determined in good faith by the Borrower and (y) such actions have been taken or are to be taken within 12 months after the consummation of any such action which is expected to result in such cost savings, operating expense reductions, other operating improvements or synergies, (B) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period, (C) projected amounts (that are not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (vii) to the extent occurring more than six full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, operating improvements and synergies, and (D) such cost savings, operating expense reductions, other operating improvements and synergies shall not exceed 15% of Consolidated EBITDA (calculated without giving effect to this clause (vii)),

(viii)non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options and other equity and equity-based interests to employees or other service providers of any member of the Restricted Group pursuant to a written plan or agreement (including expenses arising from the grant of stock and stock options and other equity and equity-based interests prior to the Closing Date) or the treatment of such options and other equity and equity-based interests under variable plan accounting,

(ix)Transaction Costs,

(x)the amount of expenses, if any relating to payments made to holders of stock options or other compensatory equity-based awards in Parent or any other Parent Holding Company in connection with, or as a result of, any distribution being made to equity holders or unit holders of such Person or its direct or indirect parent companies, which payments are being made to compensate such holders of compensatory equity-based awards as though they were shareholders or unit holders at the time entitled to share in such distribution, in each case to the extent permitted by this Agreement,

(xi)any costs or expenses incurred pursuant to any management equity plan or share or unit option plan or any other management or employee benefit plan or agreement or share or unit subscription or shareholder or similar agreement, to the extent such costs or expenses are funded with cash proceeds Not Otherwise Applied of an equity contribution to the capital of Parent, and by Parent to the capital of the Borrower, or the Net Cash Proceeds Not Otherwise Applied of any issuance of Equity Interests (other than Disqualified Equity Interests) of Parent or any other Parent Holding Company, the proceeds of which are contributed to the capital of the Borrower,

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(xii)transaction fees and expenses incurred, or amortization thereof, in connection with, to the extent permitted hereunder, any Investment, any Debt Issuance, any Equity Issuance, any Disposition, any Casualty Event, recapitalization or any amendments or waivers of the Loan Documents and Permitted Refinancings in connection therewith, in each case, whether or not consummated,

(xiii)proceeds from business interruption insurance (to the extent not reflected as revenue or income in Consolidated Net Income and to the extent that the related loss was deducted in the determination of Consolidated Net Income),

(xiv)charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in connection with a Permitted Acquisition or any other acquisition permitted by Section 7.02 or any transaction permitted by Section 7.04 or 7.05, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed to a member of the Restricted Group in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (xiv) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA during the next measurement period),

(xv)Synthetic Lease Obligations, to the extent deducted as an expense in such period,

(xvi)any losses realized upon a Disposition of property outside of the ordinary course of business,

(xvii)cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to clause (c) below for any previous period and not added back,

(xviii)net realized losses relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains from related Swap Contracts (entered into in the ordinary course of business or consistent with past practice)),

(xix)cash expenses relating to earn outs and similar obligations,

(xx)costs incurred prior to the Closing Date associated with the initial public offering of Holdings of its Equity Interests pursuant to the prospectus dated August 10, 2016,

(xxi)costs incurred in connection with any secondary public offering and/or new registrations of Holdings or its Equity Interests, and

(xxii)any loss relating to Swap Contracts (excluding Swap Contracts entered into in the ordinary course of business or consistent with past practice); minus

(c)an amount which, in the determination of Consolidated Net Income, has been included for,

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(i)all non-recurring or unusual gains and non-cash income during such period (including income related to any purchase of Loans by Parent or any of its Subsidiaries),

(ii)other non-cash income or gains, including (A) any non-cash increase in income resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization and variances) and the non-cash portion of “straight line” rent expense, (B) credits recognized in relation to post-retirement benefits as a result of the application of FASB ASC 715 or other credits necessary to adjust the defined benefit pension income to reflect service cost only, (C) non‑cash gains on minority interests owned by any member of the Restricted Group, (D) the non-cash impact of accounting changes or restatements, (E) non-cash fair value adjustments in Investments but excluding (x) accrual of revenue in the ordinary course, (y) any such items in respect of which cash was received in a prior period or will be received in a future period (and, in the case of cash that was received in a prior period, such amounts previously reduced Consolidated Net Income in a prior period (and would not have been required to be added back pursuant to clause (b) of this definition)) or (z) any such items which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required (and where such accrual or reserve previously reduced Consolidated Net Income in a prior period (and would not have been required to be added back pursuant to clause (b) of this definition)), (F) non-cash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by any Parent, member of the Restricted Group or any of their Subsidiaries; and (G) any other non-cash gains and income resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, all as determined on a consolidated basis,

(iii)any gains realized upon the Disposition of property outside of the ordinary course of business,

(iv)the amount of cash received in such period in respect of any non-cash income or gain in a prior period (and such non-cash income or gain previously increased Consolidated Net Income in a prior period (and would not have been required to be deducted pursuant to clause (c)(ii) of this definition)),

(v)net realized gains relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized gains from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized losses from related Swap Contracts (entered into in the ordinary course of business or consistent with past practice)), and

(vi)any gain related to Swap Contracts (excluding Swap Contracts entered into in the ordinary course of business or consistent with past practice).

Notwithstanding anything to the contrary and without duplication of any adjustment provided for in paragraphs (a) to (c) above, to the extent that such amounts were included in the determination of Consolidated Net Income, any calculation of Consolidated EBITDA shall exclude for any period, any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts and (iii) other derivative instruments.

“Consolidated Funded Indebtedness” means, without duplication, all Indebtedness of the type described in clauses (a), (b)(i), (f) and (h) (provided that Indebtedness of the type described in

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clause (h) of the definition thereof shall only be included if it is in respect of Indebtedness described in clause (a), (b)(i) or (f) of the definition thereof) of the definition of “Indebtedness”, of the Restricted Group on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding (i) obligations in respect of letters of credit (including Letters of Credit), except to the extent of unreimbursed amounts thereunder and (ii) Attributable Indebtedness of the type described in clause (b) of the definition of “Attributable Indebtedness”.

“Consolidated Interest Expense” means, for any period, interest expense (including, without limitation, interest expense attributable to Capitalized Leases and all net payment obligations pursuant to Swap Contracts) for such period including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, made (less net amounts, if any, received) pursuant to interest rate Swap Contracts with respect to Indebtedness, (F) amortization or write-off of deferred financing fees (other than, for purposes of the Interest Coverage Ratio, deferred financing fees paid in connection with the Existing Credit Agreement Refinancing), debt issuance costs, commissions, fees and expenses, including commitment, letter of credit and administrative fees and charges with respect to the Facilities and with respect to other Indebtedness permitted to be incurred hereunder and (G) any expensing of bridge, commitment and other financing fees, but excluding total interest expense associated with Synthetic Lease Obligations) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income or gains on such hedging obligations, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), determined on a consolidated basis, without duplication, for the Restricted Group in accordance with GAAP.

“Consolidated Net Income” means, as of any date for the applicable period ending on such date with respect to the Restricted Group on a consolidated basis, net income (excluding, without duplication, (i) extraordinary items, (ii) any amounts attributable to Investments in any Unrestricted Subsidiary or Joint Venture to the extent that such amounts have not been distributed in cash or Cash Equivalents to a member of the Restricted Group during such applicable period; (iii)(x) any net unrealized gains and losses resulting from fair value accounting required by FASB ASC 825 (including as a result of the mark-to-market of obligations of Swap Contracts and other derivative instruments) and (y) any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net unrealized gains and losses from exchange rate fluctuations on intercompany balances and balance sheet items) to the extent included in Consolidated Net Income, (iv) the income (or loss) of any member of the Restricted Group accrued prior to the date it became a member of the Restricted Group or is merged into or consolidated with a member of the Restricted Group (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis), (v) for purposes of calculating Cumulative Credit, either during such period or in respect of any future period, net income of any Restricted Subsidiary (other than a Loan Party) for any period to the extent that, during such period, there exists any encumbrance or restriction on the ability of such Restricted Subsidiary to pay dividends or make any other distributions in cash on the Equity Interests of such Restricted Subsidiary held by such Person and its Subsidiaries that are Restricted Subsidiaries, except to the extent of cash actually distributed during such period to such Person or to a Restricted Subsidiary of such Person that is not itself subject to any such encumbrance or restriction, and (vi) the cumulative effect of a change in accounting principles during such period) as determined in accordance with GAAP.  There shall be

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excluded from Consolidated Net Income for any period the accounting effects of adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and/or the Restricted Subsidiaries), as a result of any acquisition consummated prior to the Closing Date, and any Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions) or any Investment permitted under Section 7.02 or the amortization or write-off of any amounts thereof.  Notwithstanding the foregoing, for the purpose of calculating the Cumulative Credit only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or Joint Ventures to a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Restricted Group to increase the Cumulative Credit.

“Consolidated Secured Indebtedness” means Consolidated Funded Indebtedness that is secured, or purported to be secured, by a Lien on any asset or property of a member of the Restricted Group.  Notwithstanding anything to the contrary contained above in this definition, Consolidated Secured Indebtedness shall include, to the extent provided in the definitions of Maximum Secured Net Leverage Requirement, any New Incremental Notes, any Refinancing Notes and any Specified Refinancing Debt (and any Permitted Refinancing of any of the foregoing), whether or not such Indebtedness is unsecured.

“Consolidated Total Assets” means, the consolidated total assets of the Restricted Group as set forth on the consolidated balance sheet of the Borrower as of the most recent period for which financial statements were required to have been delivered pursuant to Section 6.01(a) or (b); provided further that, at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), this definition shall be applied based on the financial statements of the Borrower in respect of its fiscal quarter ended September 30, 2016.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, loan agreement, indenture, mortgage, deed of trust, lease, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.

“Control Investment Affiliate” means, as to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity investments in one or more companies.

“Controlled Foreign Subsidiary” means any Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Corrective Revolving Credit Extension Amendment” has the meaning specified in Section 2.19(e).

“Corrective Term Loan Extension Amendment” has the meaning specified in Section 2.19(f).

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

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“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the sum of (without duplication):

(a)$25,000,000, plus

(b)an amount, not less than zero, equal to 50% of Consolidated Net Income of the Restricted Group for the period (taken as one accounting period) commencing on January 1, 2017 and ending on the last day of the most recent fiscal year for which financial statements required to be delivered pursuant to Section 6.01(a), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(b), have been received by the Administrative Agent or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(c)the Net Cash Proceeds of any Permitted Equity Issuance after the Closing Date (including the Net Cash Proceeds of issuances or incurrences of Indebtedness or Disqualified Equity Interests by the Borrower or any Restricted Subsidiary owed or issued, as applicable, to a Person other than the Borrower or any Restricted Subsidiary after the Closing Date which shall have been subsequently exchanged for or converted into Permitted Equity Issuances of Parent or any other Parent Holding Company) at such time Not Otherwise Applied, plus

(d)in the event that all or a portion of the Cumulative Credit has been applied to make an Investment pursuant to Section 7.02(s) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the acquisition of Equity Interests of an Unrestricted Subsidiary or the acquisition of any Investment, an amount equal to the aggregate amount received by the Borrower or any of the Restricted Subsidiaries in cash and Cash Equivalents from: (i) the sale (other than to the Borrower or any of the Restricted Subsidiaries) of any such Equity Interests of any such Unrestricted Subsidiary or any such Investment less any amounts that would be deducted pursuant to clause (a)(ii) of the definition of “Net Cash Proceeds” if such sale constituted a Disposition, (ii) any dividend or other distribution by any such Unrestricted Subsidiary or received in respect of any such Investment or (iii) interest, returns of principal, repayments and similar payments by any such Unrestricted Subsidiary or received in respect of any such Investment; provided that the amount added to the Cumulative Credit pursuant to this clause (d) with respect to any Unrestricted Subsidiary shall not exceed the amount of the Investment made in such Subsidiary pursuant to Section7.02(s), plus

(e)in the event that all or a portion of the Cumulative Credit has been applied to make an Investment pursuant to Section 7.02(s) in connection with the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and such Unrestricted Subsidiary is thereafter redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any of the Restricted Subsidiaries, an amount equal to the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable); provided that with respect to any Unrestricted Subsidiary, the amount added pursuant to this clause (e) shall not exceed the fair market value (valued at the time of the making of such Investment) of the Investment  made in such Subsidiary pursuant to Section 7.02(s), as such amount shall be reduced dollar for dollar from time to time to the extent that all or a portion of the Cumulative Credit is applied prior to such date to make Investments, Restricted Payments or prepayments of any Junior Financing or Unsecured Financing to the extent permitted hereunder.

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“Current Assets” means, with respect to any Person, all assets of such Person that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP, but excluding (i) cash, (ii) Cash Equivalents, (iii) Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person, (iv) deferred financing fees, (v) payment for deferred taxes (so long as the items described in clauses (iv) and (v) are non-cash items) and (vi) in the event that a Permitted Receivables Financing is accounted for off balance sheet, (x) gross accounts receivables comprising part of the receivables and other related assets subject to such Permitted Receivables Financing minus (y) collection by such Person against the amounts sold pursuant to preceding clause (x).

“Debt Issuance” means the issuance by any Person of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the U.S. Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, administration, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (after as well as before judgment), (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Eurocurrency Rate Loans, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Eurocurrency Rate Loans may not be converted to, or continued as, Eurocurrency Rate Loans, pursuant thereto) and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans that are Term Loans plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations (unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied) or has made a public statement to that effect with respect to its funding obligations hereunder or, solely with respect to a Revolving Credit Lender, under other agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that no Lender shall be a Defaulting

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Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any Equity Interest in that Lender or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (y) the occurrence of any of the events described in clause (d)(i), (d)(ii) or (d)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or any of the Restricted Subsidiaries in connection with a Disposition made pursuant to Section 7.05(p) that is designated as “Designated Non-Cash Consideration” on the date received pursuant to a certificate of a Responsible Officer of the Borrower setting forth the basis of such fair market value (with the amount of Designated Non-Cash Consideration in respect of any Disposition being reduced for purposes of Section 7.05(p) to the extent the Borrower or any of the Restricted Subsidiaries converts the same to cash or Cash Equivalents within 180 days following the closing of the applicable Disposition).

“Disposition” or “Dispose” means the sale, transfer, license, lease, conveyance or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Restricted Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, however, that “Disposition” and “Dispose” shall not be deemed to include any issuance by Parent of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date of the Term Loan Tranches at the time of issuance of the respective Disqualified Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees or other service providers of any Parent Holding Company, the Borrower or any of the Restricted Subsidiaries, or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Parent, the Borrower or any of the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or in connection with such employee’s or other service provider’s termination, death or disability.

“Disqualified Institution” means (i) each Person that is engaged as principal primarily in mezzanine financing or venture capital and each bank, financial institution, other institutional lender, in each case, identified on a list agreed by Borrower, the Administrative Agent and the Arrangers prior to December 7, 2016 and (ii) Company Competitors on a list agreed by Borrower, the Administrative Agent and the Arrangers prior to December 7, 2016, as such list of Company Competitors may be updated by delivery by the Borrower to the Administrative Agent of written supplements, identifying each such

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additional Company Competitor by legal name, which updates shall become effective two Business Days after delivery thereof to the Administrative Agent; provided that in no event shall such a supplement apply retroactively to disqualify any Lender or participant prior to such supplement becoming effective or apply prior to the date which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (clauses (i) and (ii), the “Primary Disqualified Institutions”) and, in each case, any readily identifiable Affiliate thereof, based on its name (other than any such Affiliate that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business and to which a Primary Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity).

“Dollar” and “$” mean lawful currency of the United States of America.

“Dollar Amount” means, at any time:

(a)with respect to any Loan denominated in Dollars (including, with respect to any Swingline Loan, any funded participation therein), the principal amount thereof then outstanding (or in which such participation is held);

(b)with respect to any Loan denominated in any Alternative Currency, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars in accordance with Section 1.08; and

(c)with respect to any L/C Obligation (or any risk participation therein), (i) if denominated in Dollars, the amount thereof and (ii) if denominated in any Alternative Currency, the amount thereof converted to Dollars in accordance with Section 1.08, Section 2.03(c) and Section 3.02.

“Dollar Capped Incremental Amount” means $100,000,000.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan and/or Commitments to such Person under Section 10.07(b)(iii)).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

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“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, including common law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises or licenses promulgated or issued by a Governmental Authority relating to pollution, the protection of the environment, human health (to the extent relating to exposure to Hazardous Materials) or safety, including those related to Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, equity certificates, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Issuance” means any issuance for cash by any Person to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a notice of intent to terminate a Plan or the treatment of a Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, (e) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the determination that any Plan is considered an at risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) the determination that any Multiemployer Plan is considered a plan in endangered or critical status within the meaning of Section 432 of the Code or Section  305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA

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Affiliate; (j) the conditions for the imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; or (k) any Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period:

(a)in the case of any Eurocurrency Rate Loan denominated in Dollars:

(i)the rate per annum determined by the Administrative Agent to be the London interbank offered rate as administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) that appears on the Reuters Screen LIBOR01 Page (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in each case, the “LIBOR Screen Rate”) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in Dollars for delivery on the first day of such Interest Period, provided that if such rate is below zero, the Eurocurrency Rate will be deemed to be zero; or

(ii)if the rates referenced in the preceding clause (a)(i) are not available, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m. (London time), two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in Dollars for delivery of the first day of such Interest Period.  “Reuters Screen LIBOR01 Page” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

(b)in the case of any Eurocurrency Rate Loan denominated in Euros:

(i)the rate per annum determined by the Administrative Agent to be the offered rate that appears on Reuters Page EURIBOR01 (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in each case, the “EURIBOR Screen Rate”) for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (Brussels time) two Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the European interbank market for deposits

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of amounts in Euros for delivery on the first day of such Interest Period, provided that if such rate is below zero, the Eurocurrency Rate will be deemed to be zero; or

(ii)if the rates referenced in the preceding clause (b)(i) are not available, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Euros at approximately 11:00 a.m. (Brussels time) two Business Days prior to the first day of such Interest Period in the European interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the European interbank market for deposits of amounts in Euros for delivery of the first day of such Interest Period; and

(c)in the case of any Eurocurrency Rate Loan denominated in an Alternative Currency other than Euros:

(i)the rate per annum determined by the Administrative Agent to be the offered rate that appears on Reuters Page LIBOR01 (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in each case, the “Screen Rate”) that displays an average ICE Benchmark Administration Limited Interest Settlement Rate (or any other Person which takes over the administration of that rate) for deposits in such Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in the relevant Alternative Currency for delivery on the first day of such Interest Period, provided that if such rate is below zero, the Eurocurrency Rate will be deemed to be zero; or

(ii)if the rates referenced in the preceding clause (c)(i) are not available, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in the respective Alternative Currency at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London interbank market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period.

“Eurocurrency Rate Loan” means a Loan, whether denominated in Dollars or in an Alternative Currency, which bears interest at a rate based on the applicable Adjusted Eurocurrency Rate.

“Euros”, “€” and “EUR” mean the single currency of the Participating Member States.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means and refers to the nominal rate of exchange (vis-à-vis Dollars) for a currency other than Dollars that appears on the Reuters World Currency Page for such currency on the

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date of determination (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion), expressed as the number of units of such other currency per one Dollar.

“Exchange Rate Reset Date” has the meaning specified in Section 3.02(a).

“Excluded Property” means, with respect to any Loan Party,

(a)any fee owned real property and any leasehold real property,

(b)motor vehicles and other assets subject to certificates of title, letter of credit rights (to the extent that a lien thereon cannot be perfected by the filing of a UCC financing statement) and commercial tort claims with a value not in excess of $2,000,000,

(c)assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to the Borrower as reasonably determined by the Borrower,

(d)pledges of, and security interests in, certain assets, in favor of the Administrative Agent which are prohibited by applicable Law; provided, that (i) any such limitation described in this clause (d) on the security interests granted hereunder shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable Law or principles of equity and shall not apply to any proceeds or receivables thereof, the assignment of which is expressly deemed effective under the UCC or any other applicable Law or principles of equity notwithstanding such prohibition and (ii) in the event of the termination or elimination of any such prohibition contained in any applicable Law, a security interest in such assets shall be automatically and simultaneously granted under the applicable Collateral Documents and shall be included as Collateral,

(e)any governmental licenses (but not the proceeds thereof) or state or local franchises, charters and authorizations, to the extent security interests in favor of the Administrative Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC or any other applicable Law or principles of equity other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or any other applicable Law or principles of equity notwithstanding such prohibition; provided that (i) any such limitation described in this clause (e) on the security interests granted hereunder shall only apply to the extent that any such prohibition or restriction could not be rendered ineffective pursuant to the UCC or any other applicable Law or principles of equity and (ii) in the event of the termination or elimination of any such prohibition or restriction contained in any applicable license, franchise, charter or authorization, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Collateral Documents and shall be included as Collateral,

(f)Equity Interests in any Person other than wholly owned Restricted Subsidiaries of the Borrower to the extent not permitted by the terms of such Person’s Organization Documents,

(g)any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement in each case permitted to be

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incurred under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or their wholly owned Subsidiaries) or otherwise give rise to any consent rights of any such other party or result in a default, in each case,  after giving effect to the applicable anti-assignment provisions of the UCC, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or any other applicable Law or principles of equity notwithstanding such prohibition,

(h)any “intent-to-use” trademark or service mark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, only to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use applications under applicable federal law,

(i)any assets specifically requiring perfection through control, control agreements or other control arrangements (other than delivery of certificated pledged Equity Interests), including deposit accounts, securities and commodities accounts, and

(j)any Permitted Receivables Financing Assets sold pursuant to a Permitted Receivables Financing and

(k)Equity Interests in excess of 65% of the voting capital stock of (A) any Controlled Foreign Subsidiary or (B) any FSHCO.

Other assets shall be deemed to be “Excluded Property” if the Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to the value of such assets as Collateral.  Further, no actions shall be required in order to create or perfect any security interest in any assets located outside of the United States and no foreign law security or pledge agreements, foreign law mortgages or deeds or foreign intellectual property filings or searches shall be required.  Notwithstanding anything herein or the Collateral Documents to the contrary, Excluded Property shall not include any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above).

“Excluded Subsidiary” means any Subsidiary that is (a) an Unrestricted Subsidiary, (b) not wholly owned directly by the Borrower or one or more of its wholly owned Restricted Subsidiaries, (c) an Immaterial Subsidiary, (d) a FSHCO or Controlled Foreign Subsidiary, (e) established or created pursuant to Section 7.02(w) and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period immediately prior to such acquisition, (f) a Subsidiary that is prohibited by applicable Law from guaranteeing the Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received, in each case so long as the Administrative Agent shall have received a certification from a Responsible Officer of the Borrower as to the existence of such prohibition or consent, approval, license or authorization requirement, (g) a Subsidiary that is prohibited from guaranteeing the Facilities by any Contractual Obligation in existence on the Closing Date and is listed on Schedule 1.01(e) (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof), (h) any Permitted Receivables Financing Subsidiary, (i) not-for-profit subsidiaries, (j) any Foreign Subsidiary, (k) Subsidiaries that are special purpose entities, and (l) any other Subsidiary with respect to which the Borrower and the Administrative Agent reasonably agree that the cost or other consequences (including any adverse tax consequences) of guaranteeing the Facilities shall be excessive in view of the benefits to be obtained by the

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Lenders therefrom; provided that if a Subsidiary executes the Guaranty as a “Subsidiary Guarantor,” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Guaranty as a “Subsidiary Guarantor” in accordance with the terms hereof and thereof); provided further, that no Subsidiary of the Borrower shall be an Excluded Subsidiary if such Subsidiary guarantees any Refinancing Notes, any New Incremental Notes or any Permitted Additional Debt.

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor becomes or would become effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes or would become effective with respect to such Swap Obligation, in each case after giving effect to any applicable “keepwell” provision in the applicable Guarantee.  If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:  (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax or (ii) that are imposed as a result of any other present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to and/or enforced any Loan Document), (b) in the case of a Lender (other than any Lender becoming a party hereto pursuant to a request by any Loan Party under Section 3.08), any U.S. federal withholding Taxes imposed pursuant to a Law in effect on the date on which such Lender becomes a party hereto or changes its lending office, except in each case to the extent that, pursuant to Section 3.01, additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(h) and (d) any Taxes imposed under FATCA.

“Existing Credit Agreement Refinancing” means the payment in full of all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Senior Facilities Agreement, the termination of commitments thereunder and the discharge and release of all Guarantees and Liens existing in connection therewith.

“Existing Letters of Credit” has the meaning specified in Section 2.03.

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“Existing Senior Facilities Agreement” means the Borrower’s Credit Agreement dated as of April 1, 2014, among the Borrower, Parent, the lenders party thereto and Jefferies Finance LLC, as administrative agent, as amended.

“Extended Revolving Credit Commitment” has the meaning specified in Section 2.19(a)(ii).

“Extended Revolving Credit Loans” has the meaning specified in Section 2.19(a)(ii).

“Extended Term Loans” has the meaning specified in Section 2.19(a)(iii).

“Extending Term Lender” has the meaning specified in Section 2.19(a)(iii).

“Extension” has the meaning specified in Section 2.19(a).

“Extension Offer” has the meaning specified in Section 2.19(a).

“Facility” means the Term Facilities, the Revolving Facilities, the Swingline Facility or the Letter of Credit Sublimit, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official administrative interpretations thereof, or any treaty, law, regulation or other official guidance enacted by any other jurisdiction relating to an intergovernmental agreement between the United States and such other jurisdiction, which facilitates the implementation of Sections 1471 through 1474 of the Code, any agreements entered into pursuant to Section 1471(b)(1) of the Code or an intergovernmental agreement relating to FATCA, any intergovernmental agreements implementing the foregoing and any legislation or official guidance or other official requirements adopted in accordance with any such intergovernmental agreements.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (a) the confidential Fee Letter, dated November 5, 2016, among the Borrower, Wells Fargo Bank and Wells Fargo Securities, LLC, (b) the confidential Fee Letter, dated, December 7, 2016, between the Borrower and PNC Capital Markets LLC, (c) the confidential Fee Letter, dated December 7, 2016, between the Borrower and Merrill Lynch, Pierce, Fenner & Smith Incorporated and (d) the confidential Fee Letter, dated December 7, 2016, between the Borrower and JP Morgan Chase Bank, N.A.

“Foreign Benefit Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or

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payments, (c) the receipt of a notice by a Governmental Authority relating to (i) the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan or (ii) the insolvency of any such Foreign Plan, (d) the incurrence of any liability by the Borrower or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by the Borrower or any of its Subsidiaries, or the imposition on the Borrower or any of its Subsidiaries of, any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.

“Foreign Casualty Event” shall have the meaning assigned to such term in Section 2.05(b)(viii).

“Foreign Disposition” shall have the meaning assigned to such term in Section 2.05(b)(viii).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Plan” means any pension plan, benefit plan, fund (including any superannuation fund) or other similar program that, under the applicable Law of any jurisdiction other than the United States, is required to be funded through a trust or other funding vehicle (other than a trust or funding vehicle maintained exclusively by a Governmental Authority) by a Loan Party primarily for the benefit of employees employed and residing outside the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a U.S. Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender under any Revolving Facility, (a) such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations under such Revolving Facility (other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Non-Defaulting Lenders under such Revolving Facility or Cash Collateralized in accordance with the terms hereof) and (b) such Defaulting Lender’s Pro Rata Share of Swingline Loans (other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof).

“FSHCO” means any Subsidiary (a) that is organized under the laws of the United States, any state thereof or the District of Columbia and (b) that owns no material assets other than equity interests of one or more Controlled Foreign Subsidiaries.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any

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provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Parent, the Borrower (except in respect of its respective primary obligations), the Subsidiaries of the Borrower listed on Schedule 1, and each other Subsidiary of the Borrower that shall execute and deliver a guaranty or guaranty supplement from time to time pursuant to Section 6.12 or Section 6.15.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit E, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12, 6.14 or 6.15.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, toxic mold, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other hazardous or toxic substances or wastes regulated pursuant to any Environmental Law.

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“Hedge Bank” means any Person that (a) at the time it enters into a Swap Contract, is a Lender or an Agent or an Affiliate of a Lender or an Agent, (b) within 30 days after the time it enters into a Swap Contract, becomes a Lender or an Agent or an Affiliate of a Lender or an Agent, or (c) with respect to Swap Contracts in effect as of the Closing Date, is, as of the Closing Date or within 30 days after the Closing Date, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Swap Contract, in each case, in its capacity as a party to such Swap Contract.

“Holdings” means Medpace Holdings, Inc., a Delaware corporation.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Immaterial Subsidiary” means any Subsidiary of the Borrower that, as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01(a) or (b), does not have (a) assets (when consolidated with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of 5.0% of Consolidated Total Assets or (b) revenues (when consolidated with the revenues of all other Immaterial Subsidiaries, after eliminating intercompany obligations) for the period of four consecutive fiscal quarters ending on such date in excess of 5.0% of the consolidated revenues of the Restricted Group for such period; provided that, at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), this definition shall be applied based on the financial statements of the Borrower in respect of its fiscal quarter ended September 30, 2016.

“Increase Effective Date” has the meaning specified in Section 2.14(c).

“Incremental Amount” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)the maximum amount of (i) all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, and (ii) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business, (y) any earn out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (z) expenses accrued in the ordinary course of business);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all Attributable Indebtedness;

(g)all obligations of such Person in respect of Disqualified Equity Interests; and

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(h)all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, (i) unless such Indebtedness is expressly made non-recourse to such Person or (ii) except to the extent such Person’s liability for such Indebtedness is otherwise limited in recourse or amount, but only up to the amount of the value of the assets to which recourse is limited or the amount of such limit.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnified Taxes” means (a) all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), all Other Taxes, in each case other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Term Borrowings” means a borrowing consisting of simultaneous Initial Term Loans having the same Interest Period made by each of the Term Lenders with an Initial Term Commitment pursuant to Section 2.01(a) on the Closing Date.

“Initial Term Commitments” means, as to each Term Lender, its obligation to make Initial Term Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01 under the caption “Initial Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement including as such amount may be reduced from time to time pursuant to Section 2.06 or reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to an Assignment and Assumption.  The initial aggregate amount of the Initial Term Commitments is $165,000,000.

“Initial Term Loans” has the meaning specified in Section 2.01(a).

“Intellectual Property Security Agreements” means, collectively, the intellectual property security agreements, substantially in the form of Exhibit B, C or D to the Security Agreement in the form of Exhibit F-1 entered into by the applicable Loan Parties dated the date of this Agreement executed and delivered pursuant to Section 6.12, 6.14 or 6.15.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement, dated as of the date hereof, among Parent, the Borrower, its Subsidiaries and the Administrative Agent, substantially in the form of Exhibit G.

“Interest Coverage Ratio” means, as of any date of determination, with respect to the Restricted Group on a consolidated basis, the ratio of (a) Consolidated EBITDA for the four fiscal quarter

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period most recently then ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable, to (b) Consolidated Interest Expense for such period.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (commencing with the last Business Day of December 2016).

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter (or, with respect to the Interest Period beginning on the Closing Date, an Interest Period ending on December 30, 2016), or to the extent consented to by all Appropriate Lenders, twelve months thereafter (or such shorter interest period as may be agreed to by all Appropriate Lenders), as selected by the Borrower in a Committed Loan Notice; provided that:

(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)no Interest Period shall extend beyond the scheduled Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment but, giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment and less any such amounts which increase the Cumulative Credit).

“IP Rights” has the meaning specified in Section 5.16.

“IRS” means the United States Internal Revenue Service.

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“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any applicable Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Joint Venture” means (a) any Person that is not a Subsidiary of the Borrower that would constitute an “equity method investee” of the Borrower or any of the Restricted Subsidiaries and (b) any Person other than a Subsidiary of the Borrower (i) in which the Borrower or any Restricted Subsidiary holds or acquires a beneficial ownership interest (by way of ownership of Equity Interests or other evidence of ownership) in excess of 10% of the Equity Interests of such Person and (ii) which is engaged in a business permitted by Section 7.07.

“Judgment Currency” has the meaning specified in Section 10.23.

“Junior Financing” has the meaning specified in Section 7.12(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan Tranche or Revolving Facility at such time under this Agreement (including the latest maturity date or expiration date of any Extended Revolving Credit Commitment or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time).

“Laws” means, collectively, all applicable international, foreign, federal, provincial, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrower on the date required under Section 2.03(c)(i) or refinanced as a Revolving Credit Borrowing.

“L/C Commitment” means, as to each L/C Issuer, its obligation to issue Letters of Credit in an aggregate principal stated amount at any one time outstanding as set forth on Schedule 2.01 (or such other amount as separately agreed to in a written agreement between the Borrower and such L/C Issuer, which such agreement shall be promptly delivered to the Administrative Agent upon execution).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

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“L/C Issuer” means as the context may require, (a) each of Wells Fargo Bank, (b), PNC Bank, National Association, (c) any other Lender reasonably acceptable to the Borrower and the Administrative Agent that agrees to issue Letters of Credit pursuant hereto, in each case in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder; and/or (d) collectively, all of the foregoing.  Any L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such L/C Issuer (and such Affiliate shall be deemed to be an “L/C Issuer” for all purposes of the Loan Documents).  In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all outstanding Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” and not have expired or terminated in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes each L/C Issuer and the Swingline Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer, together with a request for L/C Credit Extension, substantially in the form of Exhibit A-2 hereto.

“Letter of Credit Expiration Date” means, subject to Section 2.03(a)(i)(C), the day that is five Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Facility.

“Letter of Credit Sublimit” means a Dollar Amount equal to $10,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance having the effect of security, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any Permitted Acquisition or permitted Investment that constitutes an acquisition (other than an intercompany Investment) by the Borrower or one or more of the Restricted Subsidiaries whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

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“Limited Condition Acquisition Proviso” has the meaning specified in Section 1.11.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swingline Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) each Letter of Credit Application, (f) any intercreditor agreement required to be entered into pursuant to the terms of this Agreement, (g) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16, (h) any Refinancing Amendment, (i) the Intercompany Subordination Agreement and (j) any other document designated as a Loan Document by the Administrative Agent and the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Majority Lenders” of any Tranche, means those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, property, liabilities (actual or contingent), financial condition or results of operations of the Restricted Group, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective obligations under the Loan Documents or (c) a material adverse effect on the rights and remedies of the Agents or the Lenders under the Loan Documents.

“Maturity Date” means: (a) with respect to the Revolving Credit Facility, the earlier of (i) December 8, 2021 (the “Original Revolving Maturity Date”) and (ii) the date of termination in whole of the Revolving Credit Commitments in respect of the Revolving Credit Facility pursuant to Section 2.06(a) or 8.02; and (b) with respect to the Initial Term Loans, the earliest of (i) December 8, 2021 (the “Original Term Maturity Date”), (ii) the date of termination in whole of the Initial Term Commitments pursuant to Section 2.06(a) prior to any Initial Term Borrowing and (iii) the date that the Initial Term Loans are declared due and payable pursuant to Section 8.02; provided that the reference to Maturity Date with respect to (i) Term Loans and Revolving Credit Commitments that are the subject of a loan modification offer pursuant to Section 10.01, (ii) Term Loans and Revolving Credit Commitments that are incurred pursuant to Sections 2.14 or 2.18 and (iii) Extended Term Loans and Extended Revolving Credit Commitments, shall, in each case, be the final maturity date as specified in the loan modification documentation, incremental documentation, specified refinancing documentation or Extension Offer, as applicable thereto.

“Maximum Secured Net Leverage Requirement” means, with respect to any request pursuant to Article II for an increase in any Revolving Facility or any Term Loan Tranche, for a New Term Facility or for the issuance of New Incremental Notes, the requirement that, on a Pro Forma Basis, after giving effect to such increase, such new Facility (assuming all commitments thereunder are fully drawn) or such New Incremental Notes (including, in each case, any acquisition consummated concurrently therewith), the Secured Net Leverage Ratio as of the date of the most recent financial statements required to be delivered pursuant to Section 6.02(a) or (b) does not exceed 2.50:1.00; provided, that solely for the purpose of calculating the Secured Net Leverage Ratio pursuant to this definition (including pursuant to Sections 2.14, 2.15 and 2.18), any identifiable proceeds of Indebtedness incurred pursuant to Sections 2.14

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and 2.15, and any identifiable proceeds of New Incremental Notes and any Refinancing Notes (in the case of Refinancing Notes, to the extent that such Refinancing Notes refinance Indebtedness incurred pursuant to Sections 2.14 and 2.15 or any identifiable proceeds of New Incremental Notes) and any Specified Refinancing Debt incurred pursuant to Section 2.18 (to the extent that such Specified Refinancing Debt refinances Indebtedness incurred pursuant to Sections 2.14 and 2.15 or any identifiable proceeds of New Incremental Notes) in each case, whether or not such Indebtedness is unsecured or is secured by Liens that rank junior in priority to the Liens securing the Obligations (i) shall be deemed to constitute Consolidated Secured Indebtedness and (ii) shall not qualify as “cash and Cash Equivalents of the Restricted Group” for the purposes of calculating any net obligations or liabilities under the terms of this Agreement.

“Maximum Rate” has the meaning specified in Section 10.10.

“Minimum Extension Condition” has the meaning specified in Section 2.19(b).

“MNPI” has the meaning specified in Section 6.02.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions.

“Net Cash Proceeds” means:

(a)with respect to the Disposition of any asset by any member of the Restricted Group (other than any Disposition of any Permitted Receivables Financing Assets by any member of the Restricted Group to a Permitted Receivables Financing Subsidiary in connection with a Permitted Receivables Financing) or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of any member of the Restricted Group and including any proceeds received as a result of unwinding any related Swap Contract in connection with such related transaction) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than (x) Indebtedness under the Loan Documents and, if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking junior to the Lien securing the Obligations and (y) in the case of any New Incremental Notes and Refinancing Notes that are secured by Collateral on a first lien “equal and ratable” basis with Liens securing the Obligations, if such asset constitutes Collateral, any amounts in excess of the ratable portion (based on any then outstanding Term Loan Tranches and any then outstanding New Incremental Notes and Refinancing Notes that are secured by Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations) attributable to such New Incremental Notes and Refinancing Notes, as applicable), (B) the out-of-pocket expenses incurred by any member of the Restricted Group in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith), (C) income taxes reasonably estimated to be payable in connection with such Disposition or Casualty Event (or any tax distribution any member of the Restricted Group may be required to make as a result of such Disposition or Casualty Event) and any repatriation

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costs associated with receipt by the applicable taxpayer of such proceeds, (D) any costs associated with unwinding any related Swap Contract in connection with such transaction, (E) any reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with GAAP and (y) any liabilities associated with such property and retained by any member of the Restricted Group after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and (F) any customer deposits required to be returned as a result of such Disposition, and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by any member of the Restricted Group in any such Disposition, (ii) if any income taxes estimated to be payable as described in clause (C) are not required to be paid and (iii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (E) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within two years after such Disposition or Casualty Event, the amount of such reserve;

(b)with respect to the issuance of any Equity Interest by any Parent Holding Company, the Borrower or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts, premiums, commissions, other out-of-pocket expenses and other customary expenses and fees related thereto, incurred by any Parent Holding Company, the Borrower or such Restricted Subsidiary in connection with such issuance and any costs associated with unwinding any related Swap Contract in connection therewith;

(c)with respect to the incurrence or issuance of any Indebtedness by any member of the Restricted Group, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, premiums, expenses, accrued interest and fees related thereto, taxes reasonably estimated to be payable and other out-of-pocket expenses and other customary expenses, incurred by such member of the Restricted Group in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith and, in the case of Indebtedness of any Subsidiary not organized under the laws of the United States (or any state thereof), deductions in respect of withholding taxes, if any, that are or would otherwise be payable in cash if such funds were repatriated to the United States for the purpose of making a prepayment of Loans incurred by the Borrower; and

(d)with respect to the Disposition of any Permitted Receivables Financing Assets by the Borrower or any of its Restricted Subsidiaries to a Permitted Receivables Financing Subsidiary, the excess, if any, of (x) the cash and Cash Equivalents that at any time exceed (when taken together with all amounts that at such time have been received by a Permitted Receivables Financing Subsidiary pursuant to Section 7.02(x) and not repaid) $5,000,000 received in connection with (i) any sale of Permitted Receivables Financing Assets by the Borrower or any of its Restricted Subsidiaries, (ii) the repayment to the Borrower or any of its Restricted Subsidiaries of any loan solely to finance the purchase from the Borrower or any of its Restricted Subsidiaries of Permitted Receivables Financing Assets and (iii) any return of capital invested by the Borrower or any of its Restricted Subsidiaries in a Permitted Receivables Financing Subsidiary for such Permitted Receivables Financing over (y) customary upfront fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such

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Permitted Receivables Financing and not already deducted from the amounts received pursuant to clause (x) above.

“New Incremental Notes” has the meaning specified in Section 2.15(a).

“New Incremental Notes Indentures” means, collectively, the indentures or other similar agreements pursuant to which any New Incremental Notes are issued, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“New Loan Commitments” has the meaning specified in Section 2.14(a)(iii).

“New Term Commitment” has the meaning specified in Section 2.14(a)(iii).

“New Term Facility” has the meaning specified in Section 2.14(a)(iii).

“New Term Loan” has the meaning specified in Section 2.14(a)(iii).

“Non-Consenting Lender” has the meaning specified in Section 3.08(c).

“Non-Defaulting Lender” means any Lender other than a Defaulting Lender.

“Non-Renewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Not Otherwise Applied” means, with reference to any proceeds of any transaction or event or the Cumulative Credit that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.

“Note” means a Term Note, a Revolving Credit Note or the Swingline Note, as the context may require.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding; provided that (a) obligations of any Loan Party under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or Secured Cash Management Agreements.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (x) the obligation to pay principal, premium, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (y) the obligation of any Loan Party to reimburse any amount in respect of

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any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation or articles of association and the bylaws or articles of association (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Revolving Maturity Date” has the meaning specified in the definition of “Maturity Date”.

“Original Term Maturity Date” has the meaning specified in the definition of “Maturity Date”.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, excise, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 3.08).

“Outstanding Amount” means: (a) with respect to the Term Loans, Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of the Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swingline Loans occurring on such date; and (b) with respect to any L/C Obligations with respect to any Revolving Facility on any date, the Dollar Amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension with respect to such Revolving Facility occurring on such date and any other changes in the aggregate amount of the L/C Obligations with respect to such Revolving Facility as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing under such Revolving Facility) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in any Alternative Currency, the rate of interest per annum at which overnight deposits in such currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent” has the meaning specified in the preamble hereto.

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“Parent Holding Company” means Parent and any direct or indirect parent entity of Parent which does not hold Equity Interests in any other Person (except for any other Parent Holding Company) including, without limitation, Holdings.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(k).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with EMU Legislation.

“PATRIOT Act” has the meaning specified in Section 10.22.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in Section 412, 430, 431 and 436 of the Code and Sections 302 and 303 of ERISA.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Acquisition Provisions” has the meaning specified in Section 2.14(d).

“Permitted Additional Debt” means unsecured Indebtedness consisting of notes or loans under credit agreements, indentures or other similar agreements or instruments; provided that as a condition precedent to the incurrence of such Permitted Additional Debt the Borrower shall deliver to the Administrative Agent a certificate dated as of the date of incurrence of such Permitted Additional Debt signed by a Responsible Officer of the Borrower, certifying and attaching the resolutions adopted by the Loan Party incurring such Permitted Additional Debt approving such Permitted Additional Debt, and certifying that the applicable conditions precedent set forth in the following subclauses are satisfied (which certificate shall, if applicable, include supporting calculations demonstrating compliance with the Secured Net Leverage Ratio and financial covenants under Section 7.10 set out below):

(a)immediately before and immediately after giving Pro Forma Effect to the incurrence of such Indebtedness, no Default shall have occurred and be continuing;

(b)for any such Indebtedness in excess of $15,000,000, the terms of such Indebtedness do not provide for any scheduled repayment (other than nominal amortization payments (in an amount not to exceed 1.00% of the principal amount thereof per year)), mandatory redemption or sinking fund obligations prior to the date that is 91 days after the Latest Maturity Date in effect at the time of the incurrence or issuance of such Permitted Additional Debt (which, in the case of bridge loans, shall be determined by reference to the notes or term loans into which such bridge loans are converted to or exchanged for at maturity, and other than customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(c)(i) such Permitted Additional Debt shall only be incurred by Parent, the Borrower or another Loan Party (or, to the extent expressly permitted by Section 7.03(r), the Restricted Subsidiaries that are not Loan Parties) and (ii) the covenants, events of default, guarantees and other terms of such Permitted Additional Debt are customary for similar Indebtedness in light of then prevailing market conditions (it being understood that such Permitted Additional Debt shall not

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include any financial maintenance covenants, but that customary cross-default and cross-acceleration provisions may be included and that any negative covenants shall be incurrence-based) and in any event, when taken as a whole (other than interest rate and redemption premiums), are not more restrictive to the Restricted Group than those set forth in this Agreement (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Permitted Additional Debt, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (ii), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)); and

(d)the Restricted Group shall be in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness and any substantially concurrent prepayment or repayment of Indebtedness with all or a portion of the proceeds of such Indebtedness, with (i) a Secured Net Leverage Ratio of no greater than 3.00:1.00 and (ii) the financial covenants set forth in Section 7.10, in each case such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) (it being understood that Pro Forma Effect shall be given to the entire committed amount of any such Indebtedness, and any such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (d)); provided that, solely for the purpose of calculating the Secured Net Leverage Ratio and the financial covenants under Section 7.10 pursuant to this definition, the proceeds of all such Permitted Additional Debt (and any Permitted Refinancing thereof) incurred under this Agreement shall not qualify as “cash and Cash Equivalents of the Restricted Group” for the purposes of calculating any net obligations or liabilities under the terms of this Agreement.

“Permitted Equity Issuance” means any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) of any Parent Holding Company, the proceeds of which are contributed to the equity of the Borrower.

“Permitted Holders” means the collective reference to the Sponsor and its Control Investment Affiliates (but excluding any operating portfolio companies of the foregoing), managers and members of management of Parent or any Parent Holding Company and their respective Subsidiaries that have ownership interests in Parent or such Parent Holding Company (for so long as the ownership interests held by such managers or members of management are less than the ownership interests held by the Sponsor).

“Permitted Receivables Financing” means any Receivables Financing of a Permitted Receivables Financing Subsidiary that meets all of the following conditions:  (a) such Permitted Receivables Financing (including financing terms, covenants, termination events and other provisions) shall be in the aggregate economically fair and reasonable to the Borrower and its Subsidiaries (other than any Permitted Receivables Financing Subsidiary), on the one hand, and the Permitted Receivables Financing Subsidiary, on the other, (b) all sales and/or contributions of Permitted Receivables Financing Assets to the Permitted Receivables Financing Subsidiary shall be made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms for similar transactions and may include Standard Securitization Undertakings; provided that a Responsible Officer of the Borrower shall have provided a certificate to such effect to the Administrative Agent at least five Business Days prior to the incurrence of such Permitted Receivables Financing, together with a reasonably detailed description of the material terms and conditions of such Permitted Receivables

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Financing or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements set forth in the foregoing clauses (a), (b) and (c), which certificate shall be conclusive evidence that such terms and conditions satisfy such requirements unless the Administrative Agent provides notice to the Borrower of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects).

“Permitted Receivables Financing Assets” means the accounts receivable subject to a Permitted Receivables Financing, and related assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivables, and the proceeds thereof.

“Permitted Receivables Financing Fees” means reasonable and customary distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Permitted Receivables Financing Subsidiary in connection with, any Permitted Receivables Financing.

“Permitted Receivables Financing Subsidiary” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Permitted Receivables Financing in which the Borrower or any of its Restricted Subsidiaries make an Investment and to which the Borrower or any of its respective Restricted Subsidiaries transfer Permitted Receivables Financing Assets) that engages in no activities other than in connection with the financing of Permitted Receivables Financing Assets of the Borrower and the Restricted Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower (as provided below) as a Permitted Receivables Financing Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Parent, the Borrower or any of its Restricted Subsidiaries, other than another Permitted Receivables Financing Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Parent, the Borrower or any of its Restricted Subsidiaries, other than another Permitted Receivables Financing Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of Parent, the Borrower or any of the Restricted Subsidiaries, other than another Permitted Receivables Financing Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which none of Parent, the Borrower nor any of the Restricted Subsidiaries, other than another Permitted Receivables Financing Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Parent, the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of Parent, the Borrower nor any of the Restricted Subsidiaries, other than another Permitted Receivables Financing Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of the Borrower shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower giving effect to such designation and a certificate executed by a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.

“Permitted Refinancing” means, with respect to any Indebtedness, any modification, refinancing, refunding, renewal, replacement, exchange or extension (in whole or in part) of such Indebtedness; provided that:

(a)the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced,

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refunded, renewed, replaced, exchanged or extended except by an amount equal to accrued and unpaid interest and premium thereon plus other amounts paid, and fees and expenses incurred (including original issue discount and upfront fees), in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder;

(b)other than with respect to Section 7.03(e), such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended;

(c)if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to Collateral) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended;

(d)if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended (i) is unsecured, such modification, refinancing, refunding, renewal, replacement, exchange or extension is unsecured and (ii) is secured (x) such modification, refinancing, refunding, renewal, replacement, exchange or extension shall be secured only by the collateral securing such refinanced Indebtedness and (y) if secured by Liens on the Collateral, such modification, refinancing, refunding, replacement, renewal or extension is secured to the same extent, including with respect to any subordination provisions, as the Indebtedness being refinanced and subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent or, in each case with respect to clause (y), to a lesser extent;

(e)such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is or would have been permitted to be the obligor or guarantor on the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended; and

(f)at the time thereof, no Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under Section 412 of the Code or Section 302 of ERISA.

“Platform” has the meaning specified in Section 6.02.

“Pledged Interests” means “Pledged Securities” (or similar term) as defined in the applicable Security Agreement and each other applicable Collateral Document.

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“Preferred” as applied to the Equity Interests of any Person, means any Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to the Equity Interests of any other class of such Person.

“Prepay Incremental Amount” means an amount equal to all voluntary prepayments of Loans (including New Term Loans) pursuant to Section 2.05(a); provided that (a) to the extent that any prepayments of Revolving Credit Loans will count for purposes of the Prepay Incremental Amount, such prepayments must be accompanied by a permanent reduction in the Revolving Credit Commitments pursuant to Section 2.06(a) and (b) any such prepayments are not made with the proceeds of any long-term Indebtedness.

“Prime Lending Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate.  Each change in the Prime Lending Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable period of measurement for the applicable covenant or requirement:  (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction shall be (i) excluded (in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary or any division, product line or facility used for operations of the Borrower or any Restricted Subsidiary or a designation of a Subsidiary as an Unrestricted Subsidiary) and (ii) included (in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person or a designation of a Subsidiary as a Restricted Subsidiary), (b) any retirement of Indebtedness and (c) if and to the extent applicable hereunder, any incurrence or assumption of Indebtedness by any member of the Restricted Group (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that (A) Pro Forma Basis, Pro Forma Compliance and Pro Forma Effect in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Borrower and (B) any such calculation shall be subject to the applicable limitations set forth in the definition of “Consolidated EBITDA”; provided further that, at all times prior to the first delivery of financial statements pursuant to Section 6.01(a) or (b), this definition shall be applied based on the financial statements of the Borrower in respect of its fiscal quarter ended September 30, 2016.

“Pro Rata Share” means, with respect to each Lender and any Facility or all the Facilities or any Tranche or all the Tranches (as the case may be) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.17), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or the Facilities or Tranche or Tranches (and, in the case of any Term Loan Tranche after the applicable borrowing date and without duplication, the outstanding principal amount of Term Loans under such Tranche, of such Lender, at such time) at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or the Facilities or Tranche or Tranches at such time (and, in the case of any

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Term Loan Tranche and without duplication, the outstanding principal amount of Term Loans under such Tranche, at such time); provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.  The initial Pro Rata Share of each Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a cross-guaranty pursuant to section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ratio-Based Incremental Facility” has the meaning specified in the Section 2.14(a).

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (a) a Permitted Receivables Financing Subsidiary (in the case of a transfer by the Borrower or any such Restricted Subsidiary) or (b) any other Person (in the case of a transfer by a Permitted Receivables Financing Subsidiary), or a Permitted Receivables Financing Subsidiary may grant a security interest in, any Permitted Receivables Financing Assets of the Borrower or any of its Restricted Subsidiaries sold in connection with a Permitted Receivables Financing.

“Recipient” means the Administrative Agent, Lender any L/C Issuer, any Swingline Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, as applicable.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.18.

“Refinancing Notes” means one or more series of (1) senior secured notes secured by the Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations or (2) senior unsecured notes or senior secured notes secured by the Collateral on a “junior” basis with the Liens securing the Obligations, in each case, in respect of a refinancing of outstanding Indebtedness of the Borrower under any one or more Term Loan Tranches; provided that, (a) if such Refinancing Notes shall be secured, (i) then such Refinancing Notes shall only be secured by a security interest in the Collateral that secured the Term Loan Tranche being refinanced or a lesser amount, and (ii) then such Refinancing Notes shall be issued subject to customary intercreditor arrangements that are reasonably satisfactory to the Administrative Agent; (b) no Refinancing Notes shall (i) mature prior to the date that is 91 days after the Latest Maturity Date with respect to Term Loans then in effect immediately after giving effect to such refinancing or (ii) be subject to any amortization prior to the final maturity thereof, or be subject to any mandatory redemption or prepayment provisions or rights (except customary assets sale or change of control provisions); (c) the

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covenants, events of default, guarantees, collateral and other terms of such Refinancing Notes are customary for similar debt securities in light of then prevailing market conditions at the time of issuance (it being understood that no Refinancing Notes shall include any financial maintenance covenants (including indirectly by way of a cross-default to this Agreement), but that customary cross-acceleration provisions may be included and that any negative covenants with respect to indebtedness, investments, liens or restricted payments shall be incurrence-based) and in any event are not more restrictive, when taken as a whole, to the Borrower and the Restricted Subsidiaries than those set forth in this Agreement (other than with respect to interest rate, prepayment premiums and redemption provisions), except for covenants or other provisions applicable only to periods after the Latest Maturity Date then in effect immediately after giving effect to such refinancing (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Refinancing Notes, together with a reasonably detailed description of the material terms and conditions of such Refinancing Notes or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (c), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects)); (d) such Refinancing Notes may not have Liens that are more extensive (or on different collateral) than those which applied to the Term Loans being refinanced; the borrower of the Refinancing Notes shall be the Borrower with respect to the Term Loans being refinanced or Parent; and the guarantors with respect to the Refinancing Notes are not changed (except that any Subsidiary may guarantee the Refinancing Notes if concurrently with granting such guaranty, such Subsidiary executes and delivers a guaranty or guaranty supplement pursuant to Section 6.12); and (e) the Net Cash Proceeds of such Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans under the applicable Term Loan Tranche being so refinanced.

“Refinancing Notes Indentures” means, collectively, the indentures or other similar agreements pursuant to which any Refinancing Notes are issued, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Register” has the meaning specified in Section 10.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, managers, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.

“Relevant Transaction” has the meaning specified in Section 2.05(b)(i).

“Replaceable Lender” has the meaning specified in Section 3.08(a).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans (other than Swingline Loans), a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate Dollar Amount of each Lender’s risk

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participation and funded participation in L/C Obligations and Swingline Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the Dollar Amount of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, representative, director, manager, president, vice president, executive vice president, chief financial officer, treasurer or assistant treasurer, secretary or assistant secretary, an authorized signatory, an attorney-in-fact (to the extent empowered by the board of directors/managers of the Borrower), or other similar officer of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Group” means the Borrower and its Restricted Subsidiaries.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Commitment Increase Lender” has the meaning specified in Section 2.14(e).

“Revolving Credit Borrowing” means a borrowing of any Tranche of the Revolving Facility consisting of simultaneous Revolving Credit Loans of the same Type and currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, (a) its obligation to make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b) and (b) its obligation to purchase participations in L/C Obligations and (c) its obligation to purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The Revolving Credit Commitments shall include all Revolving Credit Commitment Increases, Specified Refinancing

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Revolving Credit Commitments and Extended Revolving Credit Commitments.  The aggregate Revolving Credit Commitment of all Revolving Credit Lenders on the Closing Date shall be $150,000,000.

“Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a)(i).

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments (without giving effect to any Specified Refinancing Revolving Credit Commitments or Extended Revolving Credit Commitments) and the extensions of credit thereunder.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time (and after the termination of all Revolving Credit Commitments, any Lender that holds any Outstanding Amount in respect of Revolving Credit Loans, Swingline Loans and/or L/C Obligations).

“Revolving Credit Loan” has the meaning specified in Section 2.01(b); provided that at any time that any Specified Refinancing Revolving Credit Commitments or Extended Revolving Credit Commitments have been made available or that any Revolving Credit Commitment Increase has been effected, the loans outstanding in respect thereof shall be Revolving Credit Loans.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit B-2, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Credit Outstandings” means, with respect to any Revolving Credit Lender, such Revolving Credit Lender’s Outstanding Amount of Revolving Credit Loans and/or its share of L/C Obligations and Swingline Loans.

“Revolving Facilities” means  (a) the Revolving Credit Facility, (b) any Specified Refinancing Debt constituting revolving credit facility commitments and (c) the aggregate principal amount of the Revolving Credit Lenders’ Extended Revolving Credit Commitments in respect of any Extension, in each case, including the extensions of credit made thereunder.

“S&P” means Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sale Leasebacks” means any sale leaseback transaction with respect to all or any portion of any real property owned by a member of the Restricted Group that is permitted pursuant to Section 7.05(p).

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctioned Country” means, at any time, a country, region or territory that is the subject of a general export, import, financial, investment or other trade-related embargo under any Sanctions Laws and Regulations, which countries as of the date of this Agreement, include Cuba, Iran, North Korea, Sudan, Syria and the Crimea Region.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions Laws and Regulations-related list of designated Persons maintained by the U.S. government, including the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the

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U.S. Department of Commerce, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions Laws and Regulations” means any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the PATRIOT Act, or any of the foreign assets control regulations or any other law or executive order relating thereto administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, or any other agency of the U.S. government, the United Nations, Her Majesty’s Treasury of the United Kingdom, the European Union or any member state thereof.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank, except for any such Cash Management Agreement designated by the Borrower in writing to the Administrative Agent as an “unsecured cash management agreement” as of the Closing Date or, if later, as of the time of becoming a Cash Management Bank (or such later date as agreed by the Borrower, the applicable Cash Management Bank and the Administrative Agent).

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party and any Hedge Bank, except for any such Swap Contract designated by the Borrower in writing to the Administrative Agent as an “unsecured hedge agreement” as of the Closing Date or, if later, as of the time of becoming a Hedge Bank; provided that for the purposes of the Loan Documents in no circumstances shall any Excluded Swap Obligations constitute Obligations with respect to any Secured Hedge Agreement.

“Secured Net Leverage Ratio” means, on any date of determination, with respect to the Restricted Group on a consolidated basis, the ratio of (a) Consolidated Secured Indebtedness (less the unrestricted cash and Cash Equivalents of the Restricted Group as of such date in an amount not to exceed $50,000,000, of which not more than $25,000,000 shall be foreign cash and Cash Equivalents) of the Restricted Group on such date to (b) Consolidated EBITDA of the Restricted Group for the four fiscal quarter period most recently then ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable.

“Secured Obligations” means the collective Obligations of the Loan Parties now or hereafter existing under the Loan Documents, any Secured Cash Management Agreement or any Secured Hedge Agreement (as such Loan Documents, Secured Cash Management Agreements and/or Secured Hedge Agreements may be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks to the extent they are party to one or more Secured Hedge Agreements, the Cash Management Banks to the extent they are party to one or more Secured Cash Management Agreements, any Supplemental Agent and each co-agent or subagent appointed by the Administrative Agent from time to time pursuant to Article IX.

“Securities Act” means the Securities Act of 1933, as amended.

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“Security Agreement” means, collectively, the Security Agreement dated as of the date hereof executed by the Loan Parties party thereto, substantially in the form of Exhibit F-1 and the Pledge Agreement dated as of the date hereof executed by the Loan Parties party thereto, substantially in the form of Exhibit F-2, together with each other security agreement and security agreement supplement executed and delivered pursuant to Section 6.12, 6.14 or 6.15.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the assets of such Person is greater than the total amount of debts and other liabilities, subordinated, contingent or otherwise, of such Person, (b) the present fair saleable value of the assets of such Person is greater than the total amount that will be required to pay the liability of such Person on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amounts that would reasonably be expected to become an actual or matured liability or, if a different methodology is prescribed by applicable Laws, as prescribed by such Laws.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Refinancing Debt” has the meaning specified in Section 2.18(a).

“Specified Refinancing Revolving Credit Commitment” has the meaning specified in Section 2.18(a).

“Specified Refinancing Term Commitment” has the meaning specified in Section 2.18(a).

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.

“Specified Transaction” means (a) any incurrence or repayment of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement) in an aggregate amount exceeding $10,000,000, (b) any Investment that results in a Person becoming a Subsidiary, (c) any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, (d) any Permitted Acquisition, (e) any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, (f) any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person, (g) any Disposition of a business unit, line of business or division of the Borrower or any of the Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise or (h) any material restructuring of the Borrower or implementation of any initiative not in the ordinary course of business.

“Sponsor” means Cinven Capital Management (V) General Partner Limited and its Control Investment Affiliates (excluding, for purposes of the definitions of Change of Control and Permitted Holders, any operating portfolio companies of the foregoing).

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“Standard Securitization Undertakings” means reasonable and customary representations, warranties, covenants and indemnities made or provided by the Borrower or any Restricted Subsidiary in connection with a Permitted Receivables Financing.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurocurrency Rate Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling”, “Pounds Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (a) of which a majority of the shares of securities or other Equity Interests having ordinary voting power for the election of directors, managers or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or (b) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of the Borrower that are Guarantors; provided that notwithstanding anything to the contrary in this Agreement, no Subsidiary shall be excluded as a Subsidiary Guarantor if such Subsidiary enters into, or is required to enter into, a guarantee in respect of (or is required to become a borrower or other obligor under) any Refinancing Notes, any New Incremental Notes or any Permitted Additional Debt (except, in the case of Permitted Additional Debt, to the extent that a Restricted Subsidiary that is a Foreign Subsidiary is the issuer or borrower of such Permitted Additional Debt as permitted by Section 7.03(r)).

“Subsidiary Redesignation” has the meaning specified in the definition of “Unrestricted Subsidiary”.

“Supplemental Agent” has the meaning specified in Section 9.14(a).

“Swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and

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(b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any Swap.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.

“Swingline Facility” means the revolving credit facility made available by the Swingline Lender pursuant to Section 2.04.

“Swingline Lender” means PNC Bank, National Association in its capacity as provider of Swingline Loans, or any successor Swingline Lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.04(a).

“Swingline Note” means a promissory note of the Borrower payable to the Swingline Lender or its registered assigns, in substantially the form of Exhibit B-3, evidencing the aggregate indebtedness of the Borrower to the Swingline Lender resulting from the Swingline Loans made by the Swingline Lender.

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit A-3.

“Swingline Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Revolving Credit Facility of such time.  The Swingline Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Syndication Agent” means PNC Bank, National Association.

“Synthetic Lease Obligation” means the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Tax Group” has the meaning specified in Section 7.06(d)(ii).

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“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing of the same Type of Term Loan of a single Tranche from all the Lenders having Term Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurocurrency Rate Loans, the same Interest Period.

“Term Commitment” means, as to each Term Lender, (a) the Initial Term Commitments, (b) a Term Commitment Increase, (c) a New Term Commitment or (d) a Specified Refinancing Term Commitment.  The amount of each Lender’s Initial Term Commitment is as set forth in the definition thereof and the amount of each Lender’s other Term Commitments shall be as set forth in the Assignment and Assumption, or in the amendment or agreement relating to the respective Term Commitment Increase, New Term Commitment or Specified Refinancing Term Commitment pursuant to which such Lender shall have assumed its Term Commitment, as the case may be, as such amounts may be adjusted from time to time in accordance with this Agreement.

“Term Commitment Increase” has the meaning specified in Section 2.14(a)(ii).

“Term Facility” means a facility in respect of any Term Loan Tranche, as the context requires.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has an Initial Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans and/or Term Commitments at such time.

“Term Loan” means an advance made by any Term Lender under any Term Facility.

“Term Loan Tranche” means the respective facility and commitments utilized in making Term Loans hereunder, including (a) as of the Closing Date, the Initial Term Loans and (b) additional Term Loan Tranches that may be added after the Closing Date, i.e., New Term Loans, Specified Refinancing Term Loans, Extended Term Loans, New Term Commitments and Specified Refinancing Term Commitments.

“Term Note” means a promissory note of the Borrower payable to the order of any Term Lender or its registered assigns, in substantially the form of Exhibit B-1, evidencing the indebtedness of the Borrower to such Term Lender resulting from the Term Loans under the same Term Loan Tranche made or held by such Term Lender.

“Total Net Leverage Ratio” means, on any date of determination, with respect to the Restricted Group on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness (less the unrestricted cash and Cash Equivalents of the Restricted Group as of such date in an amount not to exceed $50,000,000, of which not more than $25,000,000 shall be foreign cash and Cash Equivalents) of the Restricted Group on such date to (b) Consolidated EBITDA of the Restricted Group for the four fiscal quarter period most recently then ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

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“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swingline Loans and L/C Obligations.

“Tranche” means any Term Loan Tranche or any Revolving Facility.

“Transaction” means, collectively, (a) the Borrower obtaining the Facilities and the initial borrowings of Loans on the Closing Date, (b) the Existing Credit Agreement Refinancing, (c) the financing on the Closing Date of working capital requirements and other general corporate purposes of the Borrower (including share repurchases) and (d) the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition (the “Transaction Costs”), and “Transactions” shall have a corresponding meaning.

“Transaction Costs” has the meaning given to such term in the definition of “Transaction”.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender, (b) with respect to the Swingline Lender, the aggregate amount, if any, of outstanding Swingline Loans in respect of which any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Credit Lender pursuant to Section 2.04(c) and (c) with respect to any L/C Issuer, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Credit Lender shall have failed to make Revolving Credit Loans or L/C Advances to reimburse such L/C Issuer pursuant to Section 2.03(c).

“Unfunded Pension Liability” means the excess of the present value of a Plan’s benefit liabilities under Section 4001(a) of ERISA over the current value of such Plan’s assets, determined in accordance with assumptions used by the actuary to such Plan in its most recent valuation.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower shall only be permitted to so designate an Unrestricted Subsidiary after the Closing Date and so long as (i) no Default has occurred and is continuing or would result therefrom, (ii) no such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Borrower or any other Restricted Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated, (iii) such Unrestricted Subsidiary shall be capitalized (to

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the extent capitalized by the Borrower or any Restricted Subsidiary) through Investments as permitted by, and in compliance with, Section 7.02 and valued at its fair market value (as determined by the Borrower in good faith) at the time of such designation, (iv) without duplication of preceding clause (iii), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.02 and valued at their fair market value (as determined by the Borrower in good faith) at the time of such designation, (v) such Subsidiary shall have been or will promptly be designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under (x) any Refinancing Notes, any New Incremental Notes and all Permitted Refinancings in respect thereof and (y) any Permitted Additional Debt or any Permitted Refinancing thereof with an aggregate outstanding principal amount in excess of $12,500,000, (vi) the Borrower and its Restricted Subsidiaries are in Pro Forma Compliance with the financial covenants set forth in Section 7.10 and (vii) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clauses (i) through (vi) and (b) any Subsidiary of an Unrestricted Subsidiary.  The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (A) no Default has occurred and is continuing or would result therefrom, (B) any Indebtedness of the applicable Subsidiary and any Liens encumbering its property existing as of the time of such Subsidiary Redesignation shall be deemed newly incurred or established, as applicable, at such time and (C) the Borrower shall have delivered to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower, certifying compliance with the requirements of preceding clause (A); provided, further, that no Unrestricted Subsidiary that has been designated as a Restricted Subsidiary pursuant to a Subsidiary Redesignation may again be designated as an Unrestricted Subsidiary.

“Unsecured Financing” means, collectively, any New Incremental Notes, any Refinancing Notes and any Permitted Additional Debt, in each case, that is unsecured and not expressly subordinated in right of payment to the Obligations, together with any Permitted Refinancings thereof.

“Unsecured Financing Documentation” means any documentation governing any Unsecured Financing.

“U.S. Bankruptcy Code” means Title 11 of the Bankruptcy Code of the United States or any successor thereof (as amended).

“U.S. Person” means any Person that is a “United States person” as defined in Section  701(a)(30) of the Code.

“U.S. Subsidiary” means any Subsidiary of the Borrower that (a) is organized under the laws of the United States, any state thereof or the District of Columbia, (b) is not a Subsidiary of a Controlled Foreign Subsidiary and (c) is not a FSHCO.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(h)(ii).

“Voting Equity Interests” means, with respect to any Person, the outstanding Equity Interests of a Person having the power, directly or indirectly, to designate the board of directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number

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of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo Bank” means Wells Fargo Bank, National Association, a national banking association.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)References in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (i) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (ii) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(d)The term “including” is by way of example and not limitation.

(e)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)Unless the context requires otherwise, (A) any definition or reference to any agreement, instrument or other document (including any Organization Document) shall be construed in referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).

(g)Any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(h)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

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(i)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03Accounting Terms.

(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, as in effect from time to time.

(b)If at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed); provided that, until so amended, (i) (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof or (ii) subject to the rights of the Required Lenders set forth in this Section 1.03(b), the Borrower may elect to fix GAAP (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to the Administrative Agent from time to time.

(c)Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

(d)Notwithstanding any other provision of this Agreement to the contrary, including the definitions of “Total Net Leverage Ratio”, “Secured Net Leverage Ratio”, “Consolidated EBITDA”, “Capitalized Lease” and “Indebtedness”, for purposes of this Agreement and the other Loan Documents, any lease by the Borrower or any of its Restricted Subsidiaries in respect of real property shall be treated as an operating lease and not as a Capitalized Lease.

Section 1.04Rounding.  Any financial ratios required to be maintained by the Borrower, or satisfied in order for a specific action to be permitted, under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

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Section 1.06Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

Section 1.07Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.08Currency Equivalents Generally.

(a)Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in clause (b) of this Section 1.08) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the applicable Exchange Rate; provided that the determination of any Dollar Amount shall be made in accordance with Section 3.02; provided further that if any basket amount expressed in Dollars is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(b)For purposes of determining the Secured Net Leverage Ratio and the Total Net Leverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of (A) testing the financial covenants under Section 7.10, at the Exchange Rate in respect thereof as of the last day of the fiscal quarter for which such measurement is being made, and (B) calculating any Secured Net Leverage Ratio and any Total Net Leverage Ratio (other than for the purposes of determining compliance with Section 7.10), at the Exchange Rate as of the date of calculation, and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

(c)For the purposes of determining the Dollar Amount of any amount specified in Article II on any date, any amount in a currency other than Dollars shall be converted to Dollars at the Exchange Rate as of the most recent Exchange Rate Reset Date occurring on or prior to such date.

Section 1.09Change in Currency.

(a)Each obligation of any Loan Party to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the

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adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)If a change in any currency of a country occurs, this Agreement will, to the extent the Administrative Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice relating to the applicable currency and otherwise to reflect the change in currency.

Section 1.10Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time after giving effect to any expiration periods applicable thereto; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.11Pro Forma Calculations.  Notwithstanding anything to the contrary herein, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be calculated on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four-quarter period but not later than the date of such calculation; provided that, notwithstanding the foregoing, when calculating the Secured Net Leverage Ratio for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with the financial covenants set forth in Section 7.10, any Specified Transaction and any related adjustment contemplated in the definition of “Pro Forma Basis” (and corresponding provisions of the definition of “Consolidated EBITDA”) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect.  Notwithstanding the foregoing, with respect to any Limited Condition Acquisition only, at the Borrower’s option, the Secured Net Leverage Ratio and the Total Net Leverage Ratio shall be determined, and any default or event of default blocker shall be tested, as of the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into and calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date, provided that (i) other than as specifically provided below in this Section 1.11, the Consolidated Net Income (and any other financial defined term derived therefrom) shall not include any Consolidated Net Income of, or attributable to, the target company or assets associated with any such Limited Condition Acquisition for usages other than in connection with the applicable transaction pertaining to such Limited Condition Acquisition unless and until the closing of such Limited Condition Acquisition shall have actually occurred, (ii) the determination of the Secured Net Leverage Ratio and the Total Net Leverage Ratio on or following the date of the definitive acquisition agreement and prior to the earlier of the date on which such acquisition is consummated or the definitive agreement for such acquisition is terminated shall be calculated on a pro forma basis assuming such acquisition and other pro forma events in connection therewith (including any incurrence of Indebtedness) have been consummated, and (iii) after the signing date but before the closing date for a Limited Condition Acquisition, the determination of ratios and baskets for purposes not related to such Limited Condition Acquisition shall be made as if the closing date had occurred on the same date as the signing date until such earlier time on which the applicable Limited Condition Acquisition is consummated, terminated or abandoned (the proviso of this sentence shall be referred to as the “Limited Condition Acquisition Proviso”).

Section 1.12Calculation of Baskets.  If any of the baskets set forth in Article VII of this Agreement are exceeded solely as a result of fluctuations to Consolidated EBITDA for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under Article VII, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.  For the avoidance of doubt, if the Borrower has made an election to utilize the Limited Condition Acquisition

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Proviso and any of the ratios or baskets for which compliance was determined or tested as such date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in  Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will be deemed to not have been exceeded as a result of such fluctuations.

Section 1.13No Personal Liability.  Where any person gives a certificate (or other document), makes any statement or makes a representation in each case on behalf of any of the parties to the Loan Documents pursuant to any provision thereof and such certificate, document, statement or representation proves to be incorrect, the individual shall incur no personal liability in consequence of such certificate, document, statement or undertaking being incorrect (save in the case of fraud, gross negligence or willful misconduct, in which case any liability of such individual shall be determined in accordance with applicable law).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01The Loans.

(a)The Initial Term Borrowings.  Subject to the terms and conditions set forth herein, each Term Lender with an Initial Term Commitment severally agrees to make a single loan denominated in Dollars to the Borrower (the “Initial Term Loans”) on the Closing Date in an amount not to exceed such Term Lender’s Initial Term Commitment.  The Initial Term Borrowing shall consist of Initial Term Loans made simultaneously by the Term Lenders in accordance with their respective Initial Term Commitments.  Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.  Initial Term Loans may be Base Rate Loans or Eurocurrency Rate Loans as further provided herein.

(b)The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans denominated in Dollars or in one or more Alternative Currencies (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time on and after the Closing Date, on any Business Day until and excluding the Business Day preceding the Maturity Date for the applicable Revolving Facility, in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment in respect of the applicable Revolving Facility; provided, however, that after giving effect to any Revolving Credit Borrowing under the applicable Revolving Facility, (i) the aggregate Dollar Amount of the Total Revolving Credit Outstandings under such Revolving Facility shall not exceed the Revolving Credit Commitments in respect of such Facility, (ii) the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit, and (iii) the aggregate Dollar Amount of the Outstanding Amount of the Revolving Credit Loans under such Revolving Facility of any Lender, plus such Lender’s Pro Rata Share of the Dollar Amount of the Outstanding Amount of all L/C Obligations under such Revolving Facility, plus the Dollar Amount of such Lender’s Pro Rata Share of the Outstanding Amount of all Swingline Loans shall not exceed such Lender’s Revolving Credit Commitment in respect of such Revolving Facility.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b).  Revolving Credit Loans may be Base Rate Loans (if denominated in Dollars) or Eurocurrency Rate Loans, as further provided herein.

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(c)Each Lender may, at its option, make any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

Section 2.02Borrowings, Conversions and Continuations of Loans.

(a)Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon irrevocable notice by the Borrower to the Administrative Agent; provided that Revolving Credit Loans denominated in an Alternative Currency may not be converted into Base Rate Loans.  Each such notice must be in writing and must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) (i) three Business Days prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Eurocurrency Rate Loans denominated in Dollars, (ii) four Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in any Alternative Currency, (iii) three Business Days prior to the requested date of any conversion of Eurocurrency Rate Loans to Base Rate Loans denominated in Dollars and (iv) one Business Day prior to the requested date of any Borrowing of Base Rate Loans denominated in Dollars; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans in an Alternative Currency having an Interest Period other than one, two, three or six months in duration (or, with respect to the Interest Period beginning on the Closing Date, an Interest Period ending on December 30, 2016) as provided in the definition of “Interest Period”, the applicable notice from the Borrower must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) five Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 10:00 a.m. (New York City time) three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower whether or not the requested Interest Period has been consented to by all the Appropriate Lenders.  Each notice by the Borrower pursuant to this Section 2.02(a) shall be delivered to the Administrative Agent in the form of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of not less than (x) of $1,000,000 or a whole multiple of $1,000,000 in excess thereof if denominated in Dollars, (y) €1,000,000 or a whole multiple of €1,000,000 in excess thereof if denominated in Euros, or (z) a Dollar Amount of $1,000,000 or a whole multiple of a Dollar Amount of $1,000,000 in excess thereof if denominated in an Alternative Currency other than Euros.  Except as provided in Sections 2.03(d) and 2.04(c), each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing (and, other than with respect to the Initial Term Loans (which shall be denominated in Dollars), whether such Term Borrowing shall be denominated in Dollars or in Euros), a Revolving Credit Borrowing, a conversion of a Tranche of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) in the case of Revolving Credit Loans, the currency in which the Revolving Credit Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which an existing Tranche of Term Loans or Revolving Credit Loans are to be converted, (vi) if applicable, the duration of the Interest Period with respect thereto and (vii) the account of the Borrower to be credited with the proceeds of such Borrowing.  If, (x) with respect to any Eurocurrency Rate Loans denominated in Dollars, the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Tranche of Term Loans or Revolving Credit Loans shall be made as, or converted to, a Eurocurrency Rate Loan denominated in

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Dollars with an Interest Period of one month or (y) with respect to any Eurocurrency Rate Loans denominated in any Alternative Currency, the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Tranche of Term Loans or Revolving Credit Loans shall be made as, or converted to, a Eurocurrency Rate Loan denominated in such Alternative Currency with an Interest Period of one month.  Any such automatic conversion or continuation pursuant to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurocurrency Rate Loans), it will be deemed to have specified an Interest Period of one month.  If no currency is specified, the requested Borrowing shall be in Dollars.  Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Eurocurrency Rate Loan.

(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Tranche of Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation of Eurocurrency Rate Loan is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Eurocurrency Rate Loans with an Interest Period of one month as described in Section 2.02(a).  In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m. (New York City time) on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to Revolving Credit Borrowing is given by the Borrower, there are Swingline Loans or L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swingline Loans and third, to the Borrower as provided above.

(c)Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due under Section 3.06 in connection therewith.  During the existence of an Event of Default, at the election of the Administrative Agent or if directed to do so by the Required Lenders, no Loans denominated in Dollars may be requested as, converted to or continued as Eurocurrency Rate Loans.

(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans of the same Type, there shall not be more than ten Interest Periods in effect (or such greater number of Interest Periods as may be acceptable to the Administrative Agent in its sole discretion).

(f)The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the

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date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03Letters of Credit.

(a)The Letter of Credit Commitment.  Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any of its Restricted Subsidiaries (provided that the Borrower hereby irrevocably agrees to reimburse the applicable L/C Issuer for amounts drawn on any Letters of Credit issued for the account of its Restricted Subsidiary on a joint and several basis with such Restricted Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit issued by such L/C Issuer and (B) the Revolving Credit Lenders under any Revolving Facility severally agree to participate in Letters of Credit issued for the account of the Borrower or any Restricted Subsidiary; provided that no L/C Issuer shall issue any Letter of Credit if, as of the date of such issuance (and after giving effect thereto) (u) with respect to any Revolving Facility, the sum of the Dollar Amount of the Total Revolving Credit Outstandings under such Revolving Facility would exceed the Revolving Credit Commitments in respect of such Revolving Facility, (v) with respect to any Revolving Facility, the aggregate Dollar Amount of the Outstanding Amount of the Revolving Credit Loans of any Lender under such Revolving Facility, plus the Dollar Amount of such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations under such Revolving Facility, plus the Dollar Amount of such Lender’s Pro Rata Share of the Outstanding Amount of all Swingline Loans would exceed such Lender’s Revolving Credit Commitment under such Revolving Facility, (w) the Dollar Amount of the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit, (x) the Letter of Credit is denominated in an Alternative Currency other than Euros or Pounds Sterling which has not been agreed to by the Administrative Agent, such L/C Issuer, all of the Revolving Credit Lenders and the Borrower, (y) the Dollar Amount of the Outstanding Amount of such L/C Issuer’s L/C Obligations would exceed such L/C Issuer’s L/C Commitment or (z) the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations denominated in Alternative Currencies would exceed the Alternative Currency Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(i)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, such L/C Issuer in good faith deems material to it;

(B)subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit (other than an Existing Letter of Credit) would occur more than 12 months after the

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date of issuance or last renewal, unless the Required Revolving Lenders and the L/C Issuer, in their sole discretion, have approved such expiry date;

(C)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (i) all the Revolving Credit Lenders and the L/C Issuer have approved such expiry date and (ii) such requested Letter of Credit has been Cash Collateralized by the applicant requesting such Letter of Credit in accordance with Section 2.16 at least five Business Days prior to the Letter of Credit Expiration Date;

(D)the issuance of such Letter of Credit would violate one or more generally applicable policies of such L/C Issuer in place at the time of such request;

(E)such Letter of Credit is in an initial stated amount of less than a Dollar Amount equal to $50,000 or such lesser amount as is acceptable to the applicable L/C Issuer in its sole discretion;

(F)the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or

(G)any Revolving Credit Lender is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the L/C Issuer’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including, first by reallocation of the Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations pursuant to Section 2.17(a)(iv) and thereafter by the delivery of Cash Collateral in accordance with Section 2.16 with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to a Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure.

(ii)No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iii)Each L/C Issuer shall act on behalf of the Revolving Credit Lenders under the applicable Revolving Facility with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.

(iv)Schedule 2.03 contains a description of certain letters of credit that were previously issued by an L/C Issuer for the account of the Borrower or a wholly owned Restricted Subsidiary thereof pursuant to the Existing Senior Facilities Agreement and which remain outstanding on the Closing Date and which will be deemed issued under this Agreement (and setting forth, with respect to each such letter of credit, (i) the name of the L/C Issuer, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount, (v) the currency in which

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the letter of credit is denominated, (vi) the name of the beneficiary, (vii) the expiry date and (viii) whether such letter of credit constitutes a standby letter of credit or a commercial letter of credit.  Each such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”), shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued on the Closing Date.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.  (i) Each Letter of Credit shall be issued (other than an Existing Letter of Credit) or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable L/C Issuer (it being understood that such draft language for each such Letter of Credit must be in English or, if agreed to in the sole discretion of the applicable L/C Issuer, accompanied by an English translation certified by the Borrower to be a true and correct English translation), appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. (New York City time) at least three Business Days in the case of a Letter of Credit to be denominated in Dollars, or at least five Business Days in the case of a Letter of Credit to be denominated in any Alternative Currency (or, in either case, such shorter period as such L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day not later than 30 days prior to the Maturity Date of the Revolving Credit Facility, unless the Administrative Agent and the L/C Issuer otherwise agree); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the currency in which the requested Letter of Credit will be denominated (which must be Dollars, Euros, Pounds Sterling or such other Alternative Currency); (H) the Person for whose account the requested Letter of Credit is to be issued (which must be a member of the Restricted Group); and (I) such other matters as the applicable L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer:  (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment and (4) such other matters as the applicable L/C Issuer may reasonably request.

(ii)Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by such L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or any Restricted Subsidiary (as designated in the Letter of Credit Application) or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit under any Revolving Facility, each Revolving Credit Lender under such Revolving Facility shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer an unfunded risk participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of such Revolving Facility multiplied by the amount of such Letter of Credit.

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(iii)If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit (other than an Existing Letter of Credit) must permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Renewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Revolving Credit Lenders under the applicable Revolving Facility shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such renewal if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(i) or otherwise) , or (B) it has received notice on or before the day that is five Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also (A) deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment and (B) notify each Revolving Credit Lender of such issuance or amendment and the amount of such Revolving Credit Lender’s Pro Rata Share therein.

(c)Drawings and Reimbursements; Funding of Participations.  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Each L/C Issuer shall notify the Borrower on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), and the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (and in the same currency in which such drawing was made) no later than on the next succeeding Business Day (and any reimbursement made on such next Business Day shall be taken into account in computing interest and fees in respect of any such Letter of Credit) after the Borrower shall have received notice of such payment with interest on the amount so paid or disbursed by such L/C Issuer, to the extent not reimbursed prior to 12:00 p.m. (New York City time) on the respective Honor Date, from and including the date paid or disbursed to but excluding the date such L/C Issuer was reimbursed by the Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Rate as in effect from time to time for Revolving Credit Loans that are maintained as Base Rate Loans.  If the Borrower fails to so reimburse such L/C Issuer on such next Business Day, the Administrative Agent shall promptly notify each Revolving Credit Lender of the applicable Revolving Facility of the Honor Date, the amount of the unreimbursed drawing (expressed in the Dollar Amount thereof in the case of an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof.  In such event, (x) in the case of an Unreimbursed Amount denominated in Dollars, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans and (y) in the case of an Unreimbursed Amount denominated in an Alternative Currency (but expressed in its Dollar Amount), the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Eurocurrency Rate Loans denominated in Dollars, in each case, under the applicable Revolving Facility and to be disbursed on such date in an amount equal to (A) the Dollar Amount of the Unreimbursed Amount plus (B) in the case of any Unreimbursed Amount denominated in any Alternative Currency (but expressed in its Dollar Amount), an additional amount equal to the amount

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required to convert Dollars into the currency of the unreimbursed drawing, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans or Eurocurrency Rate Loans, as the case may be, but subject to the Available Revolving Credit Commitments under the applicable Revolving Facility.  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Revolving Credit Lender under the applicable Revolving Facility (including each Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars or the applicable Alternative Currency, at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of Dollar Amount of the Unreimbursed Amount not later than 1:00 p.m. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan in the form of in the case of a Letter of Credit (x) denominated in Dollars, a Base Rate Loan to the Borrower in such amount and (y) denominated in an Alternative Currency, a Eurocurrency Rate Loan denominated in Dollars to the Borrower in such amount plus, in the case of any Unreimbursed Amount denominated in any Alternative Currency (but expressed in its Dollar Amount), an additional amount equal to the amount required to convert Dollars into the currency of the unreimbursed drawing.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans for Letters of Credit denominated in Dollars or Eurocurrency Rate Loans for Letters of Credit denominated in an Alternative Currency, as the case may be, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced plus, in the case of any Unreimbursed Amount denominated in any Alternative Currency (but expressed in its Dollar Amount), an additional amount equal to the amount required to convert Dollars into the currency of the unreimbursed drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Revolving Credit Loans.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)Until each Revolving Credit Lender under the applicable Revolving Facility funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.

(v)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the unavailability of any currency, (C) the occurrence or continuance of a Default or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing.  Notwithstanding the foregoing, if the Borrower Cash Collateralizes Letters of Credit as

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required pursuant to Section 2.03(a)(i)(C) with respect to any Letter of Credit that matures after the Letter of Credit Expiration Date, then on the Letter of Credit Expiration Date, the Revolving Credit Lenders shall have no further obligations to make Revolving Credit Loans or L/C Advances or reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the applicable Overnight Rate from time to time in effect and a rate reasonably determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)Repayment of Participations.  (i) If, at any time after an L/C Issuer under any Revolving Facility has made a payment under any Letter of Credit issued by it and has received from any Revolving Credit Lender under such Revolving Facility such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or, in the case of any Unreimbursed Amount denominated in any Alternative Currency (but expressed in its Dollar Amount), an additional amount equal to the amount required to convert Dollars into the currency of the unreimbursed drawing or, in each case interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender under the applicable Revolving Facility shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Credit Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Obligations Absolute.  The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute,

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unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or the applicable Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, administrator, administrative receiver, judicial manager, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower or any other account party in respect of such Letter of Credit; or

(vi)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the instructions of the Borrower or other irregularity, the Borrower will promptly notify the applicable L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the applicable L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (iii) the due execution, effectiveness, validity

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or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement.  None of the applicable L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect, special, punitive, consequential or exemplary, damages suffered by the Borrower which a court of competent jurisdiction determines in a final non-appealable judgment were caused by such L/C Issuer’s willful misconduct or gross negligence.  In furtherance and not in limitation of the foregoing, the applicable L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a Letter of Credit fee which shall accrue for each Letter of Credit of each Revolving Facility in an amount equal to the Applicable Rate then in effect for Eurocurrency Rate Loans with respect to the Revolving Credit Facility multiplied by the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided, however, that any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Revolving Credit Lenders under the applicable Revolving Facility in accordance with the upward adjustments in their respective Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account.  Such Letter of Credit fees shall be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each March, June, September and December, in respect of the quarterly period then ending (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date (or on the date of termination of such Letter of Credit, if earlier) and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Each payment of fees under this clause (g) on any Letters of Credit shall be made in Dollars in accordance with the Dollar Amount thereof (calculated as of the date of payment of such fees).

(h)Fronting Fee and Documentary and Processing Charges Payable to an L/C Issuer.  The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee at a rate equal to 0.125% per annum computed on the maximum daily Dollar Amount of the amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the quarterly period then ending (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the maximum daily Dollar Amount of the amount available to be

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drawn under any Letter of Credit (including for purposes of Section 2.03(g)), the amount of such Letter of Credit shall be determined in accordance with Section 1.10.  Each payment of fees required above under this clause (h) on any Letters of Credit denominated in an Alternative Currency shall be made in Dollars.  In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, administration, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within five Business Days of demand and are non‑refundable.

(i)Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j)Reporting.  To the extent that any Letters of Credit are issued by an L/C Issuer other than the Administrative Agent, each such L/C Issuer shall furnish to the Administrative Agent a report detailing the daily L/C Obligations outstanding under all Letters of Credit issued by it under any Revolving Facility, such report to be in a form and at reporting intervals as shall be agreed between the Administrative Agent and such L/C Issuer; provided that in no event shall such reports be furnished at intervals greater than 31 days.  In addition, each L/C Issuer shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an L/C Issuer or making any change to its L/C Commitment.

(k)Provisions Related to Extended Revolving Credit Commitments.  If the Maturity Date in respect of any Revolving Facility of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to this Section 2.03) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating Revolving Facilities up to an aggregate amount not to exceed the aggregate principal amount of the Available Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and to the extent any Letters of Credit are not able to be reallocated pursuant to this clause (i) and there are outstanding Revolving Credit Loans under the non-terminating Revolving Facilities, the Borrower agrees to repay all such Revolving Credit Loans (or such lesser amount as is necessary to reallocate all Letters of Credit pursuant to this clause (i)) or (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.16 but only up to the amount of such Letter of Credit not so reallocated.  Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Credit Lenders in any Letter of Credit issued before such Maturity Date.

(l)Applicability of ISP98 and UCP.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, (i) either (A) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) or (B) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce, at the election of the applicable L/C Issuer, shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

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Section 2.04Swingline Loans.

(a)Swingline Borrowings.  Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.04, shall make loans in Dollars (each such loan, a “Swingline Loan”) to the Borrower from time to time on any Business Day (other than the Closing Date) until the Maturity Date for the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the Swingline Sublimit; provided, however, that after giving effect to any Swingline Loan, (i) the Total Revolving Credit Outstandings shall not exceed the aggregate amount of the Revolving Credit Commitments and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all Swingline Loans at such time shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment; provided further, that the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swingline Loan shall bear interest only at a rate based on the Base Rate.  Immediately upon the making of a Swingline Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to such Revolving Credit Lender’s Pro Rata Share of the Revolving Facility multiplied by the amount of such Swingline Loan.

(b)Borrowing Procedures.  Each Swingline Borrowing shall be made upon the irrevocable notice by the Borrower to the Swingline Lender and the Administrative Agent, which notice may be by telephone (which telephonic notice shall be promptly confirmed in writing).  Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. (New York City time) on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 or a whole multiple of $100,000 in excess thereof, (ii) the requested borrowing date, which shall be a Business Day and (iii) the account of the Borrower to be credited with the proceeds of such Swingline Borrowing.  The Borrower shall deliver to the Swingline Lender and the Administrative Agent a written Swingline Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent of the contents thereof.  Unless the Swingline Lender has received notice from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. (New York City time) on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a) or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. (New York City time) on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower.  Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when a Revolving Credit Lender is a Defaulting Lender unless the Swingline Lender has entered into arrangements reasonably satisfactory to it to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans, including by Cash Collateralizing such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swingline Loans.

(c)Refinancing of Swingline Loans.  (i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (and the Borrower hereby irrevocably

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authorizes the Swingline Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swingline Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02(a), without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02.  The Swingline Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. (New York City time) on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)If for any reason any Swingline Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing.  If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s committed Loan included in the relevant committed Borrowing or funded participation in the relevant Swingline Loan, as the case may be.  A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan

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Notice) (it being understood and agreed, however, for the avoidance of doubt, each Revolving Credit Lender’s obligation to fund a risk participation pursuant to Section 2.04(c)(ii) shall not be subject to the satisfaction of any of the conditions in Section 4.02).  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d)Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Credit Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii)If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Credit Lender shall pay to the Swingline Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swingline Lender.  The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Interest for Account of Swingline Lender.  The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Pro Rata Share of any Swingline Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swingline Lender.

(f)Payments Directly to Swingline Lender.  The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

(g)Extended Revolving Credit Commitments.  If the Maturity Date shall have occurred in respect of any Tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer Maturity Date, then on the earliest occurring Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Maturity Date); provided, however, that if on the occurrence of such earliest Maturity Date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(k)), no Default then exists or would result therefrom and there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Swingline Loans shall not be so required to be repaid in full on such earliest Maturity Date.

Section 2.05Prepayments.

(a)Optional.  (i) The Borrower may, upon notice substantially in the form of Exhibit J to the Administrative Agent, at any time or from time to time voluntarily prepay Loans (other than

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Swingline Loans, the prepayment terms of which are governed by Section 2.05(a)(ii)) in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in an Alternative Currency and (C) one Business Day prior to any date of prepayment of Base Rate Loans (or, in each case, such shorter period as the Administrative Agent shall agree in its sole discretion); (2) any prepayment of Eurocurrency Rate Loans shall be in a principal Dollar Amount of $1,000,000 (or, in the case of a prepayment of a Loan denominated in Euros, €1,000,000) or a whole multiple of the Dollar Amount of $1,000,000 (or, in the case of a prepayment of a Loan denominated in Euros, €1,000,000) in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding (it being understood that Base Rate Loans shall be denominated in Dollars only).  Each such notice shall specify the date and amount of such prepayment, the Tranche of Loans to be prepaid, the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans (except that if the class of Loans to be prepaid includes both Base Rate Loans and Eurocurrency Rate Loans, absent direction by the Borrower, the applicable prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.06).  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility).  If such notice is given by the Borrower, subject to clause (iii) below, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.06.  Each prepayment of the principal of, and interest on, any Revolving Credit Loans denominated in any Alternative Currency shall be made in such currency (even if the Borrower is required to convert currency to do so).  Each prepayment of outstanding Term Loan Tranches pursuant to this Section 2.05(a) shall be applied to the applicable Term Loan Tranche on a pro rata basis to the Lenders under such tranche (other than a prepayment of Term Loans with the proceeds of (x) Indebtedness incurred pursuant to Section 2.18 or (y) any Refinancing Notes issued to the extent permitted under Section 7.03, which, in each case, shall be applied to the Term Loan Tranche being refinanced pursuant thereto).  All voluntary prepayments of a Term Loan Tranche in accordance with this Section 2.05(a) shall be applied to the remaining scheduled installments of the respective Term Loan Tranche as directed by the Borrower (or, if the Borrower have not made such designation, in direct order of maturity); and each such prepayment shall be paid to the Appropriate Lenders on a pro rata basis, except as set forth above.

(ii)The Borrower may, upon notice by the Borrower to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 12:00 p.m. (New York City time) on the date of the prepayment and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, subject to clause (iii) below, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein

(iii)Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.05(a)(i) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in

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which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)Mandatory.

(i)Asset Dispositions.  (A) If (x) any member of the Restricted Group Disposes of any property or assets (other than any Disposition (1) to a Loan Party or (2) by a Restricted Subsidiary that is not a Loan Party to another Restricted Subsidiary that is not a Loan Party) pursuant to Section 7.05(f)(ii), (k), (l), (p), (q) or (r)(ii), or (y) any Casualty Event occurs, and any transaction or series of related transactions described in the foregoing clauses (x) and (y) results in the receipt by members of the Restricted Group of aggregate Net Cash Proceeds in excess of $10,000,000 in any fiscal year (any such transaction or series of related transactions resulting in Net Cash Proceeds being a “Relevant Transaction”), (1) the Borrower shall give written notice to the Administrative Agent thereof promptly after the date of receipt of such Net Cash Proceeds and (2) except to the extent the Borrower elects in such notice to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 2.05(b)(i)(B), the Borrower shall prepay, subject to Section 2.05(b)(vii), an aggregate principal amount of Term Loans in an amount equal to all Net Cash Proceeds received from such Relevant Transaction within 15 Business Days of receipt thereof by such member of the Restricted Group; provided that the Borrower may use a portion of the Net Cash Proceeds received from such Relevant Transaction to prepay or repurchase any other Indebtedness that is secured by the Collateral on a first lien “equal and ratable” basis with Liens securing the Obligations to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Relevant Transaction, to the extent not deducted in the calculation of Net Cash Proceeds, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.08 and Section 3.02) and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.08 and Section 3.02).

(B)With respect to any Net Cash Proceeds realized or received with respect to any Relevant Transaction, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in the business of the Borrower within 365 days following receipt of such Net Cash Proceeds (or, if the Borrower has contractually committed within 365 days following receipt of such Net Cash Proceeds to reinvest such Net Cash Proceeds, then within 545 days following receipt of such Net Cash Proceeds); provided, however, that if any of such Net Cash Proceeds from a Relevant Transaction are no longer intended to be so reinvested at any time after the occurrence of the Relevant Transaction (or are not reinvested within such 365 days or 545 days, as applicable), an amount equal to any such Net Cash Proceeds shall be promptly applied to the prepayment of Term Loans (subject to the proviso set forth in clause (A) above) as set forth in this Section 2.05.

(ii)Refinancing Indebtedness.  Upon the incurrence or issuance by any member of the Restricted Group of any Refinancing Notes, any Specified Refinancing Term Loans or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall prepay an aggregate principal amount of the applicable Term Loan Tranche in an

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amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such member of the Restricted Group.

(iii)Permitted Receivables Financing Assets.  Without duplication, upon the receipt of the Borrower or any Restricted Subsidiary of Net Cash Proceeds of the type described in clause (d) of the definition of “Net Cash Proceeds”, the Borrower shall immediately apply such proceeds to the prepayment of Term Loans as set forth in this Section 2.05.

(iv)Specified Refinancing Debt.  Upon the incurrence by any member of the Restricted Group of any Specified Refinancing Debt constituting revolving credit facilities, the Borrower shall prepay an aggregate principal amount of the applicable Tranche of Revolving Credit Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by member of the Restricted Group.

(v)Revolving Facility.  If for any reason (other than currency fluctuations, which shall be governed by Section 3.02(b)) the sum of the Dollar Amount of the Total Revolving Credit Outstandings under any Revolving Facility at any time exceeds the Revolving Credit Commitments in respect of such Revolving Facility then in effect (including after giving effect to any reduction in the Revolving Credit Commitments under such Revolving Facility pursuant to Section 2.06), the Borrower shall immediately prepay the applicable Revolving Facility or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless, after the prepayment in full of the Revolving Credit Loans under such Revolving Facility and Swingline Loans, the Dollar Amount of the Total Revolving Credit Outstandings under such Revolving Facility exceeds the aggregate Revolving Credit Commitments, in respect of such Revolving Facility then in effect.

(vi)Application of Proceeds.  Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied to each Term Loan Tranche on a pro rata basis (or, if agreed to in writing by the Majority Lenders of a Term Loan Tranche, in a manner that provides for more favorable prepayment treatment of other Term Loan Tranches, so long as each other such Term Loan Tranche receives its Pro Rata Share of any amount to be applied more favorably) (other than a prepayment of (x) Term Loans or Revolving Credit Loans, as applicable, with the proceeds of Indebtedness incurred pursuant to Section 2.18, which shall be applied to the Term Loan Tranche or Revolving Facility, as applicable, being refinanced pursuant thereto or (y) Term Loans with the proceeds of any Refinancing Notes issued to the extent permitted under Section 7.03(a), which shall be applied to the Term Loan Tranche being refinanced pursuant thereto).  Amounts to be applied to a Term Loan Tranche in connection with prepayments made pursuant to this Section 2.05(b) shall be applied (A) (to the extent applicable) to the next eight scheduled installments following the relevant prepayment event with respect to such Term Loan Tranche in direct order of maturity and thereafter shall be applied ratably to any remaining scheduled installments with respect to such Term Loan Tranche (including any payment due on maturity of such Term Loan Tranche) or, (B) if there are no scheduled installments with respect to such Term Loan Tranche, to reduce the final bullet amount due on maturity of such Term Loan Tranche.  Each prepayment of Term Loans under a Facility pursuant to this Section 2.05(b) shall be applied on a pro rata basis to the then outstanding Base Rate Loans and Eurocurrency Rate Loans under such Facility; provided that the amount thereof shall be applied first to Base Rate Loans under such Facility to the full extent thereof before application to Eurocurrency Rate Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.06.

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(vii)Eurocurrency Rate Loans.  All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.06.  Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder with the Administrative Agent to be held as security for the obligations of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b) (determined as of the date such prepayment was required to be originally made); provided that, such unpaid Eurocurrency Rate Loans shall continue to bear interest in accordance with Section 2.08 until such unpaid Eurocurrency Rate Loans have been pre-paid.  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b) (determined as of the date such prepayment was required to be originally made).  Notwithstanding anything to the contrary contained in this Agreement, any amounts held by the Administrative Agent pursuant to this clause (vii) pending application to the applicable Term Loans shall be held and applied to the satisfaction of the applicable Term Loans prior to any other application of such property as may be provided for herein.

(viii)Foreign Dispositions.  Notwithstanding any other provisions of this Section 2.05, to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary (a “Foreign Disposition”) or the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), in each case giving rise to a prepayment event pursuant to Section 2.05(b)(i) (A) are or is prohibited, restricted or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agrees to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.05 to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds, the Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary, so long, but only so long as, such material tax cost consequences exist, and once such material tax cost consequences no longer exist such repatriation will be immediately effected and such repatriated Net Cash proceeds will be promptly (and in any event no later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the prepayment of the Loans pursuant to this Section 2.05 to the extent provided herein.

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(c)Applicable Currency.  All Loans shall be repaid, whether pursuant to this Section 2.05 or otherwise, in the currency in which they were made.

Section 2.06Termination or Reduction of Commitments.

(a)Optional.  The Borrower may, upon written notice to the Administrative Agent, terminate the unused portions of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments under any Revolving Facility, or from time to time permanently reduce the unused portions of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit, or the unused Revolving Credit Commitments under any Revolving Facility; provided that (i) any such notice shall be received by the Administrative Agent five Business Days (or such shorter period as the Administrative Agent shall agree) prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of (x) $1,000,000 or any whole multiple of $1,000,000 in excess thereof in respect of Commitments denominated in Dollars, (y) €1,000,000 or any whole multiple of €1,000,000 in excess thereof in respect of Commitments denominated in Euros and (z) £1,000,00 or any whole multiple of £1,000,00 in excess thereof in respect of Commitments denominated in Pounds Sterling and (iii) the Borrower shall not terminate or reduce (A) the Commitments under any Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Dollar Amount of the Total Revolving Credit Outstandings under such Revolving Facility would exceed the Revolving Credit Commitments in respect of such Revolving Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Dollar Amount of the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit or (C) the Swingline Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swingline Loans would exceed the Swingline Sublimit.  Any such notice of termination or reduction of commitments pursuant to this Section 2.06(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b)Mandatory.  (i) The Aggregate Commitments under a Term Loan Tranche shall be automatically and permanently reduced to zero on the date of the initial incurrence of Term Loans under such Term Loan Tranche.

(ii)Upon the incurrence by any member of the Restricted Group of any Specified Refinancing Debt constituting revolving credit facilities, the Revolving Credit Commitments of the Revolving Credit Lenders under the Tranche of Revolving Credit Loans being refinanced shall be automatically and permanently reduced on a ratable basis by an amount equal to 100% of the Commitments under such revolving credit facilities.

(iii)If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit, the Alternative Currency Sublimit or the Swingline Sublimit exceeds the amount of the Revolving Credit Facility at such time, the Letter of Credit Sublimit, the Alternative Currency Sublimit or the Swingline Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(iv)The aggregate Revolving Credit Commitments with respect to the applicable Revolving Facility shall automatically and permanently be reduced to zero on the Maturity Date with respect to such Revolving Facility.

(c)Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of the Commitments

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under any Term Loan Tranche, the Letter of Credit Sublimit or the Revolving Credit Commitment under this Section 2.06.  Upon any reduction of Commitments under a Facility or Tranche thereof, the Commitment of each Lender under such Facility or Tranche thereof shall be reduced by such Lender’s ratable share of the amount by which such Facility or Tranche thereof is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.08).  All commitment fees accrued until the effective date of any termination of the Aggregate Commitments and unpaid, shall be paid on the effective date of such termination.  For the avoidance of doubt, to the extent that any portion of the Revolving Credit Loans have been refinanced with one or more new revolving credit facilities constituting Specified Refinancing Debt, any prepayments of revolving Loans made pursuant to this Section 2.06 (other than any prepayments of revolving Loans made pursuant to Section 2.06(b)(ii)) shall be allocated ratably among the Revolving Facilities.

Section 2.07Repayment of Loans.

(a)Initial Term Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders holding Initial Term Loans outstanding in consecutive quarterly scheduled installments on each March 31, June 30, September 30 and December 31 (commencing on March 31, 2017) as set forth below (which scheduled installments shall, to the extent applicable, be reduced as a result of the application of pre-payments in accordance with the order of priority set forth in Sections 2.05 and 2.06, or be increased as a result of any increase in the amount of Initial Term Loans pursuant to Section 2.14 (such increased scheduled installment to be calculated in the same manner (and on the same basis) as the schedule set forth below for the Initial Term Loans made or deemed to be made as of the Closing Date):

PAYMENT DATE	PRINCIPAL INSTALLMENT
March 31, 2017	$3,093,750
June 30, 2017	$3,093,750
September 30, 2017	$3,093,750
December 31, 2017	$3,093,750
March 31, 2018	$4,125,000
June 30, 2018	$4,125,000
September 30, 2018	$4,125,000
December 31, 2018	$4,125,000
March 31, 2019	$4,125,000
June 30, 2019	$4,125,000
September 30, 2019	$4,125,000
December 31, 2019	$4,125,000
March 31, 2020	$5,156,250
June 30, 2020	$5,156,250
September 30, 2020	$5,156,250
December 31, 2020	$5,156,250
March 31, 2021	$6,187,500
June 30, 2021	$6,187,500
September 30, 2021	$6,187,500
Maturity Date	All remaining outstanding Initial Term Loans

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To the extent not previously paid, all Initial Term Loans shall be due and payable on the Maturity Date for the Initial Term Loans.

(b)New Term Loans.  The principal amount of New Term Loans of each Term Lender shall be repaid as provided in the amendment to this Agreement in respect of such New Term Loans as contemplated by Section 2.14, subject to the requirements of Section 2.14 (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06, or be increased as a result of any increase in the amount of New Term Loans pursuant to Section 2.14 (such increased scheduled installments to be calculated in the same manner (and on the same basis) as the schedule set forth in the amendment to this Agreement in respect of such New Term Loans as contemplated by Section 2.14 for the initial incurrence of such New Term Loans)).  To the extent not previously paid, each New Term Loan shall be due and payable on the Maturity Date applicable to such New Term Loans.

(c)Specified Refinancing Term Loans.  The principal amount of Specified Refinancing Term Loans of each Term Lender shall be repaid as provided in the Refinancing Amendment, subject to the requirements of Section 2.18 (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06, or be increased as a result of any increase in the amount of Specified Refinancing Term Loans pursuant to Section 2.14 (such increased scheduled installments to be calculated in the same manner (and on the same basis) as the schedule set forth in the Refinancing Amendment for the initial incurrence of such Specified Refinancing Term Loans)).  To the extent not previously paid, each Specified Refinancing Term Loan shall be due and payable on the Maturity Date applicable to such Specified Refinancing Term Loans.

(d)Extended Term Loans.  The principal amount of Extended Term Loans of each Extending Term Lender shall be repaid as provided in the amendment to this Agreement in respect of such Extended Term Loans as contemplated by Section 2.19, subject to the requirements of Section 2.19 (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06).  To the extent not previously paid, each Extended Term Loan shall be due and payable on the Maturity Date applicable to such Extended Term Loans.

(e)Revolving Credit Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the applicable Maturity Date of a Revolving Facility the aggregate principal amount of all of its Revolving Credit Loans under such Revolving Facility outstanding on such date.

(f)Swingline Loans.  The Borrower shall repay each Swingline Loan on the earlier to occur of (i) the date that is five Business Days after such Swingline Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Swingline Lender, the Borrower shall repay Swingline Loans in an amount sufficient to eliminate any Fronting Exposure in respect of the Swingline Loans.

(g)All Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in the currency in which they were made.

Section 2.08Interest.

(a)Subject to the provisions of Section 2.08(f), each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per

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annum equal to the sum of (i) the Adjusted Eurocurrency Rate applicable to the currency in which such Eurocurrency Rate Loan is incurred for such Interest Period plus (ii) the Applicable Rate for Eurocurrency Rate Loans under such Facility.  Each Term Loan and each Revolving Credit Loan denominated in any Alternative Currency shall be a Eurocurrency Rate Loan.

(b)Subject to the provisions of Section 2.08(f), (A) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date or conversion date, as the case may be, at a rate per annum equal to the sum of (i) the Base Rate plus (ii) the Applicable Rate for Base Rate Loans under such Facility and (B) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of (i) the Base Rate plus (ii) the Applicable Rate for Base Rate Loans under the Revolving Facility (or, if there is more than one Revolving Facility at such time, under the Revolving Facility with the highest Applicable Rate).

(c)Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided that in the event of any repayment or prepayment of any Loan (other than Revolving Credit Loans bearing interest based on the Base Rate that are repaid or prepaid without any corresponding termination or reduction of the Revolving Credit Commitments other than as set forth in Section 2.14(e)), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)Interest on each Loan shall be payable in the currency in which each Loan was made.

(e)All computations of interest hereunder shall be made in accordance with Section 2.10 of this Agreement.

(f)The Borrower shall pay interest on all overdue Obligations hereunder, which shall include all Obligations following an acceleration pursuant to Section 8.02 (including an automatic acceleration) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

Section 2.09Fees.  In addition to certain fees described in Sections 2.03(g) and (h):

(a)Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share of each Revolving Facility, a commitment fee in Dollars equal to the Applicable Commitment Fee multiplied by the actual daily amount by which the aggregate Revolving Credit Commitments under such Revolving Facility exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans under such Revolving Facility and (B) the Outstanding Amount of L/C Obligations under such Revolving Facility, subject to adjustment as provided in Section 2.17.  The commitment fee with respect to any Revolving Facility shall accrue at all times from the Closing Date until the Maturity Date for such Revolving Facility, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the last Business Day of the first fiscal quarter to end following the Closing Date, and on the Maturity Date for such Revolving Facility. For the avoidance of doubt, any outstanding Swingline Loans shall be ignored for purposes of calculating the commitment fee pursuant to this Section 2.09(a).

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(b)Other Fees.  The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts or for the account of the Lenders, as appropriate, fees in the amounts and at the times separately agreed up on between the Borrower (or Parent) and the Arrangers or the Administrative Agent, as the case may be (including those fees specified in the Fee Letters).

Section 2.10Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.  All computations of interest for (i) Base Rate Loans based on the Prime Lending Rate and (ii) Eurocurrency Rate Loans denominated in Pounds Sterling shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11Evidence of Indebtedness.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender or its registered assigns, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its accounts or records pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is

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incorrect, in the Register or such accounts or records shall not limit the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12Payments Generally; Administrative Agent’s Clawback.

(a)General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, and except with respect to payments in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. (New York City time) on the date specified herein.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than 12:00 p.m. (New York City time) on the dates specified herein.  If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Amount of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility or Tranche thereof (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 12:00 p.m. (New York City time) shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b)(i)Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, not later than 12:00 p.m. (New York City time) on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if any Lender does not in fact make its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the applicable Overnight Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans under the applicable Facility.  If both the Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the

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Borrower may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.

(ii)Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower does not in fact make such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the applicable Overnight Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.

(d)Obligations of the Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.07 are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Section 9.07.

(e)Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)Insufficient Funds.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(g)Unallocated Funds.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for

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which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations, outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13Sharing of Payments.

(a)If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or Swingline Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or in Swingline Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.  For the avoidance of doubt, the provisions of this Section 2.13 shall not be construed to apply to (A) the application of Cash Collateral provided for in Section 2.16, (B) the assignments and participations described in Section 10.07, (C) (i) the incurrence of any New Term Loans in accordance with Section 2.14, (ii) the prepayment of Revolving Credit Loans in accordance with Section 2.14(e) in connection with a Revolving Credit Commitment Increase or (iii) any Specified Refinancing Debt in accordance with Section 2.18, (D) any loan modification offer described in Section 10.01 or Extension described in Section 2.19, or (E) any applicable circumstances contemplated by Sections 2.05(b), 2.14, 2.17, 3.03 or 3.08.

Section 2.14Incremental Facilities.

(a)The Borrower may, from time to time after the Closing Date, by notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying the proposed amount thereof, request

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(i)an increase in the Commitments under any Revolving Facility (which shall be on the same terms as, and become part of, the Revolving Facility proposed to be increased) (a “Revolving Credit Commitment Increase”),

(ii)an increase in any Term Loan Tranche then outstanding (which shall be on the same terms as, and become part of, the Term Loan Tranche proposed to be increased hereunder (except as otherwise provided in clause (c) below with respect to amortization)) (each, a “Term Commitment Increase”) and

(iii)the addition of one or more new term loan facilities to the Facilities (each, a “New Term Facility”; and any advance made by a Lender thereunder, a “New Term Loan”; and the commitments thereof, the “New Term Commitment” and together with the Revolving Credit Commitment Increase and the Term Commitment Increase, the “New Loan Commitments”)

by an amount not to exceed the sum of (x) the Dollar Capped Incremental Amount plus (y) an unlimited amount (the “Ratio-Based Incremental Facility”) so long as, in the case of this clause (y) (subject to the Limited Condition Acquisition Proviso in connection with any Permitted Acquisition or permitted Investment that constitutes an acquisition (other than an intercompany Investment)), the Maximum Secured Net Leverage Requirement is satisfied plus (z) the Prepay Incremental Amount (such aggregate amount, at any such time, the “Incremental Amount”); provided that any such request for an increase shall be in a minimum amount of the lesser of (A) a Dollar Amount of $5,000,000 and (B) the entire amount of any increase that may be requested under this Section 2.14; provided, further, that any New Loan Commitments established pursuant to this Section 2.14 and New Incremental Notes issued pursuant to Section 2.15 will reduce the Incremental Amount, provided that such amounts shall (1) reduce the maximum amount under the Prepay Incremental Amount prior to reducing the maximum amount under the Dollar Capped Incremental Amount or counting towards the Ratio-Based Incremental Facility and (2) count towards the Ratio-Based Incremental Facility prior to reducing the maximum amount under the Dollar Capped Incremental Amount (to the extent permitted by the Secured Net Leverage Ratio calculated on a Pro Forma Basis required prior to the incurrence of such Ratio-Based Incremental Facility); provided, further, that Loans may be incurred under clauses (x), (y) and (z) above in a single transaction in any order of use permitted pursuant to clauses (1) and (2) above without, for the avoidance of doubt, being required to include amounts utilized under the Dollar Capped Incremental Amount and/or the Prepay Incremental Amount in the calculation of the Ratio-Based Incremental Facility if such amounts are being used in a single incurrence of a New Loan Commitment.  At the time of sending such notice to the applicable Lenders, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond (which, unless the Administrative Agent otherwise agrees, shall in no event be less than ten Business Days from the date of delivery of such notice).

(b)Each applicable Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate in such new facility or increase of the existing Tranche and, if so, whether by a percentage of the requested increase equal to, greater than, or less than its Pro Rata Share of any then-existing Tranche.  Any Lender approached may elect or decline, in its sole discretion, to provide such increase or new facility.  Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment with respect to such Tranche or to provide a new Tranche.  The Administrative Agent shall notify the Borrower of the Lenders’ responses to each request made under this Section 2.14.  To achieve the full amount of a requested increase or issuance of New Term Facility, as applicable, the Borrower may also invite additional Eligible Assignees reasonably satisfactory to the Administrative Agent, the Swingline Lender and each L/C Issuer (to the extent the consent of any of the foregoing would be required to assign Loans and/or Commitments to such Eligible Assignee, which consent shall not be unreasonably withheld or delayed) to become Lenders pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent.

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(c)If (i) a Revolving Facility or a Term Loan Tranche is increased in accordance with this Section 2.14 or (ii) a New Term Facility is added in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase or New Term Facility among the applicable Lenders.  The Administrative Agent shall promptly notify the applicable Lenders of the final allocation of such increase or New Term Facility and the Increase Effective Date.  In connection with (i) any increase in a Term Loan Tranche or Revolving Facility or (ii) any addition of a New Term Facility, in each case, pursuant to this Section 2.14, this Agreement and the other Loan Documents may be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent) in order to establish the New Term Facility or to effectuate the increases to the Term Loan Tranche or Revolving Facility and to reflect any technical changes necessary or appropriate to give effect to such increase or new facility in accordance with its terms as set forth herein.  As of the Increase Effective Date, the amortization schedule for the Term Loan Tranche then increased set forth in Section 2.07(a) (or any other applicable amortization schedule for New Term Loans or Specified Refinancing Term Loans) shall be amended in a writing (which may be executed and delivered by the Borrower and the Administrative Agent) to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Term Loans under such Term Loan Tranche being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Increase Effective Date.

(d)As conditions precedent to any Revolving Credit Commitment Increase, Term Commitment Increase or addition of a New Term Facility pursuant to this Section 2.14:

(i)(A) subject to the Limited Condition Acquisition Proviso, immediately after giving Pro Forma Effect to any such Revolving Credit Commitment Increase (and assuming such Revolving Credit Commitment Increase is fully funded), Term Commitment Increase or addition of a New Term Facility, the Borrower shall be in compliance with the financial covenants set forth in Section 7.10, determined on the basis of the financial information most recently delivered (or required to have been delivered) to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Revolving Credit Commitment Increase, Term Commitment Increase or addition of a New Term Facility had been incurred on the first day of the applicable four fiscal quarter period covered thereby and (B) the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date signed by a Responsible Officer of the Borrower, certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and certifying that the conditions precedent set forth in the following subclauses have been satisfied (which certificate shall include supporting calculations demonstrating compliance with the Maximum Secured Net Leverage Requirement, if applicable, and the financial covenants set forth in Section 7.10)

(ii)subject to the Limited Condition Acquisition Proviso and except as set forth in the proviso to the last sentence of this clause (d), no Default shall have occurred or be continuing as of the Increase Effective Date or would result therefrom, and the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in Sections 5.05(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.01(a), prior to such Increase Effective Date;

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(iii)in the case of:

(A)any increase of any Revolving Facility, the terms (including as to maturity) shall be the same as the Revolving Facility being increased and the documentation applicable to the Revolving Credit Facility shall apply;

(B)any increase of a Term Loan Tranche, (1) the final maturity of the Term Loans increased pursuant to this Section 2.14 shall be no earlier than the final maturity date of the Tranche being increased and in any event no earlier than the Original Term Maturity Date, (2) such additional Loans shall not have a Weighted Average Life to Maturity shorter than the longest remaining weighted average life of any other outstanding Term Loans, (3) such Term Loans shall be denominated in Dollars or in Euros as agreed by the Borrower and the applicable Lenders, and (4) the terms and documentation applicable to the Term Facility shall apply; and

(C)in the case of any New Term Facility, (1) such New Term Facility shall have a final maturity no earlier than the then Latest Maturity Date of any Term Loan Tranche, (2) the Weighted Average Life to Maturity of such New Term Facility shall be no shorter than that of any existing Term Loan Tranche, and (3) except with respect to all-in yield and as set forth in subclauses (B)(1) and (B)(2) above with respect to final maturity and Weighted Average Life to Maturity, or otherwise as shall be reasonably satisfactory to the Administrative Agent, any such New Term Facility shall have the same terms as the Term Facility (it being understood that the applicable Lenders under the New Term Facility may agree to less favorable pro rata payment provisions than those applicable to the existing Term Loan Tranche); provided that in no event shall any such New Term Facility have covenants and defaults materially more restrictive (taken as a whole) than those applicable to the existing Term Facility except for covenants and defaults applicable only to periods after the Latest Maturity Date in effect at the time of incurrence of such New Term Facility); and

(iv)to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received legal opinions, resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Section 6.12 and/or Section 6.15 with respect to Parent, the Borrower and each Subsidiary Guarantor (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

Subject to the foregoing, the conditions precedent to each Term Commitment Increase or New Term Facility shall be as agreed to by the Lenders providing such Term Commitment Increase or New Term Facility, as applicable, the Administrative Agent and the Borrower(s); provided, that in connection with the incurrence of any such Term Commitment Increase or New Term Loans, if the proceeds of such Term Commitment Increase or New Term Loans are, substantially concurrently with the receipt thereof, to be used, in whole or in part, by the Borrower or any other Loan Party to finance, in whole or in part, a Limited Condition Acquisition, then (A) to the extent agreed to by the Lenders providing such Term Commitment Increase or New Term Loans, the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Increase Effective Date shall be (x) the representations and warranties made solely by the Borrower and Parent in (1) Section 5.17 (solely with respect to the Restricted Group on a consolidated basis) and (2) Sections 5.01(a) and (b)(ii), 5.02(a), 5.04, 5.13, 5.18 and 5.19, in each case, after giving effect to the relevant transaction and (y) such of the representations and warranties made by or on behalf of the applicable acquired company or business in the

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applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or any Affiliate of the Borrower has the right (determined without regard to any notice provision) to terminate the obligations of the Borrower or such Affiliate under such acquisition agreement or not consummate such acquisition as a result of a breach of such representations or warranties in such acquisition agreement and (B) no Event of Default under Sections 8.01(a), (f) and (g) then exists or would exist after giving effect to such incurrence (“Permitted Acquisition Provisions”).

(e)On the Increase Effective Date with respect to a Revolving Facility, (x) each Revolving Credit Lender in respect of such Revolving Facility immediately prior to such increase or incurrence will automatically and without further act be deemed to have assigned to each Lender providing a portion of the increase to the Revolving Credit Commitments (each, a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding L/C Advances under the applicable Revolving Facility and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in L/C Advances and (ii) participations hereunder in Swingline Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) under the applicable Revolving Facility will equal the percentage of the aggregate Revolving Credit Commitments in respect of such Revolving Facility of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment in respect of such Revolving Facility and (y) if, on the date of such increase, there are any Revolving Credit Loans under the applicable Revolving Facility outstanding, such Revolving Credit Loans shall on or prior to the Increase Effective Date be prepaid from the proceeds of Revolving Credit Loans under the applicable Revolving Facility made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.06.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.  The additional Term Loans made under the Term Loan Tranche subject to the increases shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Sections 2.01 and 2.02 and on the date of the making of such new Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.01 and 2.02, such new Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under such Term Loan Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender under such Term Loan Tranche will participate proportionately in each then outstanding Borrowing of Term Loans under that Term Loan Tranche.

(f)(i) Any New Term Facility shall rank pari passu in right of payment, have the same guarantees as, and be secured on a first lien “equal and ratable” basis with the other Facilities over the same Collateral that secures the Facilities, (ii) the New Term Facility shall share ratably in any prepayments of the Term Loans pursuant to Section 2.05 (or otherwise provide for more favorable prepayment treatment for the then outstanding Term Loan Tranches than the Term Loans under such New Term Facility) and (iii) the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees, or Eurocurrency Rate or Base Rate floors (but not arrangement or underwriting fees paid to arrangers for their own account and not shared with the Lenders providing such New Term Facility) and equating original issue discount and upfront fees to interest rate for purposes of this calculation, assuming a four-year life to maturity) applicable to such New Term Facility shall be determined by the Borrower and the Lenders providing such New Term Facility.

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Section 2.15New Incremental Notes.

(a)The Borrower may, from time to time after the Closing Date, by notice to the Administrative Agent, specifying in reasonable detail the proposed terms thereof, request to issue one or more series of (1) secured notes (which notes shall be secured solely by the Collateral on a pari passu or junior basis with the Liens securing the Obligations) or (2) senior unsecured, senior subordinated or subordinated notes (such notes, collectively, “New Incremental Notes”) in an amount not to exceed the Incremental Amount (at the time of issuance (it being understood that the Incremental Amount shall reduce as set forth in Section 2.14(a))); provided that (i) subject, in the case of a Limited Condition Acquisition to be funded by the proceeds of such New Incremental Notes, to the Permitted Acquisition Provisions and the Limited Condition Acquisition Proviso, the conditions set forth in Section 4.02 shall be satisfied as of the date of issuance of New Incremental Notes and (ii) any such issuance of New Incremental Notes shall be in a minimum amount of the lesser of (x) of $5,000,000 and (y) the entire amount that may be requested under this Section 2.15; provided, further, that any New Loan Commitments established pursuant to Section 2.14 and New Incremental Notes issued pursuant to this Section 2.15, will (A) reduce the maximum amount under the Prepay Incremental Amount prior to reducing the maximum amount under the Dollar Capped Incremental Amount or counting towards the Ratio-Based Incremental Facility and (B) count towards the Ratio-Based Incremental Facility prior to reducing the maximum amount under the Dollar Capped Incremental Amount (to the extent permitted by the Secured Net Leverage Ratio calculated on a Pro Forma Basis required prior to the incurrence of such Ratio-Based Incremental Facility); provided, further, that Loans may be incurred under clauses (x), (y) and (z) of the definition of Incremental Amount in a single transaction in any order of use permitted pursuant to clauses (A) and (B) above without, for the avoidance of doubt, being required to include amounts utilized under the Dollar Capped Incremental Amount and/or the Prepay Incremental Amount in the calculation of the Ratio-Based Incremental Facility if such amounts are being used in a single incurrence of New Incremental Notes.

(b)As a condition precedent to the issuance of any New Incremental Notes pursuant to this Section 2.15:

(i)(A) subject to the Limited Condition Acquisition Proviso, immediately after giving Pro Forma Effect to any such New Incremental Notes, the Borrower shall be in compliance with the financial covenants set forth in Section 7.10, determined on the basis of the financial information most recently delivered (or required to have been delivered) to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such New Incremental Notes had been incurred on the first day of the applicable four fiscal quarter period covered thereby and (B) the Borrower shall deliver to the Administrative Agent a certificate dated as of the date of issuance of the New Incremental Notes signed by a Responsible Officer of the Borrower, certifying and attaching the resolutions adopted by the Borrower approving or consenting to the issuance of such New Incremental Notes and the execution and delivery of the related New Incremental Notes Indenture, and certifying that the conditions precedent set forth in the following sub-clauses (ii) through (viii) have been satisfied (which certificate shall include supporting calculations demonstrating compliance with the Maximum Secured Net Leverage Requirement, if applicable, and the financial covenants set forth in Section 7.10),

(ii)such New Incremental Notes shall rank pari passu in right of payment and shall be subject to an intercreditor agreement (if secured) or be subordinated on terms satisfactory to the Administrative Agent,

(iii)such New Incremental Notes shall not be Guaranteed by any Person that is not a Loan Party,

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(iv)to the extent secured, such New Incremental Notes shall be subject to intercreditor arrangements that are reasonably satisfactory to the Administrative Agent),

(v)such New Incremental Notes shall have a final maturity no earlier than 91 days after the then Latest Maturity Date,

(vi)the Weighted Average Life to Maturity of such New Incremental Notes shall not (A) be shorter than 91 days after that of any then-existing Term Loan Tranche, or (B) be subject to any mandatory redemption or prepayment provisions or rights (except customary assets sale or change of control provisions),

(vii)such New Incremental Notes shall not be subject to any mandatory redemption or prepayment provisions or rights (except to the extent any such mandatory redemption or prepayment is required to be applied pro rata to the Term Loans and other Indebtedness that is secured on a pari passu basis with the Obligations), and

(viii)the covenants, events of default, guarantees, collateral and other terms of such New Incremental Notes are customary for similar debt securities in light of then prevailing market conditions at the time of issuance (it being understood that (x) no New Incremental Notes shall include any financial maintenance covenants (including indirectly by way of a cross-default to this Agreement), but that customary cross-acceleration provisions may be included) and (y) any negative covenants with respect to indebtedness, investments, liens or restricted payments shall be incurrence-based) and in any event are not more restrictive to the Borrower and its Restricted Subsidiaries than those set forth in this Agreement (other than with respect to interest rate and redemption provisions), except for covenants or other provisions applicable only to periods after the then Latest Maturity Date (provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such New Incremental Notes, together with a reasonably detailed description of the material terms and conditions of such New Incremental Notes or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (b), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such five Business Day period (including a reasonable description of the basis upon which it objects).  Notwithstanding the foregoing, the conditions precedent to each such increase shall be agreed to by the Lenders providing such increase and the Borrower.

(c)The issuance of any New Incremental Notes shall also be subject, to the extent reasonably requested by the Administrative Agent, to receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Collateral Documents providing for such New Incremental Notes.  The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary or appropriate in order to secure any New Incremental Notes with the Collateral and/or to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the issuance of such New Incremental Notes, in each case on terms consistent with this Section 2.15.

Section 2.16Cash Collateral.

(a)Upon the request of the Administrative Agent or the applicable L/C Issuer (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such

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drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation in respect of the applicable Revolving Facility for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations under such Revolving Facility.  At any time that there shall exist a Defaulting Lender, within one Business Day, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover (i) 103% of all Fronting Exposure of such Defaulting Lender after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender.

(b)All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at the Administrative Agent.  The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided or that the total amount of such Cash Collateral is less than 103% of the applicable Fronting Exposure and other obligations secured thereby, the Borrower and the relevant Defaulting Lender shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Section 2.03, 2.04, 2.05, 2.06, 2.17, 8.02 or 8.03 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific L/C Obligations or Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided prior to any other application of such property as may be provided for herein.

(d)Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure (after giving effect to such release) or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(b)(vii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default under Section 8.01(a), (f) or (g) or an Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03) and (y) the Person providing Cash Collateral and the applicable L/C Issuer or the Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.17Defaulting Lenders.

(a)Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Credit Lender becomes a Defaulting Lender pursuant to clause (a), (b) or (c) of the definition of “Defaulting Lender” (or, in the case of clause (i) below, pursuant to clause (a), (b), (c) or (d) of the definition of “Defaulting Lender”), then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

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(i)That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the applicable L/C Issuer and the  Swingline Lender hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable L/C Issuer or the Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or Swingline Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the applicable L/C Issuer or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the applicable L/C Issuer or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default pursuant to Section 8.01(a), (f) or (g) exists, to the payment of any amounts owing to the Borrower as a result of any non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(g).

(iv)All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Share (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Outstandings of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a

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Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b)If the Borrower, the Administrative Agent, the Swingline Lender and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their ratable shares (without giving effect to the application of Section 2.17(a)(iv)) in respect of that Lender, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.18Specified Refinancing Debt.

(a)The Borrower may, from time to time after the Closing Date (which consent shall not be unreasonably withheld, delayed or conditioned), add one or more new term loan facilities and new revolving credit facilities to the Facilities (“Specified Refinancing Debt”; and the commitments in respect of such new term facilities, the “Specified Refinancing Term Commitment” and the commitments in respect of such new revolving credit facilities, the “Specified Refinancing Revolving Credit Commitment”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, to refinance (i) all or any portion of any Term Loan Tranches then outstanding under this Agreement and (ii) all or any portion of any Revolving Facilities then in effect under this Agreement, in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) will rank pari passu in right of payment as the other Loans and Commitments hereunder; (ii) will not be Guaranteed by any Person that is not a Loan Party; (iii) will be, if secured, (1) secured solely by the Collateral on a pari passu or junior basis with the Liens securing the Obligations and (2) subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent; (iv) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof; (v) (x) to the extent constituting revolving credit facilities, will not have a maturity date (or have mandatory commitment reductions or amortization) that is prior to the scheduled Maturity Date of the Revolving Facility being refinanced and in any event no earlier than the Original Revolving Maturity Date and (y) to the extent constituting term loan facilities, will have a maturity date that is not prior to the scheduled Maturity Date of the Term Loans being refinanced and in any event no earlier than the Original Term Maturity Date, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of the Term Loans being refinanced; (vi) any Specified Refinancing Term Loans shall share ratably in any prepayments of Term Loans pursuant to Section 2.05 (or otherwise provide for more favorable prepayment treatment for the then outstanding Term Loan Tranches than the Specified Refinancing Term Loans); (vii) each Revolving Credit Borrowing (including any deemed Revolving Credit Borrowings made pursuant to Sections 2.03 and 2.04) and participations in Letters of Credit or Swingline Loans pursuant to Sections 2.03 and 2.04 shall be allocated pro rata among the Revolving Facilities; (viii) subject to clauses (iv) and (v) above, will have terms and conditions (other than pricing and optional prepayment and redemption terms) that are substantially identical to, or less favorable, when taken as a whole, to the lenders providing such Specified Refinancing Debt than, the terms and conditions of the Facilities and Loans being refinanced (provided that a certificate of the Responsible Officer of the Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of

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such Specified Refinancing Debt, together with a reasonably detailed description of the material terms and conditions of such Specified Refinancing Debt or drafts of the documentation relating thereto, stating that the Borrower had determined in good faith that such terms and conditions satisfy the requirements set forth in this clause (viii) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of an objection (including a reasonable description of the basis upon which it objects) within five Business Days after being notified of such determination by the Borrower); (ix) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced (and, in the case of Revolving Credit Loans under the Facility being refinanced, a corresponding amount of Revolving Credit Commitments under the Facility being refinanced shall be permanently reduced), in each case pursuant to Sections 2.05 and 2.06, as applicable; and (x) at no time shall there be Revolving Credit Commitments hereunder (including Specified Refinancing Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than five different maturity dates; provided however, that such Specified Refinancing Debt (X) may provide for any additional or different financial or other covenants or other provisions that are agreed among the Borrower and the Lenders thereof and applicable only during periods after the then Latest Maturity Date in effect and (Y) shall not have a principal or commitment amount (or accreted value) greater than the Loans being refinanced (excluding accrued interest, fees, discounts, premiums or expenses).  The Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof.  At the time of sending such notice to such Lenders, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice or such shorter period as may be agreed by the Administrative Agent in its sole discretion).  Each applicable Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate in providing such Specified Refinancing Debt and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Lender’s ratable share in respect of the applicable Facility provided that final allocations shall be determined by the Administrative Agent and the Borrower) of such Specified Refinancing Debt.  Any Lender approached to provide all or a portion of any Specified Refinancing Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt.  Any Lender not responding within such time period shall be deemed to have declined to participate in providing such Specified Refinancing Debt.  The Administrative Agent shall notify the Borrower and each applicable Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent, the Swingline Lender and each L/C Issuer, if applicable (in each case, which approval shall not be unreasonably withheld, conditioned or delayed), the Borrower may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent.

(b)The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in clause (a) above and Section 4.02, and delivery to the Administrative Agent of a certificate of the Borrower dated the date thereof signed by a Responsible Officer of the Borrower, certifying and attaching the resolutions adopted by Borrower approving such Specified Refinancing Debt, and certifying that the conditions precedent set forth in clause (a) above and Section 4.02 have been satisfied and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Collateral Documents providing for such Specified Refinancing Debt to be secured thereby, consistent with those delivered on the Closing Date under Section 4.01 or delivered from time to time pursuant to Section 6.12 and/or Section 6.15 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).  The

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Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Tranches, in each case on terms consistent with and/or to effect the provisions of this Section 2.18.

(c)Each class of Specified Refinancing Debt incurred under this Section 2.18 shall be in an aggregate principal amount that is (x) not less than a Dollar Amount of $5,000,000 and (y) an integral multiple of a Dollar Amount of $1,000,000 in excess thereof.  Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower in respect of a Revolving Facility or the provision to the Borrower of Swingline Loans, pursuant to any revolving credit facility established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving Credit Commitments being refinanced.

(d)The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Facilities” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting).  Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of or consistent with this Section 2.18.

Section 2.19Extensions of Term Loans and Revolving Credit Commitments.

(a)Notwithstanding anything to the contrary in this Agreement, pursuant to one or more written offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date and denominated in the same currency or Revolving Credit Commitments with a like Maturity Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like Maturity Date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”; provided that any Extended Term Loans shall constitute a separate Tranche of Term Loans from the Tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate Facility of Revolving Credit Commitments from the Facility of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied: (i) no Event of Default would exist after giving Pro Forma Effect to the Extension Offer; (ii) except as to interest rates, fees, optional redemption or prepayment terms, final maturity, and after the final maturity date of the Revolving Credit Commitment, any other covenants and provisions (which shall be determined by the Borrower and the relevant Revolving Credit Lenders and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender extended pursuant to an Extension (an “Extended Revolving Credit Commitment” and the Loans thereunder, “Extended

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Revolving Credit Loans”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or taken as a whole, no more favorable to the Revolving Credit Lenders, as the original Revolving Credit Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), and (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date) shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Sections 2.03(k) and 2.04(g) to the extent dealing with Letters of Credit and Swingline Loans which mature or expire after a Maturity Date when there exist Extended Revolving Credit Commitments with a longer Maturity Date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Available Revolving Credit Commitments (and except as provided in Sections 2.03(k) and 2.04(g), without giving effect to changes thereto on an earlier Maturity Date with respect to Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any Revolving Facility on a better than pro rata basis as compared to any other Revolving Facility with a later Maturity Date if agreed to by the Lenders in respect of such Revolving Facility with a later Maturity Date in the amendment pursuant to which such Extension was effected, (4) assignments and participations of Extended Revolving Credit Commitments and extended Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans, (5) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than five different maturity dates and (6) the final maturity date of any Extended Revolving Credit Loans shall be no earlier than the then Latest Maturity Date of any Revolving Credit Commitment; (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by the Borrower and the Extending Term Lenders and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Tranche of Term Loans subject to such Extension Offer; (iv) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date applicable to any Term Loan Tranche hereunder; (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby; (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer; (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer; (viii) all documentation in respect of such Extension shall be consistent with the foregoing; and (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

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(b)With respect to all Extensions consummated by the Borrower pursuant to this Section  2.19, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and which may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable Tranches be tendered.  The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.19 (including payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.19.

(c)No consent of any Lender or the Administrative Agent shall be required to effectuate any Extensions, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of any Revolving Credit Commitments, the consent of the L/C Issuers and the Swingline Lender, to the extent the Swingline Facility is to be extended, which consents shall not be unreasonably withheld, delayed or conditioned.  All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents and shall have no greater security or guarantees than the Tranche from which they were extended.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary or appropriate in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.19.  All such amendments entered into with the Borrower by the Administrative Agent hereunder shall be binding and conclusive on the Lenders.

(d)In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including rendering timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19.

(e)In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Revolving Credit Commitments of a given Tranche of Extended Revolving Credit Commitments to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an election by such Lender to extend all or a portion of its Revolving Credit Commitments timely submitted by such Lender in accordance with the procedures set forth in the applicable documentation governing such Extension, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Revolving Credit Extension Amendment”) within 15 days following the effective date of such Extension, which Corrective Revolving Credit Extension Amendment shall (i) provide for the conversion and extension of Extended Revolving Credit Commitments of the applicable Tranche of Extended Revolving Credit Commitments into which such other Revolving Credit Commitments were initially converted, in the

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amount such Lender would have held had such administrative error not occurred, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree, and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19.

(f)In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Tranche of Extended Term Loans to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an election by such Lender to extend all or a portion of its Term Loans timely submitted by such Lender in accordance with the procedures set forth in the applicable documentation governing such Extension, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Term Loan Extension Amendment”) within 15 days following the effective date of such Extension, which Corrective Term Loan Extension Amendment shall (i) provide for the conversion and extension of Term Loans under the applicable Term Loan Tranche in such amount as is required to cause such Lender to hold Extended Term Loans of the applicable Term Loan Tranche into which such other Term Loans were initially converted, in the amount such Lender would have held had such administrative error not occurred, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree, and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.19.

ARTICLE III

TAXES, CURRENCY EQUIVALENTS, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01Taxes.

(a)Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law or FATCA.  If any applicable Law or FATCA (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from or in respect of any such payment, then the other Loan Party, the Administrative Agent or other applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law or FATCA and, if such Tax is an Indemnified Tax, the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after all such deductions or withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)In addition but without duplication, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)The Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01 but excluding any

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Indemnified Tax to the extent such Recipient is compensated by an increased payment under Section 3.01(a) above) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and any Loan Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(k) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)Within 30 days after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall promptly repay to such indemnified party the amount paid over pursuant to this clause (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This clause (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to avoid or reduce to the greatest extent possible any indemnification

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or additional amounts being due under this Section 3.01, including to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Sections 3.01(a) and (c).  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender as a result of a request by the Borrower under this Section 3.01(g).

(h)(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or FATCA or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(h)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document,, executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed originals of IRS Form W-8ECI (or any successor form);

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(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Loan Document are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E (or any successor form); or

(4)to the extent a Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or a participating Lender), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower or the Administrative Agent, executed originals of any other form prescribed by applicable Law or FATCA as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law or FATCA to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law or FATCA and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law or FATCA (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA to determine whether such Lender has complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update and deliver such form or certification to the Borrower and the Administrative Agent or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

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For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer.

(i)

On or before the date any Person becomes the Administrative Agent hereunder, (i) if such Person is a U.S. Person, it shall deliver to the Borrower a duly completed original of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding; or (ii) if such Person is not a U.S. Person, it shall deliver to the Borrower a duly completed original U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a U.S. Person, with the effect that the Loan Parties will be entitled to make payments hereunder to the Administrative Agent without withholding or deduction on account of U.S. federal withholding Tax.

Section 3.02Currency Equivalents.

(a)The Administrative Agent shall determine the Dollar Amount of each Revolving Credit Loan denominated in an Alternative Currency and L/C Obligation in respect of Letters of Credit denominated in an Alternative Currency (i) as of the first day of each Interest Period applicable thereto and (ii) as of the end of each fiscal quarter of the Borrower, and shall promptly notify the Borrower and the Lenders of each Dollar Amount so determined by it.  Each such determination shall be based on the Exchange Rate (x) on the date of the related Request for Credit Extension for purposes of the initial such determination for any Revolving Credit Loan or Letter of Credit and (y) on the fourth Business Day prior to the date as of which such Dollar Amount is to be determined, for purposes of any subsequent determination (any such date pursuant to clauses (x) or (y), an “Exchange Rate Reset Date”).

(b)If after giving effect to any such determination of a Dollar Amount for any outstanding Revolving Credit Loans or Letters of Credit denominated in an Alternative Currency, (i) the sum of the Total Revolving Credit Outstandings under any Revolving Facility exceeds the  Revolving Credit Commitments then in effect under such Revolving Facility by 5.0% or more or (ii) the Dollar Amount for all outstanding Revolving Credit Loans and Letters of Credit denominated in an Alternative Currency exceeds the Alternative Currency Sublimit then in effect by 5.0% or more, in each case the Borrower shall, within five Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, prepay the applicable outstanding Dollar Amount of the Revolving Credit Loans denominated in Alternative Currencies or take other action as the Administrative Agent, in its discretion, may direct (including Cash Collateralization of the applicable L/C Obligations in amounts from time to time equal to such excess) to the extent necessary to eliminate any such excess.

Section 3.03Illegality.

(a)If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Adjusted Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the

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Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay such Loans or, (I) if applicable and such Loans are denominated in Dollars, convert all of such Lender’s Eurocurrency Rate Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Base Rate) or (II) if applicable and such Loans are denominated in Alternative Currencies, the interest rate with respect to such Loans shall be determined by an alternative rate mutually acceptable to the Borrower and the Appropriate Lenders, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.06.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

(b)If it becomes unlawful under any anti-terrorism or similar laws in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in any Loan, (i) that Lender, shall promptly notify the Administrative Agent upon becoming aware of that event, (ii) the Commitments of that Lender will be immediately cancelled, (iii) the Administrative Agent shall notify the Borrower who shall either (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance unless waived by the Administrative Agent) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person, or (y) repay all Obligations owing (and the amount of all accrued interest and fees in respect thereof) to that Lender relating to the Loans and participations held by such Lender, in the case of clause (x) and (y) above on the last day of the Interest Period for each Loan occurring after receipt by the Borrower of notice pursuant to clause (iii) or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law).

(c)If it becomes unlawful under any anti-terrorism or similar laws for a L/C Issuer to issue or leave outstanding any Letter of Credit then, (i) that L/C Issuer shall promptly notify the Administrative Agent upon becoming aware of that event and (ii) upon the Administrative Agent notifying the Borrower, the Borrower shall procure that each Loan Party shall use its best endeavors to procure the release of each Letter of Credit issued by that L/C Issuer and outstanding at such time.

Section 3.04Inability to Determine Rates.  If the Administrative Agent reasonably determines that for any reason, adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or the Administrative Agent shall have received notice from the Required Revolving Lenders in the case of any Revolving Credit Loans or, in the case of any Term Loans, the Majority Lenders in respect of any Term Facility, that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits are not being offered to banks in the relevant interbank market for the applicable amount and the Interest Period

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of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders under the applicable Facility to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein (or, in the case of a pending request for a Loan denominated in any Alternative Currency, the Borrower and the Lenders may establish a mutually acceptable alternative rate).

Section 3.05Increased Cost and Reduced Return; Capital Adequacy.

(a)If any Lender reasonably determines that as a result of the introduction or adoption of or any change in or in the interpretation or application of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any material increase in the cost to such Lender (or its Affiliate, as the case may be) of agreeing to make or making, funding or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate or (as the case may be) issuing or participating in Letters of Credit or a material reduction in the amount received or receivable by such Lender (or its Affiliate, as the case may be) in connection with any of the foregoing (including Taxes on or in respect of its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, but excluding for purposes of this Section 3.05(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes indemnifiable under Section 3.01, (ii) Excluded Taxes, and (iii) reserve requirements reflected in the Eurocurrency Rate), then within 15 days after demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)If any Lender reasonably determines that the introduction or adoption of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation or application thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender (or its Affiliate, as the case may be) or any corporation controlling such Lender (or its Affiliate, as the case may be) as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then within 15 days after demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves or liquidity with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any liquidity requirement, reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender

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(as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice fifteen days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 15 days from receipt of such notice.

(d)For purposes of this Section 3.05, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

(e)If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, the funding of any Loan in any Alternative Currency or the funding of any Loan in any Alternative Currency to an office located other than in New York shall be impossible or, in the reasonable judgment of the applicable Lender such Alternative Currency is no longer available or readily convertible into Dollars, or the Dollar Amount of such Alternative Currency is no longer readily calculable, then, at the election of such Lender, such Lender shall make the Dollar Amount of such Loan available in Dollars or any Loan in the relevant Alternative Currency by such Lender shall be made to an office of the Administrative Agent located in New York, as the case may be, until such time as, in the reasonable judgment of such Lender, the funding of Loans in the relevant Alternative Currency is possible, the funding of Loans in the relevant Alternative Currency to an office located other than in New York is possible, the relevant Alternative Currency is available and readily convertible into Dollars or the Dollar Amount of such Alternative Currency is readily calculable, as applicable.

(f)If payment in respect of any Loan denominated in an Alternative Currency shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of the introduction of or any change in or in the interpretation of any Law subsequent to the Closing Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Obligations in such currency or such place of payment shall be impossible or, in the reasonable judgment of an applicable Lender, such Alternative Currency is no longer available or readily convertible to Dollars, or the Dollar Amount of such Alternative Currency is no longer readily calculable, then, at the election of any affected Lender, the Borrower  shall make payment of such Loan in Dollars (based upon the Exchange Rate in effect for the day on which such payment occurs, as determined by the Administrative Agent in accordance with the terms hereof) and/or in New York.

Section 3.06Funding Losses.  Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for calculating such compensation, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (but excluding anticipated profits) incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

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(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan or pursuant to a conditional notice) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Borrower;

(c)any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) on its scheduled due date or any payment of any Loan or drawing under any Letter of Credit (or interest due thereon) in a different currency from such Loan or Letter of Credit drawing; or

(d)any mandatory assignment of such Lender’s Eurocurrency Rate Loans pursuant to Section 3.07 or Section 3.08 on a day other than the last day of the Interest Period for such Loans, including foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained, or from the performance of any foreign exchange contract (but excluding anticipated profits).  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.07Matters Applicable to All Requests for Compensation.

(a)A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.  With respect to any Lender’s claim for compensation under Section 3.03, 3.04 or 3.05, the Loan Parties shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)If any Lender requests compensation under Section 3.01 or 3.05, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.03, then such Lender or such L/C Issuer, as applicable, will, if requested by the Borrower and at the Borrower’s expense, use commercially reasonable efforts to designate another Lending Office for any Loan or Letters of Credit affected by such event; provided that such efforts (i) would eliminate or reduce amounts payable pursuant to Section 3.01, 3.02, 3.04 or 3.05, as applicable, in the future and (ii) would not, in the judgment of such Lender or such L/C Issuer, as applicable, be inconsistent with the internal policies of, or otherwise be disadvantageous in any material legal, economic or regulatory respect to such Lender or its Lending Office or such L/C Issuer.  The provisions of this clause (b) shall not affect or postpone any Obligations of the Borrower or rights of such Lender pursuant to Section 3.05.

(c)If any Lender requests compensation by the Borrower under Section 3.05, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans denominated in Dollars, or to convert Base Rate Loans into Eurocurrency Rate Loans denominated in Dollars, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.07(e) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(d)If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loan denominated in Dollars, or to convert Base Rate Loans into

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Eurocurrency Rate Loans denominated in Dollars shall be suspended pursuant to Section 3.07(c), such Lender’s Eurocurrency Rate Loans denominated in Dollars shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.03, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.03, 3.04 or 3.05 hereof that gave rise to such conversion no longer exist:

(i)to the extent that such Lender’s Eurocurrency Rate Loans denominated in Dollars have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans denominated in Dollars shall be applied instead to its Base Rate Loans; and

(ii)all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans denominated in Dollars shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans denominated in Dollars shall remain as Base Rate Loans.

(e)If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.03, 3.04 or 3.05 that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans denominated in Dollars pursuant to this Section 3.07 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans denominated in Dollars made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans denominated in Dollars, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans denominated in Dollars and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments (or, in respect of any Revolving Facility, on a ratable basis in accordance with the percentage obtained, as to each Lender, by dividing (x) the amount of the Revolving Credit Loans of such Lender outstanding under such Facility by (y) the aggregate Revolving Credit Loans outstanding under such Facility).

(f)A Lender shall not be entitled to any compensation pursuant to the foregoing sections to the extent such Lender is not generally imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities (to the extent that, with respect to any such charge or request for compensation, such Lender has the right to do so under syndicated credit facilities with similarly situated borrowers).

Section 3.08Replacement of Lenders under Certain Circumstances.

(a)If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.05 (other than with respect to Other Taxes) as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.03 or 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender (as defined below in this Section 3.08) (collectively, a “Replaceable Lender”), then the Borrower may, on 5 Business Days’ prior written notice from the Borrower to the Administrative Agent and such Lender, either (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance unless waived by the Administrative Agent) all of its rights and obligations under this Agreement (or, in the case of a Non-Consenting Lender, all of its rights and obligations under this Agreement with respect to the Facility or Facilities for which its consent is required)

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to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (y) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender or such L/C Issuer, as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of the Borrower owing (and the amount of all accrued interest and fees in respect thereof) to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by such L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that (i) in the case of any such replacement of, or termination of Commitments with respect to, a Non-Consenting Lender, such replacement or termination shall be sufficient (together with all other consenting Lenders including any other replacement Lender) to cause the adoption of the applicable modification, waiver or amendment of the Loan Documents and (ii) in the case of any such replacement as a result of Borrower having become obligated to pay amounts described in Section 3.01 or 3.05, such replacement would eliminate or reduce payments pursuant to Section 3.01 or 3.05, as applicable, in the future.  Any Lender being replaced pursuant to this Section 3.08(a) shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swingline Loans and (ii) deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swingline Loans, (B) all Obligations relating to the Loans and participations (and the amount of all accrued interest and fees in respect thereof) so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, the assigning Lender shall deliver to the assignee Lender the applicable Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.  In connection with any such replacement, if any such Replaceable Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within 3 Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Replaceable Lender.  In connection with the replacement of any Lender pursuant to this Section 3.08(a), the Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.06.

(b)Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a cash collateral account in amounts and pursuant to arrangements consistent with the requirements of Section 2.16) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(c)In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a waiver of any provisions of the Loan Documents or to agree to any amendment or other modification thereto, (ii) the waiver, amendment or modification in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such waiver, amendment or modification, then any Lender who does not agree to such waiver, amendment or modification, in each

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case, shall be deemed a “Non-Consenting Lender”; provided, that the term “Non-Consenting Lender” shall also include any Lender that rejects (or is deemed to reject) (x) a loan modification offer under Section 10.01, which loan modification has been accepted by at least the Majority Lenders of the respective Tranche of Loans whose Loans and/or Commitments are to be extended pursuant to such loan modification and (y) any Lender that does not elect to become a lender in respect of any Specified Refinancing Debt pursuant to Section 2.18.

(d)Survival.  All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder, any assignment by or replacement of a Lender, any resignation of the Administrative Agent and the termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01Conditions to the Initial Credit Extension on the Closing Date.  The obligation of each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to satisfaction or due waiver in accordance with Section 10.01 of each of the following conditions precedent:

(a)The Administrative Agent shall have received all of the following, each of which shall be originals or facsimiles or “pdf” files unless otherwise specified (provided that, if reasonably requested by the Administrative Agent, facsimiles or “pdf” files shall be promptly followed by originals), each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Closing Date (or, in the case of certificates of governmental officials, as of a recent date before the Closing Date), each in form and substance reasonably satisfactory to the Administrative Agent, and each accompanied by their respective required schedules and other attachments:

(i)executed counterparts of (A) this Agreement from Parent, the Borrower, each Lender set forth on Schedule 2.01 and the Administrative Agent, (B) the Guaranty from each Loan Party and (C) the Intercompany Subordination Agreement.

(ii)each of the Closing Security Documents and of the notices and instruments required thereunder for security interest perfection purposes (to the extent applicable);

(iii)a Note executed by the Borrower in favor of each Lender requesting a Note reasonably in advance of the Closing Date;

(iv)a Committed Loan Notice and a Letter of Credit Application, if applicable, in each case relating to the initial Credit Extensions;

(v)a solvency certificate executed by the chief financial officer or similar officer or manager of the Borrower (after giving effect to the Transaction) substantially in the form attached hereto as Exhibit H;

(vi)such documents and certifications (including Organization Documents and, if applicable, good standing certificates) as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of them is validly existing and, to the extent applicable, in good standing;

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(vii)an opinion of (A) Latham & Watkins LLP, New York counsel to the Loan Parties, (B) an opinion of Thompson Hine LLP, Ohio counsel to C-MARC, LLC, Imagepace, LLC, Medpace Bioanalytical Laboratories, LLC, Medpace Reference Laboratories LLC, Medpace, Inc., Medpace Clinical Research LLC and Medpace Clinical Pharmacology, LLC, and (C) an opinion of Fredrikson & Byron, P.A., Minnesota counsel to Medpace Medical Device, Inc., each addressed to each Secured Party, in form and substance reasonably satisfactory to the Administrative Agent;

(viii)certificates of resolutions or other corporate or limited liability company action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party and resolutions of the board of directors, board of managers or members of each Loan Party (in each case, as appropriate or applicable) as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date; and

(ix)a certificate signed by a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions set forth in clauses (e) and (g) of this Section 4.01 and clauses (a) and (b) of Section 4.02.

(b)The Arrangers and the Administrative Agent shall have received (i) the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal years ended December 31, 2013, 2014 and 2015, and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years of the Borrower and its Subsidiaries, including the notes to the combined financial statements prepared in accordance with GAAP, (ii) an unaudited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal quarter and (iii) projections of consolidated balance sheets and consolidated statements of income and statements of cash flow of Holdings and its Subsidiaries, which will be quarterly for the fiscal year ending December 31, 2017 and annually thereafter for the term of the Facilities; provided that the condition in this clause (b) (other than clause (iii)) may be satisfied by delivery of the Form S-1 or relevant public filing prepared in connection with the public offering of Holdings.

(c)Each Loan Party shall have provided the documentation and other information reasonably requested in writing by the Administrative Agent or the Lenders at least 10 days prior to the Closing Date required by U.S. regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act, in each case at least three Business Days prior to the Closing Date (or such shorter period as the Administrative Agent shall otherwise agree).

(d)All actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject to Liens permitted under Section 7.01) in the Collateral shall have been taken under the Closing Security Documents, in each case, to the extent such Collateral (including the creation or perfection of any security interest) is required to be provided on the Closing Date hereunder.

(e)Prior to or substantially contemporaneously with the initial funding of Loans on the Closing Date, the Existing Credit Agreement Refinancing shall have occurred, all Liens securing the Indebtedness in respect thereof shall have been released or arrangements for such release shall have been entered into and the Administrative Agent shall have received reasonably satisfactory evidence thereof (including receipt of duly executed payoff letters, customary lien searches and UCC-3 and other termination statements and releases).

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(f)All fees, out-of-pocket expenses and other compensation required to be paid on the Closing Date pursuant to this Agreement or otherwise agreed in writing between the Arrangers and the Borrower (including legal fees and expenses), to the extent invoiced at least two Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree) shall have been paid (which amounts may be offset against the proceeds of any Revolving Credit Borrowing on the Closing Date or, if funds are not available thereunder, the Initial Term Loans).

(g)Since December 31, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 4.02Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) and subject to the Permitted Acquisition Provisions and the Limited Condition Acquisition Proviso) is subject to the following conditions precedent:

(a)The representations and warranties of the Borrower and each other Loan Party contained in Article V or in any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date.

(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for a Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans and subject to the Permitted Acquisition Provisions) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied (unless waived) on and as of the date of the applicable Credit Extension.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Parent (with respect to Sections 5.01, 5.02, 5.03, 5.04, 5.12, 5.13, 5.18 and 5.19) and the Borrower represents and warrants to the Administrative Agent and the Lenders (after giving effect to the Transaction) that:

Section 5.01Existence, Qualification and Power; Compliance with Laws.  Each of Parent, each other Loan Party and each of the Restricted Subsidiaries (a) is a Person duly organized, formed or incorporated, validly existing and in good standing (or its equivalent, to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is authorized to do business and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in this Section 5.01 (other than clause (a) with respect to the Borrower and clause (b)(ii) with respect to Parent and the other Loan Parties), to the extent that any failure to be so or to have such could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02Authorization; No Contravention.  The execution, delivery and performance by Parent and each other Loan Party of each Loan Document to which such Person is or is to be a party, are within such Person’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any of such Person’s Organization Documents, (b) violate any Law applicable to it; except to the extent that such violation or contravention could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (c) violate any contract, undertaking, agreement or other instrument to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject other material Contractual Obligation to which such Person is a party, except to the extent that such violation or contravention could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.03Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery, performance by, or enforcement against, Parent or any other Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by Parent or any other Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (w) filings and registrations necessary to perfect the Liens on the Collateral granted by Parent, the other Loan Parties or any Restricted Subsidiary in favor of the Secured Parties consisting of UCC financing statements, filings in the United States Patent and Trademark Office and the United States Copyright Office, (x) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (y) those approvals, consents, exemptions, authorizations or other actions, notices or filings set out in the Collateral Documents and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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Section 5.04Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by Parent and each other Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of (a) Parent, if a party thereto, enforceable against Parent and (b) each other Loan Party that is party thereto, enforceable against such Loan Party, in each case, in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, administration, administrative receivership, winding-up, insolvency, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), receivership, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05Financial Statements; No Material Adverse Effect.  (a) The audited consolidated financial statements referred to in Section 4.01(b)(i) and the audited financial statements most recently delivered pursuant to Section 6.01(a) give a true and fair view of the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)The unaudited consolidated financial statements referred to in Section 4.01(b)(ii) and the unaudited financial statements most recently delivered pursuant to Section 6.01(b) (x) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (y) fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to the absence of footnotes and to normal and recurring year-end audit adjustments.

(c)Since December 31, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d)The consolidated forecasted balance sheets, statements of income and statements of cash flows of the Borrower and its Subsidiaries most recently delivered pursuant to Section 4.01(b)(iii) or Section 6.01(c), as applicable, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in light of the conditions existing at the time of delivery of such forecasts; it being understood that no assurance can be given that any particular projections will be realized, actual results may vary from such forecasts and that such variations may be material.

Section 5.06Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Restricted Group, or against any of their properties or revenues that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.07Use of Proceeds.  The Borrower (a) will only use the proceeds of the Initial Term Loans to finance a portion of the Transaction (including paying any fees, commissions and expenses associated therewith) and to pay Transaction Costs, (b) will only use the proceeds of the Revolving Credit Loans to pay Transaction Costs and to finance the working capital needs of the Borrower and the Restricted Subsidiaries and for general corporate purposes of the Borrower and the Restricted Subsidiaries (including share repurchases, Permitted Acquisitions and other Investments permitted hereunder), (c) will only use the proceeds of the Swingline Loans to finance the working capital needs of the Borrower and the Restricted Subsidiaries and for general corporate purposes of the Borrower and the Restricted Subsidiaries and (d) will only use L/C Credit Extensions for general corporate purposes of the Borrower and the Restricted Subsidiaries.

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Section 5.08Ownership of Property; Liens.  Each member of the Restricted Group has fee simple or other comparable valid title to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01, except where the failure to have such title or interests could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use or operation of any real property necessary for the ordinary conduct of the Borrower’s business, taken as a whole.

Section 5.09Environmental Compliance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)Each member of the Restricted Group’s operations and properties are in compliance with all applicable Environmental Laws and Environmental Permits and no member of the Restricted Group is subject to any Environmental Liability.

(b)(i) None of the properties currently or, to the knowledge of the Borrower, formerly owned or operated by any member of the Restricted Group is listed or, to the knowledge of the Borrower, proposed for listing on the NPL or on the CERCLIS or any analogous non-U.S., U.S. state or local list or, to the knowledge of the Borrower, is adjacent to any such property, (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any member of the Restricted Group requiring investigation, remediation, mitigation, removal, or assessment, or other response, remedial or corrective action, pursuant to any Environmental Law and (iii) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to the knowledge of the Borrower, formerly owned or operated by any member of the Restricted Group, except for such releases, discharges and disposals that were in compliance with, or would not reasonably be expected to give rise to liability under, Environmental Laws.

(c)No member of the Restricted Group is undertaking, and members of the Restricted Group have not completed, either individually or together with other potentially responsible parties, any investigation, remediation, mitigation, removal, assessment or remedial, response or corrective action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.

(d)All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the knowledge of the Borrower, formerly owned or operated by any member of the Restricted Group have been disposed of in a manner not reasonably expected to result in liability to a member of the Restricted Group.

Section 5.10Taxes.  Each member of the Restricted Group has filed or has caused to be filed all Tax returns and reports required to be filed, and have paid all Taxes (including in its capacity as a withholding agent) levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment would not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

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Section 5.11Employee Benefits Plans; Labor Matters.

(a)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal and state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto or is currently being processed by the IRS, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Plan is in compliance in all material respects with all requirements of Law applicable thereto and the respective requirements of the governing documents for such plan and (ii) with respect to each Foreign Plan, no member of the Restricted Group or, to the knowledge of the applicable Restricted Group member, any of its respective directors, officers, employees or agents, has engaged in a transaction that could subject such member of the Restricted Group, directly or indirectly, to any tax or civil penalty.

(c)There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Foreign Plan that could be reasonably be expected to have a Material Adverse Effect.  There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA (and not otherwise exempt under Section 408 of ERISA) with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect.

(d)(i) No ERISA Event has occurred and neither any Loan Party nor, to the knowledge of any Loan Party, any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Plan, (ii) no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained, (iii) there exists no Unfunded Pension Liability, (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except with respect to each of the foregoing clauses (i) through (v) of this Section 5.11(d), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(e)(i) With respect to each Foreign Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable Law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Plan is maintained, and (ii) except as disclosed or reflected in such financial statements, there are no aggregate unfunded liabilities with respect to Foreign Plans and the present value of the aggregate accumulated benefit liabilities of all Foreign Plans did not, as of the last annual valuation date applicable thereto, exceed the assets of all such Foreign Plans, except with respect to each of the foregoing clauses (i) and (ii) of this Section 5.11(e), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(f)As of the Closing Date, except as individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns

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against the Borrower or any Restricted Subsidiaries pending or, to the knowledge of Borrower or any of the Restricted Subsidiaries, threatened and (b) the hours worked by and payments made to employees of the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.

Section 5.12Subsidiaries; Equity Interests.  As of the Closing Date, after giving effect to the Transaction, there are no members of the Restricted Group other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in each member of the Restricted Group that are owned by Parent or another Loan Party have been validly issued, are fully paid and non-assessable (other than for those Restricted Subsidiaries that are limited liability companies and to the extent such concepts are not applicable in the relevant jurisdiction) and are owned free and clear of all Liens except (i) those created under the Collateral Documents, (ii) any nonconsensual Lien that is permitted under Section 7.01 and (iii) if such representation is made after the Closing Date, Liens related to New Incremental Notes and Refinancing Notes (in each case, to the extent permitted to be secured in accordance with the terms of this Agreement).

Section 5.13Margin Regulations; Investment Company Act.

(a)None of the Loan Parties is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  Neither the making of any Credit Extension hereunder nor the use of proceeds thereof will violate any regulations of the FRB, including the provisions of Regulations T, U or X of the FRB.  At the time of each Credit Extension occurring on or after the Closing Date, not more than 25% of the value of the assets of the Borrower and the Restricted Subsidiaries taken as a whole will constitute margin stock.

(b)None of the Loan Parties is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

Section 5.14Disclosure.  As of the Closing Date, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that actual results may vary from such forecasts and that such variances may be material.

Section 5.15Compliance with Laws.  Each member of the Restricted Group is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

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Section 5.16Intellectual Property; Licenses, etc.  Each member of the Restricted Group owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, know-how, licenses and all other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of its respective business, as currently conducted, free and clear of all Liens (except for Liens permitted under Section 7.01), except to the extent such failure to own, license or possess, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Set forth on Schedule 5.16 is a complete and accurate list of all IP Rights which are registered or the subject of an application for registration with the United States Patent and Trademark office or the United States Copyright Office as of the Closing Date, after giving effect to the Transaction.  To the knowledge of the Borrower, the conduct of the business of the Borrower or any other member of the Restricted Group as currently conducted does not infringe upon or violate any IP Rights held by any other Person, except for such infringements and violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  To the knowledge of each member of the Restricted Group, no Person is infringing the IP Rights owned by such member of the Restricted Group, except to the extent such infringement, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.17Solvency.  On the Closing Date, after giving effect to the Transaction, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.18Perfection, etc.  Each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein) in favor of the Administrative Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and required to be perfected therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and (a) when financing statements and other filings in appropriate form are filed or registered, as applicable, in the offices of the Secretary of State or other applicable filing office of Parent’s and each other Loan Party’s jurisdiction of organization, formation or incorporation and applicable documents are filed and recorded as applicable in the United States Copyright Office or the United States Patent and Trademark Office and (b) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the applicable Collateral Document), the Liens created by the Collateral Documents shall constitute fully perfected first priority Liens so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder).

Section 5.19Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions Laws and Regulations, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions Laws and Regulations in all material respects.  None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary, any of their respective directors,

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officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Facilities established hereby, is a Sanctioned Person.  No Loans, Letters of Credit or use of proceeds contemplated by this Agreement will violate Anti-Corruption Laws, Anti-Money Laundering Laws or applicable Sanctions Laws and Regulations.

Section 5.20EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized), Parent shall (solely with respect to Section 6.05(a)), and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary, as applicable, to:

Section 6.01Financial Statements.  Deliver to the Administrative Agent for further distribution to each Lender:

(a)as soon as available, but in any event within 120 days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (and reconciliation statements to the Borrower and its Restricted Subsidiaries, if applicable), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory note or any qualification, exception or explanatory note as to the scope of such audit (other than any such qualification exception or explanatory note that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under the Facilities that is scheduled to occur within one year from the time such report and opinion are delivered or (ii) any potential inability to satisfy the financial covenants of any Indebtedness, including those set forth in Section 7.10, on a future date or in a future period);

(b)as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, an unaudited consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (and reconciliation statements to the Borrower and its Restricted Subsidiaries, if applicable), all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results

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of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)as soon as available, but in any event no later than 75 days after the end of each fiscal year, reasonably detailed consolidated forecasts along with written assumptions prepared by management of the Borrower (including projected consolidated balance sheets, income statements, Consolidated EBITDA and cash flow statements of Holdings) on a quarterly basis for the fiscal year following such fiscal year then ended, which forecasts shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation thereof; and

(d)concurrently with the delivery of any financial statements pursuant to Sections 6.01(a) and (b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, (A) the applicable financial statements or, as applicable, forecasts of Holdings and its Subsidiaries provided pursuant to  clauses (a), (b) and (c) of this Section 6.01, shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand, and (B) (i) in the event that the Borrower delivers to the Administrative Agent an Annual Report on Form 10-K for any fiscal year, as filed with the SEC or in such form as would have been suitable for filing with the SEC, within 90 days after the end of such fiscal year, such Form 10-K (and reconciliation statements to the Borrower and its Restricted Subsidiaries, if applicable) shall satisfy all requirements of clause (a) of this Section 6.01 with respect to such fiscal year to the extent that it contains the information and report and opinion required by such clause (a) and such report and opinion does not contain any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of audit (other than any such qualification, exception or explanatory paragraph expressly permitted to be contained therein under clause (a) of this Section 6.01) and (ii) in the event that the Borrower delivers to the Administrative Agent a Quarterly Report on Form 10-Q for any fiscal quarter, as filed with the SEC or in such form as would have been suitable for filing with the SEC, within 45 days after the end of such fiscal quarter, such Form 10-Q (and reconciliation statements to the Borrower and its Restricted Subsidiaries, if applicable) shall satisfy all requirements of clause (b) of this Section 6.01 with respect to such fiscal quarter to the extent that it contains the information required by such clause (b); in each case to the extent that information contained in such Form 10-K or Form 10-Q satisfies the requirements of clauses (a) or (b) of this Section 6.01, as the case may be.

Section 6.02Certificates; Other Information.  Deliver to the Administrative Agent for further distribution to each Lender:

(a)no later than five days after the delivery of (i) the financial statements referred to in Section 6.01(a) or (ii) an Annual Report on Form 10-K (delivered pursuant to the last paragraph of Section 6.01), but only to the extent permitted by accounting industry policies generally followed by independent certified public accountants, a certificate of the Borrower’s independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default arising from a breach of Section 7.10 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b)no later than five days after the delivery of (i) the financial statements referred to in Sections 6.01(a) and (b) or (ii) an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (in either case, delivered pursuant to the last paragraph of Section 6.01), a duly completed

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Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), it being understood that such Compliance Certificate shall contain a calculation of the financial covenants set forth in Section 7.10;

(c)promptly after the same are available, copies of all reports on Form 8-K, Form S-3 and Form S-4 (or any other forms that may be substituted therefor) which the Borrower may file or be required to file with the SEC or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)promptly after the furnishing thereof, copies of any requests or notices received by any Loan Party (other than in the ordinary course of business) and copies of any statement or report furnished to any holder of debt securities or loans of any Loan Party or of any of its Subsidiaries, in each case pursuant to the terms of any Indebtedness that is secured by a pari passu security interest in the Collateral, any Junior Financing or any Unsecured Financing, in each case in a principal amount greater than $20,000,000 and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e)promptly after the receipt thereof by any member of the Restricted Group, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any member of the Restricted Group;

(f)promptly after the assertion or occurrence thereof, notice of any action arising under any Environmental Law against or of any noncompliance by any member of the Restricted Group with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;

(g)together with the delivery of each Compliance Certificate pursuant to Section 6.02(b) pertaining to the delivery of annual financials pursuant to Section 6.01(a), a report supplementing Schedules 5.12 and 5.16 to the extent necessary so that the related representation and warranty would be true and correct if made as of the date of such Compliance Certificate; and

(h)promptly, such additional information regarding the business, legal, financial or corporate affairs of any member of the Restricted Group as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), (c) or (d) or Section 6.02(c) or (e) (or to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are sent by electronic mail or posted on the Borrower’s behalf on the Platform or another relevant internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon the reasonable written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents.  The Administrative Agent

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shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intra-Links/IntraAgency, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of United States federal and state securities laws) (“MNPI”) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC SIDE” which, at a minimum, shall mean that the word “PUBLIC SIDE” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC SIDE,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates, or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC SIDE” are permitted to be made available through a portion of the Platform designated “Public Side Information” and (z) any Borrower Materials that are not marked “PUBLIC SIDE” shall be deemed to contain MNPI and shall not be suitable for posting on a portion of the Platform designated “Public Side Information”.  Notwithstanding anything herein to the contrary, financial statements delivered pursuant to Sections 6.01(a) and (b) and Compliance Certificates delivered pursuant to Section 6.02(b) shall be deemed to be suitable for posting on a portion of the Platform designated “Public Side Information”.

Section 6.03Notices.  Promptly, after a Responsible Officer of any Loan Party has obtained knowledge thereof, notify the Administrative Agent:

(a)of the occurrence of any Default;

(b)of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)of the institution of any material litigation not previously disclosed by the Borrower to the Administrative Agent that is reasonably likely to be adversely determined, or any material development in any material litigation that is reasonably likely to be adversely determined, and could, in either case, if adversely determined be reasonably expected to have a Material Adverse Effect; and

(d)of the occurrence of any ERISA Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that could be reasonably expected to have a Material Adverse Effect.

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Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

Section 6.04Payment of Taxes.  Pay, discharge or otherwise satisfy as the same shall become due and payable, all Taxes (including in its capacity as withholding agent) imposed upon it or its income, profits, properties or other assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower and its Restricted Subsidiaries; except to the extent the failure to pay, discharge or satisfy the same could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.05Preservation of Existence, etc.

(a)Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05,

(b)take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization), permits, licenses, approvals and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, and

(c)use commercially reasonable efforts to preserve or renew all of its registered copyrights, patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, provided that nothing in this Section 6.05 shall require the preservation, renewal or maintenance of, or prevent the abandonment by, any member of the Restricted Group of any registered copyrights, patents, trademarks, trade names and service marks that such member of the Restricted Group reasonably determines is not useful to its business or no longer commercially desirable.

Section 6.06Maintenance of Properties.  Except if the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its tangible properties and equipment that are necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07Maintenance of Insurance.  Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged in by the Borrower and the Restricted Subsidiaries.  The Borrower shall use commercially reasonable efforts to ensure that at all times the Administrative Agent for the benefit of the Secured Parties, shall be named as an additional insured with respect to liability policies (other than directors and officers policies and workers compensation) maintained by the Borrower and each Subsidiary Guarantor and the Administrative Agent for the benefit of the Secured Parties shall be named as lenders’ loss payee with respect to the property insurance maintained by the Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default shall have occurred and be continuing, (A) the Administrative Agent shall turn over to the Borrower any amounts

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received by it as an additional insured or lenders’ loss payee under any property insurance maintained by the Borrower and its Subsidiaries, (B) the Administrative Agent agrees that the Borrower and/or its applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance and (C) all proceeds from a Casualty Event shall be paid to the Borrower.

Section 6.08Compliance with Laws.

(a)Comply with the requirements of all applicable Laws (including ERISA, Environmental Laws, and Sanctions Laws and Regulations) and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with  Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions Laws and Regulations.

Section 6.09Books and Records.  Maintain proper books of record and account, in a manner to allow financial statements to be prepared in all material respects in conformity with GAAP consistently applied in respect of all financial transactions and matters involving the assets and business of the members of the Restricted Group (it being understood and agreed that any member of the Restricted Group may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in its jurisdiction of organization).

Section 6.10Inspection Rights.  Permit representatives of the Administrative Agent to visit and inspect any of its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which a member of the Restricted Group is a party), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, managers, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance written notice to the Borrower; provided that excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided further that when an Event of Default has occurred and is continuing, (i) the Administrative Agent (or any of its representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance written notice and after consultation with the Borrower as to the scope of the investigation) and (ii) all information obtained as a result of such access will be subject to confidentiality provisions of this Agreement.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

Section 6.11Use of Proceeds.  The Borrower will use the proceeds of the Loans only as provided in Section 5.07.

Section 6.12Covenant to Guarantee Obligations and Give Security.

(a)Upon the formation or acquisition of any new Subsidiaries by any Loan Party (provided that each of (i) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary (including a Controlled Foreign Subsidiary ceasing to be a Controlled Foreign Subsidiary or a FSHCO ceasing to be a FSHCO) shall be deemed to constitute the acquisition of a Restricted

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Subsidiary for all purposes of this Section 6.12), and upon the acquisition of any property (other than Excluded Property) by any Loan Party, which property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties (and where such a perfected Lien would be required in accordance with the terms of the Collateral Documents), the Borrower shall, at the Borrower’s expense:

(i)in connection with the formation or acquisition of a Subsidiary, within 90 days after such formation or acquisition or such longer period as the Administrative Agent may agree in its sole discretion, (A) (x) cause each such Subsidiary to duly execute and deliver to the Administrative Agent a joinder or supplement to the Intercompany Subordination Agreement and (y) cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Obligations (other than Excluded Swap Obligations) and a joinder or supplement to the applicable Collateral Documents and (B) (if not already so delivered) deliver certificates (or the foreign equivalent thereof, as applicable) representing the Pledged Interests of each such Subsidiary and its direct Subsidiaries which are not Excluded Subsidiaries (if any) (other than any Unrestricted Subsidiary) held by the applicable Loan Party accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing any Indebtedness, in each case constituting Collateral, owing by such Subsidiary to any Loan Party indorsed in blank to the Administrative Agent, together with, if requested by the Administrative Agent, supplements to the Security Agreement or other pledge or security agreements with respect to the pledge of any Equity Interests or Indebtedness; provided that any Excluded Property shall not be required to be pledged as Collateral;

(ii)within 90 days after such formation or acquisition of any such property or any request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its sole discretion) duly execute and deliver, and cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver, to the Administrative Agent one or more Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements consistent with the Security Agreement, the Intellectual Property Security Agreements and the other Collateral Documents securing payment of all the Obligations (other than Excluded Swap Obligations) of the applicable Loan Party or such Subsidiary, as the case may be, under the Loan Documents and establishing Liens on all such properties or property; provided that such properties or property shall not be required to be pledged as Collateral, and no Security Agreement Supplements, Intellectual Property Security Agreement Supplements and supplements to other security agreements or pledge agreements shall be required to be delivered in respect thereof, to the extent that such any such properties or property constitute Excluded Property;

(iii)within 90 days after such formation or acquisition of such property or any request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in its sole discretion), take, and cause such Subsidiary that is not an Excluded Subsidiary and each applicable Loan Party to take, whatever action, including the filing of UCC financing statements, the delivery of stock and membership interest certificates or foreign equivalents representing the applicable Equity Interests or additional actions as may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to Security Agreement Supplements, Intellectual Property Security Agreements, supplements to other Collateral Documents and security agreements delivered pursuant to this Section 6.12, in each case to the extent required under the Loan Documents, and enforceable against all third parties in accordance with their terms, provided that such actions shall not be required for any properties or property that constitutes Excluded Property;

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(iv)within 90 days after the request of the Administrative Agent, or such longer period as the Administrative Agent may agree in its sole discretion, deliver to the Administrative Agent Organization Documents for any such new Subsidiary (other than Excluded Subsidiaries), resolutions and a signed copy of one or more opinions, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request; and

(v)at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary or desirable in obtaining the full benefits of, or in perfecting, confirming, continuing, enforcing and preserving the Liens of, such guaranties, Security Agreement Supplements, Intellectual Property Security Agreements, Collateral Documents and security agreements, to the extent perfection is required thereunder.

(b)Notwithstanding the foregoing, the Administrative Agent shall not take a security interest in those assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Secured Parties of the security afforded thereby.

Section 6.13Compliance with Environmental Laws.  Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect: (a) comply, and make all reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, with all Environmental Laws and Environmental Permits; (b) obtain, maintain and renew all Environmental Permits necessary for its operations and properties; and (c) to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action necessary to respond to and remove and clean up Hazardous Materials from any of its properties, in accordance with the requirements of applicable Environmental Laws.

Section 6.14Further Assurances.  Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, and subject to the limitations described in Section 6.12, (a) correct any material defect or error that may be discovered in any Loan Document or other document or instrument relating to any Collateral or in the execution, acknowledgment, filing or recordation thereof and (b) do, execute, acknowledge, deliver, record, re-record, file, refile, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Collateral Documents.

Section 6.15Post-Closing Undertakings.  Within the time periods specified on Schedule 6.15 (as each may be extended by the Administrative Agent in its reasonable discretion), provide such Collateral Documents and complete such undertakings as are set forth on such Schedule 6.15.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit

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which have been Cash Collateralized), (A) except with respect to Section 7.14, the Borrower shall not, nor shall they permit any other Restricted Subsidiary, as applicable, to, directly or indirectly and (B) with respect to Section 7.14, Parent shall not:

Section 7.01Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or authorize the filing under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any Restricted Subsidiary as debtor, or sign any security agreement authorizing any secured party thereunder to file any such financing statement, other than the following:

(a)Liens pursuant to any Loan Document;

(b)Liens existing on the Closing Date and listed on Schedule 7.01 (or to the extent not listed on such Schedule 7.01, where the fair market value of all property to which such Liens under this clause (b) attach is less than $15,000,000 in the aggregate) and any modifications, replacements, renewals, refinancings or extensions thereof; provided that (i) the Lien does not encumber any property other than (A) property encumbered on the Closing Date, (B) after-acquired property that is affixed or incorporated into the property encumbered by such Lien on the Closing Date and (C) proceeds and products thereof and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c)Liens for taxes, assessments or governmental charges which are not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP (or otherwise in conformity with generally accepted accounting principles that are applicable in such Person’s jurisdiction of organization);

(d)statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business and which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(e)Liens incurred in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or under self-insurance arrangements in respect of such obligations or (iii) securing obligations in respect of letters of credit that have been posted by the Borrower or any Restricted Subsidiary to support the payment of items set forth in clauses (i) and (ii);

(f)Liens to secure the performance of tenders, bids, trade contracts, governmental contracts, leases and other contracts (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, customer guarantees, performance and completion guarantees and other obligations of a like nature (including, without limitation, (i) those to secure health, safety and environmental obligations, (ii) those required or requested by any Governmental Authority and (iii) letters of credit or bank guarantees issued in lieu of any such bonds or guarantees to support the issuance thereof) incurred in the ordinary course of business;

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(g)easements, covenants, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially and adversely interfere with the ordinary conduct of the business of the applicable Person;

(h)Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens (other than any Liens securing any Permitted Refinancing of the Indebtedness secured by such Liens) attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender and incurred under Section 7.03(e) on customary terms;

(j)leases, licenses, subleases, sublicenses or other occupancy arrangements granted to others in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(k)Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(l)Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, and (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m)Liens (i) on cash or Cash Equivalents advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(f), (i), (o), (s), (y) or (bb) to be applied against the purchase price for such Investment or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)Liens on property of any Restricted Subsidiary that is not a Loan Party securing Indebtedness and other obligations in respect of such Indebtedness of such non-Loan Party to the extent such Liens do not secure Indebtedness with an aggregate principal amount exceeding at any one time outstanding, the greater of $40,000,000 and 31% of Consolidated EBITDA of the Restricted Group for the four fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable;

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(o)Liens in favor of the Borrower or any Restricted Subsidiary (other than Liens granted by the Borrower or Subsidiary Guarantor in favor of a Restricted Subsidiary that is not a Subsidiary Guarantor) securing Indebtedness permitted under Section 7.03(d);

(p)Liens existing on property at the time of its acquisition or existing on the property of any Person that becomes a Subsidiary after the date hereof and any modifications, replacements, renewals and extensions thereof (including Liens securing Permitted Refinancings of Indebtedness secured by such Liens) but, in each case, other than Liens on the Equity Interests of any Person that becomes a Subsidiary (that is not an Excluded Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not encumber any property other than property encumbered at the time of such acquisition or such Person becoming a Subsidiary and the proceeds and products thereof and (iii) the Indebtedness secured thereby is permitted under (A) Section 7.03(e), (B) Section 7.03(f), (C) (to the extent that it constitutes a type of Indebtedness otherwise permitted under Section 7.03(e)) Section 7.03(m) or (D) Section 7.03(o);

(q)Liens arising from precautionary UCC financing statement filings (or other similar filings in non-U.S. jurisdictions) regarding leases, subleases, licenses or consignments entered into by the Borrower or any Restricted Subsidiary;

(r)any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the ordinary course of business;

(s)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(t)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(u)Liens on Cash Collateral granted in favor of any Lenders (including the Swingline Lender and/or L/C Issuers) created as a result of any requirement or option to Cash Collateralize pursuant to this Agreement;

(v)Liens that are customary contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(w)(i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of the Borrower and the Restricted Subsidiaries complies, and (ii) any zoning or similar Law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary taken as a whole;

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(x)Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(y)Liens on Equity Interests of Joint Ventures securing obligations of such Joint Venture;

(z)(i) deposits made in the ordinary course of business to secure liability to insurance carriers and (ii) Liens on insurance policies and the proceeds thereof securing the financing of insurance premiums with respect thereto;

(aa)receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(bb)so long as no Default has occurred and is continuing at the time of granting such Liens or would result therefrom, Liens on cash deposits in an aggregate amount not to exceed, at any one time outstanding, the greater of $5,000,000 and 4% of Consolidated EBITDA of the Restricted Group for the four fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable, securing any Swap Contract permitted hereunder;

(cc)Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted hereunder;

(dd)Liens on Permitted Receivables Financing Assets securing any Permitted Receivables Financing;

(ee)Liens on property constituting Collateral securing obligations issued or incurred under (i) any Refinancing Notes and the Refinancing Notes Indentures related thereto or (ii) any New Incremental Notes and the New Incremental Notes Indentures related thereto and, in each case, any Permitted Refinancings thereof (or successive Permitted Refinancings thereof), provided that such Liens are permitted by the respective definitions thereof and such Indebtedness is subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(ff)Liens on cash or Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of any Refinancing Notes, any New Incremental Notes, any Permitted Additional Debt and, in each case, any Permitted Refinancing thereof;

(gg)other Liens securing Indebtedness outstanding at any one time in an aggregate principal amount not to exceed the greater of $35,000,000 and 28% of Consolidated EBITDA of the Restricted Group for the four fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable; provided that if any such Indebtedness in excess of $25,000,000 is secured by any of the Collateral such Indebtedness is subject to customary intercreditor arrangements reasonably satisfactory to the Administrative Agent;

(hh)Liens arising out of any license, sublicense or cross license of IP Rights to or from the Borrower or any Restricted Subsidiary in the ordinary course of business;

(ii)Liens in respect of Sale Leasebacks permitted hereunder; and

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(jj)Liens on cash or Cash Equivalents used to cash collateralize Indebtedness permitted under Section 7.03(z);

provided that only the Liens permitted under clauses (a), (c), (d), (g), (h), (i), (j), (p), (q), (r), (w), (ee) and (ii), of this definition shall be permitted to encumber any owned real property of any Loan Party.

Section 7.02Investments.  Make or hold any Investments, except:

(a)Investments held by the Borrower or any Restricted Subsidiary in the form of Cash Equivalents or that were Cash Equivalents when made;

(b)loans or advances to (or for the benefit of) officers, managers, directors and employees of the Borrower, Parent, any other Parent Holding Company or any Restricted Subsidiary (i) for travel, entertainment, relocation and analogous ordinary business purposes and (ii) in connection with such Person’s purchase of Equity Interests of Parent or any other Parent Holding Company; provided that the aggregate amount of loans or advances made pursuant to this Section 7.02(b) does not exceed $10,000,000 at any time outstanding (excluding (x) in the case of clause (i), loans and advances for travel and entertainment in the ordinary course of business and (y) in the case of clause (ii), loans and advances where no cash is actually advanced and any loans and advances with respect to which cash is advanced is immediately repaid);

(c)Investments (i) by the Borrower or any Restricted Subsidiary in the Borrower or any Subsidiary Guarantor, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is also not a Loan Party, (iii) by the Borrower or any Subsidiary Guarantor in any Restricted Subsidiary that is not a Loan Party so long as such Investment is part of one or a series of substantially contemporaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in the Borrower or one or more Subsidiary Guarantors and (iv) by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary, so long as the Borrower provides to the Administrative Agent evidence reasonably acceptable to the Administrative Agent that, after giving Pro Forma Effect to such Investments, the granting, perfection, validity and priority of the security interest of the Secured Parties in the Collateral, taken as a whole, is not impaired in any material respect by such Investment, provided that the aggregate amount of Investments made pursuant to this clause (iv) by a Loan Party in Restricted Subsidiaries that are not a Subsidiary Guarantor shall not exceed $3,000,000 at any time outstanding;

(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business (including advances made to distributors), Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and Investments consisting of prepayments to suppliers in the ordinary course of business;

(e)to the extent constituting Investments, transactions expressly permitted (other than by reference to this Section 7.02 or any clause hereof) under Sections 7.01, 7.03, 7.04, 7.05 (including the receipt of non-cash consideration for the Dispositions of assets permitted thereunder), 7.06 and 7.12;

(f)Investments in existence on, or that are made pursuant to legally binding written commitments that are in existence on, the Closing Date and are set forth on Schedule 7.02, and any modification, replacement, renewal or extension thereof; provided no such modification, replacement, renewal or extension shall increase the amount of Investments then permitted under this Section 7.02(f)

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except pursuant to the terms of such Investment in existence on the Closing Date or as otherwise permitted by this Section 7.02;

(g)Investments in Swap Contracts permitted under Section 7.03(g);

(h)promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i)the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary that is wholly owned directly by the Borrower and/or one or more other wholly owned Restricted Subsidiaries (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i):

(i)each applicable Loan Party and any such newly created or acquired Restricted Subsidiary shall have complied with the requirements of Section 6.12 or made arrangements reasonably satisfactory to the Administrative Agent for compliance after the effectiveness of such Permitted Acquisition, as applicable;

(ii)immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition and any incurrence of Indebtedness in connection therewith, no Event of Default shall have occurred and be continuing or would result therefrom;

(iii)immediately after giving Pro Forma Effect to any such purchase or other acquisition and any incurrence of Indebtedness in connection therewith, the Borrower shall be in compliance with the financial covenants set forth in Section 7.10, determined on the basis of the financial information most recently delivered (or required to have been delivered) to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated on the first day of the applicable four fiscal quarter period covered thereby;

(iv)the aggregate amount invested in respect of Permitted Acquisitions in respect of Persons that do not become Guarantors (or in respect of which the assets so acquired do not become Collateral) shall not exceed, when combined with the aggregate amount invested by Loan Parties in Subsidiaries who are not, or do not become, a Guarantor pursuant to Section 7.02(o), shall not exceed the greater of $65,000,000 and 52% of Consolidated EBITDA of the Restricted Group for the four fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable;

(v)if the consideration for any such acquisition (or series of related acquisitions) exceeds $25,000,000, no later than five Business Days prior to the proposed closing date of such acquisition, the Borrower shall have delivered (A) the target’s annual and quarterly financial statements (as requested by the Administrative Agent) and (B) a Compliance Certificate demonstrating compliance with clause (iii) above; and

(vi)any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business or reasonably related, ancillary or complementary businesses (including related, complementary, synergistic or ancillary technologies) in which the Borrower and/or its Restricted Subsidiaries are then engaged.

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(j)Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties to the extent made solely with cash or other property received by the applicable Loan Party in a transaction or series of transactions from a Restricted Subsidiary that is not a Loan Party as a result of corporate or tax reorganizations otherwise permitted hereunder, in any case, solely to the extent that the purpose of such Investment is to forgive or cancel any intercompany Indebtedness owing to a Loan Party by a Restricted Subsidiary that is not a Loan Party and such forgiven or cancelled intercompany Indebtedness constituted Indebtedness incurred by a Loan Party after the Closing Date to finance a Permitted Acquisition that has been pushed down by such Loan Party to such Restricted Subsidiary that is not a Loan Party for accounting and/or tax planning purposes pursuant to an Investment otherwise permitted under Section 7.03 (it being understood and agreed that in no event shall any such Investment (or return thereon) made pursuant to this clause (j) refresh any basket under which such Investment was initially made);

(k)Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers;

(l)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise) of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)the licensing, sublicensing or contribution of IP Rights in the ordinary course of business;

(n)loans and advances to Parent or any employee benefit trust or similar entity in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments made to Parent), Restricted Payments permitted to be made to Parent in accordance with Section 7.06(d); provided that any such loan or advance shall reduce the amount of such applicable Restricted Payment thereafter permitted under Section 7.06(d) by a corresponding amount (if such applicable subsection of Section 7.06(d) contains a maximum amount); provided further that any such loan or advance shall be permitted only to the extent that the related Restricted Payment would have been permitted under Section 7.06(d);

(o)other Investments which, when taken together with all other Investments made pursuant to this Section 7.02(o) and the aggregate amount invested in respect of Permitted Acquisitions in respect of Persons that do not become Guarantors (or in respect of which the assets so acquired do not become Collateral) pursuant to Section 7.02(i), do not exceed the greater of $65,000,000 and 52% of Consolidated EBITDA of the Restricted Group for the four fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable; provided that the aggregate amount of Investments by any member of the Restricted Group in any Joint Venture or Unrestricted Subsidiary pursuant to this Section 7.02(o) shall not exceed the greater of $35,000,000 and 26% of Consolidated EBITDA of the Restricted Group for the four fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable;

(p)loans or advances made to distributors in the ordinary course of business and consistent with past practice;

(q)Investments to the extent that payment for such Investments is made solely by the issuance of Equity Interests (other than Disqualified Equity Interests) of Parent or any other Parent Holding Company to the seller of such Investments;

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(r)Investments of a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into any Restricted Subsidiary, in each case after the Closing Date and in accordance with this Section 7.02 and/or Section 7.04, as applicable, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(s)Investments made with the portion, if any, of the Cumulative Credit on the date that the Borrower elects to apply all or a portion thereof to this Section 7.02(s), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied so long as (i) immediately before and immediately after giving Pro Forma Effect to any such Investment, no Event of Default shall have occurred and be continuing and (ii) the Restricted Group shall be in Pro Forma Compliance with a Total Net Leverage Ratio no greater than 3.75:1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Investment had been made as of the first day of the applicable four fiscal quarter period covered thereby;

(t)any Investments in a Restricted Subsidiary that is not a Loan Party or in a Joint Venture, in each case, to the extent such Investment is substantially contemporaneously repaid with an equivalent dividend or other distribution from such Restricted Subsidiary or Joint Venture;

(u)the forgiveness or conversion to equity of any Indebtedness owed to a Restricted Subsidiary and permitted by Section 7.03;

(v)advances of payroll payments to employees in the ordinary course of business;

(w)additional Restricted Subsidiaries of the Borrower may be established or created if the Borrower and such Subsidiary comply with the requirements of Section 6.12, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 7.02, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.12, as applicable, until the respective acquisition is consummated (at which time the surviving or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);

(x)(i) Investments in a Permitted Receivables Financing Subsidiary or any Investment by a Permitted Receivables Financing Subsidiary in any other Person in connection with a Permitted Receivables Financing, provided, however, that any such Investment in a Permitted Receivables Financing Subsidiary is in the form of a contribution of additional Permitted Receivables Financing Assets and (ii) distributions or payments by such Permitted Receivables Financing Subsidiary of Permitted Receivables Financing Fees;

(y)to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment, maintenance, filing and renewal fees or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(z)Guarantees of the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations of one another, in each case, that do not constitute Indebtedness and are entered into in the ordinary course of business;

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(aa)Guarantees incurred in the ordinary course of business in respect of obligations of or to suppliers, customers, franchisees, lessors, licensees and sublicenses; and

(bb)additional Investments so long as (i) immediately before and immediately after giving Pro Forma Effect to any such Investment, no Event of Default shall have occurred and be continuing and (ii) the Restricted Group shall be in Pro Forma Compliance with a Total Net Leverage Ratio no greater than 3.25:1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Investment had been made as of the first day of the applicable four fiscal quarter period covered thereby.

Section 7.03Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)(i) Indebtedness of the Loan Parties under or pursuant to the Loan Documents including any refinancing or extensions thereof in accordance with Section 2.18 or Section 2.19, as applicable, (ii) Indebtedness of the Loan Parties evidenced by Refinancing Notes and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof) and (iii) Indebtedness of the Loan Parties evidenced by New Incremental Notes permitted under Section 2.15 and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(b)Indebtedness outstanding or committed to be incurred on the Closing Date and listed on Schedule 7.03 and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);

(c)Guarantees (i) incurred by the Borrower or any Restricted Subsidiary in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be incurred under this Agreement; provided that in the case of any Guarantees by a Loan Party of the obligations of a non-Loan Party, the related Investment is permitted under Section 7.02 and (ii) by the Borrower or any Subsidiary Guarantor in respect of Indebtedness of the Borrower or any Subsidiary Guarantor otherwise permitted hereunder;

(d)Indebtedness of (i) the Borrower or any Subsidiary Guarantor owing to the Borrower or any other Subsidiary Guarantor, (ii) any Restricted Subsidiary that is not a Loan Party owed to (A) any other Restricted Subsidiary that is not a Loan Party or (B) the Borrower or any Subsidiary Guarantor in respect of an Investment permitted under Section 7.02(c), (j), (o), (s) or (w) and (iii) the Borrower or any Subsidiary Guarantor to any Restricted Subsidiary which is not a Loan Party; provided that all such Indebtedness of any Loan Party in this clause (d)(iii) must be expressly subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(e)(i) Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i); and (ii) any Permitted Refinancing in respect thereof; provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed, the greater of $40,000,000 and 31% of Consolidated EBITDA of the Restricted Group for the four fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable;

(f)Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors not to exceed, at any one time outstanding, the greater of $40,000,000 and 31% of Consolidated EBITDA of the Restricted Group for the four fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable;

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(g)Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes;

(h)Indebtedness (other than for borrowed money, Attributable Indebtedness or purchase money obligations) secured by Liens permitted under Section 7.01;

(i)Indebtedness representing deferred compensation or stock-based compensation to employees of the Borrower and the Restricted Subsidiaries;

(j)unsecured Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Parent or any other Parent Holding Company permitted by Section 7.06;

(k)Indebtedness in respect of indemnification, purchase price adjustments or other similar adjustments incurred by the Borrower or any Restricted Subsidiary in a Permitted Acquisition or Disposition under agreements which provide for the adjustment of the indemnification, purchase price or for similar adjustments;

(l)Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred consideration (e.g., earn-outs, indemnifications, incentive non-competes and other contingent obligations) or other similar arrangements incurred by such Person in connection with any Permitted Acquisition or other Investment permitted under Section 7.02;

(m)assumed Indebtedness of a Person that becomes a Restricted Subsidiary (or is merged or consolidated with and into the Borrower or a Restricted Subsidiary) acquired after the Closing Date in a Permitted Acquisition or an Investment permitted under Section 7.02 to the extent existing at the time of such acquisition and any Permitted Refinancing thereof; provided that (i) such Indebtedness is not incurred in contemplation of such acquisition, (ii) (x) the Secured Net Leverage Ratio, after giving Pro Forma Effect to such Permitted Acquisition or Investment, does not exceed 3.00:1.00, and (y) the Restricted Group shall be in compliance with the financial covenants set forth in Section 7.10, after giving Pro Forma Effect to such Permitted Acquisition or Investment, such compliance (in the case of both clause (x) and (y) above) to be determined on the basis of the financial information most recently delivered (or required to have been delivered) to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Permitted Acquisition or Investment had been consummated as of the first day of the applicable four fiscal quarter period covered thereby and evidenced by a certificate from a Responsible Officer of the Borrower demonstrating such compliance calculation in reasonable detail;

(n)obligations under Secured Cash Management Agreements and other Indebtedness in respect of customary netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements, cash management and other similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that any such Indebtedness is extinguished within 30 days;

(o)Indebtedness in an aggregate principal amount not to exceed at any one time outstanding, the greater of $45,000,000 and 36% of Consolidated EBITDA of the Restricted Group for the four fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable;

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(p)Indebtedness incurred by the Borrower or any Restricted Subsidiary in respect of bank guarantees, letters of credit, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims;

(q)Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r)Indebtedness incurred by the Borrower and the Restricted Subsidiaries constituting Permitted Additional Debt; provided that the aggregate amount of Indebtedness (including any Permitted Refinancing thereof) that may be incurred pursuant to this Section 7.03(r) in each case by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed, at any one time outstanding, the greater of $40,000,000 and 31% of Consolidated EBITDA of the Restricted Group for the four fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable;

(s)Indebtedness incurred by Permitted Receivables Financing Subsidiaries in a Permitted Receivables Financing that is not recourse to the Borrower or any Restricted Subsidiary in an aggregate principal amount of not greater than $5,000,000 at any one time outstanding;

(t)Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(u)Indebtedness of the Borrower or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business;

(v)Guarantees incurred in the ordinary course of business in respect of obligations of or to suppliers, customers, franchisees, lessors, licensees and sublicensees;

(w)unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(x)Indebtedness incurred in connection with any Sale Leaseback (and any Permitted Refinancing thereof) in an amount not to exceed $40,000,000 in aggregate;

(y)unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they constitute Indebtedness and are permitted to remain unfunded under applicable Law;

(z)Indebtedness (including bank guarantees, letters of credit and other instruments similar to letters of credit issued for general corporate purposes) in an aggregate principal or face amount at any time outstanding not to exceed $5,000,000 in respect of performance, bid, appeal and surety bonds, customer guarantees and performance and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary; and

(aa)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (z) above.

Section 7.04Fundamental Changes.  Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or

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substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Event of Default would result therefrom:

(a)any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) one or more other Restricted Subsidiaries; provided that (x) any Restricted Subsidiary that is not a Controlled Foreign Subsidiary, a Subsidiary of a Controlled Foreign Subsidiary or a FSHCO may not merge with any Restricted Subsidiary that is a Controlled Foreign Subsidiary, a Subsidiary of a Controlled Foreign Subsidiary or a FSHCO if such Controlled Foreign Subsidiary, such Subsidiary of a Controlled Foreign Subsidiary or such FSHCO shall be the continuing or surviving Person, and (y) when any Subsidiary Guarantor is merging with another Restricted Subsidiary that is not a Loan Party (A) the Subsidiary Guarantor shall be the continuing or surviving Person, (B) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively and (C) to the extent constituting a Disposition, such Disposition must be permitted pursuant to Section 7.05 (other than Section 7.05(d)(A));

(b)(i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary may liquidate or dissolve, or the Borrower or any Restricted Subsidiary may (if the validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Restricted Subsidiaries and is not disadvantageous to the Lenders in any material respect (it being understood that in the case of any dissolution of a Restricted Subsidiary that is a Subsidiary Guarantor, such Subsidiary shall at or before the time of such dissolution transfer its assets to another Restricted Subsidiary that is a Subsidiary Guarantor in the same jurisdiction or a different jurisdiction reasonably satisfactory to the Administrative Agent unless such Disposition of assets is permitted hereunder; and in the case of any change in legal form, a Restricted Subsidiary that is a Subsidiary Guarantor will remain a Subsidiary Guarantor unless such Subsidiary Guarantor is otherwise permitted to cease being a Subsidiary Guarantor hereunder);

(c)any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any Restricted Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Guarantor then either (i) the transferee must either be (x) the Borrower or (y) a Subsidiary Guarantor or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively; and

(d)any Restricted Subsidiary may merge, amalgamate or consolidate with, or liquidate or dissolve into, any other Person in order to effect an Investment or a Disposition permitted pursuant to Section 7.02 or Section 7.05 (other than Section 7.05(d)(A)), respectively; provided that the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.12.

Section 7.05Dispositions.  Make any Disposition, except:

(a)Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful or economically practicable to maintain in the conduct of the business of the Borrower and the Restricted Subsidiaries in the Borrower’s or the Restricted Subsidiaries’ good faith reasonable business judgment (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned);

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(b)Dispositions of inventory, goods held for sale and immaterial assets in the ordinary course of business;

(c)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the net proceeds of such Disposition are promptly applied to the purchase price of such similar replacement property;

(d)(A) Dispositions permitted by Section 7.04, (B) Investments permitted by Section 7.02, (C) Restricted Payments permitted by Section 7.06 and (D) Liens permitted by Section 7.01 (in each case, other than by reference to this Section 7.05 (or any clause under this Section 7.05));

(e)Dispositions of cash and Cash Equivalents;

(f)(i) Dispositions of accounts receivable in connection with the collection or compromise thereof and not as part of any financing transaction and (ii) Dispositions of accounts receivable so long as the Net Cash Proceeds of any sale or transfer pursuant to this clause (ii) are applied to prepay the Term Loans pursuant to Section 2.05(b)(i);

(g)licensing or sublicensing of IP Rights in the ordinary course of business on customary terms;

(h)sales, Disposition or contributions of property (i) between the Borrower and the Subsidiary Guarantors, (ii) between Restricted Subsidiaries (other than Loan Parties), (iii) by Restricted Subsidiaries that are not Loan Parties to the Borrower and the Subsidiary Guarantors or (iv) by the Borrower and the Subsidiary Guarantors to any Restricted Subsidiary that is not a Loan Party, provided that (a) the portion (if any) of any such Disposition made for less than fair market value and (B) any non-cash consideration received in exchange for any such Disposition, shall in each case constitute an Investment in such Restricted Subsidiary and, if the transferor of such property is a Loan Party and the transferee thereof is a non-Loan Party, such sale, Disposition or contribution of property shall otherwise comply with Section 7.02;

(i)leases, subleases, licenses, sublicenses or other occupancy arrangements of property (other than IP Rights) in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries;

(j)transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(k)Dispositions of Investments (including Equity Interests) in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l)the transfer for fair value of property (including Equity Interests of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred property; provided that such transfer is permitted under Section 7.02(o) or (s);

(m)the unwinding of Swap Contracts permitted hereunder pursuant to their terms;

(n)any Disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to this Section 7.05;

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(o)the purchase and sale or other transfer, in each case for cash, of Permitted Receivables Financing Assets (including by capital contribution) to a Permitted Receivables Financing Subsidiary in connection with a Permitted Receivables Financing permitted under Section 7.03(s);

(p)Dispositions (including Sale Leasebacks) by the Borrower or any Restricted Subsidiary not otherwise permitted under this Section 7.05, provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) the fair market value of all property so Disposed of shall not exceed $35,000,000 per fiscal year and (iii) the purchase price for such property in excess of $10,000,000 shall be paid to the Borrower or such Restricted Subsidiary, as applicable, for not less than 75% cash consideration; provided, however, that for the purposes of this clause (p)(iii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable Disposition; and (C) any Designated Non-Cash Consideration in respect of such Disposition having an aggregate fair market value, taken together with the Designated Non-Cash Consideration in respect of all other Dispositions, not in excess of the greater of $25,000,000 and 21% of Consolidated EBITDA of the Restricted Group for the four fiscal quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.01(a) or (b), as applicable (with the fair market value of each item of Designated Non-Cash Consideration being measured as of the time received);

(q)the Disposition of any Unrestricted Subsidiary; and

(r)the Disposition of assets acquired pursuant to or in order to effectuate a Permitted Acquisition which assets are (i) obsolete or (ii) not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries;

provided, however, that any Disposition of any property pursuant to Section 7.05(b) (other than with respect to immaterial assets Disposed of in the ordinary course of business), (c), (l), (p), or (q)  shall be for no less than the fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent is authorized to and shall take any actions deemed appropriate in order to effect the foregoing.

Section 7.06Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except:

(a)each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries that directly or indirectly own Equity Interests of such Restricted Subsidiary (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any such other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests);

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(b)the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c)to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may take actions expressly permitted by Section 7.02, 7.04, 7.08 or 7.12 (in each case, other than by reference to this Section 7.06 (or any clause under this Section 7.06));

(d)the Borrower or any Restricted Subsidiary may make Restricted Payments to Parent or any other Parent Holding Company:

(i)the proceeds of which shall be used by Parent to pay (or to make a dividend, distribution or any other payment to or Investment in any other Parent Holding Company to enable it to pay) (a) its or such Parent Holding Company’s operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors, managers or officers of Parent not to exceed the ratable share of the amount to which such Restricted Payment relates that is related to the ownership or operations of the Restricted Group or (b) the fees and other amounts described in Sections 7.08(c), (d), (m) and (n) to the extent that the Borrower would be then permitted under such Sections 7.08(c), (d), (m) and (n) to pay such fees and other amounts directly, in each case not to exceed the ratable share of the amount to which such Restricted Payment relates that is related to the ownership or operations of the Restricted Group;

(ii)for any taxable period for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined, unitary, affiliated or similar income tax group of which Parent is the common parent (a “Tax Group”), to the extent required to be made in cash, in an amount equal to the portion of any income taxes (and any consolidated, combined, unitary, affiliated or similar franchise or similar taxes imposed in lieu of such income taxes of such Tax Group) due by Parent or any other Parent Holding Company for such taxable period, that is attributable to the Borrower and/or its Subsidiaries, provided that (A) Restricted Payments made in cash under this Section 7.06(d)(ii) for any taxable period shall not exceed the amount of such Taxes that the Borrower and/or such Subsidiaries, as applicable, would have paid had the Borrower and/or such Subsidiaries, as applicable, been a stand-alone taxpayer (or a stand-alone group) and (B) Restricted Payments under this Section 7.06(d)(ii) in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for such purpose;

(iii)the proceeds of which will be used to repurchase, retire or otherwise acquire the Equity Interests of Parent (or to make a dividend, distribution or any other payment to or an Investment in any other Parent Holding Company or a direct or indirect equity holder thereof to enable it to repurchase, retire or otherwise acquire its Equity Interest) from directors, managers, consultants, employees or members of management of the Restricted Group (or their estate, family members, spouse and/or former spouse), in each case in connection with the resignation, termination, death or disability of any such directors, managers, employees or members of management, in an aggregate amount not in excess of $10,000,000 in any calendar year; provided further that the amounts set forth in this clause (d)(iii) may be further increased by (1) the proceeds of any key-man life insurance received by Parent, any other Parent Holding Company, the Borrower or any Restricted Subsidiary (solely with respect to the calendar year in which such proceeds are received and without limiting any carry-over thereof permitted above), plus (2) the

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amount of any cash bonuses or other cash compensation otherwise payable to any future, present or former director, manager, employee, member of management or consultant of Parent or a direct or indirect equity holder thereof, the Borrower or any Restricted Subsidiary that are foregone in return for the receipt of Equity Interests of Parent or a direct or indirect equity holder thereof, the Borrower or any Restricted Subsidiary pursuant to a deferred compensation plan of such equity;

(iv)the proceeds of which are applied to the purchase or other acquisition by Parent (or any other Parent Holding Company) of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or more than 50% of the Equity Interests in a Person; provided that if such purchase or other acquisition had been made by the Borrower or any Restricted Subsidiary, it would have constituted a Permitted Acquisition permitted to be made pursuant to Section 7.02(i); provided that (A) such Restricted Payment shall be made concurrently with the closing of such purchase or other acquisition and (B) Parent (or such Parent Holding Company) shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to the Borrower or any Restricted Subsidiary or (2) the merger (to the extent permitted in Section 7.04) into the Borrower or any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchaser or other acquisition;

(v)repurchases of Equity Interests of Parent deemed to occur upon the non-cash exercise of stock options and warrants or similar equity incentive awards;

(vi)the proceeds of which shall be used by Parent to pay, or to make dividends, distributions or any other payments to allow any other Parent Holding Company to pay, other than to Affiliates of Parent, a portion of any customary fees and expenses related to any unsuccessful equity offering by Parent (or any other Parent Holding Company) or offering or debt issuance, incurrence or offering, Disposition or acquisition or investment transaction permitted by this Agreement, in each case not to exceed the ratable share of the amount to which such Restricted Payment relates that is directly related to the operations of the Restricted Group; and

(vii)the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers, employees, consultants and independent contractors of Parent (or any other Parent Holding Company) to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Restricted Group;

(e)the Borrower and any Restricted Subsidiary may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination of its Equity Interests or any Permitted Acquisition (or similar Investment) and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(f)the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 7.06;

(g)the Borrower may pay cash dividends to Parent so that Parent may make payments to its equity holders or the equity holders of any other Parent Holding Company in an aggregate amount not exceeding 6.0% per annum of the Net Cash Proceeds received by the Borrower and the Restricted Subsidiaries (without duplication) from the initial public offering of Holdings of its Equity Interests or any secondary offerings and/or new registrations (or, to the extent applicable, any other Parent Holding Company);

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(h)in an amount equal to any Taxes payable, including, but not limited to, withholding or similar taxes payable or expected to be payable in connection with any payments to any present or former employee, director, officer, manager, consultant or independent contractor (or their respective Affiliates, estates or immediate family members) or in connection with any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options or grant, vesting or delivery of any Equity Interests;

(i)Restricted Payments to Parent in an aggregate amount (which shall not be less than zero) equal to the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 7.06(i), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied, so long as (i) immediately before and immediately after giving Pro Forma Effect to any such Restricted Payment, no Event of Default shall have occurred and be continuing and (ii) the Restricted Group shall be in Pro Forma Compliance with a Total Net Leverage Ratio no greater than 3.75:1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Restricted Payment had been made as of the first day of the applicable four fiscal quarter period covered thereby; and

(j)additional Restricted Payments so long as (i) immediately before and immediately after giving Pro Forma Effect to any such Restricted Payment, no Event of Default shall have occurred and be continuing and (ii) the Restricted Group shall be in Pro Forma Compliance with a Total Net Leverage Ratio no greater than 3.25:1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Restricted Payment had been made as of the first day of the applicable four fiscal quarter period covered thereby.

Section 7.07Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the date hereof or any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.

Section 7.08Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than:

(a)transactions among Loan Parties (other than Parent unless permitted pursuant to Section 7.14) and the Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction);

(b)on fair and reasonable terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate;

(c)customary fees and indemnities may be paid to any directors or managers of Parent, any other Parent Holding Company, the Borrower and the Restricted Subsidiaries (and, to the extent attributable to the operations or ownership of any member of the Restricted Group, of any Parent Holding Company) and reasonable out-of-pocket costs of such Persons may be reimbursed;

(d)the Borrower and the Restricted Subsidiaries may enter into employment and severance or other compensation arrangements with officers and employees in the ordinary course of business or as otherwise approved by the board of directors, board of managers or other equivalent

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governing body of the Borrower or Restricted Subsidiary and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business or as otherwise approved by the board of directors, board of managers or other equivalent governing body of the Borrower or Restricted Subsidiary;

(e)Restricted Payments permitted under Section 7.06 (other than Section 7.06(c));

(f)Investments to the extent permitted under Section 7.02,

(g)transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not materially adverse, taken as a whole, to the Lenders;

(h)transactions between a member of the Restricted Group and any Person that is an Affiliate solely due to the fact that a director or manager of such Person is also a director or manager of the Borrower, Parent or any other Parent Holding Company; provided, however, that such director or manager abstains from voting as a director of the Borrower, Parent or any other Parent Holding Company, as the case may be, on any matter involving such other Person;

(i)the issuance of Equity Interests to the Sponsor, Parent or any other Parent Holding Company, or to any director, officer, employee or consultant thereof;

(j)any issuance of Equity Interests, or other payments, awards or grants in cash, securities, Equity Interests or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the board of directors or board of managers of Parent, any other Parent Holding Company or the Borrower, as the case may be;

(k)transactions with wholly owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business;

(l)transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(m)so long as no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom, make payments to the Sponsor representing annual management, consulting, monitoring or advisory fees and related expenses in an aggregate amount not to exceed $1,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over into succeeding calendar years), provided that during the period that an Event of Default pursuant to Section 8.01(a), (f) or (g) shall have occurred and be continuing, the foregoing fees may accrue (without interest) although may not be paid, and following the waiver of any such Event of Default, such accrued payments may be paid to the Sponsor;

(n)reimbursement of reasonable out-of-pocket costs and expenses of the Sponsor by the Borrower and any Restricted Subsidiaries incurred in connection with financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures, whether or not consummated) so long as such costs and expenses are approved by a majority of the members of the board of directors or a majority of the disinterested members of the board of directors, in each case, of Holdings in good faith; and

(o)Investments by Affiliates in Indebtedness or Preferred Equity Interests of Parent, the Borrower or any of their Subsidiaries (and/or such Affiliate’s exercise of any permitted rights with

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respect thereto), so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or Preferred Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or Preferred Equity Interests of the Borrower or any of their Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally.

Section 7.09Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability:

(a)of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to or invest in the Borrower or any Subsidiary Guarantor, except for:

(i)any agreement in effect on the Closing Date and described on Schedule 7.09;

(ii)any agreement in effect at the time any Restricted Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower;

(iii)any agreement representing Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.03;

(iv)any agreement in connection with a Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary permitted by Section 7.05;

(v)customary provisions in joint venture agreements or other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business;

(vi)customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(vii)customary net worth provisions contained in real property leases entered into by the Borrower and the Restricted Subsidiaries in the ordinary course of business, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the Restricted Subsidiaries to meet their ongoing obligations;

(viii)any restrictions regarding licenses or sublicenses by the Borrower and the Restricted Subsidiaries of IP Rights in the ordinary course of business (in which case such restriction shall relate only to such IP Rights);

(ix)customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;

(x)customary restrictions contained in (A) Permitted Additional Debt, (B) any Refinancing Notes (and any Permitted Refinancing thereof), (C) New Incremental Notes and (D) Indebtedness permitted pursuant to Sections 7.03(f) (to the extent applicable only to the Restricted Subsidiaries that are not Subsidiary Guarantors obligated with respect to such Indebtedness) and 7.03(o) and any Permitted Refinancing thereof;

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(xi)solely to the extent that (A) such restrictions relate to the Subsidiary being acquired or incurring such Indebtedness and (B) such Indebtedness is expressly made non-recourse to the Borrower and the Restricted Subsidiaries, restrictions contained in Indebtedness permitted pursuant to Section 7.03(s); and

(xii)restrictions imposed by reason of applicable Law; or

(b)of the Borrower or any Subsidiary Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents except for:

(i)any agreement in effect on the Closing Date and described on Schedule 7.09;

(ii)any agreement in effect at any time any Restricted Subsidiary becomes a Subsidiary of the Borrower, or any agreement assumed in connection with the acquisition of assets from any Person, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower or of the acquisition of assets from such Person and applies solely to such acquired assets;

(iii)any agreement representing Indebtedness of a Restricted Subsidiary of the Borrower which is not a Loan Party which is permitted by Section 7.03;

(iv)negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03(e) or (s), or to the extent it constitutes Indebtedness of a type permitted under Section 7.03(e), Indebtedness permitted under Section 7.03(m), but in each case solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness;

(v)customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(vi)customary provisions contained in (A) Refinancing Notes (and any Permitted Refinancing thereof) and (B) New Incremental Notes; provided in each case that such restrictions do not restrict the Liens securing the Obligations or the senior priority status thereof (it being understood that any such Indebtedness shall be permitted to be secured on a pari passu basis or junior with the Obligations to the extent permitted hereunder);

(vii)restrictions arising in connection with cash or other deposits permitted under Sections 7.01 or 7.02 and limited to such cash or deposit;

(viii)customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(ix)customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;

(x)customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business relating to the assets and Equity Interests of such Joint Venture;

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(xi)restrictions imposed by applicable Law; and

(xii)customary restrictions contained in Indebtedness permitted pursuant to Section 7.03(g) or, to the extent it constitutes Indebtedness of a type permitted under Section 7.03(g), Section 7.03(m) to the extent relating to a Subsidiary incurring such Indebtedness and its Subsidiaries; provided that such restrictions do not restrict the Liens securing the Obligations as contemplated by Loan Documents or the first priority status thereof;

provided that none of the foregoing limitations shall prevent the Administrative Agent from obtaining a Lien on owned real property of any Loan Party other than limitations permitted pursuant to clauses (ii), (iii), (iv), (v), (vi), (ix) and (xi) of this Section 7.09(b).

Section 7.10Financial Covenants.

(a)Maximum Total Net Leverage Ratio.  As of the end of each fiscal quarter of the Borrower (commencing with the first full fiscal quarter after the Closing Date), permit the Total Net Leverage Ratio as of the end of such fiscal quarter of the Borrower to be greater than 4.00:1.00. Notwithstanding the foregoing, in connection with any Permitted Acquisition (or any other acquisition consented to by the Administrative Agent and the Required Lenders) completed after the Closing Date having aggregate cash consideration in excess of $25,000,000, the Borrower may in connection with such acquisition and by written notice to the Administrative Agent (i) to determine compliance on a Pro Forma Basis with this Section, including, without limitation, for purposes of Section 7.02(i)(iii) and Section 2.14(d)(i), or (ii) prior to or simultaneously with the delivery of financial statements pursuant to Sections 6.01(a) or (b), as applicable, for the fiscal quarter ended immediately after the consummation of such acquisition, elect to increase the required Total Net Leverage Ratio under this Section 7.10(a) to 4.50:1.00 solely for the fiscal quarter during which such Permitted Acquisition is consummated and the three (3) consecutive fiscal quarters ending thereafter; provided that there shall be at least two consecutive fiscal quarters following each such increase during which no such increase shall then be in effect.

(b)Minimum Interest Coverage Ratio.  As of the end of each fiscal quarter of the Borrower (commencing with the first full fiscal quarter after the Closing Date), permit the Interest Coverage Ratio to be less than 3.00:1.00.

Section 7.11Accounting Changes.  Make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent and the Borrower, to reflect such change in fiscal year.

Section 7.12Prepayments, etc. of Indebtedness; Amendments.

(a)Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness that is expressly subordinated by contract in right of payment to the Obligations (other than intercompany Indebtedness so long as no Default or Event of Default shall have occurred and be continuing) or any Indebtedness that is secured by a second-priority (or junior) security interest in the Collateral (collectively, together with any Permitted Refinancing of the foregoing, “Junior Financing”) or any Unsecured Financing which Unsecured Financing is in an aggregate amount in excess of $12,500,000 (it being understood that payments of regularly scheduled interest and principal shall be permitted), or make any payment in violation of any subordination terms of any Junior Financing Documentation or any Unsecured Financing Documentation, except

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(i)a prepayment, redemption, purchase, defeasement or other satisfaction of any Junior Financing or Unsecured Financing made using the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 7.12(a)(i), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that (A) immediately before and immediately after giving Pro Forma Effect to such prepayment, no Event of Default shall have occurred and be continuing and (B) immediately after giving effect to any such prepayment, the Restricted Group shall be in Pro Forma Compliance with a Total Net Leverage Ratio of no greater than 3.75:1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such prepayment had been made as of the first day of the applicable four fiscal quarter period covered thereby,

(ii)the conversion of any Junior Financing or Unsecured Financing to Equity Interests of Parent (or any other Parent Holding Company) (other than Disqualified Equity Interests),

(iii)the refinancing of any Junior Financing or Unsecured Financing with any Permitted Refinancing thereof,

(iv)the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness incurred or assumed pursuant to Section 7.03(m); and

(v)so long as (i) no Event of Default then exists or would result therefrom and (ii) immediately after giving effect to the respective prepayment, redemption, purchase, defeasement or other satisfaction, the Restricted Group shall be in Pro Forma Compliance with a Total Net Leverage Ratio is below 3.25:1.00 (such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such prepayment, redemption, purchase, defeasement or other satisfaction had been made as of the first day of the applicable four fiscal quarter period covered thereby), the Borrower may make an unlimited amount of prepayments, redemptions, purchases, defeasements or otherwise satisfy any Junior Financing or Unsecured Financing; or

(b)amend, modify or change any term or condition of any Junior Financing Documentation, any Unsecured Financing Documentation, in each case, in an aggregate amount in excess of $12,500,000 or any of its Organization Documents in each case, in any manner that is, taken as a whole, materially adverse to the interests of the Administrative Agent or the Lenders.

Section 7.13Use of Proceeds.  Use, and the respective directors, officers, employees and agents of the Borrower and its Subsidiaries shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or any Anti-Money Laundering Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c)  in any manner that would result in the violation of  any Sanctions Laws and Regulations applicable to any party hereto.

Section 7.14Holding Company.  Conduct, transact or otherwise engage in any material business or operations; provided, that the following shall be permitted in any event:

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(a)its ownership of the Equity Interests of the Borrower and activities incidental thereto;

(b)the entry into, performance of its obligations and exercise of its rights with respect to the Loan Documents (including any Specified Refinancing Debt or any New Term Facility), any Refinancing Notes, any New Incremental Notes, the Unsecured Financing Documentation, the Junior Financing Documentation, any Permitted Additional Debt documentation, any documentation relating to any Permitted Refinancing of the foregoing and the Guarantees permitted by clause (c) below;

(c)the payment of dividends and distributions, the making of contributions to the capital of its Subsidiaries and Guarantees of Indebtedness permitted to be incurred hereunder by the Borrower or any of the Restricted Subsidiaries;

(d)the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries);

(e)the participation in tax, accounting and other administrative matters as a member of the consolidated tax group of Parent and the Borrower, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees;

(f)the holding of any cash and Cash Equivalents (but not operating any property);

(g)the entry into and performance of its obligations with respect to employee contracts and other similar arrangements, including the providing of indemnification to officers, managers, directors and employees;

(h)the performance of activities in preparation for and consummation of any secondary offering, new registration and/or required in connection with the public trading of the Equity Interests of Holdings or any other Parent Holding Company; and

(i)any activities incidental to the foregoing.

Parent shall not create, incur, assume or suffer to exist any Lien on any Equity Interests of the Borrower (in each case, other than Liens pursuant to any Loan Document (including any Specified Refinancing Debt or any New Term Facility), any Refinancing Notes, any New Incremental Notes, the Junior Financing Documentation and non-consensual Liens arising solely by operation of Law and Parent shall not incur any Indebtedness (other than in respect of Indebtedness under this Agreement, any Refinancing Notes, any New Incremental Notes, the Unsecured Financing Documentation, the Junior Financing Documentation, any documentation of any Indebtedness permitted pursuant to Section 7.02(n), or Guarantees permitted by clause (c) above).

Notwithstanding the foregoing, the covenants in this Article VII (to the extent applicable to a Permitted Acquisition, permitted Investment that constitutes an acquisition (other than an intercompany Investment) and/or the incurrence of Indebtedness in connection therewith) are subject to the Limited Condition Acquisition Proviso.

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ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01Events of Default.  Any of the following shall constitute an Event of Default:

(a)Non-Payment.  The Borrower or any other Loan Party fails to pay in the currency required hereunder (i) when due and as required to be paid herein, any amount of principal of any Loan, Unreimbursed Amounts, including L/C Borrowings, or any Cash Collateral required pursuant to Section 2.03(k), 2.05(b)(v) or 2.16, or (ii) within five Business Days after the same becomes due and payable, any interest on any Loan or on any other L/C Obligation, any L/C Obligation or any fee due hereunder, or any other amount payable hereunder or with respect to any other Loan Document; or

(b)Specific Covenants.  The Borrower or any of the Subsidiary Guarantors fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to the Borrower), 6.11 or in any Section of Article VII, or Parent fails to perform or observe any term, covenant or agreement contained in Section 6.05(a) or Section 7.14; or

(c)Other Defaults.  Parent or any other Loan Party fails to perform or observe any covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document to be performed or observed by it and such failure continues for 30 days after notice thereof by the Administrative Agent to the Borrower; or

(d)Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Parent, the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect if any such representation or warranty is already qualified by materiality) when made or deemed made; or

(e)Cross-Default.  Any Loan Party or any Restricted Subsidiary (A) fails to make any payment or payments beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and intercompany Indebtedness solely among the Borrower and the Restricted Subsidiaries) having an aggregate outstanding principal amount of more than $20,000,000 or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) after the expiration of any applicable grace or cure period therefor to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, in each case, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer or other Disposition (including a Casualty Event) of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness or (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder; provided, further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 8.02; or

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(f)Insolvency Proceedings, Etc.  Any Loan Party or any Restricted Subsidiary (other than Immaterial Subsidiaries) institutes or consents to the institution of any proceeding under any Debtor Relief Law, a winding-up, an administration, a dissolution, or a composition or makes an assignment for the benefit of creditors or any other action is commenced (by way of voluntary arrangement, scheme of arrangement or otherwise); or appoints, applies for or consents to the appointment of any receiver, administrator, administrative receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, receiver and manager, controller, monitor or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, administrative receiver, receiver and manager, controller, monitor or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or a material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Restricted Subsidiary (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or suspends making payments or enters into or consents to a moratorium or standstill arrangement in relation to its Indebtedness or is taken to have failed to comply with a statutory demand (or otherwise be presumed to be insolvent by applicable Law) or (ii) any writ or warrant of attachment or execution or similar process is issued, commenced or levied against all or a material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue, commencement or levy, or any analogous procedure or step is taken in any jurisdiction; or

(h)Judgments.  There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $30,000,000 (to the extent not paid and not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal, appeal bond, any other bond or otherwise, is not in effect; or

(i)ERISA.  (i) One or more ERISA Events occur or there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability) which event or events or unfunded liability or unfunded liabilities results or could reasonably be expected to result in liability of any Loan Party in an aggregate amount (determined as of the date of occurrence of such ERISA Event) which could reasonably be expected to result in a Material Adverse Effect, or (ii) with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable law or plan terms occurs that could reasonably be expected to result in a Material Adverse Effect; or

(j)Invalidity of Certain Loan Documents or Subordination Agreements.  Any material provision of any Collateral Document, any Guaranty or any intercreditor or subordination agreement required to be entered into pursuant to the terms of this Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) ceases to be in full force and effect (except that any such failure to be in full force and effect with respect to the documents referred to in clause (g) of the definition of “Loan Documents” shall constitute an Event of Default only if the Borrower receives notice thereof and the Borrower fails to remedy the relevant failure in all material respects within 15 days of receiving said notice); or any Loan Party contests in writing the

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validity or enforceability of any provision of any Collateral Document, any Guaranty or any intercreditor agreement required to be entered into pursuant to the terms of this Agreement; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document or the perfected first priority Liens created thereby (except as otherwise expressly provided in this Agreement or the Collateral Documents); or

(k)Change of Control.  There occurs any Change of Control.

Section 8.02Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)exercise on behalf of itself, the L/C Issuers and the Lenders all rights and remedies available to it, the L/C Issuers and the Lenders under the Loan Documents, under any document evidencing Indebtedness in respect of which the Facilities have been designated as “Designated Senior Debt” (or any comparable term) and/or under applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the U.S. Bankruptcy Code, the obligation of each Lender to make Loans to the Borrower and any obligation of the L/C Issuers to make L/C Credit Extensions to the Borrower shall automatically terminate, the unpaid principal amount of all outstanding Loans to the Borrower and all interest and other amounts as aforesaid shall automatically become due and payable, all Commitments shall automatically terminate, and the obligation of the Borrower to Cash Collateralize its L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law), any amounts received on account of the Obligations (whether as a result of a payment under a Guaranty, any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

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(a)first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Sections 10.04 and 10.05 and amounts payable under Article III and amounts owing in respect of (x) the preservation of Collateral or the Administrative Agent’s security interest in the Collateral or (y) with respect to enforcing the rights of the Secured Parties under the Loan Documents) payable to the Administrative Agent in its capacity as such;

(b)second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent, the L/C Issuers and the Swingline Lender pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);

(c)third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, premium, interest and Letter of Credit fees) payable to the Lenders and the L/C Issuers (including fees, disbursements and other charges of counsel payable under Sections 10.04 and 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause (c) held by them;

(d)fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause (d) held by them;

(e)fifth, (i) to payment of that portion of the Obligations constituting unpaid principal and premium of the Loans, the L/C Borrowings and obligations of the Loan Parties then owing under Secured Hedge Agreements and the Secured Cash Management Agreements and (ii) to Cash Collateralize that portion of L/C Obligations comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16, ratably among the Lenders, the L/C Issuers, the Hedge Banks party to such Secured Hedge Agreements and the Cash Management Banks party to such Secured Cash Management Agreements in proportion to the respective amounts described in this clause (e) held by them; provided that (x) any such amounts applied pursuant to the foregoing subclause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable L/C Issuers to Cash Collateralize such L/C Obligations, (y) subject to Sections 2.03(d) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause (e) shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit, the pro rata share of unapplied Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 8.03;

(f)sixth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and

(g)last, after all of the Obligations have been paid in full (other than contingent indemnification obligations not yet due and owing), to the Borrower or as otherwise required by Law.

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If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in accordance with the priority of payments set forth above.  Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application of payments described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.  Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

It is understood and agreed by each Loan Party and each Secured Party that the Administrative Agent shall have no liability for any determinations made by it in this Section 8.03, in each case except to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision).  Each Loan Party and each Secured Party also agrees that the Administrative Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Administrative Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) in no circumstances shall proceeds of any Collateral constituting an asset of a Loan Party which is not a Qualified ECP Guarantor be applied towards the payment of any Obligations under Secured Hedge Agreements and (y) no amounts received from any Guarantor shall be applied to Excluded Swap Obligations of such Guarantor.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01Appointment and Authorization of Agents.

(a)Each Lender and L/C Issuer hereby irrevocably appoints Wells Fargo Bank to act on its behalf as Administrative Agent hereunder and under the other Loan Documents, and designates and authorizes the Administrative Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.  Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

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(b)Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)Each of the Lenders (including in its capacities as a Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement), as the case may be, hereby or thereby (x) irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of) such Lender or, as applicable, such Hedge Bank or Cash Management Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto and (y) irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Law, a security interest can be perfected by possession or control.  Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly following the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.  In this connection, the Administrative Agent (and any co-agents, sub-agents, receivers and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents, receivers and attorneys-in-fact were the Administrative Agent under the Loan Documents) and Section 10.04 as if set forth in full herein with respect thereto.  Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders (including in its capacities as a Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement) and any Hedge Bank or Cash Management Bank.

Section 9.02Delegation of Duties.  The Administrative Agent may execute any of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct by the Administrative Agent, as determined in a final and non-appealable judgment by a court of competent jurisdiction.  The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in

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connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.03Liability of Agents.

(a)No Agent-Related Person shall be (i) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final and non-appealable judgment by a court of competent jurisdiction), (ii) liable for any action taken or not taken by it (A) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (B) in the absence of its own gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein, (iii) responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, (iv) responsible for or have any duty to ascertain or inquire into the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien, or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder, (v) responsible for or have any duty to ascertain or inquire into the value or the sufficiency of any Collateral, (vi) responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, (vii) be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender or (viii) responsible for or have any duty to ascertain or inquire into the utilizations of any L/C Issuer’s L/C Commitment (it being understood and agreed that each L/C Issuer shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

(b)The Administrative Agent shall not have any duty to (i) take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; or (ii) disclose, except as expressly set forth herein and in the other Loan Documents, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity.

(c)Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution.  No Agent shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions and shall not be responsible or have any liability

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for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Section 9.04Reliance by Agents.

(a)Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, Internet or intranet website posting or other distribution statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan or the issuance of a Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with, and rely upon (and be fully protected in relying upon), advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in (i) failing or refusing to take any action under any Loan Document or (ii) taking any action permitted or required under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of (i) taking or continuing to take any such action or (ii) omitting to take such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose the Administrative Agent to material liability or that is contrary to any Loan Document or applicable Law.

(b)For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date, specifying its objection thereto.

Section 9.05Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”.  Such Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders or the Required Revolving Lenders, as applicable, in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be

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obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 9.06Credit Decision; Disclosure of Information by Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 9.07Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s Pro Rata Share of all the Facilities, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person; provided, however, that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final and non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07; provided, further, that to the extent any L/C Issuer is entitled to indemnification under this Section 9.07 solely in its capacity and role as an L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer under this Section 9.07 (which indemnity shall be provided by such Lenders based upon their respective Pro Rata Share of the Revolving Facilities).  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limiting the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’ continuing reimbursement

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obligations with respect thereto; provided, further, that failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof.  The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 9.08Agents in their Individual Capacities.  Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them.  With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include such Agent in its individual capacity (unless otherwise expressly indicated or unless the context otherwise requires).

Section 9.09Successor Agents.

(a)The Administrative Agent may resign as the Administrative Agent upon 30 days’ notice to the Lenders.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(a), (f), or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor agent has accepted appointment as the Administrative Agent by the date which is 30 days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security as bailee, trustee or other applicable capacity until such time as a successor of such Agent is appointed), (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.09 and (iii) the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring

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Administrative Agent.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor or upon the expiration of the 30-day period following the retiring Administrative Agent’s notice of resignation without a successor agent having been appointed, the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security as bailee, trustee or other applicable capacity until such time as a successor of such Administrative Agent is appointed) and under the other Loan Documents but the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them solely in respect of the Loan Documents or Obligations, as applicable, while the retiring Administrative Agent was acting as Administrative Agent.

(b)Any resignation by Wells Fargo Bank as Administrative Agent pursuant to this Section 9.09 shall also constitute its resignation as an L/C Issuer, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as L/C Issuer with respect to any Letters of Credit issued by it prior to the date of such resignation.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder or upon the expiration of the 30-day period following the retiring Administrative Agent’s notice of resignation without a successor agent having been appointed, (i) such successor (if any) shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer (if any) shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make (or the Borrower shall enter into) other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.10Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, administrative receivership, judicial management, insolvency, liquidation, bankruptcy, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(g) and (h), 2.09, 9.07 and 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any administrator, administrative receiver, custodian, receiver, assignee, trustee, judicial manager, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the L/C Issuers, as applicable, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses,

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disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 9.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

Section 9.11Collateral and Guaranty Matters.  Each of the Lenders (including in their capacities as potential Hedge Banks party to a Secured Hedge Agreement and potential Cash Management Banks party to a Secured Cash Management Agreement) and each L/C Issuer irrevocably authorizes and directs the Administrative Agent, and the Administrative Agent shall to the extent requested by the Borrower or, solely in the case of clause (d) below, to the extent provided for under this Agreement,

(a)release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted, (B) obligations and liabilities under Secured Hedge Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank shall have been made and (C) obligations and liabilities under Secured Cash Management Agreements as to which arrangements reasonably satisfactory to the applicable Cash Management Bank shall have been made) and the expiration or termination of all Letters of Credit (other than those which have been Cash Collateralized), (ii) that is sold, disposed of or distributed or to be sold, disposed of or distributed as part of or in connection with any transaction permitted hereunder or under any other Loan Document, in each case to a Person that is not a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders, (iv) owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below, or (v) if such property constitutes Excluded Property;

(b)release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01 (i), (p), (y) and (dd);

(c)release any Subsidiary Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Restricted Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that the release of any Subsidiary Guarantor from its obligations under the applicable Guaranty if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (b) of the definition thereof pursuant to a Disposition of less than all of the Equity Interests of such Guarantor shall only be permitted if at the time such Subsidiary Guarantor becomes an Excluded Subsidiary of such type or at the time the Borrower requests such release (1) such release shall constitute an Investment by the Borrower and/or other Loan Parties (as applicable) therein at the date of such release in an amount equal to the fair market value as determined in good faith by the Borrower’s and/or other Loan Parties’ (as applicable) Investment therein and such Investment is permitted pursuant to Section 7.02 (other than, solely with respect to the Equity Interests in such released Subsidiary, Section 7.02(e) or (f)) at such time and (2) a Responsible Officer of the Borrower certifies to the Administrative Agent compliance with preceding clause (1); and

(d)establish intercreditor arrangements as contemplated by this Agreement.

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Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.  In each case as specified in this Section 9.11, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents.

Section 9.12Other Agents; Arranger and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “lead arranger”, “joint bookrunner”, “co-documentation agent” or “syndication agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 9.13Secured Cash Management Agreements and Secured Hedge Agreements.  No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 9.14Appointment of Supplemental Agents.

(a)It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by it in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent, as applicable (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

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(b)In the event that the Administrative Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Agent, as the context may require.

(c)Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

Section 9.15Intercreditor Agreement.  The Administrative Agent is authorized and directed to, to the extent required by the terms of the Loan Documents, enter into (i) any Collateral Document and (ii) any intercreditor agreement contemplated hereunder or shall make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 7.01 and 7.03, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any intercreditor agreement contemplated hereunder, any Collateral Document, and any consent, filing or other action will be binding upon them.  Each of the Lenders (including in its capacities as a Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement) (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any intercreditor agreement contemplated hereunder (if entered into) and (b) hereby authorizes and instructs the Administrative Agent to enter into the any intercreditor agreement contemplated hereunder or Collateral Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 7.01 and 7.03 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

Section 9.16Withholding Tax.  To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any withholding tax applicable to such payment.  If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or the Administrative Agent has paid over to the IRS or other Governmental

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Authority applicable withholding tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to tax or interest and together with any and all expenses incurred, unless such amounts have been indemnified by the Borrower or other Loan Party.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.16.  The agreements in this Section 9.16 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X

MISCELLANEOUS

Section 10.01Amendments, etc.  Except as otherwise expressly set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Borrower or the other applicable Loan Party, as the case may be, and either (x) the Required Lenders and acknowledged by the Administrative Agent or (y) the Administrative Agent (at the direction of the Required Lenders), and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the reduction or termination of such Commitment pursuant to Section 2.06 or 8.02, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of (or amendment to the terms of) any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)postpone any date scheduled for, or reduce the amount of, any payment of principal of, or interest on, any Loan or L/C Borrowing or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby (and subject to such further requirements as may be applicable thereto under the last two paragraphs of this Section 10.01), it being understood that the waiver of any obligation to pay interest at the Default Rate, or the amendment or waiver of any mandatory prepayment of Loans under the Term Facilities (other than pursuant to Sections 2.07(a), (b), (c) and (d)), shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees;

(c)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the proviso following clause (j) below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definitions of Secured Net Leverage Ratio, Total Net Leverage Ratio or, in each case, in the component definitions thereof shall not constitute a reduction in any rate of interest or any fees based thereon; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

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(d)modify Section 2.06(c), Section 2.13 or Section 8.03 without the written consent of each Lender directly and adversely affected thereby;

(e)change (i) any provision of this Section 10.01 (other than the last two paragraphs of this Section 10.01), or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders or portion of the Loans or Commitments required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definition specified in clause (ii) of this Section 10.01(e)), without the written consent of each Lender, or (ii) the definition of “Required Revolving Lenders”, without the written consent of each Lender under the Revolving Facilities;

(f)other than in a transaction permitted under Section 7.04 or Section 7.05, release or subordinate all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g)other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guaranty, or all or substantially all of the Guarantors, without the written consent of each Lender;

(h)increase the amount of the Swingline Sublimit without the written consent of the Required Revolving Lenders and the Swingline Lender; provided, however, that any such increases shall not require the consent of any Lenders other than the Required Revolving Lenders and the Swingline Lender;

(i)change the currency in which any Loan is denominated without the written consent of each Lender holding such Loans; or

(j)increase the amount of the Letter of Credit Sublimit without the written consent of the Required Revolving Lenders and the L/C Issuer; provided, however, that any such increases shall not require the consent of any Lenders other than the Required Revolving Lenders and the L/C Issuer, and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Borrower and the Lenders required above, affect the rights or duties of such L/C Issuer, in its capacity as such, under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Borrower and the Lenders required above, affect the rights or duties of the Swingline Lender, in its capacity as such, under this Agreement or any other Loan Document relating to any Swingline Loan; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in its capacity as such, in addition to the Borrower and the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; and (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.  Notwithstanding anything to the contrary herein, any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) no amendment, waiver or consent relating to Section 10.01(a), (b) or (c) may be effected and the principal amount of any Loan of any Defaulting Lender may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse

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to such Defaulting Lender than it is to, other affected Lenders shall require the consent of such Defaulting Lender.

This Section 10.01 shall be subject to any contrary provision of Section 2.14, 2.18 or 2.19.  In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (b) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document or the Guaranty, or enter into any new agreement or instrument, to better implement the intentions of this Agreement and the other Loan Documents, or to give effect to or to protect any security interest for the benefit of the Secured Parties, in any property so that the security interests comply with applicable Law, and in each case, such amendments, documents and agreements shall become effective without any further action or consent of any other party to any Loan Document if in the case of amendments contemplated by clause (a) above the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

Section 10.02Notices; Electronic Communications.

(a)General.  Unless otherwise expressly provided herein, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrower, the Administrative Agent, an L/C Issuer or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, telecopier number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties hereto, as provided in Section 10.02(d); and (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in clause (b) below shall be effective as provided in such clause (b).  Notwithstanding the foregoing, notices and other communications to the Administrative Agent, an L/C Issuer or the Swingline Lender by telecopier shall be deemed to have been given when received.

(b)Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices under Article II by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

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Unless the Administrative Agent otherwise prescribes (with the Borrower’s consent), (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent-Related Person; provided, however, that in no event shall any Agent-Related Person have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)Change of Address, Etc.  Each of Parent, any other Loan Party, the Administrative Agent, each L/C Issuer and the Swingline Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier number, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and each L/C Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI with respect to the Borrower or their securities for purposes of United States federal or state securities laws.

(e)Reliance by Administrative Agent, L/C Issuer and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and notices of Swingline Borrowings) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete

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or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower to the extent required by Section 10.05.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03No Waiver; Cumulative Remedies; Enforcement.

(a)No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

(b)(i) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) each L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer) hereunder and under the other Loan Documents, (c) the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as the Swingline Lender) hereunder and under the other Loan Documents, (d) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (e) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (y) in addition to the matters set forth in clauses (b), (c), (d) and (e) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

(ii)In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender (or any Person nominated by them) may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders, in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.  The provision of this Section 10.03(b)(ii) is for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

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Section 10.04Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Arrangers, each L/C Issuer, the Swingline Lender and the other Agents for all reasonable and documented or invoiced out-of-pocket costs and expenses incurred in connection with (i) the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including reasonable and documented expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) and (ii) any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees, disbursements and other charges of counsel (limited to the reasonable and documented fees, disbursements and other charges of one primary counsel to the Agents, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Lender, L/C Issuer, Swingline Lender, Agent or group of Lenders, L/C Issuers, Swingline Lender or Agents subject to such conflict) and, with respect to clause (i), subject to such arrangements as have been previously agreed), and (b) to pay or reimburse the Administrative Agent, the other Agents, the L/C Issuers, the Swingline Lender and each Lender for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including, without duplication of Indemnified Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.05, any proceeding under any Debtor Relief Law or in connection with any workout or restructuring and all documentary taxes associated with the Facilities), including the fees, disbursements and other charges of counsel (limited to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent, the other Agents, the L/C Issuers, the Swingline Lender and the Lenders taken as a whole, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the event of any actual or potential conflict of interest, one additional counsel in each relevant jurisdiction for each Lender, L/C Issuer, Swingline Lender, Agent or group of Lenders, L/C Issuers, Swingline Lender  or Agents subject to such conflict), in each case without duplication for any amounts paid (or indemnified) under Section 3.01 and in each case excluding any Excluded Taxes.  The foregoing costs and expenses shall include, without duplication of Indemnified Taxes or Other Taxes paid or indemnified pursuant to Sections 3.01 and 3.05, all reasonable and documented search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent.  All amounts due under this Section 10.04 shall be paid within 30 days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Closing Date, which shall be paid on the Closing Date to the extent invoiced at least one Business Day prior to the Closing Date).  The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender after any applicable grace periods have expired, in its sole discretion and the Borrower shall immediately reimburse the Administrative Agent or any such Lender, as applicable.

Section 10.05Indemnification by the Borrower.  The Borrower shall indemnify and hold harmless each Arranger, each Agent-Related Person, each Lender, each L/C Issuer, the Swingline Lender, each of their respective Affiliates and each partner, director, officer, employee, counsel, agent and representative of the foregoing and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest,

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where the Indemnitee affected by such conflict informs the Borrower in writing of such conflict and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee in each relevant jurisdiction, and (iii) one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) of any kind or nature whatsoever (for the avoidance of doubt not including Excluded Taxes, other than any Excluded Taxes that represent losses or damages arising from any non-Tax claim) which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (x) any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the following, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding): (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or expenses are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing or (B) any dispute that is among Indemnitees (other than any dispute involving claims against the Administrative Agent, any Arranger or any other Agent or any L/C Issuer, in each case in their respective capacities as such), that did not involve actions or omissions of the Borrower or its Subsidiaries or any direct or indirect parent or controlling person of the Borrower or its Subsidiaries); or (y) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability, (the preceding clauses (x) and (y), collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and regardless of whether such Indemnitee is a party thereto, and whether or not such proceedings are brought by the Borrower, its equity holders, its Affiliates, creditors or any other third person.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Platform or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, nor shall any Indemnitee, Parent or any other Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that such waiver of special, punitive, indirect or consequential damages shall not otherwise limit the indemnification obligations of the Loan Parties under this Section 10.05.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Parent, any other Loan Party, any of their respective directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto.  Should any investigation, litigation or proceeding be settled, or if there is a judgment against an Indemnitee in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above.  All amounts due under this Section 10.05 shall be payable within 30 days after demand therefor.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

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Section 10.06Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent, any L/C Issuer or any Lender, or any Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect in the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee (other than to any Disqualified Institution) in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and Swingline Loans) at the time owing to it); provided that:

(i)(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section 10.07, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall (other than with respect to any assignments with respect to which the Lender was previously identified and approved by the Borrower in the initial allocations during primary syndication) not be less than (1) $2,500,000 (or such lesser amount as is acceptable to the Administrative Agent and the Borrower), in the case of any assignment in respect of any Revolving Facility; (2) $5,000,000 (or such lesser amount as is acceptable to the Administrative Agent and the Borrower), in the case of any assignment in respect of a Term Facility denominated

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in Dollars and (3) €5,000,000 (or such lesser amount as is acceptable to the Administrative Agent and the Borrower), in the case of any assignment in respect of a Term Facility denominated in Euros, in each case unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group)) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii)no consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 10.07 and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment unless (1) an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing at the time of such assignment, (2) such assignment is in respect of a Term Facility and is to a Lender, an Affiliate of a Lender or an Approved Fund (other than any Disqualified Institution) or (3) such assignment is in respect of a Revolving Facility and is to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund related thereto (other than any Disqualified Institution); provided that (1) the Borrower shall be deemed to have consented to any assignment unless it objects thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof and (2) the Borrower shall be deemed to have consented to an assignment to any Lender if such Lender was previously identified and approved in the initial allocations of the Loans provided by the Arrangers to the Borrower, (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for any assignment unless (1) such assignment is in respect of a Term Facility and to a Lender, an Affiliate of a Lender or an Approved Fund or (2) such assignment is in respect of a Revolving Facility and is to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund related thereto (provided that the Administrative Agent shall acknowledge any such assignment) and (C) the consent of each L/C Issuer and the Swingline Lender (each such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of a Revolving Facility; provided, however, that no consent of any L/C Issuer or the Swingline Lender shall be required for any assignment of a Term Loan;

(iv)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 (except, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds, only a single processing and recording fee shall be payable for such assignments and (y) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment).  Each Eligible Assignee that is not an existing Lender shall deliver to the Administrative Agent an Administrative Questionnaire;

(v)no such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the

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foregoing Persons described in this clause (A), (B) to any natural person, (C) to any Disqualified Institution or (D) to any Loan Party or any of their Affiliates;

(vi)the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrower evidencing such Loans to the Borrower or the Administrative Agent; and

(vii)in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 10.08).  Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement (other than any purported assignment or transfer to a Disqualified Institution) that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and solely for U.S. federal tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation,

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and revocation of designation, of any Lender as Defaulting Lender.  The Register shall be available for inspection by the Borrower, any Agent and any Lender (with respect to itself), at any reasonable time and from time to time upon reasonable prior notice.  This Section 10.07(c) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(d)Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the L/C Issuers or the Swingline Lender, sell participations to any Person (other than a natural person, a Person that the Administrative Agent has identified in a notice to the Lenders as a Defaulting Lender or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that (A) directly affects such Participant and (B) requires approval of all Lenders or each Lender directly and adversely affected thereby.  Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject generally to the requirements and the limitations of such Sections and Section 3.08) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that a Participant’s right to a greater payment results from a change in any Law after the Participant becomes a Participant.

(f)(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice, and/or the expiration of the notice period referred to in, pursuant to the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution.  Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

(ii)If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person

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becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Credit Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 10.07), all of its interest, rights and obligations under this Agreement to one or more Persons meeting the requirements of this Section 10.07 at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations of such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan or reorganization or plan of liquidation, (2) if such Disqualified Institution does vote on such plan or reorganization or plan of liquidation notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the United States Bankruptcy Code (or any similar provision in any other federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the United States Bankruptcy Code (or any similar provision in any other federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect) and (3) not to contest any request by any party for a determination by the applicable bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv)Upon an inquiry by any Lender to the Administrative Agent as to whether a specific potential assignee or prospective participant is a Disqualified Institution, the Administrative Agent shall be permitted to disclose to such Lender whether such specific potential assignee or prospective participant is on the list of Disqualified Institutions; provided that the Administrative Agent shall not be responsible for, nor have any liability in connection with, maintaining, updating, monitoring, enforcing, or inadvertently disclosing information from, the list of Disqualified Institutions, and the Borrower agrees to indemnify the Administrative Agent for any loss, cost or expense arising from any assignment to a Disqualified Institution (and, if the

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Borrower shall have consented to such an assignment or participation, then such assignee shall be deemed to not be a Disqualified Institution for purposes of that specific assignment only).

(g)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) (other than to a Disqualified Institution or a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment, and no foreclosure or other enforcement action in respect thereof, shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)Notwithstanding anything to the contrary herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii).  Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject generally to the requirements and the limitations of such Sections and Section 3.08); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including under Section 3.01, 3.04 or 3.05), except to the extent that the SPC’s right to a greater payment results from a change in any Law after the grant to the SPC takes place.  Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder.  Other than as expressly provided in this Section 10.07(h), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)Notwithstanding anything to the contrary herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the

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other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents, and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)Notwithstanding anything to the contrary herein (other than as set forth in Section 9.09(b)), any L/C Issuer may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified a successor L/C Issuer willing to accept its appointment as successor L/C Issuer, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the L/C Issuer.  In the event of any such resignation as L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of any such L/C Issuer as L/C Issuer.  If any L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  Upon the appointment of a successor L/C Issuer, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such L/C Issuer to effectively assume the obligations of such L/C Issuer with respect to such Letters of Credit.

(k)The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(h) and (ii) each Participant, and the amount of each such SPC’s and Participant’s interest in such Lender’s rights and/or obligations under this Agreement complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the United States Treasury Regulations (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower (to the extent it has been notified of such entry) and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement, notwithstanding notice to the contrary.

Section 10.08Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliate’s respective partners, directors, officers, employees, trustees, representatives and agents, including accountants, legal counsel and other advisors and numbering administration and settlement service providers on a need to know basis it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices; (b) to the extent requested by any regulatory authority having jurisdiction over such Agent, Lender or its respective Affiliates or in connection with any pledge or assignment permitted under Section 10.07(g); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or regulations or by any subpoena or similar legal process, in each case based upon the reasonable advice of the disclosing

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Agent’s or Lender’s legal counsel (in which case the disclosing Agent or Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable Law, to promptly notify the Borrower after disclosure); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; provided, that no such disclosure shall be made by such Lender or such Agent or any of their respective Affiliates to any such Person that is a Disqualified Institution; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Agent, L/C Issuer or Lender; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender).  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market numbering agencies and outsource providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised and agrees to be bound by the provisions of this Section 10.08.

For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 by such Lender or Agent.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and each L/C Issuer acknowledges that (i) the Information may include MNPI concerning Parent, the Borrower or any of its Subsidiaries, (ii) it has developed compliance procedures regarding the use of MNPI and (iii) it will handle such MNPI in accordance with applicable Law, including United States federal and state securities Laws.

Section 10.09Setoff.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in any currency), other than deposits in fiduciary accounts as to which a Loan Party is acting as fiduciary for another Person who is not a Loan Party, at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Secured Party hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on

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such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Secured Party agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Secured Party, and (z) to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Loan Party shall be applied to any Excluded Swap Obligations of such Loan Party; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each Secured Party under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Secured Party may have.

Section 10.10Interest Rate Limitation.  Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof within a reasonable timeframe thereafter; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission.

Section 10.12Integration; Effectiveness.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to any Agent or in respect of syndication of the Loans and Commitments, together constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

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Section 10.13Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent, any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than contingent indemnification or other obligations and obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding (other than those which have been Cash Collateralized).

Section 10.14Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the applicable L/C Issuer, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15Governing Law; Jurisdiction; etc.

(a)GOVERNING LAW.  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENTS TO THE EXTENT EXPRESSLY PROVIDED THEREIN) SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS AGREEMENT, EACH OTHER LOAN DOCUMENT AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY

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OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 10.16SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.  WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 10.16 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, EACH LOAN PARTY (OTHER THAN THE BORROWER) PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE BORROWER (AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT), AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.  IF FOR ANY REASON THE BORROWER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH SUCH LOAN PARTY AGREES TO PROMPTLY DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.

Section 10.17WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18Binding Effect.  When this Agreement shall have become effective in accordance with Section 10.12, it shall thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and permitted assigns, except that the Borrower

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shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.19No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Parent acknowledges and agrees, and each of them acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of Parent and its Subsidiaries and any Agent or any Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent or any Arranger has advised or is advising Parent and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents and the Arrangers are arm’s-length commercial transactions between Parent and its Subsidiaries, on the one hand, and the Agents and the Arrangers, on the other hand, (C) each of the Borrower and Parent has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each of the Borrower and Parent is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent and Arranger is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Parent or the Borrower or any of their respective Affiliates, or any other Person and (B) neither any Agent nor any Arranger has any obligation to Parent or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Parent, the Borrower and their respective Affiliates, and neither any Agent nor any Arranger has any obligation to disclose any of such interests and transactions to Parent, the Borrower or their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and Parent hereby waives and releases any claims that it may have against the Agents, the Arrangers, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20Affiliate Activities.  Each of the Borrower and Parent acknowledges that each Agent and each Arranger (and their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counselling for both companies and individuals.  In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments.  Such investment and other activities may involve securities and instruments of Parent and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan documents, (ii) be customers or competitors of Parent and its Affiliates or (iii) have other relationships with Parent and its Affiliates.  In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons.  It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of Parent and its Affiliates or such other entities.  The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this Section 10.20.

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Section 10.21Electronic Execution of Assignments and Certain Other Documents.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.22USA PATRIOT ACT.  Each Lender that is subject to the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time)) (the “PATRIOT Act”) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and Anti-Money Laundering Laws, including the PATRIOT Act.

Section 10.23Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).  The obligations of the Borrower contained in this Section 10.23 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 10.24Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

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(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first written above.

MEDPACE ACQUISITION, INC., as Parent

By:	/s/ Jesse Geiger____________________ Name: Jesse Geiger Title: Chief Financial Officer

MEDPACE INTERMEDIATECO, INC., as Borrower

By:	/s/ Jesse Geiger____________________ Name: Jesse Geiger Title: Chief Financial Officer

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, L/C Issuer and Lender

By:	/s/ Christine Gardiner ____________________ Name: Christine Gardiner Title: Vice President

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

PNC BANK, NATIONAL ASSOCIATION,
as Swingline Lender, L/C Issuer and Lender

By:	/s/ Jeffrey P. Fisher____________________ Name: Jeffrey P. Fisher Title: Vice President

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Gregory J. Bosio____________________ Name: Gregory J. Bosio Title: Vice President

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

JPMORGAN CHASE BANK, N.A.,
as Lender

By:	/s/ Thomas J. Reinhold____________________ Name: Thomas J. Reinhold Title: Executive Director

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

CITIZENS BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Mark Guyeski____________________ Name: Mark Guyeski Title: AVP – Portfolio Management

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

KEYBANK NATIONAL ASSOCIATION,
as Lender

By:	/s/ Rachael D. Sampson____________________ Name: Rachael D. Sampson Title: Vice President

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

U.S. BANK NATIONAL ASSOCIATION,
as Lender

By:	/s/ Ryan Reckman____________________ Name: Ryan Reckman Title: Vice President

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

BANK OF THE WEST, as Lender

By:	/s/ Diane Mashall____________________ Name: Diane Mashall Title: Vice President

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

BMO HARRIS BANK N.A., as Lender

By:	/s/ Joseph Jackson____________________ Name: Joseph Jackson Title: Vice President

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender

By:	/s/ Brian M. Barns ____________________ Name: Brian M. Barns Title: Relationship Manager

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

THE HUNTINGTON NATIONAL BANK,
as Lender

By:	/s/ David Tholt____________________ Name: David Tholt Title: Vice President

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:	/s/ Ken Takahashi____________________ Name: Ken Takahashi Title: Managing Director

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Christopher Day____________________ Name: Christopher Day Title: Authorized Signatory
By:	/s/ Joan Park____________________ Name: Joan Park Title: Authorized Signatory

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

Schedule 1

to the Credit Agreement

Subsidiary Guarantors1

1.	Medpace, Inc.
2.	Medpace Clinical Pharmacology LLC
3.	C-MARC, LLC
4.	Medpace Reference Laboratories LLC
5.	Medpace Bioanalytical Laboratories, LLC
6.	Imagepace, LLC
7.	Medpace Medical Device, Inc.
8.	Medpace Clinical Research LLC

[1]	Medpace Holding Company, Inc. is a FSHCO (as defined in the Credit Agreement) and therefore is not a Subsidiary Guarantor.

Schedule 1.01(e)

to the Credit Agreement

Contracts Prohibiting Subsidiary Guarantees

None.

Schedule 2.01

to the Credit Agreement

Commitments and Pro Rata Shares

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage	Term Loan A Commitment	Term Loan A Percentage	Total	Total Percentage
Wells Fargo Bank, National Association	$24,098,360.67	16.0655737800%	$28,401,639.33	17.2131147455%	$52,500,000.00	16.6666666667%
PNC Bank, National Association	18,360,655.74	12.2404371600%	21,639,344.26	13.1147540970%	40,000,000.00	12.6984126984%
Bank of America, N.A.	16,065,573.77	10.7103825133%	18,934,426.23	11.4754098364%	35,000,000.00	11.1111111111%
JPMorgan Chase Bank, N.A.	16,065,573.77	10.7103825133%	18,934,426.23	11.4754098364%	35,000,000.00	11.1111111111%
Citizens Bank, National Association	10,327,868.85	6.8852459000%	12,172,131.15	7.3770491818%	22,500,000.00	7.1428571429%
KeyBank National Association	10,327,868.85	6.8852459000%	12,172,131.15	7.3770491818%	22,500,000.00	7.1428571429%
U.S. Bank National Association	10,327,868.85	6.8852459000%	12,172,131.15	7.3770491818%	22,500,000.00	7.1428571429%
Bank of the West	6,885,245.90	4.5901639333%	8,114,754.10	4.9180327879%	15,000,000.00	4.7619047619%
BMO Harris Bank N.A.	6,885,245.90	4.5901639333%	8,114,754.10	4.9180327879%	15,000,000.00	4.7619047619%
HSBC Bank USA, National Association	6,885,245.90	4.5901639333%	8,114,754.10	4.9180327879%	15,000,000.00	4.7619047619%
The Huntington National Bank	6,885,245.90	4.5901639333%	8,114,754.10	4.9180327879%	15,000,000.00	4.7619047619%

Lender	Revolving Credit Commitment	Revolving Credit Commitment Percentage	Term Loan A Commitment	Term Loan A Percentage	Total	Total Percentage
Sumitomo Mitsui Banking Corporation	6,885,245.90	4.5901639333%	8,114,754.10	4.9180327879%	15,000,000.00	4.7619047619%
Credit Suisse AG, Cayman Islands Branch	10,000,000.00	6.6666666667%	--	--	10,000,000.00	3.1746031746%
Total	$150,000,000.00	100.0000000000%	$165,000,000.00	100.0000000000%	$315,000,000.00	100.0000000000%

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

Schedule 2.03

to the Credit Agreement

Existing Letters of Credit

Entity	Beneficiary	Amount and Currency	Issuing Bank	Letter of Credit Number	Start Date	Expiry Date	Standby / Commercial?	Purpose
Medpace Belgium BVBA	Interleuven	€36,561	PNC Bank, National Association and ING Belgium SA/NV	G.01.006315	8/18/2015	8/18/2017 (auto-renewal)	Standby	Office rental lease guarantee

Schedule 4.01(a)(ii)

to the Credit Agreement

Closing Security Documents

1.

The Security Agreement (including (1) the Pledge Agreement, dated as of the date hereof and executed by the Loan Parties party thereto and (2) the Security Agreement, dated as of the date hereof and executed by the Loan Parties party thereto).

2.	Intellectual Property Security Agreement (Trademarks), dated as of the date hereof and executed by Medpace, Inc.

Schedule 5.12

to the Credit Agreement

Subsidiaries and Other Equity Investments

Subsidiary	Jurisdiction of Subsidiary	Direct Owner of each Restricted Subsidiary	Number of Equity Interests Owned	Percentage of Ownership
Medpace IntermediateCo, Inc.	Delaware	Medpace Acquisition, Inc.	100 common shares	100% equity interest
Medpace, Inc.	Ohio	Medpace IntermediateCo, Inc.	24,416,750 common shares	100% equity interest
Medpace Holding Company, Inc.	Ohio	Medpace, Inc.	100 common shares	100% equity interest
Medpace Clinical Pharmacology LLC	Ohio	Medpace, Inc.	N/A	100% membership interest
C-MARC, LLC	Ohio	Medpace, Inc.	N/A	100% membership interest
Medpace Reference Laboratories LLC	Ohio	Medpace, Inc.	N/A	100% membership interest
Medpace Bioanalytical Laboratories, LLC	Ohio	Medpace, Inc.	N/A	100% membership interest
Imagepace, LLC	Ohio	Medpace, Inc.	N/A	100% membership interest
Medpace Medical Device, Inc.	Minnesota	Medpace, Inc.	40 common shares	100% equity interest
Medpace Australia Pty. Limited	Australia	Medpace Holding Company, Inc.	100 shares (or equivalent)	100% equity interest
Medpace Clinical Research India Private Limited	India	Medpace Holding Company, Inc.	9,999 shares (or equivalent)	99.99% equity interest
		P. Kabra	1 share (or equivalent)	00.01% equity interest
Medpace Turkey Limited Sirketi	Turkey	Medpace Europe Holding BV	400 shares (or equivalent)	100% equity interest
Medpace do Brasil Pesquisa Clinica Ltda	Brazil	Medpace, Inc.	499 shares (or equivalent)	99% equity interest
		Medpace Holding Company, Inc.	1 share (or equivalent)	1% equity interest

Subsidiary	Jurisdiction of Subsidiary	Direct Owner of each Restricted Subsidiary	Number of Equity Interests Owned	Percentage of Ownership
Medpace Chile Limitada	Chile	Medpace, Inc.	500,000 shares (or equivalent)	50% equity interest
	Medpace Holding Company, Inc.		500,000 shares (or equivalent)	50% equity interest
Medpace Mexico, S. de R.L. de C.V.	Mexico	Medpace, Inc.	27 shares (or equivalent)	90% equity interest
		Medpace Holding Company, Inc.	3 shares (or equivalent)	10% equity interest
Medpace Argentina S.R.L.	Argentina	Medpace Holding Company, Inc.	60,760 shares (or equivalent)	98% equity interest
		August Troendle	1,240 shares (or equivalent)	2% equity interest
Medpace Philippines, Inc.	Philippines	Medpace Holding Company, Inc.	18,894 shares (or equivalent)	99.999% of equity interest
		Aileen Lerma, Catherine King Kay, Marvyn Llamas, Jesse Geiger, Stephen Ewald, Christian Drilon, Ken Koga	7 shares (or equivalent)	00.001% of equity interest
Medpace Malaysia Sdn. Bhd.	Malaysia	Medpace Inc.	1 share (or equivalent)	50% of equity interest
		Medpace Holding Company, Inc.	1 share (or equivalent)	50% of equity interest
Medpace Clinical Research LLC	Ohio	Medpace, Inc.	N/A	100% of equity interest
Beijing Medpace Medical Sci. & Tech., Ltd.	China	Medpace, Inc.	N/A	100% membership interest
Medpace Taiwan Limited	Taiwan	Medpace, Inc.	250,000 shares (or equivalent)	100% equity interest
Medpace Hong Kong Limited	Hong Kong	Medpace, Inc.	1,000 shares (or equivalent)	100% equity interest
Medpace South Africa (Pty) Limited	South Africa	Medpace, Inc.	100 shares (or equivalent)	100% equity interest
Medpace Israel Ltd.	Israel	Medpace, Inc.	100 shares (or equivalent)	100% equity interest
Medpace Singapore Pte. Ltd.	Singapore	Medpace Reference Laboratories LLC	101,000 shares (or equivalent)	100% equity interest

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

Subsidiary	Jurisdiction of Subsidiary	Direct Owner of each Restricted Subsidiary	Number of Equity Interests Owned	Percentage of Ownership
Medpace Laboratories, BVBA	Belgium	Medpace Reference Laboratories LLC	1,599 shares (or equivalent)	99.94% equity interest
		Medpace Europe BV	1 share (or equivalent)	00.06% equity interest
Medpace Europe Holding B.V.	Netherlands	Medpace, Inc.	22,690 shares (or equivalent)	100% equity interest
Medpace Europe B.V.	Netherlands	Medpace Europe Holding B.V.	180 shares (or equivalent)	100% equity interest
Medpace Czech Republika s.r.o.	Czech Republic	Medpace Europe Holding B.V.	80,000 shares (or equivalent)	80% equity interest
		Medpace Europe B.V.	20,000 shares (or equivalent)	20% equity interest
Medpace (Thailand) Ltd.	Thailand	Medpace, Inc.	29,997 shares (or equivalent)	99.9999% equity interest
		August Troendle, Jesse Geiger and Stephen Ewald	3 shares (or equivalent)	0.0001%
Medpace Japan KK	Japan	Medpace, Inc.	100 shares (or equivalent)	100% equity interest
Medpace, LLC	Russian Federation	Medpace Europe Holding B.V.	1 share (or equivalent)	100% equity interest
Medpace Finland OY	Finland	Medpace Europe Holding B.V.	1,000 shares (or equivalent)	100% equity interest
Medpace Sweden A.B.	Sweden	Medpace Europe Holding B.V.	1,000 shares (or equivalent)	100% equity interest
Medpace Poland Sp. z.o.o.	Poland	Medpace Europe Holding B.V.	1,000 shares (or equivalent)	100% equity interest
Medpace Netherlands BV	Netherlands	Medpace Europe Holding B.V.	180 shares (or equivalent)	100% equity interest
Medpace Belgium BVBA	Belgium	Medpace Europe Holding B.V.	186 shares (or equivalent)	100% equity interest
Medpace UK Limited	United Kingdom	Medpace Europe Holding B.V.	1 share (or equivalent)	100% equity interest
Medpace Spain S.L.	Spain	Medpace Europe Holding B.V.	3,006 shares (or equivalent)	100% equity interest
Medpace Portugal Lda.	Portugal	Medpace Europe Holding B.V.	5,000 shares (or equivalent)	100% equity interest

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

Subsidiary	Jurisdiction of Subsidiary	Direct Owner of each Restricted Subsidiary	Number of Equity Interests Owned	Percentage of Ownership
Medpace Italy S.R.L.	Italy	Medpace Europe Holding B.V.	11,000 shares (or equivalent)	100% equity interest
Medpace Hungary Kft.	Hungary	Medpace Europe Holding B.V.	3,000,000 shares (or equivalent)	100% equity interest
Medpace Austria GmbH	Austria	Medpace Europe Holding B.V.	35,000 shares (or equivalent)	100% equity interest
Medpace Germany GmbH	Germany	Medpace Europe Holding B.V.	25,000 shares (or equivalent)	100% equity interest
Medpace Medical Consulting GmbH	Germany	Medpace Germany GmbH	1 share (or equivalent)	100% equity interest
Medpace Switzerland AG	Switzerland	Medpace Europe Holding B.V.	100 shares (or equivalent)	100% equity interest
Medpace Canada, Inc.	Canada	Medpace, Inc.	100 shares (or equivalent)	100% equity interest
Medpace Medical Device BV	Netherlands	Medpace Europe Holding BV	180 shares (or equivalent)	100% equity interest
Medpace Hellas Single Member Private Company (IKE)	Greece	Medpace Europe Holding BV	1 share (or equivalent)	100% equity interest
Medpace Imaging Core Lab France SARL	France	Medpace Europe Holding BV	1 share (or equivalent)	100% equity interest
Medpace Ukraine LLC	Ukraine	Medpace Czech Republika s.r.o.	1 share (or equivalent)	100% membership interest

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

Schedule 5.16

to the Credit Agreement

Intellectual Property Matters

Copyrights and Copyright Licenses

None.

Patents and Patent Licenses

None.

Trademarks and Trademark Licenses

Registered Mark	Owner	Country	Status	International Registration No.	Country Registration No.	Registration Date	Expiration	Classes
Medpace	Medpace, Inc.	USA	Active	965,636	2,468,517	7/10/2001	7/10/2021	42
ClinTrak	Medpace, Inc.	USA	Active	N/A	1,954,283	2/6/1996	2/6/2026	35
The Power of X	Medpace, Inc.	USA	Active	1 232 797	4,694,702	3/3/2015	3/3/2025	42
The Power of X Experts. Experience. Execution	Medpace, Inc.	USA	Active	1 232 796	4,644,618	11/25/2014	11/25/2024	42

Schedule 6.15

to the Credit Agreement

Post-Closing Undertakings

Insurance Endorsements. Within forty-five (45) days after the Closing Date (or such later date as agreed to by the Administrative Agent in its sole discretion), the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, endorsements naming the Administrative Agent as additional insured under all liability insurance policies and lenders loss payee under all property insurance policies providing the insurance coverage required to be maintained by Section 6.07 of the Credit Agreement.

Schedule 7.01

to the Credit Agreement

Existing Liens

	Debtor	Secured Party	File Number	Filing Date	Jurisdiction	Collateral
1	Medpace Inc. 5375 Medpace Way Cincinnati, OH 45227	Siemens Healthcare Diagnostics Inc. Glasgow Business Community Bldg 500, MS #530, P.O. Box 6101 Newark, DE 19714-6101	Original OH00170879682	Original 10/4/13	OH SOS	Leased equipment
2	Medpace Inc. 5375 Medpace Way Cincinnati, OH 45227	Siemens Healthcare Diagnostics Inc. Glasgow Business Community Bldg 500, MS #530, P.O. Box 6101 Newark, DE 19714-6101	Original OH00190723798	Original 11/10/15	OH SOS	Leased equipment

Entity	Lender	Type of Agreement
Medpace Europe Holding B.V.	Meditech Holding B.V.	Capital Lease - Equipment

Schedule 7.02

to the Credit Agreement

Existing Investments

Investments in Equity Interests of the Restricted Subsidiaries listed on Schedule 5.12.

Entity	Investment	Type of Arrangement	Investment Amount (in USD) as of 10/31/2016
Medpace Reference Laboratories LLC	Medpace Laboratories, BVBA	Intercompany Investments	5,680,800
Medpace Reference Laboratories LLC	Medpace Singapore Pte. Ltd.	Intercompany Investments	88,384
Medpace, Inc.	Medpace Taiwan Limited	Intercompany Investments	8,650
Medpace, Inc.	Beijing Medpace Medical Sci. & Tech., Ltd.	Intercompany Investments	807,296
Medpace, Inc.	Medpace Argentina S.R.L.	Intercompany Investments	14,631
Medpace, Inc.	Medpace Australia Pty. Limited	Intercompany Investments	1,057
Medpace, Inc.	Medpace Clinical Research India Private Limited	Intercompany Investments	2,230
Medpace, Inc.	Medpace do Brasil Pesquisa Clinica Ltda	Intercompany Investments	368
Medpace, Inc.	Medpace Europe Holding B.V.	Intercompany Investments	13,367,634
Medpace, Inc.	Medpace Hong Kong Limited	Intercompany Investments	10,021
Medpace, Inc.	Medpace Israel Ltd.	Intercompany Investments	29
Medpace, Inc.	Medpace Mexico, S. de R.L. de C.V.	Intercompany Investments	251
Medpace, Inc.	Medpace South Africa (Pty) Limited	Intercompany Investments	15
Medpace, Inc.	Medpace (Thailand) Ltd.	Intercompany Investments	86,400
Medpace, Inc.	Medpace Philippines, Inc.	Intercompany Investments	202,153

Entity	Investment	Type of Arrangement	Maximum Loan Commitment (in applicable currency)	Currency	Exchange Rate (as of 10/31/16)
Medpace, Inc.	Medpace Australia Pty. Limited	Revolving Intercompany Loan Agreement	2,000,000.00	AUD	75.88%
Medpace, Inc.	Medpace Taiwan Limited	Revolving Intercompany Loan Agreement	1,000,000.00	TWD	3.16%
Medpace, Inc.	Medpace Hong Kong Limited	Revolving Intercompany Loan Agreement	1,500,000.00	HKD	12.89%
Medpace, Inc.	Medpace (Thailand) Ltd.	Revolving Intercompany Loan Agreement	3,000,000.00	THB	2.85%
Medpace, Inc.	Medpace Malaysia Sdn. Bhd.	Revolving Intercompany Loan Agreement	500,000.00	MYR	23.80%
Medpace, Inc.	Medpace Japan KK	Revolving Intercompany Loan Agreement	10,000,000.00	JPY	0.95%
Medpace, Inc.	Medpace Europe Holding BV	Revolving Intercompany Loan Agreement	20,000,000.00	EUR	109.87%
Medpace Reference Laboratories LLC	Medpace Singapore Pte., Ltd.	Revolving Intercompany Loan Agreement	3,000,000.00	SGD	71.85%

Medpace IntermediateCo, Inc.

Credit Agreement

Signature Page

Schedule 7.03

to the Credit Agreement

Existing Indebtedness

Entity	Lender	Type of Agreement	Amount
Medpace Europe Holding B.V.	Meditech Holding B.V.	Capital Lease - Equipment	€1

Schedule 7.08

to the Credit Agreement

Transactions with Affiliates

None.

Schedule 7.09

to the Credit Agreement

Burdensome Agreements

None.

Schedule 10.02

to the Credit Agreement

Administrative Agent's Office, Certain Addresses for Notices

Notices to the Borrower or any Loan Party:

5375 Medpace Way
Cincinnati, OH 45227
Attention:August J. Troendle
Fax No.:513-579-0444
E-mail:A.Troendle@Medpace.com

With a copy to:

Stephen P. Ewald

General Counsel & Corporate Secretary

5375 Medpace Way

Cincinnati, OH  45227

Fax No.:513-579-0444

E-mail:S.Ewald@Medpace.com

With a copy to (which shall not constitute notice):

Cinven Partners LLP
Warwick Court, 5 Paternoster Square
London, EC4M 7AG
Attention:Babett Carrier and Supraj Rajagopalan
Fax No.:+44 20 76613888; +44 20 76673739
E-mail:legaldept@cinven.com; supraj.rajagopalan@cinven.com

With a copy to (which shall not constitute notice):

Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, DC  20004-1304
Attention:Jennifer Van Driesen
Fax No.:202-637-2201
E-mail:Jennifer.VanDriesen@lw.com

Notices to the Administrative Agent:

Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC  28262
Attention:  Syndication Agency Services
Telephone No.:  704-590-2703
Fax No.:  704-715-0092

With a copy to:

Wells Fargo Bank, National Association
301 S. College St., 14th Floor
Charlotte, NC  28202
Attention:  Christine Gardiner
Telephone No.:  704-715-6441
Fax No.:  704-715-1438
Email: christine.m.gardiner@wellsfargo.com

Notices to the Swingline Lender:

PNC Bank, National Association
249 Fifth Avenue
Pittsburgh, PA  15222
Attention:  Kelly Witte
Telephone No.:  440-546-7374
Fax No.:  877-717-9552

Email:  kelly.witte@pnc.com

Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC  28262
Attention:  Syndication Agency Services
Telephone No.:  704-590-2703
Fax No.:  704-715-0092

Notices to the L/C Issuer:

Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC  28262
Attention:  Syndication Agency Services
Telephone No.:  704-590-2703
Fax No.:  704-715-0092

PNC Bank, National Association
249 Fifth Avenue
Pittsburgh, PA  15222
Attention:  Kelly Witte
Telephone No.:  440-546-7374
Fax No.:  877-717-9552

Email:  kelly.witte@pnc.com

EXHIBIT A-1
to

Credit Agreement
Form of Committed Loan Notice

COMMITTED LOAN NOTICE

Date:  _______________, ______

To:Wells Fargo Bank, National Association,

as Administrative Agent

1525 West W.T. Harris Blvd

Mail Code: D1109-019

Charlotte, N.C.  28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 8, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Medpace Acquisition, Inc. (“Parent”), Medpace IntermediateCo, Inc. (the “Borrower”), the Lenders from time to time party thereto, PNC Bank, National Association, as Swingline Lender and L/C Issuer, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer, and the other parties party thereto.  Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The undersigned hereby irrevocably requests (select one):

☐	A Borrowing of [Initial][Term Loans][and][Revolving Credit Loans][2]
☐	A conversion or continuation of Loans
1.	On _________________________ (a Business Day) (the “Proposed Borrowing Date”).[3]
2.	In the principal amount[4] of [$___________] [with respect to [Initial][Term Loans]][and][[€][$][Dollar Amount of $][____________] with respect to Revolving Credit Loans]].

[2]	To be tailored as appropriate if Term Loans and Revolving Credit Loans are being borrowed on the same date.
[3]

This notice must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) (i) three Business Days prior to the requested date of any Borrowing of, conversion of Base Rate Loans to, or continuation of, Eurocurrency Rate Loans denominated in Dollars, (ii) four Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in any Alternative Currency, (iii) three Business Days prior to the requested date of any conversion of Eurocurrency Rate Loans to Base Rate Loans denominated in Dollars and (iv) one Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurocurrency Rate Loans in an Alternative Currency having an Interest Period other than one, two, three or six months (or, prior to completion of primary syndication of the Initial Term Loans, one week) in duration as provided in the definition of “Interest Period”, the applicable notice from the Borrower must be received by the Administrative Agent not later than 12:00 p.m. (New York City time) five Business Days prior to the requested date of such Borrowing, conversion or continuation.

[4]

Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of not less than (i) $1,000,000 or a whole multiple of $1,000,000 in excess thereof if denominated in Dollars, (ii) €1,000,000 or a whole multiple of €1,000,000 in excess thereof if denominated in Euros, or (iii) a Dollar Amount of $1,000,000 or a whole multiple of a Dollar Amount of $1,000,000 in excess thereof if denominated in an Alternative Currency other than Euros. Except as provided in Sections 2.03(d) and 2.04(c) of the Credit Agreement, each Borrowing of, or conversion to, Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof.

A-1-1

84402209_5

3.	In the form of a [________________].[5]
4.	Comprised of [________________]. [Type of Loan requested]
5.	[For the borrowing of, conversion to, or continuation of Eurocurrency Rate Loans: with an Interest Period of __ months.][6]
6.	Loans will be denominated in [________________].[7]
7.	Borrower’s account to be credited with the proceeds of the Borrowing referenced above: [_________]
[_________][8]

[The Borrowing requested herein complies with the Credit Agreement, including [the proviso to the first sentence of Section 2.01(b) and]9 [Section 4.02 thereof.]10]

[The Borrower hereby agrees that if for any reason the Borrowing shall not be made on the Proposed Borrowing Date, Section 3.06 of the Credit Agreement shall be applicable and the Borrower shall pay any amounts under Section 3.06 of the Credit Agreement that it would be required to pay if the Credit Agreement were effective.]11

Medpace IntermediateCo, Inc.,
as the Borrower

By:
Name:
Title:

[5]

Term Borrowings, Revolving Credit Borrowing, conversion of Term Loans, conversion of Revolving Credit Loans (note: Revolving Credit Loans denominated in an Alternative Currency may not be converted into Base Rate Loans), or continuation of Eurocurrency Rate Loans consisting of the same currency.

[6]

One, two, three or six months (or, with respect to the Interest Period beginning on the Closing Date, an Interest Period ending on December 30, 2016) thereafter, or to the extent consented to by all Appropriate Lenders, twelve months thereafter (or such shorter interest period as may be agreed to by all Appropriate Lenders).

[7]

Term Loans will be denominated in Dollars. Revolving Credit Loans may be denominated in Dollars, Euros, Pounds Sterling or another Alternative Currency approved by the Administrative Agent and the Revolving Credit Lenders. If no currency is specified, the requested Borrowing shall be in Dollars.

[8]	Insert wire information, including account number and name of financial institution.
[9]	To be included in requests for Revolving Credit Borrowings.
[10]	Do not include for a conversion or continuation notice.
[11]	This is applicable for the Borrowing on the Closing Date only and only if Eurocurrency Rate Loans are being requested on the Closing Date.

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EXHIBIT A-2
to

Credit Agreement
Form of Request for L/C Credit Extension

REQUEST FOR L/C CREDIT EXTENSION

Date:  _______________, ______

To:[Applicable L/C Issuer, as L/C Issuer]

[Name and address of applicable L/C Issuer]

[●]

Attn: [●]

Phone:  [●]

Fax:  [●]

Email:  [●]

with a copy to:

Wells Fargo Bank, National Association,

as Administrative Agent

1525 West W.T. Harris Blvd

Mail Code: D1109-019

Charlotte, N.C.  28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 8, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Medpace Acquisition, Inc. (“Parent”), Medpace IntermediateCo, Inc. (the “Borrower”), the Lenders from time to time party thereto, PNC Bank, National Association, as Swingline Lender and L/C Issuer, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer, and the other parties party thereto.  Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The undersigned hereby requests an [issuance][amendment] of a [standby][commercial] Letter of Credit in the Dollar Amount of $______________.  Enclosed herewith is the related Letter of Credit Application, with the information required pursuant to Section 2.03(b) of the Credit Agreement.

The beneficiary of the requested Letter of Credit will be [______________] and the Letter of Credit will have a stated expiration date of [__________].  The Letter of Credit is to be denominated in [______________].12

The Credit Extension requested herein complies with the Credit Agreement, including Section 4.02 of the Credit Agreement.

[Remainder of page intentionally left blank]

[12]

Letters of Credit may be denominated in Dollars, Euros, Pounds Sterling, or any other Alternative Currency agreed to by the Administrative Agent, each applicable L/C Issuer, each Revolving Credit Lender and the Borrower.

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Medpace IntermediateCo, Inc.

By:
Name:
Title:

A-2-2

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EXHIBIT A-3

to

Credit Agreement
Form of Swingline Loan Notice

SWINGLINE LOAN NOTICE

Date:  _______________, ______

To:Wells Fargo Bank, National Association,

as Administrative Agent

1525 West W.T. Harris Blvd

Mail Code: D1109-019

Charlotte, N.C.  28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 8, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Medpace Acquisition, Inc. (“Parent”), Medpace IntermediateCo, Inc. (the “Borrower”), the Lenders from time to time party thereto, PNC Bank, National Association, as Swingline Lender and L/C Issuer, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer, and the other parties party thereto.  Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The undersigned hereby irrevocably requests a Swingline Borrowing:

1.	On _________________________ (a Business Day).[13]
2.	In the principal amount of $[___________].[14]
3.	Borrower’s account to be credited with the proceeds of the Borrowing referenced above: [_________]
[_________].[15]

The Borrowing requested herein complies with the Credit Agreement, including the first proviso to the first sentence of Section 2.04(a) and Section 4.02 thereof.

[Remainder of this page intentionally left blank]

[13]	This notice must be received by the Swingline Lender and the Administrative Agent no later than 1:00 p.m. (New York City time) on the requested borrowing date.
[14]	Must be denominated in Dollars and in a minimum of $500,000 or a whole multiple of $100,000 in excess thereof.
[15]	Insert wire information, including account number and name of financial institution.

A-3-1

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Medpace IntermediateCo, Inc.
as the Borrower

By:__________________________
Name:
Title:

A-3-2

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EXHIBIT B-1
to

Credit Agreement
Form of Term Note

TERM NOTE

Date:  _______________, ______

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _________________ or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Term Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of December 8, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Medpace Acquisition, Inc. (“Parent”), Medpace IntermediateCo, Inc. (the “Borrower”), the Lenders from time to time party thereto, PNC Bank, National Association, as Swingline Lender and L/C Issuer, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer, and the other parties party thereto.

The Borrower promises to pay interest on the aggregate unpaid principal amount of each Term Loan made by the Lender to the Borrower under the Credit Agreement from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in immediately available funds at the Administrative Agent’s Office in Dollars.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Term Note is also entitled to the benefits of each Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself, its successors and its assigns, hereby waives diligence, presentment, protest and demand and notice of any kind in connection with this Term Note (including protest, demand, dishonor and non-payment).

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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Medpace IntermediateCo, Inc., as Borrower

By:
Name:
Title:

B-1-2

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TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type and Tranche of Term Loan Made	Amount of Term Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-1-3

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EXHIBIT B-2
to

Credit Agreement
Form of Revolving Credit Note

REVOLVING CREDIT NOTE

Date:  _______________, ______

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to ___________________________ or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of December 8, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Medpace Acquisition, Inc. (“Parent”), Medpace IntermediateCo, Inc. (the “Borrower”), the Lenders from time to time party thereto, PNC Bank, National Association, as Swingline Lender and L/C Issuer, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer, and the other parties party thereto.

The Borrower promises to pay interest on the aggregate unpaid principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under the Credit Agreement from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in (i) to the extent the Revolving Credit Loan is made in Dollars, Dollars or (ii) to the extent the Revolving Credit Loan is made in an Alternative Currency, such Alternative Currency.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Revolving Credit Note is also entitled to the benefits of each Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of any kind in connection with this Revolving Credit Note (including protest, demand, dishonor and non-payment).

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

B-2-1

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Medpace IntermediateCo, Inc., as Borrower

By:
Name:
Title:

B-2-2

84402209_5

REVOLVING CREDIT LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Revolving Credit Loan Made	Currency	Amount of Revolving Credit Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-2-3

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EXHIBIT B-3

to

Credit Agreement

Form of Swingline Note

SWINGLINE NOTE

Date:  _______________, ______

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to PNC BANK, NATIONAL ASSOCIATION or registered assigns (the “Swingline Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Swingline Loan from time to time made by the Swingline Lender to the Borrower under that certain Credit Agreement, dated as of December 8, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Medpace Acquisition, Inc. (“Parent”), Medpace IntermediateCo, Inc. (the “Borrower”), the Lenders from time to time party thereto, Swingline Lender, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer, and the other parties party thereto.

The Borrower promises to pay interest on the aggregate unpaid principal amount of each Swingline Loan from time to time made by the Swingline Lender to the Borrower under the Credit Agreement from the date of such Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Swingline Lender in Dollars.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Swingline Note is the Swingline Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Swingline Note is also entitled to the benefits of each Guaranty and is secured by the Collateral.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Swingline Loans made by the Swingline Lender shall be evidenced by one or more loan accounts or records maintained by the Swingline Lender in the ordinary course of business.  The Swingline Lender may also attach schedules to this Swingline Note and endorse thereon the date, amount and maturity of its Swingline Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of any kind in connection with this Swingline Note (including protest, demand, dishonor and non-payment).

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

B-3-1

84402209_5

Medpace IntermediateCo, Inc., as Borrower

By:
Name:
Title:

B-3-2

84402209_5

SWINGLINE LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Swingline Loan Made	Amount of Swingline Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-3-3

84402209_5

EXHIBIT C
to

Credit Agreement
Form of Compliance Certificate

COMPLIANCE CERTIFICATE

Financial Statement Date:  _______________, ______

To:Wells Fargo Bank, National Association,

as Administrative Agent

1525 West W.T. Harris Blvd

Mail Code: D1109-019

Charlotte, N.C.  28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 8, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Medpace Acquisition, Inc. (“Parent”), Medpace IntermediateCo, Inc. (the “Borrower”), the Lenders from time to time party thereto, PNC Bank, National Association, as Swingline Lender and L/C Issuer, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer, and the other parties party thereto.  Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

The undersigned Responsible Officer of the Borrower hereby certifies as of the date hereof that he/she is the ____________________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate (this “Certificate”) to the Administrative Agent on the behalf of the Borrower, and that:

[USE FOLLOWING PARAGRAPH 1 FOR FISCAL YEAR-END FINANCIAL STATEMENTS]

1.

Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of Medpace Holdings, Inc. (“Holdings”) ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[USE FOLLOWING PARAGRAPH 1 FOR FISCAL QUARTER-END FINANCIAL STATEMENTS]

1.

Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of Medpace Holdings, Inc. (“Holdings”) ended as of the above date.  Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

2.	Attached hereto as Schedule 1A are reconciliation statements for Borrower and its Restricted Subsidiaries for the financial statements described in paragraph 1.
3.	[Attached hereto as Schedule 1B are the consolidating financial statements relating to the consolidated financial statements attached hereto as Schedule 1 reflecting the adjustments necessary

C-1

84402209_5

to eliminate the accounts of any Unrestricted Subsidiaries (if any) from such consolidated financial statements.][16]
4.

The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a review of the activities of Borrower and its Subsidiaries during such fiscal period.

[SELECT ONE:]

[To the knowledge of the undersigned, no Default has occurred and is continuing.]

--OR--

[The following Default(s) (including nature and status of such Default(s)) have occurred and are continuing:]

5.	The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.
6.

[Attached hereto as Schedule 3 are all supplements to Schedules 5.12 and 5.16 to the Credit Agreement to the extent necessary so that the related representations and warranties would be true and correct if made as of the date of this Certificate.][17]

7.

[Attached hereto as Schedule 4 is a Collateral Information Supplement (as defined in the Security Agreement).] [There has been no change to the information set forth in the Collateral Information Certificate since the date of the most recent certificate delivered pursuant to Section 6.10 of the Security Agreement][18].

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________________________________________.

Medpace IntermediateCo, Inc.

By:
Name:
Title:

[16]	To be included if any Unrestricted Subsidiaries existed at the end of the applicable reporting period.
[17]	To be provided with the delivery of audited financial statements.
[18]	To be provided with the delivery of audited financial statements.

C-2

84402209_5

SCHEDULE 1
to
Compliance Certificate

Financial Statements

[See attached.]

Schedule 1-1

84402209_5

SCHEDULE 1A
to
Compliance Certificate

Reconciliation Statements

[See attached.]

Schedule 1A-1

84402209_5

SCHEDULE 1B
to
Compliance Certificate

[Financial Statements relating to Unrestricted Subsidiaries

[See attached.]]

Schedule 1B-1

84402209_5

SCHEDULE 2
to
Compliance Certificate

For the Quarter/Year ended _______________________ (“Statement Date”)

($ in 000’s)

I.Section 7.10(a) of the Credit Agreement – Maximum Total Net Leverage Ratio.
A.Consolidated EBITDA
1.Consolidated Net Income	$_____
Plus

2.an amount which, in the determination of Consolidated Net Income for such period, has been deducted (and not added back) (or, in the case of amounts pursuant to clause (vii) below, not already included in Consolidated Net Income) for, without duplication,

(i)Consolidated Interest Expense,	$_____

(ii)provision for taxes based on income, gross receipts, profits or capital of any member of the Restricted Group, including federal, state, local, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period including (A) penalties and interest related to such taxes or arising from any tax examinations and (B) in respect of repatriated funds (whether imposed on payor or payee and including any dividend distribution taxes),

(iii)depreciation and amortization expense and impairment charges (including amortization of intangible assets (including goodwill) and deferred financing fees or costs, including any deferred financing fees, original issue discount and/or upfront fees paid in connection with the Existing Credit Agreement Refinancing),

(iv)unusual or non-recurring charges, expenses or losses (including accruals and payments for amounts payable (A) under executive employment agreements, severance costs, relocation costs, signing, retention and completion bonuses, and (B) losses realized on disposition of property outside of the ordinary course of business),

$_____

Schedule 2-1

84402209_5

(v)other non-cash charges, expenses or losses (excluding any such non-cash charge, expense or loss to the extent that it represents an accrual of or reserve for cash expenses in any future period, an amortization of a prepaid cash expense that was paid in a prior period, or write-off or write-down of reserves with respect to, current assets but including (A) any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization and variances), (B) charges recognized in relation to post-retirement benefits as a result of the application of FASB ASC 715 or other charges necessary to adjust the defined benefit pension expense to reflect service cost only, (C) non-cash losses on minority interests owned by any member of the Restricted Group, (D) the non-cash impact of accounting changes or restatements, (E) non-cash fair value adjustments in Investments, and (F) any other non-cash losses and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations), all as determined on a consolidated basis,

$_____

(vi)restructuring charges, accruals or reserves and business optimization expense, including any restructuring costs and integration costs incurred in connection with Permitted Acquisitions after the Closing Date, project start-up costs, costs related to the closure, relocation, reconfiguration and/or consolidation of facilities and costs to relocate employees, integration and transaction costs, retention charges, severance, contract termination costs, recruiting and signing bonuses and expenses, future lease commitments, systems establishment costs, conversion costs and excess pension charges and consulting fees, expenses attributable to the implementation of costs savings initiatives, costs associated with tax projects/audits and costs consisting of professional consulting or other fees relating to any of the foregoing,

$_____

Schedule 2-2

84402209_5

(vii)the amount of net cost savings, operating expense reductions, other operating improvements and acquisition synergies projected by the Borrower in good faith to be realized (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken by the Borrower or any Restricted Subsidiary, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that (A) in the case of any net cost savings, operating expense reductions, other operating improvements and acquisition synergies, a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02(b), certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized within the timeframe set forth in clause (y) below and factually supportable and as determined in good faith by the Borrower and (y) such actions have been taken or are to be taken within 12 months after the consummation of any such action which is expected to result in such cost savings, operating expense reductions, other operating improvements or synergies, (B) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period, (C) projected amounts (that are not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (vii) to the extent occurring more than six full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, operating improvements and synergies, and (D) such cost savings, operating expense reductions, other operating improvements and synergies shall not exceed

15% of Consolidated EBITDA (calculated without giving effect to this clause (vii)), [19]

$_____

(viii)non-cash expenses resulting from any employee benefit or management compensation plan or the grant of stock and stock options and other equity and equity-based interests to employees or other service providers of any member of the Restricted Group pursuant to a written plan or agreement (including expenses arising from the grant of stock and stock options and other equity and equity-based interests prior to the Closing Date) or the treatment of such options and other equity and equity-based interests under variable plan accounting,

$_____
(ix)Transaction Costs,	$_____

(x)the amount of expenses, if any, relating to payments made to holders of stock options or other compensatory equity-based awards in Parent or any other Parent Holding Company in connection with, or as a result of, any distribution being made to equity holders or unit holders of such Person or its direct or indirect parent companies, which payments are being made to compensate such holders of compensatory equity-based awards as though they were shareholders or unit holders at the time entitled to share in such distribution, in each case to the extent permitted by the Credit Agreement,

$_____

(xi)any costs or expenses incurred pursuant to any management equity plan or share or unit option plan or any other management or employee benefit plan or agreement or share or unit subscription or shareholder or similar agreement, to the extent such costs or expenses are funded with cash proceeds Not Otherwise Applied of an equity contribution to the capital of Parent (and by Parent to the capital of the Borrower, or the Net Cash Proceeds Not Otherwise Applied of any issuance of Equity Interests (other than Disqualified Equity Interests) of Parent or any other Parent Holding Company, the proceeds of which are contributed to the capital of the Borrower,

$_____

[19]

Provided that (A) in the case of any net cost savings, operating expense reductions, other operating improvements and acquisition synergies, a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02(b) of the Credit Agreement, certifying that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized within the timeframe set forth in clause (y) below and factually supportable and as determined in good faith by the Borrower and (y) such actions have been taken or are to be taken within 12 months after the consummation of any such action which is expected to result in such cost savings, operating expense reductions, other operating improvements or synergies, (B) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period, (C) projected amounts (that are not yet realized) may no longer be added in calculating Consolidated EBITDA pursuant to this clause (vii) to the extent occurring more than six full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions, operating improvements and synergies, and (D) such cost savings, operating expense reductions, other operating improvements and synergies shall not exceed 15% of Consolidated EBITDA (calculated without giving effect to this Line I.A.2.vii).

Schedule 2-3

84402209_5

(xii)transaction fees and expenses incurred, or amortization thereof, in connection with, to the extent permitted hereunder, any Investment, any Debt Issuance, any Equity Issuance, any Disposition, any Casualty Event,

recapitalization or any amendments or waivers of the Loan Documents and Permitted Refinancings in connection therewith, in each case, whether or not consummated,

$_____

(xiii)proceeds from business interruption insurance (to the extent not reflected as revenue or income in Consolidated Net Income and to the extent that the related loss was deducted in the determination of Consolidated Net Income),

$_____

(xiv)charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in connection with a Permitted Acquisition or any other acquisition permitted by Section 7.02 of the Credit Agreement or any transaction permitted by Section 7.04 or 7.05 of the Credit Agreement, in each case, to the extent that coverage has not been denied and so long as such amounts are actually reimbursed to a member of the Restricted Group in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (xiv) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated EBITDA during the next measurement period),

$_____
(xv)Synthetic Lease Obligations, to the extent deducted as an expense in such period,	$_____
(xvi)any losses realized upon a Disposition of property outside of the ordinary course of business,	$_____

(xvii)cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to item I.A.3 below for any previous period and not added back,

$_____

(xviii)net realized losses relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains from related Swap Contracts (entered into in the ordinary course of business or consistent with past practice)),

$_____
(xix)cash expenses relating to earn outs and similar obligations,	$_____
(xx)costs incurred prior to the Closing Date associated with the initial public offering of Holdings of its common Equity Interests pursuant to the prospectus dated August 10, 2016,	$_____
(xxi)costs incurred prior in connection with any secondary public offering and/or new registrations of Holdings or its Equity Interests, and	$_____
(xxii)any loss relating to Swap Contracts (excluding Swap Contracts entered into in the ordinary course of business or consistent with past practice);	$_____
2.1Total	$_____
Minus

Schedule 2-4

84402209_5

3.An amount which, in the determination of Consolidated Net Income, has been included for,	$_____
(i)all non-recurring or unusual gains and non-cash income during such period (including income related to any purchase of Loans by Parent or any of its Subsidiaries),	$_____

(ii)other non-cash income or gains, including (A) any non-cash increase in income resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization and variances) and the non-cash portion of “straight line” rent expense, (B) credits recognized in relation to post-retirement benefits as a result of the application of FASB ASC 715 or other credits necessary to adjust the defined benefit pension income to reflect service cost only, (C) non-cash gains on minority interests owned by any member of the Restricted Group, (D) the non-cash impact of accounting changes or restatements, (E) non-cash fair value adjustments in Investments but excluding (x) accrual of revenue in the ordinary course, (y) any such items in respect of which cash was received in a prior period or will be received in a future period (and, in the case of cash that was received in a prior period, such amounts previously reduced Consolidated Net Income in a prior period (and would not have been required to be added back pursuant to item I.A.2 above)) or (z) any such items which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required (and where such accrual or reserve previously reduced Consolidated Net Income in a prior period (and would not have been required to be added back pursuant to I.A.2 above)), (F) non-cash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by Parent, any member of the Restricted Group or any of their Subsidiaries, and (G) any other non-cash gains and income resulting from fair value accounting required by the applicable standard under GAAP and related interpretations, all as determined on a consolidated basis,

$_____
(iii)any gains realized upon the Disposition of property outside of the ordinary course of business,	$_____

(iv)the amount of cash received in such period in respect of any non-cash income or gain in a prior period (and such non-cash income or gain previously increased Consolidated Net Income in a prior period (and would not have been required to be deducted pursuant to item I.A.3(ii) above)),

$_____

(v)net realized gains relating to amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized gains from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized losses from related Swap Contracts (entered into in the ordinary course of business or consistent with past practice)), and

$_____
(vi)any gain related to Swap Contracts (excluding Swap Contracts entered into in the ordinary course of business or consistent with past practice).	$_____

Schedule 2-5

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[Plus] [Minus][20]

4.Notwithstanding anything to the contrary and without duplication of any adjustments provided for in paragraphs (I)(A)(1) to (I)(A)(3) above, to the extent that such amounts were included in the determination of Consolidated Net Income, any calculation of Consolidated EBITDA shall exclude for any period, any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts and (iii) other derivative instruments.

$_____
5.Total Consolidated EBITDA	$_____
B.Consolidated Funded Indebtedness:	$_____

C.Unrestricted cash and Cash Equivalents

1.The unrestricted cash and Cash Equivalents of the Restricted Group as of such date of determination in an amount not to exceed $50,000,000, of which not more than $25,000,000 shall be foreign cash and Cash Equivalents

$_____
D.Total Net Leverage Ratio ((Line I.B – Line I.C.1) ÷ Line I.A.5):	_____

II.Section 7.10(b) of the Credit Agreement – Minimum Interest Coverage Ratio.
A.Consolidated EBITDA (Line I.A.5):	$_____
B.Consolidated Interest Expense:	$_____
C.Interest Coverage Ratio (Line II.A ÷ Line II.B):	_____

[20]	To be determined based on net result of I.A.4.

Schedule 2-6

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SCHEDULE 3
to
Compliance Certificate

Supplements to Schedules 5.12 and 5.16 to the Credit Agreement

Schedule 3-1

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SCHEDULE 4
to
Compliance Certificate

[Collateral Information Supplement]

Schedule 4-1

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EXHIBIT D
to

Credit Agreement
Form of Assignment And Assumption

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Facilities identified below (including any letters of credit and swingline loans included in such Facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	________________________________
2.	Assignee:	________________________________
3.	Borrower:	MEDPACE INTERMEDIATECO, INC. (the “Borrower”)
4.	Administrative Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as the administrative agent under the Credit Agreement
5.	Credit Agreement:

The Credit Agreement, dated as of December 8, 2016 among Medpace Acquisition, Inc. (“Parent”), Medpace IntermediateCo, Inc. (the “Borrower”), the Lenders party thereto, PNC Bank, National Association, as Swingline Lender and L/C Issuer, Wells Fargo Bank, National Association, as Administrative Agent and L/C Issuer, and the other parties party thereto

6.	Assigned Interest:

D-1

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Facility Assigned[21]	Aggregate Amount of Commitment/Loans for all Lenders[22]	Amount of Commitment/Loans Assigned[23]	Percentage Assigned of Commitment/Loans[24]
[___]			%
[___]			%
[___]			%

Effective Date:   [______________], 20[__] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[21]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Initial Term Loans,” “New Term Loans,” “Revolving Credit Commitment”).

[22]	Specify currency and Dollar Amount, if applicable.
[23]	Specify currency and Dollar Amount, if applicable.
[24]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

D-2

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The terms set forth in this Assignment and Assumption are hereby agreed to:

The Assignor

NAME OF ASSIGNOR

By:
Name:
Title:

The Assignee

NAME OF ASSIGNEE

By:
Name:
Title:

D-3

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[Consented to and]25 Accepted:

[WELLS FARGO BANK, NATIONAL ASSOCIATION],
as [Administrative Agent]26[,] [and ][L/C Issuer]27

By:
Name:
Title:

[Consented to and]28 Accepted:

[PNC Bank, National Association,
as  L/C Issuer][and Swingline Lender]

By:
Name:
Title:

[Consented to:]29

[Medpace IntermediateCo, Inc.]

By
Name:
Title:

[NAME OF EACH OTHER L/C ISSUER]30

By:
Name:
Title:

[25]	To be added only if the consent of the Administrative Agent is required by Section 10.07 of the Credit Agreement.
[26]	To be added only if the consent of the Administrative Agent is required by Section 10.07 of the Credit Agreement.
[27]	To be added only if the consent of each L/C Issuer is required by Section 10.07 of the Credit Agreement.
[28]	To be added only if the consent of Swingline Lender and/or each L/C Issuer is required by Section 10.07 of the Credit Agreement.
[29]	To be added only if the consent of the Borrower is required by Section 10.07 of the Credit Agreement.
[30]	To be added only if the consent of each L/C Issuer is required by Section 10.07 of the Credit Agreement.

D-4

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D-5

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ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, the Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, the Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.

Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender and it is not a Disqualified Institution or an Affiliated Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Arrangers or any other Lender, (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (vi)  if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form provided by the Administrative Agent, and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the Section 10.07 of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.

Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.

General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and

NEWYORK 9143164	Annex 1-1

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Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1-2

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EXHIBIT E
to

Credit Agreement
Form of Guaranty

GUARANTY

[See attached.]

E-1

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Execution Version

GUARANTY

made by

MEDPACE ACQUISITION, INC.,

MEDPACE INTERMEDIATECO, INC.,

AS BORROWER,

and certain of the Borrower’s Subsidiaries,

as Guarantors,

in favor of

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

Dated as of December 8, 2016

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•	SECTION 1.DEFINED TERMS1

1.1Definitions1

1.2Other Definitional Provisions3

•	SECTION 2.GUARANTEE3

2.1Guarantee3

2.2Right of Contribution4

2.3No Subrogation4

2.4Amendments, etc. with respect to the Primary Obligations4

2.5Guarantee Absolute and Unconditional5

2.6Reinstatement5

2.7Payments6

2.8Keepwell6

•	SECTION 3.REMEDIAL PROVISIONS6

3.1Application of Proceeds6

3.2Subordination6

•	SECTION 4.THE ADMINISTRATIVE AGENT6

4.1Administrative Agent’s Appointment as Attorney-in-Fact, etc6

4.2Authority of Administrative Agent7

•	SECTION 5.MISCELLANEOUS7

5.1Amendments in Writing7

5.2Notices7

5.3No Waiver by Course of Conduct; Cumulative Remedies7

5.4Enforcement Expenses; Indemnification7

5.5Successors and Assigns8

5.6Set-Off8

5.7Counterparts8

5.8Severability8

5.9Section Headings8

5.10Integration9

5.11GOVERNING LAW9

5.12Submission To Jurisdiction; Waivers9

5.13Acknowledgements10

5.14Additional Loan Parties10

5.15Releases10

5.16WAIVER OF JURY TRIAL11

i

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SCHEDULES

Schedule 1Notice Addresses

ii

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GUARANTY

GUARANTY, dated as of December 8, 2016, made by each of the signatories hereto (together with any Additional Guarantor (as hereinafter defined) that may become a party hereto as provided herein, the “Loan Parties”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, and together with its successors and permitted assigns, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time party to the Credit Agreement, dated as of December 8, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among MEDPACE ACQUISITION, INC., a Delaware corporation (“Parent”), MEDPACE INTERMEDIATECO, INC., a Delaware corporation (the “Borrower”), the Lenders, the Administrative Agent and the other parties thereto.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders (including the L/C Issuers) have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Loan Party;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Loan Parties in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Loan Parties are engaged in related businesses, and each Loan Party will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders (including the L/C Issuers) to make their respective extensions of credit to the Borrower under the Credit Agreement that the Loan Parties shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders (including the L/C Issuers) to make their respective extensions of credit to the Borrower thereunder, each Loan Party hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1.DEFINED TERMS

1.1Definitions

.  (a)  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)The following terms shall have the following meanings:

“Additional Guarantor”:  as defined in Section 5.14 hereof.

“Administrative Agent”:  as defined in the preamble hereto.

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“Agreement”:  this Guaranty, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Borrower”:  as defined in the preamble hereto.

“Guarantors”:  the collective reference to each party hereto on the date hereof (other than the Administrative Agent) and each Additional Guarantor; provided that each Loan Party shall only be considered a Guarantor with respect to the Primary Obligations of any other Loan Party.

“Primary Obligations”:  has the meaning given to the term “Obligations” in the Credit Agreement.

“Qualified Keepwell Provider”: in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Secured Parties”:  the collective reference to the Administrative Agent, the Lenders, the L/C Issuers, any affiliate of any Lender or L/C Issuer, any Hedge Bank and any Cash Management Bank to which Primary Obligations are owed.

1.2Other Definitional Provisions

.  (a)  The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b)The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.GUARANTEE

2.1Guarantee

.  (a)  Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and permitted assigns, the prompt and complete payment and performance by the Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Primary Obligations (other than, with respect to any Guarantor, and notwithstanding any other term in this Agreement any Excluded Swap Obligations of such Guarantor).

(b)Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 2.2).

(c)Each Guarantor agrees that the Primary Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

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(d)The guarantee contained in this Section 2 shall remain in full force and effect until all the Primary Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full (other than (x) obligations and liabilities under Secured Hedge Agreements and Secured Cash Management Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank or Cash Management Bank have been made and (y) contingent indemnification obligations that have not yet been asserted), no Letter of Credit shall be outstanding (other than those that have been Cash Collateralized) and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Loan Parties may be free from any Primary Obligations.

(e)No payment made by the Borrower, any other Loan Party with Primary Obligations, any of the Guarantors, any other Guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrower, any other Loan Party with Primary Obligations, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Primary Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Primary Obligations or any payment received or collected from such Guarantor in respect of the Primary Obligations), remain liable for the Primary Obligations up to the maximum liability of such Guarantor hereunder until the Primary Obligations are paid in full (other than obligations and liabilities under Secured Hedge Agreements and Secured Cash Management Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank or Cash Management Bank have been made and (y) contingent indemnification obligations that have not yet been asserted), no Letter of Credit shall be outstanding (other than those that have been Cash Collateralized) and the Commitments are terminated.

2.2Right of Contribution

.  Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3No Subrogation

.  Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent or any other Secured Parties, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Parties against the Borrower, any other Loan Party with Primary Obligations, or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Parties for the payment of the Primary Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower, any other Loan Party with Primary Obligations, or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent and the other Secured Parties by the Loan Parties on account of the Primary Obligations are paid in full (other than (x) obligations and liabilities under Secured Hedge Agreements and Secured Cash Management Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank or Cash Management Bank have been made and (y) contingent indemnification obligations that have not yet been asserted), no Letter of Credit shall be outstanding (other than those that have been Cash Collateralized) and the Commitments are terminated.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Primary Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for, or on

3

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behalf of, the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Primary Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

2.4Amendments, etc. with respect to the Primary Obligations

.  Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Primary Obligations made by the Administrative Agent or any other Secured Parties may be rescinded by the Administrative Agent or such other Secured Party and any of the Primary Obligations continued, and the Primary Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any other Secured Party, and the Credit Agreement, the other Loan Documents, the Secured Hedge Agreements and the Secured Cash Management Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Primary Obligations may be sold, exchanged, waived, surrendered or released.  Neither the Administrative Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Primary Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5Guarantee Absolute and Unconditional

.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Primary Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Primary Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Loan Parties, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower, any other Loan Party with Primary Obligations, or any of the Guarantors with respect to the Primary Obligations.  Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Credit Agreement, any other Loan Document, any Secured Hedge Agreement, any Secured Cash Management Agreement, any of the Primary Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent or any other Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Loan Parties for the Primary Obligations, or of such Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the

4

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Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or against any collateral security or guarantee for the Primary Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6Reinstatement

.  The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Primary Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization (or any other similar proceeding under other applicable law) of the Borrower, any other Loan Party with Primary Obligations, or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, any other Loan Party with Primary Obligations, or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7Payments

.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Administrative Agent’s Office.

2.8Keepwell

.  Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2.8 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.8, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified Keepwell Provider under this Section 2.8 shall remain in full force and effect until such time as the Loans, the L/C Obligations and the other Primary Obligations shall have been paid in full (other than (x) obligations and liabilities under Secured Hedge Agreements and Secured Cash Management Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank or Cash Management Bank have been made and (y) contingent indemnification obligations that have not yet been asserted), the Commitments have been terminated and no Letters of Credit (other than those that have been Cash Collateralized) shall be outstanding.  Each Qualified Keepwell Provider intends that this Section 2.8 constitute, and this Section 2.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3.REMEDIAL PROVISIONS

3.1Application of Proceeds

.  If an Event of Default shall have occurred and be continuing, at any time at the Administrative Agent’s election, the Administrative Agent may apply any proceeds of the guarantee set forth in Section 2, in payment of the Primary Obligations in the order set forth in Section 8.03 of the Credit Agreement.

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3.2Subordination

.  Each Loan Party hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed in writing by the Administrative Agent, all Indebtedness owing by it to any Subsidiary of the Borrower shall be fully subordinated to the indefeasible payment in full of such Loan Party’s Primary Obligations.

SECTION 4.THE ADMINISTRATIVE AGENT

4.1Administrative Agent’s Appointment as Attorney-in-Fact, etc

.  Each Loan Party hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Loan Party and in the name of such Loan Party or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement.

4.2Authority of Administrative Agent

.  Each Loan Party acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Loan Party, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Loan Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 5.MISCELLANEOUS

5.1Amendments

.  None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.01 of the Credit Agreement.

5.2Notices

.  All notices, requests and demands to or upon the Administrative Agent or any Loan Party hereunder shall be effected in the manner provided for in Section 10.02 of the Credit Agreement.

5.3No Waiver by Course of Conduct; Cumulative Remedies

.  Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 5.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default.  No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof.  No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Secured Party would otherwise have on any future occasion.  The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by Law.

5.4Enforcement Expenses; Indemnification

.  (a)  Each Guarantor agrees to pay or reimburse each Secured Party for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and

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the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel to the Secured Parties in accordance with (and to the extent provided in) Section 10.04 of the Credit Agreement.

(b)Each Guarantor agrees to pay, and to save and hold the Administrative Agent and the other Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable in connection with any of the transactions contemplated by this Agreement, in each case to the extent the Borrower would be required by the Credit Agreement.

(c)Each Guarantor agrees to pay, and to save the Administrative Agent and the other Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.04 and Section 10.05 of the Credit Agreement.

(d)The agreements in this Section 5.4 shall survive repayment of the Primary Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

5.5Successors and Assigns

.  This Agreement shall be binding upon the successors and assigns of each Loan Party and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their successors and permitted assigns; provided that no Loan Party may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

5.6Set-Off

.  In addition to any rights and remedies of the Secured Parties provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, without prior notice to the Guarantor, any such notice being waived by the Guarantor to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in any currency), other than deposits in fiduciary accounts as to which a Guarantor is acting as fiduciary for another Person who is not a Guarantor, at any time held by, and other Indebtedness (in any currency) at any time owing by, such Lender to or for the credit or the account of the respective Guarantors against any and all Primary Obligations owing to such Secured Party hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Secured Party shall have made demand under this Agreement or any other Loan Document and although such Primary Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness or are owed to a branch or office of such Secured Party different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Secured Party that is a Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the other Secured Parties, (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Primary Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Secured Party agrees promptly to notify the applicable Guarantor and the Administrative Agent after any such set-off and application made by such Secured Party, and (z) to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each

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Secured Party under this Section 5.6 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Secured Party may have.

5.7Counterparts

.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by email or telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.  The Administrative Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof within a reasonable timeframe thereafter; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by electronic transmission.

5.8Severability

.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.9Section Headings

.  The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

5.10Integration

.  This Agreement, the other Loan Documents and the Secured Hedge Agreements and Secured Cash Management Agreements represent the agreement of the Loan Parties, the Administrative Agent and the Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein, in the other Loan Documents, in the Secured Hedge Agreements or the Secured Cash Management Agreements.

5.11GOVERNING LAW

.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

5.12Submission To Jurisdiction; Waivers

.  Each Loan Party hereby irrevocably and unconditionally:

(a)submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in New York City in the Borough of Manhattan and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally agrees, to the fullest extent permitted by applicable Law, that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or in such federal

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court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Agreement or in any other document executed in connection herewith shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other document executed in connection herewith or the recognition of any judgment against a Loan Party or its properties in the courts of any jurisdiction;

(b)waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding arising out of or relating to this Agreement or any other document executed in connection herewith in any court referred to in paragraph (a) of this Section 5.12.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court;

(c)agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Loan Party at its address referred to in Section 5.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)irrevocably appoints the Borrower as its authorized agent on which legal process may be served in any action, suit or proceeding brought in any in any court referred to in paragraph (a) of this Section 5.12 and agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any such action, suit or proceeding based thereon.  If for any reason such agent shall cease to be available to act as such, each Loan Party agrees to irrevocably appoint another such agent in New York City, as its authorized agent for service of process, on the terms and for the purposes specified in this paragraph (d). Nothing in this Agreement or any other document executed in connection herewith will affect the right of any party hereto to serve process in any other manner permitted by applicable Law; and

(e)waives, to the maximum extent not prohibited by Law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

5.13Acknowledgements

.  Each Loan Party hereby acknowledges that:

(a)it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Loan Parties and the Secured Parties.

5.14Additional Loan Parties

.  Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.12 of the Credit Agreement (each an “Additional  Guarantor”)

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shall become a Guarantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

5.15Releases

.  (a)  At such time as the Loans, the L/C Obligations and the other Primary Obligations shall have been paid in full (other than obligations and liabilities under Secured Hedge Agreements and Secured Cash Management Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank or Cash Management Bank have been made), all Commitments have been terminated and no Letters of Credit (other than Letters of Credit that have been Cash Collateralized) shall be outstanding, this Agreement and all obligations (other than contingent indemnification obligations that have not yet been asserted) of the Administrative Agent and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.  At the request and sole expense of any Guarantor following any such termination, the Administrative Agent shall execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request in form reasonably satisfactory to the Administrative Agent to evidence such termination.

(b)At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Equity Interests of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement.

5.16WAIVER OF JURY TRIAL

.  EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN AND CONSENTS THAT ANY SUCH LEGAL PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF GUARANTORS TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  EACH GUARANTOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.17Judgment Currency

.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Guarantor under this Agreement in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Guarantor in respect of any such sum due from it to the Administrative Agent or any other Secured Party shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Guarantor in the Agreement Currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or other Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Guarantor (or to any other

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Person who may be entitled thereto under applicable law).  The obligations of the Guarantor contained in this Section 5.17 shall survive the termination of this Agreement and the payment of all other amounts hereunder.

***

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IN WITNESS WHEREOF, each of the undersigned has caused this Guaranty to be duly executed and delivered as of the date first above written.

MEDPACE ACQUISITION, INC.

By:

Name:

Title:

MEDPACE INTERMEDIATECO, INC.

By:
Name:
Title:

MEDPACE, INC.

By:
Name:
Title:

MEDPACE CLINICAL PHARMACOLOGY LLC

By:
Name:
Title:

C-MARC, LLC

By:
Name:
Title:

MEDPACE REFERENCE LABORATORIES LLC

By:
Name:
Title:

Medpace IntermediateCo, Inc.

Guaranty

Signature Page

MEDPACE BIOANALYTICAL LABORATORIES, LLC

By:
Name:
Title:

IMAGEPACE, LLC

By:
Name:
Title:

MEDPACE MEDICAL DEVICE, INC.

By:
Name:
Title:

MEDPACE CLINICAL RESEARCH LLC

By:
Name:
Title:

Medpace IntermediateCo, Inc.

Guaranty

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Medpace IntermediateCo, Inc.

Guaranty

Signature Page

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

5375 Medpace Way
Cincinnati, OH 45227
Attention:August J. Troendle
Fax No.:513-579-0444
E-mail:A.Troendle@Medpace.com

With a copy to:

Stephen P. Ewald

General Counsel & Corporate Secretary

5375 Medpace Way

Cincinnati, OH  45227

Fax No.:513-579-0444

E-mail:S.Ewald@Medpace.com

84028927_4

Annex 1 to

Guaranty

ASSUMPTION AGREEMENT, dated as of ___________, 20__, made by ______________________________ (the “Additional Guarantor”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions or entities (the “Lenders”) party to the Credit Agreement referred to below.  All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, MEDPACE ACQUISITION, INC., a Delaware corporation ( “Parent”),  MEDPACE INTERMEDIATECO, INC., a Delaware corporation (the “Borrower”), the Lenders, the Administrative Agent and the other parties thereto have entered into that certain Credit Agreement, dated as of December 8, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, Parent, the Borrower and certain of its Subsidiaries (other than the Additional Guarantor) have entered into the Guaranty, dated as of December 8, 2016 (as amended, supplemented or otherwise modified from time to time, the “Guaranty”) in favor of the Administrative Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Guarantor to become a party to the Guaranty; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guaranty;

NOW, THEREFORE, IT IS AGREED:

1.  Guaranty.  By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 5.14 of the Guaranty, hereby becomes a party to the Guaranty as a Guarantor and Loan Party thereunder with the same force and effect as if originally named therein as a Guarantor and Loan Party, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor and Loan Party thereunder.

2.  Governing Law.  THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

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IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GUARANTOR]

By:___________________________

     Name:

     Title:

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EXHIBIT F-1
to

Credit Agreement
Form of Security Agreement

SECURITY AGREEMENT

[See attached.]

F-1-1

84402209_5

Execution Version

SECURITY AGREEMENT

Dated as of

December 8, 2016

among

THE GRANTORS FROM TIME TO TIME
PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

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Page

Section 1.	Definitions..1
Section 2.	Grant of Security Interest4
Section 3.	Authorization To File Financing Statements5
Section 4.	Relation To Other Security Agreement Documents5
Section 5.	Representations And Warranties6
Section 6.	Covenants8
Section 7.	Inspection And Verification10
Section 8.	Collateral Protection Expenses; Preservation of Collateral11
Section 9.	Securities And Deposits11
Section 10.	Notification To Account Debtors And Other Persons Obligated On Collateral12
Section 11.	Power of Attorney12
Section 12.	Remedies13
Section 13.	Standards For Exercising Remedies14
Section 14.	Waivers By Grantor; Obligations Absolute15
Section 15.	Marshalling16
Section 16.	Proceeds of Dispositions16
Section 17.	Overdue Amounts16
Section 18.	Reinstatement16
Section 19.	Termination; Release17
Section 20.	Miscellaneous17

Exhibit A—Collateral Information Certificate

Exhibit B—Intellectual Property Security Agreement - Copyrights

Exhibit C—Intellectual Property Security Agreement - Patents

Exhibit D—Intellectual Property Security Agreement - Trademarks

Exhibit E—Accession Supplement

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SECURITY AGREEMENT (this “Security Agreement”), dated as of December 8, 2016, among MEDPACE ACQUISITION, INC., a Delaware corporation (“Parent”), MEDPACE INTERMEDIATECO, INC., a Delaware corporation (the “Borrower”), each other direct or indirect subsidiary of the Borrower party hereto on the date hereof and each Additional Grantor (as defined below) from time to time party hereto (together, the “Grantors” and each, a “Grantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Parent and the Borrower have entered into that certain Credit Agreement, dated as of December 8, 2016 (as amended, supplemented, restated or otherwise modified and in effect from time to time, the “Credit Agreement”), with, among others, Wells Fargo Bank, National Association, as administrative agent and letter of credit issuer, pursuant to which, among other things, the Lenders (as defined in the Credit Agreement) have agreed to make loans or otherwise to extend credit to the Borrower upon the terms and subject to the conditions specified in the Credit Agreement and each Grantor has agreed to guarantee the Secured Obligations of the Loan Parties (each as defined in the Credit Agreement);

WHEREAS, one or more additional subsidiaries of the Borrower (each, an “Additional Grantor”) may hereafter become a Subsidiary Guarantor (as defined in the Credit Agreement) party to a Guaranty (as defined in the Credit Agreement), or otherwise be required to grant Liens to secure the Secured Obligations; and

WHEREAS, in order to secure all Secured Obligations and as required under the Credit Agreement, each Grantor has agreed to execute and deliver to the Administrative Agent a security agreement in substantially the form hereof;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.Definitions.

1.01.Definition of Terms Used Herein Generally.  All capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement.  All terms used herein and defined in the NYUCC shall have the same definitions herein as specified therein; provided, however, that if a term is defined in Article 9 of the NYUCC differently than in another Article of the NYUCC, the term has the meaning specified in Article 9 of the NYUCC.

1.02.Definition of Certain Terms Used Herein.  As used herein, the following terms shall have the following meanings:

“Accession Supplement” means a supplement to this Security Agreement, executed by an Additional Grantor and accepted by the Administrative Agent, substantially in the form of Exhibit E hereto.

“Acceleration Event” means the exercise of any remedy by the Administrative Agent, or automatic acceleration, in each case pursuant to Section 8.02 of the Credit Agreement.

“Additional Grantor” has the meaning specified in the recitals.

“Collateral” has the meaning specified in Section 2.

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“Collateral Information Certificate” means, in relation to any Grantor, a certificate substantially in the form of Exhibit A hereto, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by such Grantor (either jointly in one such certificate for multiple Grantors or separately in several certificates).

“Collateral Information Supplement” has the meaning specified in Section 6.10.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyright Office” means the United States Copyright Office.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor:  (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country and all extensions and renewals thereof.

“Domain Names” means all Internet domain names and associated URL addresses in or to which any Grantor has any right, title or an interest.

“Intellectual Property” means all intellectual and similar property of any Grantor of every kind and nature, whether now owned or hereafter acquired by such Grantor, including inventions, designs, Patents, Patent Licenses, Trademarks, Trademark Licenses, Copyrights, Copyright Licenses, Domain Names, trade secrets, confidential or proprietary technical and business information, technology, know-how, show-how or other data or information, Software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, licenses for any of the foregoing and all license rights, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Intellectual Property Security Agreement” means each Intellectual Property Security Agreement, executed by any Grantor in favor of the Administrative Agent, substantially in the form of Exhibit B, C or D (as applicable) hereto.

“NYUCC” means the Uniform Commercial Code as in effect in the State of New York.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of such Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor:  (a) all letters patent of the United States or any other jurisdiction/register, all registrations and recordings thereof, and all pending applications for letters patent of the United States or any other jurisdiction/register, including registrations, recordings and applications in the PTO or in any similar office or agency of the United States, any State or Territory thereof, or any other jurisdiction/register, and (b) all reissues, continuations, divisions, continuations‑in‑part, renewals or extensions thereof and the inventions disclosed or claimed therein, including the right to make, use and/or sell inventions disclosed or claimed therein.

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“Pledge Agreement” means the pledge agreement, dated as of the date hereof, among Parent, the Borrower, the other pledgors from time to time party thereto and the Administrative Agent.

“PTO” means the United States Patent and Trademark Office.

“Security Agreement Documents” means this Security Agreement, the Collateral Information Certificate and the other documents, agreements and supplements to be executed pursuant to the terms hereof.

“Security Interest” means each security interest granted by a Grantor pursuant to Section 2, as well as all other security interests created or assigned as additional security for the Secured Obligations pursuant to the provisions of this Security Agreement.

“Software” means, without limitation, “software” as such term is defined in the NYUCC as in effect on the date hereof and computer programs that may construed as included in the definition of “goods” in the NYUCC as in effect on the date hereof, and including any storage devices on which such items may be located.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor:  (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the PTO, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“UCC” means the Uniform Commercial Code as in effect in any jurisdiction (except as otherwise contemplated in Section 6.11).

1.03.Rules of Interpretation.  With reference to this Security Agreement, unless otherwise specified herein:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used herein, shall be construed to refer to this Security Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be

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construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Security Agreement, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Article, section and subsection headings herein are included for convenience of reference only and shall not affect the interpretation of this Security Agreement.

Section 2.Grant of Security Interest.

(a)To secure the payment or performance, as the case may be, in full of its Secured Obligations, each Grantor hereby grants to the Administrative Agent, for the benefit of the Administrative Agent and each other Secured Party, a security interest in and mortgage on, and pledges and collaterally assigns to the Administrative Agent, its successors and permitted assigns, for the benefit of the Administrative Agent and each other Secured Party, the following properties, assets and rights of such Grantor, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof (all of the same being hereinafter called the “Collateral”):

(i)all personal property and fixtures of every kind and nature, including, without limitation, all goods, inventory, equipment and any accessions thereto,

(ii)all instruments (including without limitation promissory notes),

(iii)all documents,

(iv)all accounts (including without limitation health-care-insurance receivables),

(v)all chattel paper (whether tangible or electronic),

(vi)all deposit accounts,

(vii)all letter-of-credit rights (whether or not the letter of credit is evidenced by a writing),

(viii)all money,

(ix)all commercial tort claims,

(x)all securities and all other investment property (including securities and commodities accounts),

(xi)all supporting obligations,

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(xii)all other contract rights or rights to the payment of money, insurance claims and proceeds,

(xiii)all general intangibles (including without limitation all Intellectual Property, insurance policies and payment intangibles), and

(xiv)all books and records relating to any of the foregoing, and to the extent not otherwise included, all proceeds and products of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, any and all of the foregoing.

(b)The Administrative Agent acknowledges that the attachment of its security interest in any commercial tort claim as original collateral is subject to each Grantor’s compliance with Section 6.07.

(c)Notwithstanding anything to the contrary herein or in any other Loan Document, the maximum liability of each Grantor (in its capacity as a Guarantor) under this Security Agreement and under the other Loan Documents shall not exceed an amount equal to the largest amount that would not render such Grantor’s obligations hereunder and under such other Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any equivalent provision of any other Debtor Relief Law.  For the avoidance of doubt, the Collateral shall not include any Excluded Property (as defined in the Credit Agreement).

Section 3.Authorization To File Financing Statements.  Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any jurisdiction in which such Grantor is “located” for purposes of the UCC (or any other jurisdiction within the United States that such filing may be necessary to perfect the Security Interest) any initial financing statements and amendments thereto and continuation thereof that (a) indicate the Collateral (i) as all assets of such Grantor or words of similar effect, regardless of whether any particular asset included in the Collateral falls within the scope of Article 9 of the NYUCC or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any initial financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor.  Each Grantor agrees to furnish any such information to the Administrative Agent promptly upon request.  Each Grantor also ratifies its authorization for the Administrative Agent to have filed in any such jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

Section 4.Relation To Other Security Agreement Documents.

4.01.Pledge Agreement.  Concurrently herewith, each Grantor is executing and delivering the Pledge Agreement, pursuant to which such Grantor is pledging to the Administrative Agent the shares of the capital stock or other equity interests of its directly-owned Subsidiaries.  Such pledges and all collateral covered by the Pledge Agreement shall be governed by the terms of the Pledge Agreement and not by the terms of this Security Agreement.  For the avoidance of doubt, no Grantor shall grant a Security Interest in any Equity Interests in a Controlled Foreign Subsidiary or FSHCO under this Security Agreement and any such security interest, pledge or assignment shall be pursuant to, and governed by, the Pledge Agreement.

4.02.Intellectual Property Security Agreement.  To the extent that any Grantor owns any interest in Copyrights, Patents  or Trademarks which are registered or the subject of an application for registration with the PTO or the Copyright Office, or owns any interest in Copyright Licenses, Patent Licenses or Trademark Licenses which are recorded with the PTO or the Copyright Office, such Grantor

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shall execute and deliver to the Administrative Agent for recording in the PTO and/or the Copyright Office, as applicable, an Intellectual Property Security Agreement concurrently with such Grantor’s execution and delivery of this Security Agreement or an Accession Supplement, as the case may be.  The provisions of the Intellectual Property Security Agreement are supplemental to the provisions of this Security Agreement.  Nothing contained in the Intellectual Property Security Agreement shall derogate from any of the rights or remedies of the Administrative Agent hereunder, nor shall anything contained in the Intellectual Property Security Agreement be deemed to prevent or extend the time of attachment or perfection of any security interest in such Collateral created hereby.

Section 5.Representations And Warranties.  Each Grantor represents and warrants to the Administrative Agent as follows:

5.01.Grantor’s Legal Status.  As of the Closing Date, (a) it is an individual or an organization, as set forth in the Collateral Information Certificate; (b) if it is an organization, such organization is of the type, and is organized in the jurisdiction, set forth in the Collateral Information Certificate; and (c) the Collateral Information Certificate sets forth its organizational identification number or states that it has none.

5.02.Grantor’s Legal Name.  As of the Closing Date, its exact legal name is that set forth on the Collateral Information Certificate and on the signature page hereof.

5.03.Grantor’s Locations.  As of the Closing Date, the Collateral Information Certificate sets forth its place of business or (if it has more than one place of business) its chief executive office, as well as its mailing address if different.  Its place of business or (if it has more than one place of business) its chief executive office is located in a jurisdiction that has adopted the UCC or whose Laws generally require that information concerning the existence of nonpossessory security interests be made generally available in a filing, recording or registration system as a condition or result of a security interest obtaining priority over the rights of a lien creditor with respect to the collateral.

5.04.Title to Collateral.  The Collateral owned by it is owned free and clear of any Lien, except for Liens expressly permitted pursuant to the Credit Agreement.  It has not filed or consented to the filing of (a) any financing statement or analogous document under the UCC or any other applicable Laws covering any Collateral, (b) any assignment in which it assigns any Collateral or any security agreement or similar instrument covering any Collateral with the PTO or the Copyright Office or (c) any assignment in which it assigns any Collateral or any security agreement or similar instrument covering any Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, in respect of Collateral subject to Liens expressly permitted pursuant to the Credit Agreement.

5.05.Nature of Collateral.  None of the Collateral constitutes, or is the proceeds of, farm products and none of the Collateral has been purchased or will be used by it primarily for personal, family or household purposes, and except as indicated in the Collateral Information Certificate:

(a)none of the account debtors or other persons obligated on any of the Collateral is a governmental authority subject to the Federal Assignment of Claims Act or like federal, state or local statute or rule in respect of such Collateral;

(b)it holds no commercial tort claims with a value in excess of $5,000,000;

(c)it holds no interest in, title to or power to transfer, any United States Patents, Trademarks or Copyrights; and

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(d)it holds no interest in, title to or power to transfer any United States Intellectual Property that is eligible for registration in the PTO.

5.06.Validity of Security Interest.  The Security Interest constitutes (a) a legal and valid security interest (subject to no equal or prior Liens other than Liens expressly permitted under the Credit Agreement) in all of the Collateral securing the payment and performance of the Secured Obligations and (b) except as set  forth on Schedule 2, upon the giving of value, the filing of applicable UCC financing statements describing the Collateral in the offices listed on the Collateral Information Certificate, the recording in the PTO and/or the Copyright Office, as applicable, of the Intellectual Property Security Agreement, the taking of all applicable actions in respect of perfection contemplated by Sections 6.04 through 6.08 in respect of Collateral (in which a security interest cannot be perfected by the filing of a financing statement or such recordings in the PTO or Copyright Office), the Security Interest will be valid, enforceable and perfected in all Collateral in which a security interest can be perfected by the Administrative Agent filing a financing statement, taking possession or obtaining control under the UCC.  The Security Interest is and shall be prior to any other Lien on the Collateral, other than Liens expressly permitted to be prior to the Security Interest under the Credit Agreement.

5.07.Collateral Information Certificate; Perfection.

(a)All information set forth on the Collateral Information Certificate is, and all information set forth on each Collateral Information Supplement shall be, accurate and complete in all material respects.  When the UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations specified in paragraph 11 of the Collateral Information Certificate and containing a description of the Collateral have been filed in each governmental, municipal or other office specified in paragraph 11 of the Collateral Information Certificate, which are all the filings, recordings and registrations (other than filings required to be made in the PTO and the Copyright Office in order to perfect the Security Interest in Collateral consisting of United States Patents, Trademarks and Copyrights) necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest (subject to no equal or prior Liens other than the Liens created by the Collateral Documents and other Liens expressly permitted under the Credit Agreement) in favor of the Administrative Agent in respect of all Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions will have been made, no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable Law with respect to the filing of continuation statements.

(b)A fully executed Intellectual Property Security Agreement containing a description of all Collateral consisting of material United States issued Patents (and material Patents for which United States registration applications are pending), material United States registered Trademarks (and material Trademarks for which United States registration applications are pending) and  material United States registered Copyrights (and material Copyrights for which United States registration applications are pending) has been delivered to the Administrative Agent for recording by the PTO and the Copyright Office, as necessary, pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable.  When such supplements and the UCC financing statements referred to in this Section 5.07 have been filed, all the filings, recordings and registrations necessary to establish a legal, valid and perfected security interest (subject to no equal or prior Liens other than the Liens created by the Collateral Documents and other Liens expressly permitted under the Credit Agreement) in favor of the Administrative Agent in respect of all Collateral consisting of Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions will have been made, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such

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actions as are necessary to perfect the Security Interest with respect to any Collateral consisting of material Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

Section 6.Covenants.  Each Grantor covenants and agrees with the Administrative Agent, in each case at its own cost and expense, as follows:

6.01.Grantor’s Name and Legal Status.  If a Grantor changes its name, organizational number, type of organization, jurisdiction of organization or other legal structure, it shall use commercially reasonable efforts to provide the Administrative Agent with written notice of such event prior to such change in name, organizational number, type of organization, jurisdiction of organization or other legal structure being registered, and in any event, such Grantor shall provide written notice to the Administrative Agent within 10 Business Days (or such longer period as the Administrative Agent may agree) after such change in name, organizational number, type of organization, jurisdiction of organization or other legal structure being registered.

6.02.Locations.  If a Grantor (a) changes its chief executive office, principal place of business or address where it maintains its books and records relating to Collateral; or (b) except to the extent delivered to the Administrative Agent pursuant to Section 6.04 or otherwise permitted pursuant to Section 6.10, removes any of the Collateral consisting of inventory or equipment from any of the locations listed on the Collateral Information Certificate, such Grantor shall use commercially reasonable efforts to provide the Administrative Agent with written notice of such event prior to such change being made or such removal being effected, and in any event, it shall provide notice to the Administrative Agent within 10 Business Days (or such longer period as the Administrative Agent may agree) after such event.

6.03.Title to Collateral.  Except for the Security Interest herein granted and Liens permitted by the Credit Agreement, (a) it shall be the owner of the Collateral free from any Lien, and it, at its sole cost and expense, shall defend the same against all claims and demands of all persons at any time claiming the same or any interests therein adverse to the Administrative Agent; and (b) it shall not pledge, mortgage or create, or suffer to exist a Lien on the Collateral in favor of any person other than the Administrative Agent, except, in each case, for Liens permitted by the Credit Agreement, and the inclusion of “proceeds” of the Collateral under the Security Interest granted herein shall not be deemed a consent by the Administrative Agent to any sale or other disposition of any Collateral.

6.04.Promissory Notes and Tangible Chattel Paper.  If, at any time after the occurrence and continuance of an Acceleration Event, any Grantor holds or acquires any promissory notes or tangible chattel paper, it shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify and with respect to any such Collateral in the possession or control of the Administrative Agent, such Grantor waives any restriction or obligation imposed on the Administrative Agent by Sections 9‑207(c)(1) and 9‑207(c)(2) of the NYUCC.

6.05.Investment Property; Securities Accounts.

(a)If any Grantor shall at any time hold or acquire any certificated securities, it shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify.

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(b)With respect to any such Collateral in the possession or within the control of the Administrative Agent, each Grantor waives any restriction or obligation imposed on the Administrative Agent by Sections 9‑207(c)(1), 9‑207(c)(2) and 9‑208 of the NYUCC.

6.06.Electronic Chattel Paper and Transferable Records.  If at any time any Grantor holds or acquires an interest in any electronic chattel paper or any “transferable record” with a value in excess of $5,000,000, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, it shall promptly notify the Administrative Agent thereof and, promptly and in any event within 15 Business Days (or such later date as the Administrative Agent may agree in its sole discretion), shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent control, under Section 9‑105 of the UCC, of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.  The Administrative Agent agrees with each Grantor that the Administrative Agent shall arrange, pursuant to procedures satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the relevant Grantor to make alterations to the electronic chattel paper or transferable record permitted under Section 9‑105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act, unless an Acceleration Event has occurred or would reasonably be expected to occur after taking into account any action by the relevant Grantor with respect to such electronic chattel paper or transferable record.  With respect to any such Collateral in the possession or within the control of the Administrative Agent, each Grantor waives any restriction or obligation imposed on the Administrative Agent by Sections 9‑207(c)(1), 9‑207(c)(2) and 9‑208 of the NYUCC.

6.07.Commercial Tort Claims.  If any Grantor shall at any time hold or acquire a commercial tort claim with a value in excess of $5,000,000, such Grantor shall promptly notify the Administrative Agent in writing of the details thereof and grant to the Administrative Agent a security interest therein and in the proceeds thereof, all upon the terms of this Security Agreement, with such writing to be in form and substance satisfactory to the Administrative Agent.

6.08.Intellectual Property.

(a)If any Grantor makes an application for registration of any material Intellectual Property before the PTO or Copyright Office, within thirty (30) days (or such longer time as the Administrative Agent may agree in its sole discretion) of the submission of such application or as soon as legally permissible, such Grantor shall deliver to the Administrative Agent a copy of such application, and a grant of a security interest in such application, to the Administrative Agent and at the expense of such Grantor, confirming the grant of a security interest in such material Intellectual Property to the Administrative Agent hereunder, the form of such security to be substantially in the form of the Intellectual Property Security Agreement hereto.  Where a registration of any material Intellectual Property is issued hereafter to any Grantor as a result of any application now or hereafter pending such Grantor shall deliver within thirty (30) days to the Administrative Agent (or such longer time as the Administrative Agent may agree in its sole discretion) a certificate or other indicia of ownership.  Where a security interest in such application has not already been granted to or recorded on behalf of the Administrative Agent hereunder, such Grantor shall deliver to the Administrative Agent a grant of security interest within thirty (30) days (or such longer time as the Administrative Agent may agree in its sole discretion).

(b)Each Grantor assumes all responsibility and liability arising from the use of the material Intellectual Property and hereby indemnifies and holds the Administrative Agent and each

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other Secured Party harmless from and against any claim, suit, loss, damage or expense (including reasonable attorneys’ fees) arising out of any alleged defect in any product manufactured, promoted or sold by it (or any Subsidiary or other Affiliate thereof) in connection with such material Intellectual Property or out of the manufacture, promotion, labeling, sale or advertisement of any such product by such Grantor (or any Subsidiary or other Affiliate thereof).

(c)No Grantor shall create any exclusive license in any material Trademark, material Copyright, material Patent or other material Intellectual Property or general intangible, in each case owned by or licensed to it unless such license is in writing and by its terms is expressly subject and subordinate to the security interest created hereby, such subordination to include, without limitation, a provision expressly stating that such license shall terminate, at the option of Administrative Agent, upon foreclosure of such security interest.

6.09.Limitation on Modification of Accounts, Chattel Paper, Instruments and Payment Intangibles.  No Grantor shall, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any of the Collateral consisting of accounts, chattel paper, instruments or payment intangibles, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any obligor liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises or settlements granted or made in the ordinary course of business and consistent with its good faith business judgment.

6.10.Periodic Certification.  Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to the Credit Agreement, each Grantor shall deliver to the Administrative Agent a supplemental collateral information certificate (each, a “Collateral Information Supplement”) executed by such Grantor setting forth the information required pursuant to the Collateral Information Certificate or confirming that there has been no change in such information since the date of such certificate or the date of the most recent certificate delivered pursuant to this Section 6.10.

6.11.Other Actions as to any and all Collateral.  Each Grantor promptly shall take any other action reasonably requested by the Administrative Agent to ensure the attachment, perfection and first priority status (subject to no equal or prior Liens other than the Liens created by the Collateral Documents and other Liens expressly permitted under the Credit Agreement) of, and the ability of the Administrative Agent to enforce, the Security Interest in any and all of the Collateral including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto (and continuations thereof) under the UCC, to the extent, if any, that its signature thereon is required therefor; (b) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to the attachment, perfection or priority of, or the ability of the Administrative Agent to enforce, the Security Interest in such Collateral; (c) using commercially reasonable efforts to obtain any governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other person obligated on Collateral; and (d) taking all actions required by the UCC or by other Law, as applicable in any relevant UCC jurisdiction, or by other Law as applicable in any domestic jurisdiction.

Section 7.Inspection and Verification.  The Administrative Agent and such persons as the Administrative Agent may designate shall have the right, if an Event of Default has occurred and is continuing (or, if the Administrative Agent has a commercially reasonable basis to believe that an Event of Default has occurred and is continuing, upon reasonable advance notice), during normal business hours and at the expense of the relevant Grantor, to inspect the Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Collateral is located, to discuss each Grantor’s affairs with the officers of such Grantor and its independent accountants and to verify the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to,

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the Collateral, including by contacting account debtors or others obligated with respect to Collateral and, in the case of Collateral in the possession of any third person, the third person possessing such Collateral.

Section 8.Collateral Protection Expenses; Preservation of Collateral.

8.01.Expenses Incurred by Administrative Agent.  If the Administrative Agent deems it necessary to preserve the value of any of the Collateral, the Administrative Agent may discharge taxes and other encumbrances at any time levied or placed on any of the Collateral and pay any necessary filing fees or, if the debtor fails to do so, insurance premiums.  Each Grantor agrees to reimburse the Administrative Agent on demand for any and all expenditures so made, and all sums disbursed by the Administrative Agent in connection with this Section 8.01, including reasonable and documented attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall constitute additional Secured Obligations.  The Administrative Agent shall have no obligation to any Grantor to make any such expenditures, nor shall the making thereof relieve any Grantor of any default.

8.02.Administrative Agent’s Obligations and Duties.  Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each contract or agreement included in the Collateral to be observed or performed by it thereunder.  The Administrative Agent shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Security Agreement or the receipt by the Administrative Agent of any payment relating to any of the Collateral, nor shall the Administrative Agent be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Administrative Agent in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Administrative Agent or to which the Administrative Agent may be entitled at any time or times.  The Administrative Agent’s sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under Section 9‑207 of the NYUCC or otherwise, shall be to deal with such Collateral in the same manner as the Administrative Agent deals with similar property for its own account.

Section 9.Securities And Deposits.  Without limitation of Section 6.05, the Administrative Agent may at any time after the occurrence and during the continuance of an Acceleration Event, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it towards satisfaction or discharge of the Secured Obligations.  Whether or not any Secured Obligations are due, the Administrative Agent may, after the occurrence and during the continuance of an Acceleration Event, (i) demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral and (ii) regardless of the adequacy of Collateral or any other security for the Secured Obligations, any deposits or other sums at any time credited by or due from the Administrative Agent to any Grantor may be applied to or set off against any of the Secured Obligations.

Section 10.Notification To Account Debtors And Other Persons Obligated On Collateral.  If an Acceleration Event shall have occurred and be continuing, each Grantor shall, at the request of the Administrative Agent, notify its account debtors and other persons obligated on any of the Collateral of the security interest of the Administrative Agent in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Administrative Agent or to any financial institution designated by the Administrative Agent as the Administrative Agent’s agent therefor, and the Administrative Agent may itself, if an Acceleration Event shall have occurred and be continuing, without notice to or demand upon the relevant Grantor, so notify account debtors and other persons

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obligated on Collateral.  After the making of such a request or the giving of any such notification, the relevant Grantor shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by such Grantor as trustee for the Administrative Agent without commingling the same with other funds of such Grantor and shall turn the same over to the Administrative Agent in the identical form received, together with any necessary endorsements or assignments.  The Administrative Agent may apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Administrative Agent to the Secured Obligations or hold such proceeds as additional Collateral, at the option of the Administrative Agent.  The provisions of Section 9‑209 of the NYUCC shall not apply to any account, chattel paper or payment intangible as to which notification of assignment has been sent to the account debtor or other person obligated on the Collateral.

Section 11.Power of Attorney.

11.01.Appointment and Powers of Administrative Agent.  Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any director, officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of such Grantor or in the Administrative Agent’s own name, for the purpose, from and after the occurrence of an Acceleration Event, of carrying out the terms of this Security Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Security Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do the following:

(a)upon the occurrence and continuance of an Acceleration Event, generally to sell, transfer, pledge, license, lease, otherwise dispose of, make any agreement with respect to or otherwise deal with any of the Collateral in such manner as is consistent with the NYUCC and as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do at the Grantors’ joint and several expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Security Interest therein, in order to effect the intent of this Security Agreement, all as fully and effectively as the relevant Grantor might do, including, without limitation:  (i) making, settling and adjusting claims in respect of Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; (ii)  filing and prosecuting registration and transfer applications with the appropriate federal or local agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes; (iii) upon written notice to the relevant Grantor, exercising voting rights with respect to voting securities, which rights may be exercised, if the Administrative Agent so elects, with a view to causing the liquidation in a commercially reasonable manner of assets of the issuer of any such securities; and (iv) executing, delivering and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and

(b)to the extent that any Grantor’s authorization given in Section 3 is not sufficient, to file such financing statements with respect hereto, with or without the relevant Grantor’s signature, or a photocopy of this Security Agreement in substitution for a financing statement, as the Administrative Agent may deem appropriate and to execute in the relevant Grantor’s name such financing statements and amendments thereto and continuation statements which may require such Grantor’s signature.

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11.02.Ratification by Grantor.  To the extent permitted by Law, each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue of this Section 11 (provided that no Grantor, by virtue of such ratification, releases any claim that such Grantor may otherwise have against the Administrative Agent for any such acts made or taken by the Administrative Agent through its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment)).  Neither the Administrative Agent nor any of its directors, officers or agents shall be liable for any acts or omissions or for any error of judgment or mistake of fact or Law, except such as may result from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.  This power of attorney is a power coupled with an interest and is irrevocable.

11.03.No Duty on Administrative Agent.  The powers conferred on the Administrative Agent, its directors, officers and agents pursuant to this Section 11 are solely to protect the Administrative Agent’s interests in the Collateral and shall not impose any duty upon any of them to exercise any such powers.  The Administrative Agent shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act, except for the Administrative Agent’s own gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

Section 12.Remedies.

12.01.Remedies upon Default.  If an Acceleration Event shall have occurred and be continuing, the Administrative Agent may, without notice to or demand upon any Grantor, declare this Security Agreement to be in default, and the Administrative Agent shall thereafter have in any jurisdiction in which enforcement hereof is sought, in addition to all other rights and remedies available to it under the other Loan Documents or applicable Law or equity, the rights and remedies of a secured party under the NYUCC or the UCC of any other jurisdiction in which Collateral is located, including, without limitation, the right to take possession of the Collateral, and for that purpose the Administrative Agent may, so far as any Grantor can give authority therefor, enter upon any premises on which the Collateral may be situated and remove the same therefrom.  The Administrative Agent may in its discretion require the Grantors to assemble all or any part of the Collateral at such location or locations within the jurisdiction(s) of such Grantor’s principal office(s) or at such other locations as the Administrative Agent may reasonably designate.  Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Administrative Agent shall give to the relevant Grantor at least ten days’ prior written notice of the time and place of any public sale of any Collateral or of the time after which any private sale or any other intended disposition is to be made.  Each Grantor hereby acknowledges that ten days’ prior written notice of such sale or sales shall be reasonable notice.  In addition, each Grantor waives any and all rights that it may have to a judicial hearing in advance of the enforcement of any of the Administrative Agent’s rights hereunder, including, without limitation, its right following the occurrence and continuance of an Acceleration Event to take immediate possession of the Collateral and to exercise its rights with respect thereto.  The provisions of Section 9‑209 of the NYUCC shall not apply to any account, chattel paper or payment intangible as to which notification of assignment has been sent to the account debtor.

12.02.Grant of License to Use Intellectual Property.  For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Section 12 at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable, non‑exclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, license or sub‑license any of the Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be

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located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.  The use of such license by the Administrative Agent shall be exercised, at the Administrative Agent’s option, upon the occurrence and continuance of an Acceleration Event; provided that any license, sub‑license or other transaction entered into by the Administrative Agent in accordance herewith shall be binding upon the relevant Grantor notwithstanding any subsequent cure, waiver or other termination of an Event of Default giving rise to such Acceleration Event.

12.03.Intellectual Property Remedies. If an Acceleration Event shall occur and be continuing, the Administrative Agent may, by written notice to the relevant Grantor, take any or all of the following actions:  (i) declare the entire right, title and interest of such Grantor in and to the Intellectual Property, vested in the Administrative Agent for the benefit of the Secured Creditors, in which event such rights, title and interest shall immediately vest, in the Administrative Agent for the benefit of the Secured Creditors, and the Administrative Agent shall be entitled to exercise the power of attorney referred to in Section 11.01 to execute, cause to be acknowledged and notarized and record said absolute assignment with the applicable agency or registrar; (ii) take and use or sell the Intellectual Property; (iii) take and use or sell the goodwill of such Grantor’s business symbolized by the Trademarks and the right to carry on the business and use the assets of such Grantor in connection with which the Trademarks or Domain Names have been used; and (iv) direct such Grantor to refrain, in which event such Grantor shall refrain, from using the Intellectual Property in any manner whatsoever, directly or indirectly, and such Grantor shall execute such further documents that the Administrative Agent may reasonably request to further confirm this and to transfer ownership of the Intellectual Property and registrations and any pending applications in the Copyright Office, the PTO, equivalent office in a state of the United States or a foreign jurisdiction or applicable Domain Name registrar to the Administrative Agent.

12.04 Sale or Disposition of Intellectual Property.  In the event of any sale or other disposition of any of the Intellectual Property of any Grantor, the goodwill of the business connected with and symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Administrative Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

Section 13.Standards For Exercising Remedies.  To the extent that applicable Law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Administrative Agent (a) to fail to incur expenses reasonably deemed significant by the Administrative Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition or to postpone any such disposition pending any such preparation or processing; (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other Law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove any Lien on or any adverse claims against Collateral; (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (f) to contact other persons, whether or not in the same business as the Grantor, for expressions of interest in acquiring all or any portion of the Collateral; (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature; (h) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match

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buyers and sellers of assets; (i) to dispose of assets in wholesale rather than retail markets; (j) to disclaim disposition warranties; (k) to purchase insurance or credit enhancements to insure the Administrative Agent against risks of loss, collection or disposition of Collateral or to provide to the Administrative Agent a guaranteed return from the collection or disposition of Collateral; or (l) to the extent deemed appropriate by the Administrative Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the collection or disposition of any of the Collateral.  Each Grantor acknowledges that the purpose of this Section 13 is to provide non‑exhaustive indications of what actions or omissions by the Administrative Agent would not be commercially unreasonable in the Administrative Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 13.  Without limiting the foregoing, nothing contained in this Section 13 shall be construed to grant any rights to any Grantor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Security Agreement or by applicable Law in the absence of this Section 13.

Section 14.Waivers By Grantor; Obligations Absolute.

(a)Each Grantor waives demand, notice, protest, notice of acceptance of this Security Agreement, notice of loans made, credit extended, Collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description, thereof, all in such manner and at such time or times as the Administrative Agent may deem advisable.  The Administrative Agent shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in Section 8.02.

(b)All rights of the Administrative Agent hereunder, the Security Interest and all obligations of the Grantors hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement or any other Loan Document any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Loan Document or any other agreement or instrument, (c) any taking, exchange, release or non‑perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from or any acceptance of partial payment thereon and or settlement, compromise or adjustment of any Secured Obligation or of any guarantee, securing or guaranteeing all or any of the Secured Obligations, (d) any manner of application of any Collateral or any other collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Secured Obligations or any other Obligations of any other Loan Party under or in respect of the Credit Agreement, (e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries or any other assets of any Loan Party or any of its Subsidiaries, (f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, assets, nature of assets, liabilities or prospects of any other Loan Party now or hereafter known to such Secured Party (each Grantor waiving any duty on the part of the Secured Parties to disclose such information), (g) the failure of any other person to execute this Security Agreement or any other Loan Document, guaranty or agreement or the release or reduction of liability of any Grantor or other grantor or surety with respect to the Secured Obligations or (h) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Security Agreement, other than payment in full of the Secured Obligations, termination of the Aggregate Commitments and the expiration or termination of all Letters of Credit.

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(c)Until such time as this Security Agreement shall terminate in accordance with Section 19, no Grantor will exercise any rights which it may have by reason of performance by it of its obligations under this Security Agreement: (a) to be indemnified by any Grantor or any other obligor under the Loan Documents; (b) to claim any contribution from any guarantor of any Grantor’s or other obligor’s obligations under any Loan Document; and/or (c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, any Loan Document by any Secured Party.

Section 15.Marshalling.  Neither the Administrative Agent nor any other Secured Party shall be required to marshal any present or future collateral security (including this Security Agreement and the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising.  To the extent that it lawfully may, each Grantor hereby agrees that it shall not invoke any Law relating to the marshalling of collateral that might delay or impede the enforcement of the rights of the Administrative Agent or any other Secured Party under this Security Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such Laws.

Section 16.Proceeds of Dispositions.  After deducting all expenses payable by the Grantors, the residue of any proceeds of collection or sale of the Collateral shall, to the extent actually received in cash, be applied to the payment of the remaining Secured Obligations in such order or preference as is provided in Section 8.03 of the Credit Agreement, proper allowance and provision being made for any Secured Obligations not then due and for any cash proceeds held as additional collateral.  Upon the final payment and satisfaction in full of all of the Secured Obligations and the termination of all Letters of Credit (other than those that have been Cash Collateralized) and all commitments under the Credit Agreement and after making any payments required by Sections 9‑608(a)(1)(C) or 9‑615(a)(3) of the NYUCC, any excess shall be returned to the Grantors or transferred as a court of competent jurisdiction may direct, and in any event the Grantors shall remain liable for any deficiency in the payment of the Secured Obligations.

Section 17.Overdue Amounts.  All amounts due and payable by any Grantor hereunder shall constitute Secured Obligations and, whether before or after judgment, shall bear interest until paid at a rate per annum equal to the Default Rate.

Section 18.Reinstatement.  Notwithstanding the provisions of Section 19, the obligations of each Grantor pursuant to this Security Agreement and the Security Interest shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment or recovery of any of the Secured Obligations is rescinded or otherwise must be restored or returned by Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Grantor or any other Loan Party or otherwise, all as though such payment or recovery had not been made.

Section 19.Termination; Release.

(a)This Security Agreement and the security interests created hereby shall terminate, and the Collateral shall be released from the assignment and security interest granted hereby, when the Secured Obligations have been irrevocably and unconditionally paid in full (other than (x) obligations and liabilities under Secured Hedge Agreements and Secured Cash Management Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank or Cash Management Bank

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have been made and (y) contingent indemnification obligations that have not yet been asserted), all commitments under the Credit Agreement have been terminated and are of no further force and effect, no Letters of Credit (other than Letters of Credit that have been Cash Collateralized) shall be outstanding, and none of the Secured Parties shall have any obligation (whether actual or contingent) to make available any further advance or financial accommodation under any Loan Document.

(b)In connection with any termination or release pursuant to paragraph (a) above, the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 19 shall be without representation, recourse to or warranty (express or implied) by the Administrative Agent and shall be at the Grantors’ expense.

(c)Upon any sale, lease, transfer or other disposition by any Grantor of any item of Collateral in a transaction permitted by the Loan Documents, the Administrative Agent shall, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby.

Section 20.Miscellaneous.

20.01.Notices.  All communications and notices hereunder shall be in writing and given as provided in Section 10.02 of the Credit Agreement.

20.02.Counterparts; Effectiveness.  This Security Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Security Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Security Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Security Agreement. The Administrative Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof within a reasonable timeframe thereafter; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by electronic transmission.

20.03.Headings.  Section and subsection headings in this Security Agreement and any Accession Supplement are included for convenience of reference only and shall not affect the interpretation of this Security Agreement or any Accession Supplement.

20.04.No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Security Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Security Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Security Agreement.

20.05.Severability.  If any provision of this Security Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Security Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable

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provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

20.06.Survival of Agreement.  All covenants, agreements, representations and warranties made by each Grantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Security Agreement shall be considered to have been relied upon by the Administrative Agent and the other Secured Parties and shall survive the execution and delivery of the Credit Agreement and the other Loan Documents and the advance of all extensions of credit contemplated thereby, regardless of any investigation made by the Administrative Agent or any other Secured Party or on their behalf and notwithstanding that the Administrative Agent or any other Secured Party may have had notice or knowledge of any Default at the time of any extension of credit, and shall continue in full force and effect until this Security Agreement shall terminate (or thereafter to the extent provided herein).

20.07.Binding Effect.  This Security Agreement is binding upon the Grantors and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Grantors, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that each Grantor shall have no right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Security Agreement or the Credit Agreement.

20.08.Waivers; Amendments.

(a)No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent hereunder and of the Secured Parties under the Credit Agreement and other Loan Documents are cumulative and are not exclusive of any rights or remedies that any of them would otherwise have.  No waiver of any provisions of this Security Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on any Grantor in any case shall entitle any Grantor to any other or further notice or demand in similar or other circumstances.

(b)Neither this Security Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Grantor, subject to any consent required in accordance with the Credit Agreement.

20.09.Additional Grantors.  Pursuant to Section 6.12 of the Credit Agreement certain Subsidiaries may from time to time be required to enter into this Security Agreement as an Additional Grantor.  Upon execution and delivery by the Administrative Agent and an Additional Grantor of an Accession Supplement, together with a Collateral Information Certificate and, if applicable, an Intellectual Property Security Agreement, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein.  The execution and delivery of any such instrument shall not require the consent of any Grantor hereunder.  The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.

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20.10.Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW.  THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS SECURITY AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS SECURITY AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

(b)Submission to Jurisdiction.  Each Grantor irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York City in the Borough of Manhattan and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Security Agreement or any other Security Agreement Document or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees, to the fullest extent permitted by applicable Law, that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Security Agreement or in any other Security Agreement Document shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Security Agreement or any other Security Agreement Document or the recognition of any judgment against a Grantor or its properties in the courts of any jurisdiction.

(c)Waiver of Venue.  Each Grantor irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Security Agreement or any other Security Agreement Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 20.01.  Each Grantor irrevocably appoints the Borrower as its authorized agent on which legal process may be served in any action, suit or proceeding brought in any in any court referred to in paragraph (b) of this Section 20.10.  Each Grantor agrees that service of process in respect of it upon such agent, together with written notice of such service given to such Grantor in the manner provided for notices in Section 20.01, shall be deemed to be effective service of process upon such Grantor in any such action, suit or proceeding.  Each Grantor agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any such action, suit or proceeding based thereon.  If for any reason such agent shall cease to be available to act as such, each Grantor agrees to irrevocably appoint another such agent in New York City, as its authorized agent for service of process, on the terms and for the purposes specified in this paragraph (d).  Nothing in this Security Agreement or any other Security Agreement Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

20.11.WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER SECURITY AGREEMENT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND AGREES THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL

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COUNTERPART OR A COPY OF THIS SECTION 20.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF GRANTORS TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITY AGREEMENT AND ANY OTHER SECURITY AGREEMENT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

20.12.Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Grantor under this Security Agreement in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Grantor in respect of any such sum due from it to the Administrative Agent or any other Secured Party shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Grantor in the Agreement Currency, such Grantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or other Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Grantor (or to any other Person who may be entitled thereto under applicable law).  The obligations of the Grantors contained in this Section 20.12 shall survive the termination of this Security Agreement and the payment of all other amounts hereunder.

[Remainder of page left blank intentionally; signatures follow.]

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IN WITNESS WHEREOF, intending to be legally bound, each party hereto has caused this Security Agreement to be duly executed as of the date first above written.

MEDPACE ACQUISITION, INC., as a Grantor

By:
Name:
Title:

MEDPACE INTERMEDIATECO, INC.,
as a Grantor

By:
Name:
Title:

MEDPACE, INC.,
as a Grantor

By:
Name:
Title:

MEDPACE CLINICAL PHARMACOLOGY LLC,
as a Grantor

By:
Name:
Title:

C-MARC, LLC,
as a Grantor

By:
Name:
Title:

MEDPACE REFERENCE LABORATORIES LLC,
as a Grantor

By:
Name:
Title:

Medpace IntermediateCo, Inc.

Security Agreement

Signature Page

MEDPACE BIOANALYTICAL LABORATORIES, LLC, as a Grantor

By:
Name:
Title:

IMAGEPACE, LLC,
as a Grantor

By:
Name:
Title:

MEDPACE MEDICAL DEVICE, INC.,
as a Grantor

By:
Name:
Title:

MEDPACE CLINICAL RESEARCH LLC,
as a Grantor

By:
Name:
Title:

Medpace IntermediateCo, Inc.

Security Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	Name: Title:

Medpace IntermediateCo, Inc.

Security Agreement

Signature Page

Exhibit A
to Security Agreement

COLLATERAL INFORMATION CERTIFICATE

The undersigned, the [title] of [name of Grantor], a [jurisdiction and type of entity] (a “Grantor”), hereby certifies, with reference to a certain Security Agreement, dated as of December 8, 2016 (terms defined in such Security Agreement having the same meanings herein as specified therein), among the Grantor31, the other parties granting liens thereunder and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), to the Administrative Agent as follows:

1.Name.  The exact legal name of the Grantor as that name appears on its [Certificate/Articles of Incorporation or other formation document] is as follows:

[•]

2.Other Identifying Factors.

(a)The following is the mailing address of the Grantor:

[•]

(b)If different from its mailing address, the Grantor’s place of business or, if more than one, its chief executive office is located at the following address:

Address	County	State
[•]	[•]	[•]

(c)The following is the type of organization of the Grantor:

[•]

(d)The following is the jurisdiction of the Grantor’s organization:

[•]

(e)The following is the Grantor’s state issued organizational identification number [state “None” if the state does not issue such a number]:

[•]

[31]

Form is set up for a single Grantor and contemplates each Grantor producing a separate Collateral Information Certificate.  This form can also be modified to cover the information applicable to all Grantors, so long as all Grantors execute or the Borrower (or Parent on behalf of the Borrower) executes on their behalf.

A-1

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3.Other Names, Etc.

(a)The following is a list of all other names (including trade names or similar appellations) used by the Grantor, or any other business or organization to which the Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years:

[•]

(b)Attached hereto as Schedule 3 is the information required in Section 2 for any other business or organization to which the Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years.

4.Other Current Locations.

(a)The following are all other locations in the United States of America in which the Grantor maintains any books or records relating to any of the Collateral consisting of accounts, instruments, chattel paper, general intangibles or mobile goods:

Address	County	State
[•]	[•]	[•]

(b)The following are all other places of business of the Grantor in the United States of America:

Address	County	State
[•]	[•]	[•]

(c)The following are all other locations in the United States of America where any of the Collateral consisting of inventory or equipment is located:

Address	County	State
[•]	[•]	[•]

A-2

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(d)The following are the names and addresses of all persons or entities other than the Grantor, such as lessees, consignees, processors, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of instruments, chattel paper, inventory or equipment and the nature of such possession:

Name	Mailing Address	County	State	Nature
[•]	[•]	[•]	[•]	[•]

5.Prior Locations.

(a)Set forth below is the information required by Sections 2(b), 4(a) and 4(b) with respect to each location or place of business previously maintained by the Grantor at any time during the past four months:

Address	County	State
[•]	[•]	[•]

(b)Set forth below is the information required by Section 4(c) or (d) with respect to each other location at which, or other person or entity with which, any of the Collateral consisting of inventory or equipment has been previously held at any time during the past twelve months:

Name	Address	County	State
[•]	[•]	[•]	[•]

6.[Reserved.]

7.[Reserved.]

8.Intellectual Property.  Attached hereto as Schedule 8A is a schedule setting forth all of the Grantor’s material U.S. Patents, Patent Licenses, Trademarks and Trademark Licenses including the registration number and the expiration date of each material U.S. Patent, Patent License, Trademark and Trademark License owned by the Grantor.  Attached hereto as Schedule 8B is a schedule setting forth all of the Grantor’s material U.S. Copyrights and Copyright Licenses, including the registration number and the expiration date of each material U.S. Copyright or Copyright License owned by the Grantor.

9.Unusual Transactions.  Except for those purchases, acquisitions and other transactions described on Schedule 3 or on Schedule 9 attached hereto, all of the Collateral has been originated by the

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Grantor in the ordinary course of the Grantor’s business or consists of goods which have been acquired by the Grantor in the ordinary course from a person in the business of selling goods of that kind.

10.File Search Reports.  Attached hereto as Schedule 10(A) is a true copy of a file search report from the UCC filing officer (or, if such officer does not issue such reports, from an experienced UCC search organization acceptable to the Administrative Agent) in each jurisdiction identified in Section 2(d) or in Section 5(a) with respect to each name set forth in Section 1 or 3.  Attached hereto as Schedule 10(B) is a true copy of each financing statement or other filing identified in such file search reports.

11.UCC Filings.  Attached hereto as Schedule 11 is a copy of each financing statement filed, or to be filed, in the central UCC filing office in the jurisdiction identified in Section 2(d).

12.Termination Statements.  A duly signed or otherwise authorized termination statement in form acceptable to the Administrative Agent with respect to Liens to be terminated on or prior to the Closing Date has been duly filed in each applicable jurisdiction identified in Sections 2(d) and 5(a), has been delivered to the Administrative Agent.  Attached hereto as Schedule 12 is a true copy of each such filing duly acknowledged or otherwise identified by the filing office.

13.Schedule of Filing.  Attached hereto as Schedule 13 is a schedule setting forth filing information with respect to the filings described in Sections 11 and 12.

14.Filing Fees.  All filing fees and taxes payable in connection with the filings described in Sections 11 and 12 have been paid.

15.Stock Ownership and other Equity Interests.  Attached hereto as Schedule 15 is each equity investment of the Grantor.

16.Debt Instruments.  Attached hereto as Schedule 16 is a true and correct list of all promissory notes and other evidence of indebtedness held by the Grantor including all intercompany notes.

[Remainder of page left blank intentionally; signatures follow.]

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IN WITNESS WHEREOF, we have hereunto signed this Certificate on [•], 20__.

By:	Name: Title:

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Exhibit B
to Security Agreement

INTELLECTUAL PROPERTY SECURITY AGREEMENT

(Copyrights, Copyright Registrations, Copyright Applications and Copyright Licenses)

WHEREAS, [name of Grantor(s)], a [jurisdiction and type of entity] (herein referred to as the “Grantor”) owns, or in the case of licenses is a party to, the Intellectual Property Collateral (as defined below);

WHEREAS, the Grantor, among others, certain lenders and Wells Fargo Bank, National Association, as administrative agent and swingline lender, are parties to a Credit Agreement, dated as of December 8, 2016 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to (i) a Security Agreement, dated as of December 8, 2016 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), entered into between, among others, the Grantor and Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”, which expression shall include its successors, assigns and transferees) and (ii) certain other Security Agreement Documents (including this Intellectual Property Security Agreement), the Grantor has secured the Secured Obligations (as defined in the Security Agreement) by granting to the Administrative Agent as security trustee for the Secured Parties (as defined in the Security Agreement) a continuing security interest in personal property of the Grantor, including all right, title and interest of the Grantor in, to and under the Intellectual Property Collateral (as defined below);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor grants to the Administrative Agent, to secure the Secured Obligations, a continuing security interest in all of the Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Intellectual Property Collateral”), whether now owned or existing or hereafter acquired or arising:

(i)each Copyright (as defined in the Security Agreement) owned by the Grantor which is registered or the subject of an application for registration with the United States Copyright Office, each a “U.S. Copyright,” including, without limitation, each material U.S. Copyright registration and application referred to in Schedule 1 hereto;

(ii)each Copyright License (as defined in the Security Agreement) which is recorded with the United States Copyright Office, each a “U.S. Copyright License” to which the Grantor is a party, including, without limitation, each material U.S. Copyright License identified in Schedule 1 hereto;

(iii)all proceeds of and revenues from the foregoing, including, without limitation, all proceeds of and revenues from any claim by the Grantor against third parties for past, present or future infringement of any U.S. Copyright owned by the Grantor (including, without limitation, any material U.S. Copyright identified in Schedule 1 hereto);

(iv) all causes of action arising prior to or after the date hereof for infringement of any of the U.S. Copyrights or unfair competition regarding the same; and

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(v)all rights and benefits of the Grantor under any Copyright License (including, without limitation, any U.S. Copyright License identified in Schedule 1 hereto).

The Grantor irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of the Grantor or in the Administrative Agent’s name, from time to time, in the Administrative Agent’s discretion, so long as any Acceleration Event (as defined in the Security Agreement) shall have occurred and is continuing, to take with respect to the Intellectual Property Collateral any and all appropriate action which the Grantor might be entitled to take with respect to the Intellectual Property Collateral and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Intellectual Property Security Agreement and to accomplish the purposes hereof.  Except to the extent expressly permitted in the Security Agreement, the Grantor agrees not to sell, license, exchange, assign or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Intellectual Property Collateral.

The foregoing security interest is granted in conjunction with the security interests granted by the Grantor to the Administrative Agent pursuant to the Security Agreement.  The Grantor acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Intellectual Property Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

This Intellectual Property Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  The Grantor agrees that any suit for the enforcement of this Intellectual Property Security Agreement may be brought in the courts of the State of New York or any federal court sitting therein and consents to the non‑exclusive jurisdiction of such court and to service of process in any such suit being made upon the Grantor by mail at the address specified in the Security Agreement.  The Grantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

This Intellectual Property Security Agreement may be executed in two or more separate counterparts, each of which shall constitute an original and all of which shall collectively and separately constitute one and the same agreement.

In case of any inconsistencies between the terms of this Intellectual Property Security Agreement and those of the Security Agreement, the Security Agreement shall prevail.

[Remainder of page left blank intentionally; signatures follow.]

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IN WITNESS WHEREOF, the Grantor has caused this Intellectual Property Security Agreement to be duly executed by its officer thereunto duly authorized as of the [•] day of [•], 20[•].

[•],
as Grantor

By:	Name: Title:

Acknowledged:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	Name: Title:

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SCHEDULE 1

[REGISTERED COPYRIGHTS]

Copyright	Registration Date	Registration No.

[COPYRIGHT APPLICATIONS]

Copyright	Filing Date	Application No.

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SCHEDULE 2

EXCEPTIONS

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Exhibit C
to Security Agreement

INTELLECTUAL PROPERTY SECURITY AGREEMENT

(Patents, Patent Applications and Patent Licenses)

WHEREAS, [name of Grantor(s)], a [jurisdiction and type of entity] (herein referred to as the “Grantor”) owns, or in the case of licenses is a party to, the Intellectual Property Collateral (as defined below);

WHEREAS, the Grantor, among others, certain lenders and Wells Fargo Bank, National Association, as administrative agent and swingline lender, are parties to a Credit Agreement, dated as of December 8, 2016 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to (i) a Security Agreement, dated as of December 8, 2016 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), entered into between, among others, the Grantor and Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”, which expression shall include its successors, assigns and transferees) and (ii) certain other Security Agreement Documents (including this Intellectual Property Security Agreement), the Grantor has secured the Secured Obligations (as defined in the Security Agreement) by granting to the Administrative Agent as security trustee for the Secured Parties (as defined in the Security Agreement) a continuing security interest in personal property of the Grantor, including all right, title and interest of the Grantor in, to and under the Intellectual Property Collateral (as defined below);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor grants to the Administrative Agent, to secure the Secured Obligations, a continuing security interest in all of the Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Intellectual Property Collateral”), whether now owned or existing or hereafter acquired or arising:

(i)each Patent (as defined in the Security Agreement) owned by the Grantor which is registered or the subject of an application for registration with the United States Patent and Trademark Office, each a “U.S. Patent”, including, without limitation, each material U.S. Patent registration and application referred to in Schedule 1 hereto;

(ii)each Patent License (as defined in the Security Agreement) which is recorded with the United States Patent and Trademark Office, each a “U.S. Patent License” to which the Grantor is a party, including, without limitation, each material U.S. Patent License identified in Schedule 1 hereto;

(iii)all proceeds of and revenues from the foregoing, including, without limitation, all proceeds of and revenues from any claim by the Grantor against third parties for past, present or future infringement of any U.S. Patent owned by the Grantor (including, without limitation, any material U.S. Patent identified in Schedule 1 hereto);

(iv) all causes of action arising prior to or after the date hereof for infringement of any of the material U.S. Patents or unfair competition regarding the same; and

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(v)all rights and benefits of the Grantor under any material U.S. Patent License (including, without limitation, any material U.S. Patent License identified in Schedule 1 hereto).

The Grantor irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of the Grantor or in the Administrative Agent’s name, from time to time, in the Administrative Agent’s discretion, so long as any Acceleration Event (as defined in the Security Agreement) shall have occurred and is continuing, to take with respect to the Intellectual Property Collateral any and all appropriate action which the Grantor might be entitled to take with respect to the Intellectual Property Collateral and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Intellectual Property Security Agreement and to accomplish the purposes hereof.  Except to the extent expressly permitted in the Security Agreement, the Grantor agrees not to sell, license, exchange, assign or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Intellectual Property Collateral.

The foregoing security interest is granted in conjunction with the security interests granted by the Grantor to the Administrative Agent pursuant to the Security Agreement.  The Grantor acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Intellectual Property Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

This Intellectual Property Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  The Grantor agrees that any suit for the enforcement of this Intellectual Property Security Agreement may be brought in the courts of the State of New York or any federal court sitting therein and consents to the non‑exclusive jurisdiction of such court and to service of process in any such suit being made upon the Grantor by mail at the address specified in the Security Agreement.  The Grantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

This Intellectual Property Security Agreement may be executed in two or more separate counterparts, each of which shall constitute an original and all of which shall collectively and separately constitute one and the same agreement.

In case of any inconsistencies between the terms of this Intellectual Property Security Agreement and those of the Security Agreement, the Security Agreement shall prevail.

[Remainder of page left blank intentionally; signatures follow.]

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IN WITNESS WHEREOF, the Grantor has caused this Intellectual Property Security Agreement to be duly executed by its officer thereunto duly authorized as of the [•] day of [•], 20[•].

[•],
as Grantor

By:	Name: Title:

Acknowledged:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	Name: Title:

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SCHEDULE 1

[REGISTERED PATENTS AND DESIGN PATENTS]

Title	Date Granted	Patent No.

[PATENT AND DESIGN PATENT APPLICATIONS]

Title	Date Filed	Application No.

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SCHEDULE 2

EXCEPTIONS

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Exhibit D
to Security Agreement

INTELLECTUAL PROPERTY SECURITY AGREEMENT

(Trademark, Trademark Registrations, Trademark Applications and Trademark Licenses)

WHEREAS, [name of Grantor(s)], a [jurisdiction and type of entity] (herein referred to as the “Grantor”) owns, or in the case of licenses is a party to, the Intellectual Property Collateral (as defined below);

WHEREAS, the Grantor, among others, certain lenders and Wells Fargo Bank, National Association, as administrative agent and swingline lender, are parties to a Credit Agreement, dated as of December 8, 2016 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, pursuant to (i) a Security Agreement, dated as of December 8, 2016 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), entered into between, among others, the Grantor and Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”, which expression shall include its successors, assigns and transferees) and (ii) certain other Security Agreement Documents (including this Intellectual Property Security Agreement), the Grantor has secured the Secured Obligations (as defined in the Security Agreement) by granting to the Administrative Agent as security trustee for the Secured Parties (as defined in the Security Agreement) a continuing security interest in personal property of the Grantor, including all right, title and interest of the Grantor in, to and under the Intellectual Property Collateral (as defined below);

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor grants to the Administrative Agent, to secure the Secured Obligations, a continuing security interest in all of the Grantor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Intellectual Property Collateral”), whether now owned or existing or hereafter acquired or arising:

(i)each Trademark (as defined in the Security Agreement) which is registered or the subject of an application for registration with the United States Patent and Trademark Office, each a “U.S. Trademark”, owned by the Grantor, including, without limitation, each United States Trademark registration and application referred to in Schedule 1 hereto, and all of the goodwill of the business connected with the use of, or symbolized by, such Trademark;

(ii)each Trademark License (as defined in the Security Agreement) which is recorded with the United States Patent and Trademark Office, each a “U.S. Trademark License” to which the Grantor is a party, including, without limitation, each material U.S. Trademark License identified in Schedule 1 hereto, and all of the goodwill of the business connected with the use of, or symbolized by, such Trademark;

(iii)all proceeds of and revenues from the foregoing, including, without limitation, all proceeds of and revenues from any claim by the Grantor against third parties for past, present or future unfair competition with, or violation of, intellectual property rights in connection with any injury to, or infringement or dilution of any material U.S. Trademark owned by the Grantor (including, without limitation, any material U.S. Trademark identified in Schedule 1 hereto) or for the goodwill associated with any of the foregoing;

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(iv) all causes of action arising prior to or after the date hereof for infringement of any of the material U.S. Trademarks or unfair competition regarding the same; and

(v)all rights and benefits of the Grantor under any material U.S. Trademark License (including, without limitation, any material U.S. Trademark License identified in Schedule 1 hereto).

The Grantor irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of the Grantor or in the Administrative Agent’s name, from time to time, in the Administrative Agent’s discretion, so long as any Acceleration Event (as defined in the Security Agreement) shall have occurred, to take with respect to the Intellectual Property Collateral any and all appropriate action which the Grantor might be entitled to take with respect to the Intellectual Property Collateral and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Intellectual Property Security Agreement and to accomplish the purposes hereof.  Except to the extent expressly permitted in the Security Agreement, the Grantor agrees not to sell, license, exchange, assign or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Intellectual Property Collateral.

The foregoing security interest is granted in conjunction with the security interests granted by the Grantor to the Administrative Agent pursuant to the Security Agreement.  The Grantor acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Intellectual Property Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

This Intellectual Property Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.  The Grantor agrees that any suit for the enforcement of this Intellectual Property Security Agreement may be brought in the courts of the State of New York or any federal court sitting therein and consents to the non‑exclusive jurisdiction of such court and to service of process in any such suit being made upon the Grantor by mail at the address specified in the Security Agreement.  The Grantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient court.

This Intellectual Property Security Agreement may be executed in two or more separate counterparts, each of which shall constitute an original and all of which shall collectively and separately constitute one and the same agreement.

In case of any inconsistencies between the terms of this Intellectual Property Security Agreement and those of the Security Agreement, the Security Agreement shall prevail.

[Remainder of page left blank intentionally; signatures follow.]

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IN WITNESS WHEREOF, the Grantor has caused this Intellectual Property Security Agreement to be duly executed by its officer thereunto duly authorized as of the [•] day of [•], 20[•].

[•],
as Grantor

By:	Name: Title:

Acknowledged:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	Name: Title:

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SCHEDULE 1

[TRADEMARK REGISTRATIONS]

Trademark	Registration No.	Registration Date

[TRADEMARK APPLICATIONS]

Trademark	Serial No.	Filing Date

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SCHEDULE 2

EXCEPTIONS

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Exhibit E
to Security Agreement

ACCESSION SUPPLEMENT

ACCESSION SUPPLEMENT, dated as of [•], 20[•] (this “Supplement”) to the Security Agreement dated as of December 8, 2016 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”) among MEDPACE ACQUISITION, INC., a Delaware corporation (“Parent”), MEDPACE INTERMEDIATECO, INC., a Delaware corporation (the “Borrower”), the other subsidiaries of the Parent (as defined below) from time to time party thereto as grantors and each Additional Grantor (together, the “Grantors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (in such capacity, the “Administrative Agent”, which term shall include its successors, assigns and transferees).

A.Reference is made to a Credit Agreement, dated as of December 8, 2016 (as amended, supplemented restated or otherwise modified from time to time, the “Credit Agreement”), among, inter alios, Parent, the Borrower and Wells Fargo Bank, National Association, as Administrative Agent and swingline lender.

B.Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.

C.The Grantors have entered into the Security Agreement in order to induce the Lenders to make extensions of credit to the Borrower.  Pursuant to Section 6.12 of the Credit Agreement, certain Subsidiaries of the Borrower may be required to enter into the Security Agreement as an Additional Grantor.  Section 20.09 of the Security Agreement provides that each such Subsidiary shall become a Grantor under the Security Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with such requirements to become an Additional Grantor under the Security Agreement.

Accordingly, the Administrative Agent and the New Grantor agrees as follows:

SECTION 1.In accordance with Section 20.09 of the Security Agreement, the New Grantor by its signature below becomes an Additional Grantor under the Security Agreement with the same force and effect as if originally named therein as an Additional Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as an Additional Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as an Additional Grantor thereunder are true and correct on and as of the date hereof.  In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Administrative Agent, and its successors and assigns, a security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral of the New Grantor.  Each reference to a “Grantor” and an “Additional Grantor” in the Security Agreement shall be deemed to include the New Grantor.  The Security Agreement is hereby incorporated herein by reference.

SECTION 2.The New Grantor represents and warrants to the Administrative Agent that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.This Supplement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together

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shall constitute a single contract.  This Supplement shall become effective when the Administrative Agent shall have received a counterpart hereof executed by the New Grantor and the Administrative Agent, in acceptance thereof shall have executed a counterpart of this Supplement.  Delivery of an executed counterpart of a signature page of this Supplement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4.The New Grantor hereby represents and warrants that (a) its exact legal name is set forth on the signature page hereto, (b) the jurisdiction of its organization is set forth in its Collateral Information Certificate, (c) its organizational number is set forth in its Collateral Information Certificate and (d) set forth under its signature hereto, is the true and correct location of its place of business or (if it has more than one place of business) its chief executive office.

SECTION 5.Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6.THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.In the event any one or more of the provisions contained in this Security Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

SECTION 8.All communications and notices hereunder shall be in writing and given as provided in Section 20.01 of the Security Agreement.  All communications and notices hereunder to the New Grantor shall be given to it at the address set forth under its signature below.

SECTION 9.The New Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

[Remainder of page left blank intentionally; signatures follow.]

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IN WITNESS WHEREOF, intending to be legally bound, the New Grantor has caused this Supplement to the Security Agreement to be duly executed as of date first above written.

[NEW GRANTOR],
as New Grantor

By:	Name: Title:

Address:
Attention:
Facsimile:
Email Address:

Accepted:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	Name: Title:

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EXHIBIT F-2
to

Credit Agreement
Form of Pledge Agreement

PLEDGE AGREEMENT

[See attached.]

F-2-1

84402209_5

Execution Version

PLEDGE AGREEMENT

Dated as of

December 8, 2016

among

THE PLEDGORS FROM TIME TO TIME
PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

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Page

Section 1.	Definitions1
Section 2.	Pledge3
Section 3.	Representations and Warranties4
Section 4.	Covenants5
Section 5.	Voting Rights and Certain Payments6
Section 6.	All Payments in Trust7
Section 7.	Remedies7
Section 8.	Suretyship Waivers by Pledgor; Obligations Absolute10
Section 9.	Marshalling11
Section 10.	Proceeds of Dispositions11
Section 11.	Overdue Amounts12
Section 12.	Reinstatement12
Section 13.	Termination12
Section 14.	Miscellaneous12

-i-

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(continued)

Schedule 1—Information Regarding Pledgors and Pledged Securities

Exhibit A—Accession Supplement

Exhibit B—Consent of Issuer of Uncertificated Securities

-ii-

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PLEDGE AGREEMENT (this “Pledge Agreement”), dated as of December 8, 2016, among MEDPACE ACQUISITION, INC., a Delaware corporation (“Parent”), MEDPACE INTERMEDIATECO, INC., a Delaware corporation (the “Borrower”), each other direct or indirect subsidiary of the Borrower party hereto on the date hereof and each Additional Pledgor from time to time party hereto (collectively, the “Pledgors” and each, a “Pledgor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Parent and the Borrower have entered into that certain Credit Agreement, dated December 8, 2016 (as amended, supplemented, restated or otherwise modified and in effect from time to time, the “Credit Agreement”), with, among others, Wells Fargo Bank, National Association, as administrative agent and letter of credit issuer, pursuant to which, among other things, the Lenders (as defined in the Credit Agreement) have agreed to make loans or otherwise to extend credit to the Borrower upon the terms and subject to the conditions specified in the Credit Agreement and each Pledgor has agreed to guarantee the Secured Obligations of the Loan Parties (each as defined in the Credit Agreement);

WHEREAS, one or more additional subsidiaries of the Borrower (each, an “Additional Pledgor”) may hereafter become a Subsidiary Guarantor (as defined in the Credit Agreement) party to a Guaranty (as defined in the Credit Agreement), or otherwise be required to grant Liens to secure the Secured Obligations; and

WHEREAS, in order to secure all Secured Obligations and as required under the Credit Agreement, each Pledgor has agreed to execute and deliver to the Administrative Agent a pledge agreement in substantially the form hereof;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.Definitions

.

1.01.Definition of Terms Used Herein Generally.  All capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement.  All terms used herein and defined in the NYUCC shall have the same definitions herein as specified therein; provided, however, that if a term is defined in Article 9 of the NYUCC differently than in another Article of the NYUCC, the term has the meaning specified in Article 9 of the NYUCC.

1.02.Definition of Certain Terms Used Herein.  As used herein, the following terms shall have the following meanings:

“Acceleration Event” means the exercise of any remedy by the Administrative Agent, or automatic acceleration, in each case pursuant to Section 8.02 of the Credit Agreement.

“Accession Supplement” means a supplement to this Pledge Agreement, executed by an Additional Pledgor and accepted by the Administrative Agent, substantially in the form of Exhibit A hereto.

“Additional Pledgor” has the meaning specified in the recitals.

“Events” has the meaning specified in Section 7.03(a).

“NYUCC” means the Uniform Commercial Code as in effect in the State of New York.

84028209_3

“Pledged Collateral” has the meaning specified in Section 2.01.

“Pledged Interests” has the meaning specified in Section 2.02(b).

“Pledged Securities” means Pledged Stock and Pledged Interests.

“Pledged Securities Schedule” means, collectively, Schedule 1 hereto and any similar schedules delivered by Additional Pledgors together with Accession Supplements, in each case as the same may be updated or modified from time to time by the Pledgors in accordance with the terms hereof.

“Pledged Stock” has the meaning specified in Section 2.02(a).

“Security Interest” means any security interest granted by a Pledgor pursuant to Section 2.01, as well as all other security interests created or assigned as additional security for the Secured Obligations pursuant to the provisions of this Pledge Agreement.

“UCC” means the Uniform Commercial Code as in effect in any jurisdiction.

1.03.Rules of Interpretation.  With reference to this Pledge Agreement, unless otherwise specified herein:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used herein, shall be construed to refer to this Pledge Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Pledge Agreement, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Article, section and subsection headings herein are included for convenience of reference only and shall not affect the interpretation of this Pledge Agreement.

Section 2.Pledge

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2.01.Grant of Security Interest.  Each Pledgor hereby pledges to the Administrative Agent, and grants to the Administrative Agent, in each case for the benefit of the Administrative Agent and each other Secured Party, a first priority security interest in the collateral described in Section 2.02 (collectively, the “Pledged Collateral”) to secure the payment or performance, as the case may be, in full of its Secured Obligations, whether at stated maturity, by acceleration or otherwise.

2.02.Description of Pledged Collateral.  The Pledged Collateral with respect to each Pledgor is described as follows and on any separate schedules at any time furnished by such Pledgor to the Administrative Agent (which schedules are hereby deemed part of this Pledge Agreement):

(a)all right, title and interest of such Pledgor as a holder in and to (i) all Equity Interests, including the Equity Interests described under such Pledgor’s name on the Pledged Securities Schedule, and all depositary shares and other rights in respect of such Equity Interests, and (ii) all shares of stock, certificates (if any), instruments or other documents evidencing or representing the same, in each case whether now owned or hereafter acquired and whether certificated or uncertificated (collectively, the “Pledged Stock”);

(b)all right, title and interest of such Pledgor in and to all membership, partnership and similar Equity Interests issued to such Pledgor by any limited liability company, limited partnership or similar entity, including those described under such Pledgor’s name on the Pledged Securities Schedule, whether certificated or uncertificated, together with all capital and other accounts maintained by such Pledgor with respect to such Equity Interests and all income, gain, loss, deductions and credits allocated or allocable to such accounts, in each case whether now owned or hereafter acquired (collectively, the “Pledged Interests”);

(c)all right, title and interest of such Pledgor in and to all present and future payments, proceeds, dividends, distributions, instruments, compensation, property, assets, interests and rights in connection with or related to the collateral listed in clauses (a) and (b) above, and all monies due or to become due and payable to such Pledgor in connection with or related to such collateral or otherwise paid, issued or distributed from time to time in respect of or in exchange therefor, and any certificate (if any), instrument or other document evidencing or representing the same (including, without limitation, all proceeds of dissolution or liquidation); and

(d)all proceeds of all of the foregoing, of every kind, and all proceeds of such proceeds.

2.03.Certain Limitations.

(a)Notwithstanding anything to the contrary herein or in any other Loan Document, the maximum liability of each Pledgor (in its capacity as a Guarantor) under this Pledge Agreement and under the other Loan Documents shall not exceed an amount equal to the largest amount that would not render such Pledgor’s obligations hereunder and under such other Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any equivalent provision of any other Debtor Relief Law.

(b)Notwithstanding anything to the contrary herein or in any other Loan Document, no Pledgor shall pledge Equity Interests or grant security over such Equity Interests to secure a Secured Obligation to the extent that such Equity Interests exceed 65% of the voting capital stock of (A) any Controlled Foreign Subsidiary or (b) any FSHCO.

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2.04.[Reserved].

2.05.Delivery of Certificates, Instruments, Etc.

(a)Each Pledgor shall deliver to the Administrative Agent:

(i)all original shares of stock, certificates, instruments and other documents evidencing or representing Pledged Collateral of such Pledgor as of the date hereof (other than Pledged Collateral that this Pledge Agreement specifically permits such Pledgor to retain) concurrently with the execution and delivery of this Pledge Agreement (or such longer period as the Administrative Agent may agree in its sole discretion); and

(ii)the original shares of stock, certificates, instruments or other documents evidencing or representing Pledged Collateral of such Pledgor received after the date hereof (other than Pledged Collateral that this Pledge Agreement specifically permits such Pledgor to retain) within 90 days after such Pledgor’s receipt thereof (or such longer period as the Administrative Agent may agree in its sole discretion).

(b)All Pledged Securities delivered to the Administrative Agent shall be accompanied by duly signed but undated stock transfer forms.

2.06.Registration.  At any time following the occurrence and during the continuance of an Acceleration Event, the Administrative Agent may cause all or any of the Pledged Securities to be transferred to or registered in its name or the name of its nominee or nominees.

2.07.Authorization to File Financing Statements.  Each Pledgor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any jurisdiction in which such Pledgor is “located” for purposes of the UCC any initial financing statements and amendments thereto that (a) describe the Pledged Collateral (i) as all assets of such Pledgor or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any initial financing statement or amendment, including whether such Pledgor is an organization, the type of organization and any organization identification number issued to such Pledgor.  Each Pledgor agrees to furnish any such information to the Administrative Agent promptly upon request.  Each Pledgor also ratifies its authorization for the Administrative Agent to have filed in any such jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

2.08.Control of Uncertificated Securities.  Each Pledgor shall ensure at all times that the Administrative Agent has “control” for purposes of Section 8‑106 of the NYUCC of all uncertificated Equity Interests included within the Pledged Collateral.  Each Pledgor pledging uncertificated Equity Interests deemed to be a security under Article 8 of the UCC shall cause the issuer of such Equity Interests to execute and deliver to the Administrative Agent on the date that such Pledgor enters into this Pledge Agreement (by execution of this Pledge Agreement as of the date hereof or by execution and delivery of an Accession Supplement, as the case may be), a consent in the form attached hereto as Exhibit B.

Section 3.Representations and Warranties

.  Each Pledgor hereby represents and warrants to the Administrative Agent that:

3.01.Pledgor’s Legal Status.  As of the Closing Date, (a) such Pledgor is an organization of the type, and is organized in the jurisdiction, set forth under such Pledgor’s name on Schedule 1 hereto or

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Section 4(b) of its Accession Supplement and (b) Schedule 1 hereto or Section 4(c) of its Accession Supplement sets forth such Pledgor’s organizational identification number or states that such Pledgor has none.

3.02.Pledgor’s Legal Name.  As of the Closing Date, such Pledgor’s exact legal name is that set forth under such Pledgor’s name on Schedule 1 hereto or pursuant to Section 4(a) of its Accession Supplement and on the signature page hereof or thereof.

3.03.Pledgor’s Locations.  As of the Closing Date, Schedule 1 hereto or Section 4(d) of its Accession Supplement sets forth such Pledgor's place of business or (if it has more than one place of business) its chief executive office, as well as its mailing address if different.  Such Pledgor’s place of business or (if it has more than one place of business) its chief executive office is located in a jurisdiction that has adopted the UCC.

3.04.Title to Collateral.  The Pledged Collateral is owned by such Pledgor free and clear of any Lien, except for Liens expressly permitted pursuant to the Credit Agreement.

3.05.Pledged Collateral.  A complete and accurate list and description of all Pledged Securities of such Pledgor is set forth on the Pledged Securities Schedule.

3.06.Percentage Ownership.  As of the date hereof, and as of the date of any Pledgors Accession Supplement to this Agreement, the Pledged Securities of each issuer specifically identified on the Pledged Securities Schedule constitute, and until the final payment and satisfaction in full of all of the Secured Obligations and the termination of all commitments under the Credit Agreement and the making of any payments required by Sections 9-608(a)(1)(C) or 9-615(a)(3) of the NYUCC, shall continue to constitute, the percentage of the outstanding equity of each respective issuer as indicated on the Pledged Securities Schedule other than any such Pledged Securities as are disposed of by such Pledgor as permitted by the terms of the Credit Agreement.

3.07.All of Pledgor’s Interests.  As of the date hereof or the date of such Pledgor’s Accession Supplement, as the case may be, the Pledged Collateral of such Pledgor set forth on the Pledged Securities Schedule constitutes all of the Equity Interests owned by such Pledgor required to be pledged.

3.08.Due Authorization, Etc.  The Pledged Securities listed on the Pledged Securities Schedule hereto have been duly authorized and validly issued and are fully paid and non-assessable, to the extent such concepts are applicable, and are not subject to any options to purchase or similar rights of any Person.

3.09.Nature of Security Interest.  Upon the delivery of all certificated Pledged Securities of such Pledgor to the Administrative Agent and satisfaction of the other perfection requirements specified herein, the pledge of the Pledged Collateral of such Pledgor pursuant to this Pledge Agreement creates a valid and perfected first priority security interest in such Pledged Collateral, securing the prompt and complete payment, performance and observance of the Secured Obligations.

Section 4.Covenants

.  Each Pledgor hereby covenants and agrees with the Administrative Agent as follows:

4.01.Pledgor’s Name and Legal Status.  If a Pledgor changes its name, organizational number, type of organization, jurisdiction of organization or other legal structure, it shall use commercially reasonable efforts to provide the Administrative Agent with written notice of such event prior to such change in name, organizational number, type of organization, jurisdiction of organization or other legal

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structure being registered, and, in any event, such Pledgor shall provide written notice to the Administrative Agent within 10 Business Days (or such longer period as the Administrative Agent may agree) after such change in name, organizational number, type of organization, jurisdiction of organization or other legal structure being registered.

4.02.Locations.  If a Pledgor changes its principal residence, its place of business or (if it has more than one place of business) its chief executive office or its mailing address, such Pledgor shall use commercially reasonable efforts to provide Administrative Agent with written notice of such event prior to such change being made or such removal being effected, and in any event, it shall provide notice to the Administrative Agent within 10 Business Days (or such longer period as the Administrative Agent may agree) after such event.

4.03.Further Assurances.  Such Pledgor will, from time to time, at its expense, promptly execute and deliver all further instruments and documents and take all further action that may be necessary, or that the Administrative Agent may reasonably request, in order to perfect and protect any Security Interest granted or purported to be granted hereby or to enable Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral of such Pledgor.

Section 5.Voting Rights and Certain Payments

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5.01.Voting Rights and Payments Prior to an Acceleration Event.  So long as no Acceleration Event shall have occurred, each Pledgor shall be entitled:

(a)except as otherwise provided in Section 5.02, to receive and retain for its own account any and all payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights to the extent such are permitted pursuant to the terms of the Credit Agreement; and

(b)to exercise, as it shall think fit, but in a manner not inconsistent with the terms hereof and/or the terms of the other Loan Documents, the voting power with respect to the Pledged Collateral of such Pledgor, and for that purpose the Administrative Agent shall (if any Pledged Securities of such Pledgor shall be registered in the name of the Administrative Agent or its nominee) execute or cause to be executed from time to time, at the expense of such Pledgor, such proxies or other instruments in favor of such Pledgor or its nominee, in such form and for such purposes as shall be reasonably required by such Pledgor and shall be specified in a written request therefor, to enable it to exercise such voting power with respect to the Pledged Securities of such Pledgor;

provided that no Pledgor shall exercise voting power with respect to the Pledged Collateral of such Pledgor or otherwise permit or agree to any (i) variation of the rights attaching to or conferred by any of the Pledged Collateral or (ii) increase in the issued share capital of the Pledged Collateral which could reasonably expected to prejudice the value of or the ability of the Administrative Agent to realize the security created by this Pledge Agreement.

5.02.Voting Rights and Ordinary Payments After an Acceleration Event.  Upon the occurrence of any Acceleration Event, all rights of such Pledgor to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 5.01(a) and to receive the payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights that such Pledgor would otherwise be authorized to receive and retain pursuant to Section 5.01(a) shall cease, and thereupon the Administrative Agent shall be entitled to exercise all voting power with respect to the Pledged Securities of such Pledgor and to receive and retain, as additional collateral hereunder, any and all payments, proceeds, dividends, distributions, monies, compensation,

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property, assets, instruments or rights at any time declared or paid upon any of the Pledged Collateral of such Pledgor during such Acceleration Event and otherwise to act with respect to the Pledged Collateral of such Pledgor as outright owner thereof.

Section 6.All Payments in Trust

.  All payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights that are received by any Pledgor contrary to the provisions of Section 5 shall be received and held in trust for the benefit of the Administrative Agent, shall be segregated by such Pledgor from other funds of such Pledgor and shall be forthwith paid over to the Administrative Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

Section 7.Remedies

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7.01.Disposition Upon Default and Related Provisions.

(a)Upon the occurrence and during the continuance of an Acceleration Event, the Administrative Agent may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it under the other Loan Documents or applicable Law or equity, all rights of voting, exercise and conversion with respect to the Pledged Collateral and all of the rights and remedies of a secured party upon default under the NYUCC at that time (whether or not applicable to the affected Pledged Collateral) and may also, without obligation to resort to other security, at any time and from time to time sell, resell, assign and deliver, in its sole discretion, all or any of the Pledged Collateral, in one or more parcels at the same or different times, and all right, title and interest, claim and demand therein and right of redemption thereof, on any securities exchange on which any Pledged Collateral may be listed, or at public or private sale, for cash, upon credit or for future delivery, and in connection therewith the Administrative Agent may grant options.

(b)If any of the Pledged Collateral is sold by the Administrative Agent upon credit or for future delivery, the Administrative Agent shall not be liable for the failure of the purchaser to purchase or pay for the same and, in the event of any such failure, the Administrative Agent may resell such Pledged Collateral.  In no event shall any Pledgor be credited with any part of the proceeds of sale of any Pledged Collateral until cash payment therefor has actually been received by the Administrative Agent.

(c)The Administrative Agent may purchase any Pledged Collateral at any public sale and, if any Pledged Collateral is of a type customarily sold in a recognized market or is of the type that is the subject of widely distributed standard price quotations, the Administrative Agent may purchase such Pledged Collateral at private sale, and in each case may make payment therefor by any means, including, without limitation, by release or discharge of Secured Obligations in lieu of cash payment.

(d)Each Pledgor recognizes that the Administrative Agent may be unable to effect a public sale of all or part of the Pledged Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act, or in applicable “blue sky” or other state securities Laws, as now or hereafter in effect, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof.  Each Pledgor agrees that any such Pledged Collateral sold at any such private sale may be sold at a price and upon other terms less favorable to the seller than if sold at public sale and that each such private sale shall be deemed to have been made in a commercially reasonable manner.  The Administrative Agent shall have no obligation to delay the sale of any such securities for the period of time necessary to permit the issuer of such securities, even if such issuer would agree, to register such securities for public sale under the Securities Act.  Each Pledgor agrees

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that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

(e)No demand, advertisement or notice, all of which are hereby expressly waived by each Pledgor, shall be required in connection with any sale or other disposition of any part of the Pledged Collateral that threatens to decline speedily in value or that is of a type customarily sold on a recognized market; otherwise the Administrative Agent shall give each applicable Pledgor at least 10 days’ prior notice of the time and place of any public sale and of the time after which any private sale or other disposition is to be made, which notice each Pledgor agrees is commercially reasonable.

(f)The Administrative Agent shall not be obligated to make any sale of Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale may have been given.  The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned.

(g)The remedies provided herein in favor of the Administrative Agent shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in favor of the Administrative Agent existing at Law or in equity.

(h)To the extent that applicable Law imposes duties on the Administrative Agent to exercise remedies in a commercially reasonable manner, each Pledgor acknowledges and agrees that it is not commercially unreasonable for the Administrative Agent (i) to advertise dispositions of Pledged Collateral through publications or media of general circulation, (ii) to contact other Persons, whether or not in the same business as the applicable Pledgor, for expressions of interest in acquiring all or any portion of the Pledged Collateral of such Pledgor, (iii) to hire one or more professional auctioneers to assist in the disposition of Pledged Collateral, (iv) to dispose of Pledged Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Pledged Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (v) to disclaim disposition warranties or (vi) to the extent deemed appropriate by the Administrative Agent, to obtain the services of brokers, investment bankers, consultants and other professionals to assist the Administrative Agent in the disposition of any of the Pledged Collateral.  Each Pledgor acknowledges that the purpose of this clause (h) is to provide non-exhaustive indications of what actions or omissions by the Administrative Agent would not be commercially unreasonable in the Administrative Agent’s exercise of remedies against the Pledged Collateral and that other actions or omissions by the Administrative Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this clause (h).  Without limiting the foregoing, nothing contained in this clause (h) shall be construed to grant any rights to any Pledgor or to impose any duties on the Administrative Agent that would not have been granted or imposed by this Pledge Agreement or by applicable Law in the absence of this clause (h).

7.02.Administrative Agent Appointed Attorney-in-Fact.

(a)To effectuate the terms and provisions hereof, each Pledgor hereby appoints the Administrative Agent as such Pledgor’s attorney‑in‑fact for the purpose, from and after the occurrence of an Acceleration Event, of carrying out the provisions of this Pledge Agreement and taking any action and executing any instrument that the Administrative Agent from time to time in the Administrative Agent’s reasonable discretion may deem necessary or advisable to accomplish the purposes of this Pledge Agreement.  Without limiting the generality of the foregoing, the Administrative Agent shall, from and after the occurrence of an Acceleration Event, have the right and power to:

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(i)receive, endorse and collect all checks and other orders for the payment of money made payable to each Pledgor representing any interest or dividend or other distribution or amount payable in respect of the Pledged Collateral of such Pledgor or any part thereof and to give full discharge for the same;

(ii)execute endorsements, assignments or other instruments of conveyance or transfer with respect to all or any of the Pledged Collateral;

(iii)exercise all rights of each Pledgor as owner of the Pledged Collateral of such Pledgor including, without limitation, the right to sign any and all amendments, instruments, certificates, proxies, and other writings necessary or advisable to exercise all rights and privileges of (or on behalf of) the owner of the Pledged Collateral, including, without limitation, all voting rights with respect to the Pledged Securities;

(iv)ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Pledged Collateral;

(v)file any claims or take any action or institute any proceedings that the Administrative Agent may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Pledged Collateral; and

(vi)generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Pledged Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and the Pledgors’ expense, at any time or from time to time, all acts and things that the Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Pledged Collateral.

(b)Each Pledgor hereby ratifies and approves all acts of the Administrative Agent made or taken pursuant to this Section 7.02 (provided that no Pledgor, by virtue of such ratification, releases any claim that such Pledgor may otherwise have against the Administrative Agent for any such acts made or taken by the Administrative Agent through its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment)).  Neither the Administrative Agent nor any Person designated by the Administrative Agent shall be liable for any acts or omissions or for any error of judgment or mistake of fact or Law, except such as may result from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.  This power, being coupled with an interest, is irrevocable so long as this Pledge Agreement shall remain in force.

7.03.Administrative Agent’s Duties of Reasonable Care.

(a)The Administrative Agent shall have the duty to exercise reasonable care in the custody and preservation of any Pledged Collateral in its possession, which duty shall be fully satisfied if such Pledged Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property and, with respect to any calls, conversions, exchanges, redemptions, offers, tenders or similar matters relating to any such Pledged Collateral (herein called “Events”),

(i)the Administrative Agent gives the Pledgor of such Pledged Collateral reasonable notice of the occurrence of any Events of which the Administrative Agent has received actual

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knowledge, which Events are applicable to any securities that are in bearer form or are not registered and held in the name of the Administrative Agent or its nominee (each Pledgor agreeing to give the Administrative Agent reasonable notice of the occurrence of any Events of which such Pledgor has knowledge, which Events are applicable to any securities in the possession of the Administrative Agent); and

(ii)the Administrative Agent endeavors to take such action with respect to any of the Events as any Pledgor may reasonably and specifically request in writing in sufficient time for such action to be evaluated and taken or, if the Administrative Agent reasonably believes that the action requested would adversely affect the value of the Pledged Collateral of such Pledgor as collateral or the collection of the Secured Obligations, or would otherwise prejudice the interests of the Administrative Agent, the Administrative Agent gives reasonable notice to such Pledgor that any such requested action will not be taken and, if the Administrative Agent makes such determination or if such Pledgor fails to make such timely request, the Administrative Agent takes such other action as it deems advisable in the circumstances.

(b)Except as hereinabove specifically set forth, the Administrative Agent shall have no further obligation to ascertain the occurrence of, or to notify any Pledgor with respect to, any Events and shall not be deemed to assume any such further obligation as a result of the establishment by the Administrative Agent of any internal procedures with respect to any securities in its possession, nor shall the Administrative Agent be deemed to assume any other responsibility for, or obligation or duty with respect to, any Pledged Collateral or its use of any nature or kind, or any matter or proceedings arising out of or relating thereto, including, without limitation, any obligation or duty to take any action to collect, preserve or protect its or any Pledgor’s rights in the Pledged Collateral or against any prior parties thereto, but the same shall be at each Pledgor’s sole risk and responsibility at all times.

(c)Each Pledgor waives any restriction or obligation imposed on the Administrative Agent under Sections 9-207(c)(1) and 9-207(c)(2) of the NYUCC.

7.04.Administrative Agent May Perform.  If any Pledgor fails to perform any agreement contained herein, the Administrative Agent may (but shall have no obligation to), after notifying the applicable Pledgor, itself perform or cause performance of such agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by such Pledgor upon demand and added to the Secured Obligations.

Section 8.Suretyship Waivers by Pledgor; Obligations Absolute

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(a)Each Pledgor hereby waives demand, notice, protest, notice of acceptance of this Pledge Agreement, notice of loans made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description thereof, all in such manner and at such time or times as the Administrative Agent may deem advisable.  The Administrative Agent shall have no duty as to the collection or protection of the Pledged Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof as set forth in Section 7.03.

(b)All rights of the Administrative Agent hereunder, the Security Interest and all obligations of the Pledgors hereunder shall be absolute and unconditional irrespective of (i) any lack of validity or enforceability of the Credit Agreement or any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured

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Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any other Loan Document or any other agreement or instrument, (iii) any taking, exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from or any acceptance of partial payment thereon and or settlement, compromise or adjustment of any Secured Obligation or of any guarantee, securing or guaranteeing all or any of the Secured Obligations, (iv) any manner of sale or other disposition of any Pledged Collateral or any other collateral for all or any of the Secured Obligations or any other Obligations of any other Loan Party under or in respect of the Credit Agreement, (v) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries or any other assets of any Loan Party or any of its Subsidiaries, (vi) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, assets, nature of assets, liabilities or prospects of any other Loan Party now or hereafter known to such Secured Party (and each Pledgor hereby waives any duty on the part of the Secured Parties to disclose such information), (vii) the failure of any other person to execute this Pledge Agreement or any other Loan Document, guaranty or agreement or the release or reduction of liability of any Pledgor or other pledgor or surety with respect to the Secured Obligations or (viii) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Secured Obligations or this Pledge Agreement, other than payment in full of the Secured Obligations, termination of the Aggregate Commitments and the expiration or termination of all Letters of Credit.

(c)Until such time this Pledge Agreement shall terminate in accordance with Section 13, no Pledgor will exercise any rights which it may have by reason of performance by it of its obligations under this Pledge Agreement: (i) to be indemnified by any Pledgor or any other obligor under the Loan Documents; (ii) to claim any contribution from any guarantor of any Pledgor’s or other obligor’s obligations under any Loan Document; and/or (iii) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, any Loan Document by any Secured Party.

Section 9.Marshalling

.  Neither the Administrative Agent nor any other Secured Party shall be required to marshal any present or future collateral security (including but not limited to this Pledge Agreement and the Pledged Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising.  To the extent that it lawfully may, each Pledgor hereby agrees that it shall not invoke any Law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the rights of the Administrative Agent or any other Secured Party under this Pledge Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Pledgor hereby irrevocably waives the benefits of all such Laws.

Section 10.Proceeds of Dispositions

.  After deducting all expenses payable to the Administrative Agent, the residue of any proceeds of collection or sale of Pledged Collateral shall, to the extent actually received in cash, be applied to the payment of the remaining Secured Obligations in such order or preference as provided in Section 8.03 of the Credit Agreement, proper allowance and provision being made for any Secured Obligations not then due and for any cash proceeds held as additional collateral.  Upon the final payment and satisfaction in full of all of the Secured Obligations (other than contingent indemnification obligations that have not yet been asserted and provided that no further Secured Obligations may become outstanding) and the termination of all Letters of Credit (other than those that have been Cash Collateralized) and all commitments under the Credit Agreement and after making any payments required

11

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by Sections 9-608(a)(1)(C) or 9-615(a)(3) of the NYUCC, any excess shall be returned to the applicable Pledgor(s) or transferred as a court of competent jurisdiction may direct, and in any event each Pledgor shall remain liable for any deficiency in the payment of the Secured Obligations.

Section 11.Overdue Amounts

.  All amounts due and payable by any Pledgor hereunder shall constitute Secured Obligations and, whether before or after judgment, shall bear interest until paid at a rate per annum equal to the Default Rate.

Section 12.Reinstatement

.  Notwithstanding the provisions of Section 13, the obligations of each Pledgor pursuant to this Pledge Agreement and the Security Interests shall continue to be effective or automatically be reinstated, as the case may be, if at any time payment or recovery of any of the Secured Obligations is rescinded or otherwise must be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Pledgor or any other obligor or otherwise, all as though such payment or recovery had not been made.

Section 13.Termination

.

(a)This Pledge Agreement and the security interests created hereby shall terminate, and the Pledged Collateral shall be released from the assignment and security interest granted hereby, when the Secured Obligations have been irrevocably and unconditionally paid in full, no Secured Obligations remain outstanding (other than contingent indemnification obligations that have not yet been asserted), all Letters of Credit (other than those that have been Cash Collateralized) have been terminated, all commitments under the Credit Agreement have been terminated and are of no further force and effect, and none of the Secured Parties shall have any obligation (whether actual or contingent) to make available any further advance or financial accommodation under any Loan Document.

(b)In connection with any termination or release pursuant to paragraph (a) above, the Administrative Agent shall return all Pledged Collateral in its possession to the applicable Pledgor(s) and shall execute and deliver to any Pledgor, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release.  Any execution and delivery of documents pursuant to this Section 13 shall be without representation, recourse to or warranty (express or implied) by the Administrative Agent and shall be at Pledgors’ expense.

(c)Upon any sale, transfer or other disposition of any Pledged Collateral of any Pledgor in accordance with the terms of the Loan Documents, the Administrative Agent shall, at such Pledgor’s expense, execute and deliver to such Pledgor such documents as such Pledgor shall reasonably request to evidence the release of such Pledged Collateral from the assignment and security interest granted hereby; provided that (i) such Pledgor shall have delivered to the Administrative Agent a written request for release; and (ii) the proceeds of any such sale, transfer or other disposition required to be applied, or any payment to be made in connection therewith, shall be paid or made when and as required under the Credit Agreement.

Section 14.Miscellaneous

.

14.01.Notices.  All communications and notices hereunder shall be in writing and given as provided in the Credit Agreement.

14.02.Counterparts; Effectiveness.  This Pledge Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Pledge Agreement shall become effective

12

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when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Pledge Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Pledge Agreement.  The Administrative Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof within a reasonable timeframe thereafter; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by electronic transmission

14.03.Headings.  Section and subsection headings in this Pledge Agreement and any Accession Supplement are included for convenience of reference only and shall not affect the interpretation of this Pledge Agreement or any Accession Supplement.

14.04.No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Pledge Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Pledge Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Pledge Agreement.

14.05.Severability.  If any provision of this Pledge Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Pledge Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.06.Survival of Agreement.  All covenants, agreements, representations and warranties made by any Pledgor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Pledge Agreement shall be considered to have been relied upon by the Administrative Agent and the other Secured Parties and shall survive the execution and delivery of the Credit Agreement and the other Loan Documents and the advance of all extensions of credit contemplated thereby, regardless of any investigation made by the Administrative Agent or any other Secured Party or on their behalf and notwithstanding that the Administrative Agent or any other Secured Party may have had notice or knowledge of any Default at the time of any extension of credit, and shall continue in full force and effect until this Pledge Agreement shall terminate (or thereafter to the extent provided herein).

14.07.Binding Effect.  This Pledge Agreement is binding upon the Pledgors and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Pledgors, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Pledgor shall have any right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Pledge Agreement or the Credit Agreement.

14.08.Waivers; Amendments.

(a)No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the

13

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Administrative Agent hereunder and of the Secured Parties under the Credit Agreement and other Loan Documents are cumulative and are not exclusive of any rights or remedies that any of them would otherwise have.  No waiver of any provisions of this Pledge Agreement or consent to any departure by any Pledgor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

(b)Neither this Pledge Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Pledgor, subject to any consent required in accordance with the Credit Agreement.

14.09.Additional Pledgors.  Pursuant to Section 6.12 of the Credit Agreement certain Subsidiaries may from time to time be required to enter into this Pledge Agreement as a Pledgor.  Upon execution and delivery by the Administrative Agent and such Subsidiary of an Accession Supplement, together with a completed list and description of the Pledged Securities of such Subsidiary in the form of Schedule 1 to such Accession Supplement and delivery of any certificated Pledged Collateral as specified in Section 2.05, such Subsidiary shall become a Pledgor hereunder with the same force and effect as if originally named as a Pledgor herein.  The execution and delivery of any such instrument shall not require the consent of any other Pledgor hereunder.  The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Pledgor as a party to this Pledge Agreement.

14.10.Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW. THIS PLEDGE AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS PLEDGE AGREEMENT AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS PLEDGE AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

(b)Submission to Jurisdiction.  Each Pledgor irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York City in the Borough of Manhattan and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Pledge Agreement or any other document executed in connection herewith or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees, to the fullest extent permitted by applicable Law, that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this Pledge Agreement or in any other document executed in connection herewith shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Pledge Agreement or any other document executed in connection herewith or the recognition of any judgment against a Pledgor or its properties in the courts of any jurisdiction.

(c)Waiver of Venue.  Each Pledgor irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Pledge Agreement or any other document executed in connection herewith in any court referred to in paragraph (b) of this Section 14.10.  Each of the

14

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parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 14.01.  Each Pledgor irrevocably appoints the Borrower as its authorized agent on which legal process may be served in any action, suit or proceeding brought in any in any court referred to in paragraph (b) of this Section 14.10.  Each Pledgor agrees that service of process in respect of it upon such agent, together with written notice of such service given to such Pledgor in the manner provided for notices in Section 14.01, shall be deemed to be effective service of process upon such Pledgor in any such action, suit or proceeding.  Each Pledgor agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any such action, suit or proceeding based thereon.  If for any reason such agent shall cease to be available to act as such, each Pledgor agrees to irrevocably appoint another such agent in New York City, as its authorized agent for service of process, on the terms and for the purposes specified in this paragraph (d). Nothing in this Pledge Agreement or any other document executed in connection herewith will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

14.11.WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PLEDGE AGREEMENT OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH LEGAL PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS PLEDGE AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PLEDGE AGREEMENT AND ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

14.12.Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Pledgor under this Pledge Agreement in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Pledgor in respect of any such sum due from it to the Administrative Agent or any other Secured Party shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Pledgor in the Agreement Currency, such Pledgor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or other Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so

15

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purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Pledgor (or to any other Person who may be entitled thereto under applicable law).  The obligations of the Pledgors contained in this Section 14.12 shall survive the termination of this Pledge Agreement and the payment of all other amounts hereunder.

[Remainder of page left blank intentionally; signatures follow.]

16

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IN WITNESS WHEREOF, intending to be legally bound, each party hereto has caused this Pledge Agreement to be duly executed as of the date first above written.

MEDPACE ACQUISITION, INC.,
as a Pledgor

By:
Name:
Title:

MEDPACE INTERMEDIATECO, INC.,
as a Pledgor

By:
Name:
Title:

MEDPACE, INC.,
as a Pledgor

By:
Name:
Title:

MEDPACE CLINICAL PHARMACOLOGY LLC,
as a Pledgor

By:
Name:
Title:

C-MARC, LLC,
as a Pledgor

By:
Name:
Title:

Medpace IntermediateCo, Inc.

Pledge Agreement

Signature Page

MEDPACE REFERENCE LABORATORIES LLC,
as a Pledgor

By:
Name:
Title:

MEDPACE BIOANALYTICAL LABORATORIES, LLC, as a Pledgor

By:
Name:
Title:

IMAGEPACE, LLC,
as a Pledgor

By:
Name:
Title:

MEDPACE MEDICAL DEVICE, INC.,
as a Pledgor

By:
Name:
Title:

MEDPACE CLINICAL RESEARCH LLC,
as a Pledgor

By:
Name:
Title:

Medpace IntermediateCo, Inc.

Pledge Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Medpace IntermediateCo, Inc.

Pledge Agreement

Signature Page

Schedule 1 to Pledge Agreement

List and Description of Pledged Securities

Pledgor of Equity Interests	Issuer of Equity Interests	Class of Equity Interests	Certificate Numbers	Number of Equity Interests	Percentage of total Equity Interests of such Issuer	Percentage Pledged
Medpace Acquisition, Inc.	Medpace IntermediateCo, Inc.	Common stock	CS-2	100	100%	100%
Medpace IntermediateCo, Inc.	Medpace, Inc.	Shares	206	24,416,750	100%	100%
Medpace, Inc.	Medpace Holding Company, Inc.	Common stock	2	65	65%	65%
Medpace, Inc.	C-MARC, LLC	Membership interests	N/A	N/A	100%	100%
Medpace, Inc.	Medpace Clinical Pharmacology LLC	Membership interests	N/A	N/A	100%	100%
Medpace, Inc.	Imagepace, LLC	Membership interests	N/A	N/A	100%	100%
Medpace, Inc.	Medpace Reference Laboratories LLC	Membership interests	N/A	N/A	100%	100%
Medpace, Inc.	Medpace Clinical Research LLC	Membership interests	N/A	N/A	100%	100%
Medpace Reference Laboratories LLC	Medpace Singapore Pte. Ltd.	Shares	N/A	101,000	100%	65%
Medpace Reference Laboratories LLC	Medpace Laboratories, BVBA	Shares	N/A	1,599	99.94%	65%
Medpace, Inc.	Medpace Bioanalytical Laboratories, LLC	Membership interests	N/A	N/A	100%	100%
Medpace, Inc.	Medpace Medical Device, Inc.	Common stock	05	40	100%	100%
Medpace, Inc.	Medpace do Brasil Pesquisa Clinica Ltda	Quotas	N/A	499	99%	65%
Medpace, Inc.	Medpace Chile Limitada	Shares	N/A	500,000	50%	50%
Medpace, Inc.	Medpace Mexico, S. de R.L. de C.V.	Shares	N/A	27	90%	65%
Medpace, Inc.	Medpace Canada, Inc.	Shares	2	65	65%	65%

84028209_3

Medpace, Inc.	Medpace Taiwan Limited	Shares	N/A	250,000	100%	65%
Medpace, Inc.	Beijing Medpace Medical Sci. & Tech., Ltd.	Shares	N/A	N/A	100%	65%
Medpace, Inc.	Medpace South Africa (Pty) Limited	Ordinary shares	3	65	65%	65%
Medpace, Inc.	Medpace Hong Kong Limited	Shares	N/A	1,000	100%	65%
Medpace, Inc.	Medpace Israel Ltd.	Ordinary Shares	N/A	100	100%	65%
Medpace, Inc.	Medpace Europe Holding B.V.	Shares	N/A	22,690	100%	65%
Medpace, Inc.	Medpace Malaysia Sdn. Bhd.	Ordinary Shares	N/A	1	50%	50%
Medpace, Inc.	Medpace (Thailand) Ltd	Shares	N/A	29,997	99.9999%	65%
Medpace, Inc.	Medpace Japan KK	Shares	N/A	100	100%	65%

NEWYORK 9146361 (2K)

Legal Name of Pledgor	Jurisdiction of Organization	Entity Type	Organizational ID Number	Chief Executive Office	Notice Address
Medpace IntermediateCo, Inc.	DE	Corporation	4984395	5375 Medpace Way Cincinnati, Ohio 45227	5375 Medpace Way Cincinnati, Ohio 45227
Medpace, Inc.	OH	Corporation	1309161	5375 Medpace Way Cincinnati, Ohio 45227	5375 Medpace Way Cincinnati, Ohio 45227
Medpace Clinical Pharmacology LLC	OH	Limited liability company	1634656	5355 Medpace Way Cincinnati, Ohio 45227	5375 Medpace Way Cincinnati, Ohio 45227
C-MARC, LLC	OH	Limited liability company	1754523	5355 Medpace Way Cincinnati, Ohio 45227	5375 Medpace Way Cincinnati, Ohio 45227
Medpace Reference Laboratories LLC	OH	Limited liability company	1582623	5365 Medpace Way Cincinnati, Ohio 45227	5375 Medpace Way Cincinnati, Ohio 45227
Medpace Bioanalytical Laboratories, LLC	OH	Limited liability company	1775777	5365 Medpace Way Cincinnati, Ohio 45227	5375 Medpace Way Cincinnati, Ohio 45227
Imagepace, LLC	OH	Limited liability company	1432135	5375 Medpace Way Cincinnati, Ohio 45227	5375 Medpace Way Cincinnati, Ohio 45227
Medpace Medical Device, Inc.	MN	Corporation	1867815-2	3787 95th Avenue NE Suite 100 Blaine, MN 55014	5375 Medpace Way Cincinnati, Ohio 45227
Medpace Acquisition, Inc.	DE	Corporation	5478213	5375 Medpace Way Cincinnati, Ohio 45227	5375 Medpace Way Cincinnati, Ohio 45227
Medpace Clinical Research LLC	OH	Limited Liability company	3941136	5375 Medpace Way Cincinnati, Ohio 45227	5375 Medpace Way Cincinnati, Ohio 45227

NEWYORK 9146361 (2K)

Exhibit A

to Pledge Agreement

ACCESSION SUPPLEMENT

ACCESSION SUPPLEMENT, dated as of [•], 20[•] (this “Supplement”) to the Pledge Agreement dated as of December 8, 2016 (as amended, supplemented or otherwise modified from time to time, the “Pledge Agreement”), among MEDPACE ACQUISITION, INC., a Delaware corporation (“Parent”), MEDPACE INTERMEDIATECO, INC., a Delaware corporation (the “Borrower”), each other direct or indirect subsidiary of the Borrower party hereto on the date hereof and each Additional Pledgor from time to time party hereto (collectively, the “Pledgors” and each, a “Pledgor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”, which term shall include its successors, assigns and transferees).

A.Reference is made to that certain Credit Agreement, dated December 8, 2016 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among, inter alios, Parent, the Borrower and Wells Fargo Bank, National Association, as Administrative Agent.

B.Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.

C.The Pledgors have entered into the Pledge Agreement in order to induce the Lenders to make extensions of credit to the Borrower.  Pursuant to Section 6.12 of the Credit Agreement, certain Subsidiaries of the Borrower may be required to enter into the Pledge Agreement as a Pledgor.  Section 14.09 of the Pledge Agreement provides that each such Subsidiary shall become a Pledgor under the Pledge Agreement by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary (the “New Pledgor”) is executing this Supplement in accordance with such requirements to become a Pledgor under the Pledge Agreement.

Accordingly, the Administrative Agent and the New Pledgor agrees as follows:

SECTION 1.In accordance with Section 14.09 of the Pledge Agreement, the New Pledgor by its signature below becomes a Pledgor under the Pledge Agreement with the same force and effect as if originally named therein as a Pledgor and the New Pledgor hereby (a) agrees to all the terms and provisions of the Pledge Agreement applicable to it as a Pledgor thereunder and (b) represents and warrants that the representations and warranties made by it as a Pledgor thereunder are true and correct on and as of the date hereof.  In furtherance of the foregoing, the New Pledgor, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Administrative Agent, and its successors and assigns, a security interest in and lien on all of the New Pledgor’s right, title and interest in and to the Pledged Collateral of the New Pledgor.  Each reference to a “Pledgor” and an “Additional Pledgor” in the Pledge Agreement shall be deemed to include the New Pledgor.  The Pledge Agreement is hereby incorporated herein by reference.

SECTION 2.The New Pledgor represents and warrants to the Administrative Agent that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.This Supplement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together

NEWYORK 9146361 (2K)

shall constitute a single contract.  This Supplement shall become effective when the Administrative Agent shall have received a counterpart hereof executed by the New Pledgor and the Administrative Agent, in acceptance thereof shall have executed a counterpart of this Supplement.  Delivery of an executed counterpart of a signature page of this Supplement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Supplement.

SECTION 4.The New Pledgor hereby represents and warrants that (a) its exact legal name is set forth on the signature page hereto, (b) the jurisdiction of its organization is ____________________, (c) its organizational number is ______________________ and (d) set forth under its signature hereto, is the true and correct location of its place of business or (if it has more than one place of business) its chief executive office.

SECTION 5.The New Pledgor hereby represents and warrants that the statement in the second sentence of Section 3.03 of the Pledge Agreement is true and correct with respect to the New Pledgor.

SECTION 6.A complete and accurate list and description of all Pledged Securities of the New Pledgor is set forth on Schedule 1 to this Supplement.

SECTION 7.Except as expressly supplemented hereby, the Pledge Agreement shall remain in full force and effect.

SECTION 8.THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.In the event any one or more of the provisions contained in this Pledge Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

SECTION 10.All communications and notices hereunder shall be in writing and given as provided in Section 14.01 of the Pledge Agreement.  All communications and notices hereunder to the New Pledgor shall be given to it at the address set forth under its signature below.

SECTION 11.The New Pledgor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

[Remainder of page left blank intentionally; signatures follow.]

NEWYORK 9146361 (2K)

IN WITNESS WHEREOF, intending to be legally bound, the New Pledgor has caused this Supplement to the Pledge Agreement to be duly executed as of date first above written.

[NEW PLEDGOR],
as New Pledgor

By: ______________________________

Name:
Title:

Address:______________________________

Attention:______________________________

Facsimile:______________________________

Email Address: ___________________________

Accepted:WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

By: ______________________________

Name

Title:

NEWYORK 9146361 (2K)

Schedule 1 to Accession Supplement

Issuer of Equity Interests	Class of Equity Interests	Certificate Numbers	Number of Equity Interests	Percentage of total Equity Interests of such Issuer
_________	_________	_________	_________	_________

NEWYORK 9146361 (2K)

Exhibit B

to Pledge Agreement

CONSENT OF ISSUER OF UNCERTIFICATED SECURITIES32

The undersigned, [name of issuer of uncertificated Equity Interests deemed to be a security subject to Article 8 of the UCC] (the “Issuer”), hereby (a) acknowledges receipt of that certain Pledge Agreement dated as of December 8, 2016 (as amended, supplemented, restated or otherwise modified and in effect from time to time, the “Pledge Agreement”), among Medpace Acquisition, Inc., Medpace IntermediateCo, Inc., and certain subsidiaries thereof, as Pledgors, and Wells Fargo Bank, National Association, as Administrative Agent, (b) consents to any transfer of Pledged Securities issued by the Issuer pursuant to any exercise of remedies thereunder and (c) irrevocably agrees to comply with any instructions originated by the Administrative Agent without further consent by [name of holder of such Equity Interests], or any other Pledgor or Person.  Capitalized terms used but not defined in this Consent shall have the meanings specified in the Pledge Agreement.

[name of Issuer]

By:________________________
Name:
Title:

[32]

This consent is necessary for perfection purposes (pursuant to Section 8-106(c)(2) of the UCC) in situations where a company that has uncertificated shares provides in its formation documents that its Equity Interests are to be governed by Article 8 of the UCC.

NEWYORK 9146361 (2K)

EXHIBIT G
to

Credit Agreement
Form of Intercompany Subordination Agreement

INTERCOMPANY SUBORDINATION AGREEMENT

[See attached.]

G-1

84402209_5

Execution Version

INTERCOMPANY SUBORDINATION AGREEMENT

Dated as of

December 8, 2016

among

THE UNDERSIGNED PARTY HERETO AND

ANY ENTITY THAT BECOMES A PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

84029404_3

Page

1.	Terms of Subordination1
2.	Agreements of Subordinated Lenders2
3.	Covenants4
4.	Treatment of Guarantee and Security of Subordinated Debt4
5.	Payments4
6.	Treatment of Intercompany Debt4
7.	Definitions5
8.	Parties Fully Bound6
9.	Joinder6
10.	No Waiver7
11.	Specific Performance7
12.	Notices7
13.	Conflict7
14.	Rights under Agreement7
15.	Counterparts7
16.	Amendments; Termination7
17.	Severability7
18.	GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL8
19.	Benefit of Agreement9

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INTERCOMPANY SUBORDINATION AGREEMENT

THIS INTERCOMPANY SUBORDINATION AGREEMENT (as amended, restated, modified and/or supplemented from time to time, this “Agreement”), dated as of December 8, 2016, made by each of the undersigned (each, other than the Administrative Agent (as defined below), a “Party” and, together with any entity that becomes a party to this Agreement pursuant to Section 9 hereof, the “Parties”) and Wells Fargo Bank, National Association, as administrative agent (in such capacity, together with any permitted successor administrative agent, the “Administrative Agent”), for the benefit of the Secured Parties (as defined below).  Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Medpace Acquisition, Inc., a Delaware corporation (“Parent”), Medpace IntermediateCo, Inc., a Delaware corporation (the “Borrower”), have entered into that certain Credit Agreement, dated as of December 8, 2016 (as amended, supplemented, restated or otherwise modified and in effect from time to time, the “Credit Agreement”), with, among others, Wells Fargo Bank, National Association, as administrative agent, issuer and swingline lender, pursuant to which, among other things, the Lenders have agreed to make loans or otherwise to extend credit to the Borrower upon the terms and subject to the conditions specified in the Credit Agreement;

WHEREAS, in order to secure all Secured Obligations and as required under the Credit Agreement, each Loan Party has executed and delivered to the Administrative Agent the Security Agreement;

WHEREAS, pursuant to the Guaranty, each Guarantor has jointly and severally guaranteed to the Secured Parties the payment when due of all Primary Obligations (as defined in the Guaranty);

WHEREAS, it is required under the Credit Agreement that this Agreement be executed and delivered by the original Parties hereto;

WHEREAS, additional Parties may from time to time become parties hereto in order to allow for certain extensions of credit in accordance with the requirements of the Credit Agreement; and

WHEREAS, each of the Parties desires to execute this Agreement to satisfy the conditions described in the immediately preceding paragraphs.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the Parties and the Administrative Agent (for the benefit of the Secured Parties) hereby agree as follows:

1.Terms of Subordination.  The Subordinated Debt (as defined in Section 7 below) and all payments of principal, interest and all other amounts owed thereunder are hereby, and shall continue to be, subject and subordinate in right of payment to the prior payment in full of all Senior Indebtedness (as defined in Section 7 below), to the extent, and in the manner, set forth herein.  The foregoing shall apply notwithstanding the availability of collateral to the Secured Parties or the holders of Subordinated Debt or the actual date and time of execution, delivery, recordation, filing or perfection of any security interests

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granted with respect to the Senior Indebtedness or the Subordinated Debt, or the lien or priority of payment thereof, and in any instance wherein the Senior Indebtedness or any claim for the Senior Indebtedness is subordinated, avoided or disallowed, in whole or in part, under the U.S. Bankruptcy Code or other applicable federal, foreign, state or local law.  In the event of a proceeding, whether voluntary or involuntary, for insolvency, liquidation, reorganization, dissolution, bankruptcy or other similar proceeding pursuant to the U.S. Bankruptcy Code or other applicable federal, foreign, state or local law (each, a “Reorganization Proceeding”), the Senior Indebtedness shall include all interest, fees and expenses accrued on the Senior Indebtedness, in accordance with and at the rates specified in the Senior Indebtedness, both for periods before and for periods after the commencement of any of such proceedings, even if the claim for such interest, fees or expenses is not allowed pursuant to the U.S. Bankruptcy Code or other applicable law.

2.Agreements of Subordinated Lenders.  Each Party (as a lender of any Subordinated Debt) hereby agrees that until all Senior Indebtedness (other than contingent indemnification Obligations thereunder that are not yet due and owing) has been paid in full:

(a)Such Party shall not, without the prior written consent of the Required Lenders, which consent may be withheld or conditioned in the Required Lenders’ sole discretion, commence, or join or participate in, any Enforcement Action (as defined in Section 7 below).

(b)In the event that (i) all or any portion of any Senior Indebtedness becomes due (whether at stated maturity, by acceleration or otherwise), (ii) any Event of Default under the Credit Agreement or any event of default under, and as defined in, any other Senior Indebtedness (or the documentation governing the same), then exists or would result from such payment on the Subordinated Debt (including, without limitation, pursuant to Section 7.12 of the Credit Agreement) and the Administrative Agent notifies the applicable Party that it intends to enforce its remedies with respect thereto, or (iii) any distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, is made of all or any part of the property, assets or business of Parent or any of its Restricted Subsidiaries or the proceeds thereof, in whatever form, to any creditor or creditors of Parent or any of its Restricted Subsidiaries or to any holder of indebtedness of Parent or any of its Restricted Subsidiaries by reason of (A) any liquidation, dissolution or other winding up of Parent or any of its Restricted Subsidiaries or their respective businesses, (B) any receivership or custodianship for Parent or any of its Restricted Subsidiaries or of all or substantially all of their respective property, (C) any Reorganization Proceedings or assignment for the benefit of creditors or (D) any proceeding by or against Parent or any of its Restricted Subsidiaries for any relief under any bankruptcy, reorganization or insolvency law or laws, federal, foreign, state or local, or any law, federal, foreign, state or local relating to the relief of debtors, readjustment of indebtedness, reorganization, composition or extension, then, and in any such event (in the case of preceding clauses (i), (ii) and (iii)), any payment or distribution of any kind or character, whether in cash, property or securities, which shall be payable or deliverable with respect to any or all of the Subordinated Debt or which has been received by any Party shall be held in trust by such Party for the benefit of the Secured Parties and shall forthwith be paid or delivered directly to the Secured Parties for application to the payment of the Senior Indebtedness (after giving effect to the relative priorities of such Senior Indebtedness) to the extent necessary to make payment in full in cash of all sums due under the Senior Indebtedness remaining unpaid after giving effect to any concurrent payment or distribution to the Secured Parties.  In any such event, the Secured Parties may, but shall not be obligated to, demand, claim and collect any such payment or distribution that would, but for these subordination provisions, be payable or deliverable with respect to the Subordinated Debt.  If any event referred to in subclauses (i), (ii) or (iii) of the second preceding sentence of this clause (b) has occurred and is continuing, then until the Senior Indebtedness shall have been paid in full and satisfied and all of the obligations of Parent or any of

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its Subsidiaries to the Secured Parties have been performed in full (other than contingent indemnification Obligations not yet due and owing), no payment of any kind or character (whether in cash, property, securities or otherwise) shall be made to or accepted by any Party in respect of the Subordinated Debt.  Notwithstanding anything to the contrary contained above, if one or more of the events referred to in subclauses (i) through (iii) of the first sentence of this clause (b) is in existence, the Required Lenders may agree in writing that payments may be made with respect to the Subordinated Debt which would otherwise be prohibited pursuant to the provisions contained above; provided that any such waiver shall be specifically limited to the respective payment or payments which the Required Lenders agree may be so paid to any Party in respect of the Subordinated Debt.

(c)If such Party that is a Loan Party shall acquire by indemnification, subrogation or otherwise, any lien, estate, right or other interest in any of the assets or properties of Parent or any of its Subsidiaries, that lien, estate, right or other interest shall be subordinate in right of payment to the Senior Indebtedness and the lien of the Senior Indebtedness as provided herein, and such Party hereby waives any and all rights it may acquire by subrogation or otherwise to any lien of the Senior Indebtedness or any portion thereof until such time as all Senior Indebtedness (other than contingent indemnification Obligations thereunder that are not yet due and owing) has been paid in full.

(d)Such Party shall not pledge, assign, hypothecate, transfer, convey or sell any Subordinated Debt or any interest in any Subordinated Debt to any entity (other than under the relevant Collateral Documents or as permitted under the Credit Agreement) without the prior written consent of the Administrative Agent (with the prior written consent of the Required Lenders).

(e)After request by the Administrative Agent (unless an Event of Default has occurred and is continuing, such request to be made not more than once in any calendar year), such Party shall within 10 days furnish the Administrative Agent with a statement, duly acknowledged and certified setting forth the original principal amount of the notes evidencing the indebtedness of the Subordinated Debt, the unpaid principal balance, all accrued interest but unpaid interest and any other sums due and owing under the Subordinated Debt, the rate of interest, the required payments thereunder and that there exists no defaults under the Subordinated Debt, or if any such defaults exist, specifying the defaults and the nature thereof.

(f)In any Reorganization Proceeding commenced by or against Parent or any of its Subsidiaries, to the extent permitted by applicable law, the Required Lenders shall have the exclusive right to exercise any voting rights in respect of the claims of such Party against Parent or any of its Subsidiaries to the extent any such voting rights relate to Subordinated Debt held by such Parent and/or any of its Subsidiaries, as applicable.

(g)If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made (whether by Parent, any other Loan Party or any other Person or enforcement of any right of setoff or otherwise) is rescinded or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of Parent, any other Loan Party or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

(h)Such Party shall not object to the entry of any order or orders approving any cash collateral stipulations, adequate protection stipulations or similar stipulations executed by any

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Secured Party in any Reorganization Proceeding or any other proceeding under the U.S. Bankruptcy Code to the extent any such stipulations relate to the Subordinated Indebtedness or the right of the holders of Senior Indebtedness hereunder.

(i)Such Party waives any marshalling rights with respect to the Secured Parties in any Reorganization Proceeding or any other proceeding under the U.S. Bankruptcy Code to the extent any such marshalling rights relate to the Subordinated Indebtedness or the right of the holders of Senior Indebtedness hereunder.

3.Covenants.  Each Party hereby represents, warrants and covenants that it will not lend, hold or permit to exist any Subordinated Debt owed by it or to it (in accordance with the definition thereof contained herein) unless each obligee or obligor, as the case may be, with respect to such Subordinated Debt is (or concurrently with such extension becomes) a Party to this Agreement.

4.Treatment of Guarantee and Security of Subordinated Debt.  Any payments made to, or received by, any Party in respect of any guarantee or security in support of the Subordinated Debt shall be subject to the terms of this Agreement and applied on the same basis as payments made directly by the obligor under such Subordinated Debt.  To the extent that Parent or any of its Subsidiaries (other than the respective obligor or obligors which are already Parties hereto) provides a guarantee or any security in support of any Subordinated Debt, the Party which is the lender of the respective Subordinated Debt will cause each such Person to become a Party hereto (if such Person is not already a Party hereto) not later than the date of the execution and delivery of the respective guarantee or security documentation (or such later date as the Administrative Agent may agree in its sole discretion); provided that any failure to comply with the foregoing requirements of this Section 4 will have no effect whatsoever on the subordination provisions contained herein (which shall apply to all payments received with respect to any guarantee or security for any Subordinated Debt, whether or not the Person furnishings such guarantee or security is a Party hereto).

5.Payments.  Each Party hereby acknowledges and agrees that no payments will be accepted by it in respect of the Subordinated Debt (unless promptly turned over to the holders of Senior Indebtedness as contemplated by Section 2 above) to the extent such payments would be prohibited under any Senior Indebtedness (or the documentation governing the same).

6.Treatment of Intercompany Debt.  In addition to the foregoing agreements, each Party hereby acknowledges and agrees that, with respect to all Intercompany Debt (whether or not same constitutes Subordinated Debt), that (x) such Intercompany Debt (and any promissory notes or other instruments evidencing same) may be pledged, and delivered for pledge, by Parent or any of its Subsidiaries that are Loan Parties pursuant to any Collateral Document to which Parent or such other Loan Party is, or at any time in the future becomes, a party and (y) with respect to all Intercompany Debt so pledged, the Administrative Agent shall be entitled to exercise all rights and remedies with respect to such Intercompany Debt to the maximum extent provided in the various Collateral Documents (in accordance with the terms thereof and subject to the requirements of applicable law).  Furthermore, with respect to all Intercompany Debt at any time owed to Parent or any of its Subsidiaries which is a Loan Party, and notwithstanding anything to the contrary contained in the terms of such Intercompany Debt, each obligor (including any guarantor) and obligee with respect to such Intercompany Debt hereby agrees, for the benefit of the holders from time to time of the Senior Indebtedness, that the Administrative Agent at any time, and from time to time, acting on its own or at the request of the Required Lenders, accelerate the maturity of such Intercompany Debt in accordance with the terms thereof if any Event of Default under the Credit Agreement shall have occurred and be continuing.  Any such acceleration of the maturity of any Intercompany Debt shall be made by written notice by the Administrative Agent to the obligor on the respective Intercompany Debt; provided that no such notice shall be required (and the acceleration shall automatically occur) upon the occurrence of an Event of Default described in Section 8.01(f) of the Credit Agreement.

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7.Definitions.  As and in this Agreement, the terms set forth below shall have the respective meanings provided below:

“Enforcement Action” shall mean any acceleration of all or any part of the Subordinated Debt, any foreclosure proceeding, the exercise of any power of sale, the obtaining of a receiver, the seeking of default interest, the suing on, or otherwise taking action to enforce the obligation of Parent or any of its Restricted Subsidiaries to pay any amounts relating to any Subordinated Debt, the exercising of any banker's lien or rights of set-off or recoupment, the institution of a Reorganization Proceeding against Parent or any of its Restricted Subsidiaries, or the taking of any other enforcement action against any asset or property of Parent or its Restricted Subsidiaries.

“Intercompany Debt” shall mean any Indebtedness, notes, payables or other obligations, whether now existing or hereinafter incurred, owed by Parent or by any of its Subsidiaries to Parent or any of its Subsidiaries.

“Loan Document Obligations Termination Date” shall mean the first date after the Closing Date when the Senior Indebtedness has been paid in full.

“Obligations” shall mean any principal, interest, premium, penalties, fees, indemnities and other liabilities and obligations payable under the documentation governing any indebtedness (including, without limitation, all interest, fees and expenses accruing after the commencement of any Reorganization Proceeding at the rate provided in the governing documentation, whether or not such interest, fees or expenses is an allowed claim in such proceeding).

“paid in full” or “payment in full” shall mean when the Senior Indebtedness has been unconditionally paid in full (other than (i) obligations and liabilities under Secured Hedge Agreements and Secured Cash Management Agreements as to which arrangements reasonably satisfactory to the applicable Hedge Bank or Cash Management Bank have been made and (ii) contingent obligations not yet due and owing), all commitments under the Credit Agreement have been terminated and are of no further force and effect, no Letters of Credit (other than Letters of Credit that have been Cash Collateralized) shall be outstanding, and none of the Secured Parties shall have any obligation (whether actual or contingent) to make available any further advance or financial accommodation under any Loan Document.

“Reorganization Proceeding” shall have the meaning given to such term in Section 1 hereof.

“Senior Indebtedness” shall mean:

(i)all Obligations (including, without limitation, (x) all interest, fees and expenses accruing after the commencement of a Reorganization Proceeding at the rate provided in the Credit Agreement, whether or not such interest, fees or expenses are allowed claims in such proceeding, and (y) Obligations which, but for the automatic stay under Section 362(a) of the U.S. Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of each Loan Party (whether as obligor, guarantor or otherwise) to the Secured Parties, whether now existing or hereafter incurred under, arising out of or in connection with each Loan Document to which it is at any time a party (including, without limitation, all such obligations and liabilities of each Loan Party under the Credit Agreement (if a party thereto) and under the Guaranty) and the due

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performance and compliance by each Loan Party with the terms of each such Loan Document; and

(ii)(A) all Obligations (including, without limitation, (x) all interest, fees and expenses accruing after the commencement of a Reorganization Proceeding at the rate provided in the respective Secured Hedge Agreements, regardless of whether or not such interest, fees or expenses are allowed claims in such proceeding, and (y) Obligations which, but for the automatic stay under Section 362(a) of the U.S. Bankruptcy Code, would become due) and liabilities of each Loan Party to the Secured Parties, whether now existing or hereafter incurred under, arising out of or in connection with any Secured Hedge Agreement (including, without limitation, all such obligations and liabilities of such Loan Party under the Guaranty (if a party thereto) with respect thereto or under any other guarantee by it of obligations pursuant to any Secured Hedge Agreement) and the due performance and compliance by each Loan Party with the terms of each such Secured Hedge Agreement and (B) all Obligations (including, without limitation, (x) all interest, fees and expenses accruing after the commencement of a Reorganization Proceeding at the rate provided in the respective Secured Cash Management Agreements, regardless of whether or not such interest, fees or expenses are allowed claims in such proceeding, and (y) Obligations which, but for the automatic stay under Section 362(a) of the U.S. Bankruptcy Code, would become due) and liabilities of each Loan Party to the Secured Parties, whether now existing or hereafter incurred under, arising out of or in connection with any Secured Cash Management Agreement (including, without limitation, all such obligations and liabilities of such Loan Party under the Guaranty (if a party thereto) with respect thereto or under any other guarantee by it of obligations pursuant to any Secured Cash Management Agreement) and the due performance and compliance by each Loan Party with the terms of each such Secured Cash Management Agreement.

“Subordinated Debt” shall mean the principal of, interest on, and all other amounts owing from time to time in respect of, all Intercompany Debt (including, without limitation, pursuant to guarantees thereof or security therefor, whether or not evidenced by a note) between either (i) the Parent or another Loan Party on the one hand and the Parent or another Loan Party on the other hand, or (ii) the Parent or another Loan Party on the one hand and a Subsidiary that is not a Loan Party on the other hand, at any time outstanding.

8.Parties Fully Bound.  Each Party agrees to be fully bound by all terms and provisions contained in this Agreement, both with respect to any Subordinated Debt (including any guarantees thereof and security therefor) owed to it, and with respect to all Subordinated Debt (including all guarantees thereof and security therefor) owing by it.

9.Joinder.  It is understood and agreed that any Subsidiary of Parent that is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Senior Indebtedness shall become a Party hereunder by executing a joinder agreement in form and substance satisfactory to the Administrative Agent and delivering same to the Administrative Agent.

10.No Waiver.  No failure or delay on the part of any party hereto or any holder of Senior Indebtedness in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

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11.Specific Performance.  Each Party hereto acknowledges that to the extent that no adequate remedy at law exists for breach of its obligations under this Agreement, in the event any Party fails to comply with its obligations hereunder, the Administrative Agent, the Administrative Agent or the holders of Senior Indebtedness shall have the right to obtain specific performance of the obligations of such defaulting Party, injunctive relief or such other equitable relief as may be available.

12.Notices.  Any notice to be given under this Agreement shall be in writing and shall be sent in accordance with Section 10.02 of the Credit Agreement.

13.Conflict.  In the event of any conflict between the provisions of this Agreement and the provisions of the Subordinated Debt, the provisions of this Agreement shall prevail.

14.Rights under Agreement.  No person other than the parties hereto, the Secured Parties from time to time and their successors and assigns as holders of the Senior Indebtedness and the Subordinated Debt shall have any rights under this Agreement.

15.Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by email or telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.  The Administrative Agent may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof within a reasonable timeframe thereafter; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by electronic transmission.

16.Amendments; Termination.  No amendment, supplement, modification, waiver or termination of this Agreement shall be effective against a party against whom the enforcement of such amendment, supplement, modification, waiver or termination would be asserted unless such amendment, supplement, modification, waiver or termination was made in a writing signed by such party; provided that amendments hereto shall be effective as against the Secured Parties only if executed and delivered by the Administrative Agent (with the written consent of the Required Lenders at such time); provided, further, that, so long as no default under, and as defined in, any Senior Indebtedness (or the documentation governing the same), then exists or would result from such termination, this Agreement shall terminate automatically and without further action by any party hereto upon the Loan Document Obligations Termination Date.

17.Severability.  In the event any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein, and any other application thereof, shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

18.GOVERNING LAW; JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

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(a)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER TO THIS AGREEMENT (WHETHER IN CONTRACT, TORT OR OTHERWISE) SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

(b)Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York City in the Borough of Manhattan and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment in respect thereof, and each of the Parties irrevocably and unconditionally agrees, to the fullest extent permitted by applicable Law, that all claims in respect of any such action or proceeding shall be heard and determined in such New York state court or in such federal court.  Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other document executed in connection herewith or the recognition of any judgment against any Party or its properties in the courts of any jurisdiction.

(c)  Each of the parties hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 12 hereof.  Nothing in this Agreement will affect the right of the Secured Parties to serve process in any other manner permitted by law. Each Party hereto irrevocably appoints the Borrower as its authorized agent on which legal process may be served in any action, suit or proceeding brought in any in any court referred to in paragraph (b) of this Section 18 and agrees that the failure of such agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any such action, suit or proceeding based thereon.  If for any reason such agent shall cease to be available to act as such, each Party agrees to irrevocably appoint another such agent in New York City, as its authorized agent for service of process, on the terms and for the purposes specified in this paragraph (c).

(d)  Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other document executed in connection herewith in any court referred to in paragraph (b) of this Section 18.  Each Party and the Administrative Agent hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)  EACH OF THE PARTIES HERETO AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN AND CONSENTS THAT ANY SUCH LEGAL PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY OR THE ADMINISTRATIVE AGENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  EACH OF THE PARTIES AND THE ADMINISTRATIVE AGENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND ANY OTHER DOCUMENTS EXECUTED IN

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CONNECTION HEREWITH BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION.

19.Benefit of Agreement.  This Agreement shall bind and inure to the benefit of the Administrative Agent, the other Secured Parties and each Party and their respective successors, permitted transferees and permitted assigns.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

MEDPACE ACQUISITION, INC.

By:
     Name:
     Title:

MEDPACE INTERMEDIATECO, INC.

By:
     Name:
     Title:

MEDPACE, INC.

By:
     Name:
     Title:

MEDPACE CLINICAL PHARMACOLOGY LLC

By:
     Name:
     Title:

C-MARC, LLC

By:
     Name:
     Title:

10Medpace IntermediateCo, Inc.

Intercompany Subordination Agreement

Signature Page

MEDPACE REFERENCE LABORATORIES LLC

By:
     Name:
     Title:

MEDPACE BIOANALYTICAL LABORATORIES LLC

By:
     Name:
     Title:

IMAGEPACE LLC

By:
     Name:
     Title:

MEDPACE MEDICAL DEVICE, INC.

By:
     Name:
     Title:

MEDPACE CLINICAL RESEARCH LLC

By:
     Name:
     Title:

11Medpace IntermediateCo, Inc.

Intercompany Subordination Agreement

Signature Page

Beijing Medpace Medical Sci. & Tech, Ltd.

By:
     Name:
     Title:

Medpace Argentina S.R.L.

By:
     Name:
     Title:

Medpace Australia Pty. Limited

By:
     Name:
     Title:

Medpace Austria GMBH

By:
     Name:
     Title:

Medpace Belgium BVBA

By:
     Name:
     Title:

12Medpace IntermediateCo, Inc.

Intercompany Subordination Agreement

Signature Page

Medpace Canada, Inc.

By:
     Name:
     Title:

Medpace Chile Limitada

By:
     Name:
     Title:

Medpace Clinical Research India Pvt. Ltd.

By:
     Name:
     Title:

Medpace Czech Republika S.R.O.

By:
     Name:
     Title:

Medpace do Brasil Pesquisa Clinica LTDA

By:
     Name:
     Title:

Medpace Europe B.V.

13Medpace IntermediateCo, Inc.

Intercompany Subordination Agreement

Signature Page

By:
     Name:
     Title:

Medpace Europe Holding B.V

By:
     Name:
     Title:

Medpace Finland OY

By:
     Name:
     Title:

Medpace Germany GMBH

By:
     Name:
     Title:

Medpace Hong Kong LIMItEd

By:
     Name:
     Title:

14Medpace IntermediateCo, Inc.

Intercompany Subordination Agreement

Signature Page

Medpace Hungary KFT.

By:
     Name:
     Title:

Medpace Israel Ltd.

By:
     Name:
     Title:

Medpace Italy S.R.L.

By:
     Name:
     Title:

Medpace Laboratories, BVBA

By:
     Name:
     Title:

Medpace Medical Consulting GMBH

By:
     Name:
     Title:

15Medpace IntermediateCo, Inc.

Intercompany Subordination Agreement

Signature Page

Medpace Medical Device BV

By:
     Name:
     Title:

Medpace Mexico, S. de R.L. de C.V.

By:
     Name:
     Title:

Medpace Netherlands BV

By:
     Name:
     Title:

Medpace Poland SP Z.O.O.

By:
     Name:
     Title:

Medpace Portugal LDA.

By:
     Name:
     Title:

16Medpace IntermediateCo, Inc.

Intercompany Subordination Agreement

Signature Page

Medpace, LLC

By:
     Name:
     Title:

Medpace Singapore Pte. Ltd.

By:
     Name:
     Title:

Medpace South Africa (Proprietary) Limited

By:
     Name:
     Title:

Medpace IntermediateCo, Inc.

Intercompany Subordination Agreement

Signature Page

Medpace Spain S.L.

By:
     Name:
     Title:

Medpace Sweden A.B.

By:
     Name:
     Title:

Medpace HELLAS

By:
     Name:
     Title:

Medpace (THAILAND) LTD.

By:
     Name:
     Title:

Medpace UK Limited

By:
     Name:
     Title:

Medpace IntermediateCo, Inc.

Intercompany Subordination Agreement

Signature Page

Medpace Ukraine LLC

By:
     Name:
     Title:

Medpace SWITZERLAND AG

By:
     Name:
     Title:

MEDPACE IMAGING CORE LAB FRANCE SARL

By:
     Name:
     Title:

MEDPACE JAPAN KK

By:
     Name:
     Title:

MEDPACE TAIWAN LIMITED

By:
     Name:
     Title:

Medpace IntermediateCo, Inc.

Intercompany Subordination Agreement

Signature Page

MEDPACE MALAYSIA SDN. BHD.

By:
     Name:
     Title:

MEDPACE PHILIPPINES, INC.

By:
     Name:
     Title:

MEDPACE TURKEY LIMITED SIRKETI

By:
     Name:
     Title:

Medpace IntermediateCo, Inc.

Intercompany Subordination Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	Name: Title:

Medpace IntermediateCo, Inc.

Intercompany Subordination Agreement

Signature Page

EXHIBIT H
to

Credit Agreement
Form of Solvency Certificate

SOLVENCY CERTIFICATE

December 8, 2016

This Solvency Certificate is delivered pursuant to Section 4.01(a)(v) of the Credit Agreement, dated as of December 8, 2016 (the “Credit Agreement”), Medpace Acquisition, Inc., a Delaware corporation (“Parent”), Medpace IntermediateCo, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, PNC Bank, National Association, as Swingline Lender and L/C Issuer, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer, and the other parties thereto. Capitalized terms used and not defined herein have the meanings given to those terms in the Credit Agreement.

The undersigned is the Chief Financial Officer of the Borrower and in such capacity (i) is familiar with the financial condition of the Borrower and its Restricted Subsidiaries, and (ii) has made such investigation and inquiries as the undersigned deems necessary and prudent for the purposes of providing this Solvency Certificate.

As of the date hereof, after giving effect to the consummation of the transactions contemplated by the Credit Agreement on the date hereof:

1.The amount of the “present fair saleable value” of the assets of the Borrower and its Restricted Subsidiaries taken as a whole will, as of the date hereof, exceed the amount of all probable “liabilities of the Borrower and its Restricted Subsidiaries, contingent or otherwise,” at a fair valuation, as such quoted terms are determined in accordance with applicable federal and state laws governing determination of the insolvency of debtors.

2.The “present fair saleable value” of the assets of the Borrower and its Restricted Subsidiaries taken as a whole, as of the date hereof, will be greater than the amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries as they become absolute and matured.

3.The Borrower and its Restricted Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital with which to conduct its business.

4.The Borrower and its Restricted Subsidiaries, taken as a whole, will be able to pay its debts as they mature.

For purposes of the foregoing, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

[Remainder of this page intentionally left blank]

H-1

84402209_5

Medpace IntermediateCo, Inc.

By:______________________________
Name:
Title:   Chief Financial Officer

H-2

84402209_5

EXHIBIT I-1
to

Credit Agreement
Form of U.S. Tax Compliance Certificate

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of December 8, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Medpace Acquisition, Inc. (“Parent”), Medpace IntermediateCo, Inc. (the “Borrower”), the Lenders party thereto, PNC Bank, National Association, as Swingline Lender and L/C Issuer, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer, and the other parties party thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

I-1-1

84402209_5

EXHIBIT I-2
to

Credit Agreement
Form of U.S. Tax Compliance Certificate

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of December 8, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Medpace Acquisition, Inc. (“Parent”), Medpace IntermediateCo, Inc. (the “Borrower”), the Lenders party thereto, PNC Bank, National Association, as Swingline Lender and L/C Issuer, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer, and the other parties party thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By
Name:
Title:

Date: ________ __, 20__

I-2-1

84402209_5

EXHIBIT I-3
to

Credit Agreement
Form of U.S. Tax Compliance Certificate

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of December 8, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Medpace Acquisition, Inc. (“Parent”), Medpace IntermediateCo, Inc. (the “Borrower”), the Lenders party thereto, PNC Bank, National Association, as Swingline Lender and L/C Issuer, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer, and the other parties party thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By
Name:
Title:

Date: ________ __, 20__

I-3-1

84402209_5

EXHIBIT I-4
to

Credit Agreement
Form of U.S. Tax Compliance Certificate

U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of December 8, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Medpace Acquisition, Inc. (“Parent”), Medpace IntermediateCo, Inc. (the “Borrower”), the Lenders party thereto, PNC Bank, National Association, as Swingline Lender and L/C Issuer, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer, and the other parties party thereto.  Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By
Name:
Title:

Date: ________ __, 20__

I-4-1

84402209_5

EXHIBIT J

to

Credit Agreement

Form of Loan Prepayment Notice

LOAN PREPAYMENT NOTICE

Date: ______, ____

To:Wells Fargo Bank, National Association,

as Administrative Agent

1525 West W.T. Harris Blvd

Mail Code: D1109-019

Charlotte, N.C.  28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of December 8, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Medpace Acquisition, Inc. (“Parent”), Medpace IntermediateCo, Inc. (the “Borrower”), the Lenders party thereto, PNC Bank, National Association, as Swingline Lender and L/C Issuer, Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) and L/C Issuer, and the other parties party thereto.  Terms used herein and not otherwise defined shall have the meaning assigned thereto in the Credit Agreement.

This Prepayment Notice is delivered to you pursuant to Section 2.05(a) of the Credit Agreement.  The Borrower hereby gives notice of a prepayment of Loans as follows:

1.	Revolving Credit Loans Initial Term Loans [Designate other Term Loan Tranche]

Swingline Loans

2.	(select Type(s) of Loans) Base Rate Loans in the aggregate principal amount of $_____.[33] Eurocurrency Rate Loans with an Interest Period ending___, 20_ in the aggregate principal amount of [______].[34]
3.	On _________, 20_ (a Business Day).

[33]

Such amount to be $1,000,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; provided that, if such Base Rate Loans being prepaid are Swingline Loans, such amount shall be $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.

[34]

Insert the Dollar Amount of the applicable currency. Such amount to be the Dollar Amount of $1,000,000 (or, in the case of a prepayment of a Loan denominated in Euros, €1,000,000) or a whole multiple of the Dollar Amount of $1,000,000 (or, in the case of a prepayment of a Loan denominated in Euros, €1,000,000) in excess thereof or, if less, the entire principal amount thereof then outstanding.

J-1-1

84402209_5

Medpace IntermediateCo, Inc.,
as Borrower

By:
Name:
Title:

J-1-2

84402209_5